     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 5, 1995.



                                                       REGISTRATION NO. 33-59345

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                                  VENCOR, INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                            8069                           61-1055020
 (State or other jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
  incorporation or organization)     Classification Code Number)           Identification No.)

                             3300 PROVIDIAN CENTER
                             400 WEST MARKET STREET
                           LOUISVILLE, KENTUCKY 40202
                                 (502) 569-7300
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 JILL L. FORCE
                         GENERAL COUNSEL AND SECRETARY
                                  VENCOR, INC.
                             3300 PROVIDIAN CENTER
                             400 WEST MARKET STREET
                           LOUISVILLE, KENTUCKY 40202
                                 (502) 569-7300
  (Name and address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

                                   COPIES TO:

        Joseph B. Frumkin                 Richard P. Adcock                    Peter Golden
       Sullivan & Cromwell              Senior Vice President,            Fried, Frank, Harris,
         125 Broad Street           General Counsel and Secretary           Shriver & Jacobson
     New York, New York 10004         The Hillhaven Corporation             One New York Plaza
          (212) 558-4000                 1148 Broadway Plaza             New York, New York 10004
                                       Tacoma, Washington 98402               (212) 859-8000
                                            (206) 572-4901

                             ---------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                             ---------------------

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /


                             ---------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                  VENCOR, INC.

                             CROSS-REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K


                   FORM S-4 ITEM NUMBER AND HEADING                   LOCATION IN PROSPECTUS
     ------------------------------------------------------------  ----------------------------
  1. Forepart of Registration Statement and Outside Front Cover
       Page of Prospectus........................................  Outside Front Cover Page
  2. Inside Front and Outside Back Cover Pages of Prospectus.....  Inside Front and Outside
                                                                   Back Cover Pages
  3. Risk Factors, Ratio of Earnings to Fixed Charges and Other
       Information...............................................  Summary; Risk Factors;
                                                                     Unaudited Pro Forma
                                                                     Condensed Combined
                                                                     Financial Information; The
                                                                     Special Meetings; The
                                                                     Merger
  4. Terms of the Transaction....................................  Summary; The Merger;
                                                                     Comparison of Certain
                                                                     Rights of Stockholders of
                                                                     Vencor and Hillhaven;
                                                                     Certain Federal Income Tax
                                                                     Consequences of the Merger
  5. Pro Forma Financial Information.............................  Summary; Unaudited Pro Forma
                                                                     Condensed Combined
                                                                     Financial Information
  6. Material Contacts with the Company Being Acquired...........  Summary; Operations and
                                                                     Management After the
                                                                     Merger; The Merger
  7. Additional Information Required for Reoffering by Persons
       and Parties Deemed to be Underwriters.....................               *
  8. Interests of Named Experts and Counsel......................  Experts; Validity of Shares
  9. Disclosure of Commission Position on Indemnification for
       Securities Act Liabilities................................               *
 10. Information with Respect to S-3 Registrants.................  Incorporation of Certain
                                                                     Information by Reference;
                                                                     Summary; Unaudited Pro
                                                                     Forma Condensed Combined
                                                                     Financial Information
 11. Incorporation of Certain Information by Reference...........  Incorporation of Certain
                                                                     Information by Reference
 12. Information with Respect to S-2 or S-3 Registrants..........               *
 13. Incorporation of Certain Information by Reference...........               *
 14. Information with Respect to Registrants Other Than S-2 or
       S-3 Registrants...........................................               *

                   FORM S-4 ITEM NUMBER AND HEADING                   LOCATION IN PROSPECTUS
     ------------------------------------------------------------  ----------------------------
 15. Information with Respect to S-3 Companies...................  Incorporation of Certain
                                                                     Information by Reference;
                                                                     Summary; Unaudited Pro
                                                                     Forma Condensed Combined
                                                                     Financial Information
 16. Information with Respect to S-2 or S-3 Companies............               *
 17. Information with Respect to Companies Other than S-2 or S-3
       Companies.................................................               *
 18. Information if Proxies, Consents or Authorizations Are to be
       Solicited:
          1. Date, Time and Place Information....................  Outside Front Cover Page;
                                                                     Summary; The Special
                                                                     Meetings
          2. Revocability of Proxy...............................  The Special Meetings
          3. Dissenters' Rights of Appraisal.....................  Summary; The Special
                                                                     Meetings; The Merger;
                                                                     Comparison of Certain
                                                                     Rights of Stockholders of
                                                                     Vencor and Hillhaven
          4. Persons Making the Solicitation.....................  Outside Front Cover Page;
                                                                     Summary; The Special
                                                                     Meetings; The Merger
          5. Interest of Certain Persons in Matters to be Acted
                Upon and Voting Securities and Principal Holders
                Thereof..........................................  Summary; Risk Factors;
                                                                     Operations and Management
                                                                     After the Merger; The
                                                                     Special Meetings; The
                                                                     Merger; Security Ownership
          6. Vote Required for Approval..........................  Summary; The Special
                                                                     Meetings
          7. Directors and Executive Officers, Executive
                Compensation, and Certain Relationships
                and Related Transactions.........................  Incorporation of Certain
                                                                     Information by Reference;
                                                                     Summary; Operations and
                                                                     Management After the
                                                                     Merger; Amendment to the
                                                                     Vencor 1987 Incentive
                                                                     Compensation Program
 19. Information if Proxies, Consents or Authorizations are not
       to be Solicited or in an Exchange Offer...................               *


- ---------------

* Indicates that Item is not applicable or answer is in the negative.

                          [LETTERHEAD OF VENCOR, INC.]


                                                              July        , 1995


Dear Stockholder:


     You are cordially invited to attend a Special Meeting of Stockholders of
Vencor, Inc. ("Vencor") to be held at 1:00 p.m. local time, on August   , 1995
at the [Hyatt Regency, 320 West Jefferson Street, Louisville, Kentucky]. I hope that you will be present or represented by proxy at this important meeting.



     Vencor has entered into an agreement with The Hillhaven Corporation ("Hillhaven") pursuant to which Hillhaven will be merged into a subsidiary of Vencor. Vencor believes, based upon net operating revenues and the number of beds in service, that the merger will create one of the nation's largest providers of healthcare services primarily focusing on the needs of the elderly. With operations in 38 states, the merged companies will conduct business in states containing more than 80% of the nation's population, with 36 long-term intensive care hospitals and 310 nursing centers with more than 42,000 beds, 56 retail and institutional pharmacy outlets and 23 retirement housing communities with 3,000 apartments. Healthcare services provided through this network of facilities will include long-term intensive hospital care, long-term nursing care, contract respiratory therapy services, acute cardiopulmonary care, subacute and post-operative care, inpatient and outpatient rehabilitation therapy, specialized care for Alzheimer's disease, hospice care, pharmacy services and retirement and assisted living.



     The purposes of the Special Meeting are to (a) approve the Agreement and Plan of Merger among Vencor, Vencor's subsidiary, Veritas Holdings Corp., and Hillhaven (the "Merger Agreement") and the transactions contemplated thereby, including the issuance in the merger of shares of Vencor common stock to holders of Hillhaven common stock, (b) approve an amendment to Vencor's Certificate of Incorporation to increase the number of authorized shares of Vencor common stock from 60,000,000 shares to 180,000,000 shares and (c) approve an amendment to Vencor's 1987 Incentive Compensation Program to increase the number of shares of Vencor common stock which may be issued upon the exercise of stock options and pursuant to other stock and cash awards granted under the program from 3,162,562 shares to 6,900,000 shares. The merger and other matters, including certain risks associated with the merger and certain interests of management and the Board of Directors of Hillhaven in the merger, are described in greater detail in the accompanying Joint Proxy Statement/Prospectus, which we urge you to read carefully. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THESE MATTERS.



     Approval of the matters related to the merger to be voted on at the Special Meeting requires a favorable vote of a majority of the shares of Vencor common stock voted at the Special Meeting. Approval of the amendment to Vencor's Certificate of Incorporation to be voted on at the Special Meeting requires a favorable vote of a majority of the outstanding shares of Vencor common stock. Approval of the amendment to Vencor's 1987 Incentive Compensation Program to be voted on at the Special Meeting requires a favorable vote of a majority of the shares of Vencor common stock present, in person or by proxy, at the Special Meeting. Stockholders are entitled to vote all shares of Vencor common stock
held by them on                , 1995, which is the record date for the Special
Meeting.


     WE URGE YOU TO CONSIDER CAREFULLY THESE IMPORTANT MATTERS, WHICH ARE DESCRIBED IN THE ENCLOSED JOINT PROXY STATEMENT/PROSPECTUS. In order to ensure that your vote is represented at the meeting, please indicate your choice on the proxy form, date and sign it, and return it in the enclosed envelope. A prompt response will be appreciated. If you are able to attend the Special Meeting, you may revoke your proxy at any time before its exercise and vote in person if you wish.

                                          Sincerely,

                                          W. Bruce Lunsford
                                          Chairman of the Board, President and
                                          Chief
                                          Executive Officer

                                  VENCOR, INC.
                             3300 PROVIDIAN CENTER
                             400 WEST MARKET STREET
                           LOUISVILLE, KENTUCKY 40202
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON AUGUST   , 1995

                             ---------------------


     NOTICE HEREBY IS GIVEN that a Special Meeting of Stockholders (the "Vencor Special Meeting") of Vencor, Inc., a Delaware corporation ("Vencor"), has been called by the Board of Directors of Vencor and will be held at the [Hyatt Regency, 320 West Jefferson Street, Louisville, Kentucky 40202] at 1:00 p.m.
local time on August        , 1995 to consider and vote upon the following
matters described in the accompanying Joint Proxy Statement/Prospectus:



          1. To consider and vote upon a proposal to adopt and approve an Agreement and Plan of Merger, dated as of April 23, 1995, as it may be amended, supplemented or modified from time to time (the "Merger Agreement"), among Vencor, Veritas Holdings Corp., a Delaware corporation and a wholly owned subsidiary of Vencor, and The Hillhaven Corporation, a Nevada corporation, and to approve the transactions contemplated by the Merger Agreement, including the issuance of shares of Vencor common stock, par value $.25 per share ("Vencor Common Stock"), pursuant to the Merger Agreement;


          2. To consider and vote upon a proposal to amend Vencor's Certificate of Incorporation to increase the authorized number of shares of Vencor Common Stock from 60,000,000 shares to 180,000,000 shares;


          3. To consider and vote upon a proposal to amend Vencor's 1987 Incentive Compensation Program to increase the number of shares of Vencor Common Stock which may be issued upon the exercise of stock options and other stock and cash awards granted under the program from 3,162,562 shares to 6,900,000 shares; and



          4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.


     Notwithstanding stockholder approval of the foregoing proposals, Vencor reserves the right to abandon the merger at any time prior to the consummation of the merger, subject to the terms and conditions of the Merger Agreement.

     Holders of Vencor Common Stock will not be entitled to appraisal or dissenters' rights in connection with the merger.


     Only holders of Vencor Common Stock of record at the close of business on
            , 1995, are entitled to notice of and to vote at such meeting or any adjournments or postponements thereof.



     Approval of the matters to be voted upon in connection with the merger requires the affirmative vote of a majority of the shares of Vencor Common Stock voted at the Vencor Special Meeting. Approval of the amendment to Vencor's Certificate of Incorporation requires the affirmative vote of a majority of the outstanding shares of Vencor Common Stock. Approval of the amendment to Vencor's 1987 Incentive Compensation Program requires the affirmative vote of a majority of the shares of Vencor Common Stock, present, in person or by proxy, at the Vencor Special Meeting.


     A form of Proxy and a Joint Proxy Statement/Prospectus containing more detailed information with respect to the matters to be considered at the Vencor Special Meeting (including the Merger Agreement attached as Appendix A thereto) accompany and form a part of this notice.

                                          By Order of the Board of Directors

                                          JILL L. FORCE
                                          General Counsel and Secretary

Louisville, Kentucky

July   , 1995


                             ---------------------

THE BOARD OF DIRECTORS OF VENCOR UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE MATTERS TO BE VOTED UPON AT THE VENCOR SPECIAL MEETING.

PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY FORM PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE VENCOR SPECIAL MEETING. YOUR PROXY WILL BE REVOCABLE, EITHER IN WRITING OR BY VOTING IN PERSON AT THE VENCOR SPECIAL MEETING, AT ANY TIME PRIOR TO ITS EXERCISE.

                             ---------------------

                        The Proxy Solicitor For Vencor:


                           Georgeson & Company, Inc.


                         Call Toll Free [            ]
                               [               ]

                             YOUR VOTE IS IMPORTANT
                    PLEASE SIGN, DATE AND RETURN YOUR PROXY

                           THE HILLHAVEN CORPORATION
                              1148 BROADWAY PLAZA
                                TACOMA, WA 98402


                                                                   July   , 1995


Dear Stockholder:


     You are cordially invited to attend a Special Meeting of Stockholders (the "Hillhaven Special Meeting") of The Hillhaven Corporation ("Hillhaven") to be
held on August   , 1995, at 10:00 a.m., local time, at the corporate
headquarters of Hillhaven, 1148 Broadway Plaza, First Floor, Tacoma, Washington.



     At the Hillhaven Special Meeting, you will be asked to consider and vote on a proposal to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Hillhaven will be merged with and into (the "Merger") a wholly owned subsidiary of Vencor, Inc. ("Vencor"). The Merger will create what Vencor and Hillhaven believe, based upon net operating revenues and the number of beds in service, will be one of the nation's largest providers of healthcare services primarily focusing on the needs of the elderly. With operations in 38 states, the merged company will conduct business in states containing more than 80% of the nation's population, with 36 long-term intensive care hospitals and 310 nursing centers with more than 42,000 beds, 56 retail and institutional pharmacy outlets and 23 retirement housing communities with 3,000 apartments. Healthcare services provided through this network of facilities will include long-term intensive hospital care, long-term nursing care, contract respiratory therapy services, acute cardiopulmonary care, subacute and post-operative care, inpatient and outpatient rehabilitation therapy, specialized care for Alzheimer's disease, hospice care, pharmacy services and retirement and assisted living.


     The Board of Directors of Hillhaven has carefully reviewed and considered the terms and conditions of the proposed Merger. In addition, the Board of Directors of Hillhaven has received written opinions from its financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, to the effect that, as of April 23, 1995, and as of the date hereof, and based upon the assumptions made, matters considered and limits of review as set forth in such opinions, the consideration to be received by the holders of Hillhaven Common Stock (other than Tenet Healthcare Corporation) pursuant to the Merger Agreement is fair to such holders from a financial point of view.

     HILLHAVEN'S BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, HILLHAVEN AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT ALL STOCKHOLDERS VOTE FOR ITS APPROVAL AND ADOPTION.


     I urge you to review and consider carefully the accompanying Notice of Special Meeting of Stockholders and Joint Proxy Statement/Prospectus, which contain information about Hillhaven and Vencor and describe the proposed Merger and certain other matters, including certain risks associated with the Merger and the interests of management and the Board of Directors of Hillhaven in the Merger.


     All stockholders are invited to attend the Hillhaven Special Meeting in person. The affirmative vote of the holders of not less than a majority of the outstanding shares of Hillhaven Common Stock and two-thirds of each class of Hillhaven Preferred Stock, each voting separately as a class, will be necessary for approval and adoption of the Merger Agreement.

     If the Merger Agreement is approved and the Merger is consummated, you will be sent a letter of transmittal with instructions for surrendering your certificates representing shares of Hillhaven Common Stock. Please do not send your share certificates until you receive these materials.

     IN ORDER THAT YOUR SHARES MAY BE REPRESENTED AT THE HILLHAVEN SPECIAL MEETING, YOU ARE URGED PROMPTLY TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE HILLHAVEN SPECIAL MEETING. If you attend the Hillhaven Special Meeting in person, you may, if you wish, vote personally on all matters brought before the Hillhaven Special Meeting even if you have previously returned your Proxy. Your prompt cooperation will be appreciated.

                                          Sincerely,

                                          Bruce L. Busby
                                          Chairman of the Board
                                          and Chief Executive Officer

                           THE HILLHAVEN CORPORATION
                              1148 BROADWAY PLAZA
                                TACOMA, WA 98402

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON AUGUST   , 1995


To the Stockholders of The Hillhaven Corporation:


     Notice is hereby given that a Special Meeting of Stockholders (the "Hillhaven Special Meeting") of The Hillhaven Corporation, a Nevada corporation
("Hillhaven"), will be held on August   , 1995, at 10:00 a.m., local time, at
the corporate headquarters of Hillhaven, 1148 Broadway Plaza, First Floor, Tacoma, Washington, for the following purposes:



          1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of April 23, 1995 (the "Merger Agreement"), by and among Vencor, Inc., a Delaware corporation ("Vencor"), Veritas Holdings Corp., a Delaware corporation and a wholly owned subsidiary of Vencor, and Hillhaven and to approve the transactions contemplated thereby; and



          2. To transact such other business as may properly come before the Hillhaven Special Meeting or any adjournments or postponements thereof.


     The Board of Directors of Hillhaven has fixed the close of business on
[       ], 1995, as the record date for the determination of stockholders entitled to notice of and to vote at the Hillhaven Special Meeting, and only stockholders of record at such time will be entitled to notice of, and to vote at, the Hillhaven Special Meeting.

     A form of Proxy and a Joint Proxy Statement/Prospectus containing more detailed information with respect to the matters to be considered at the Hillhaven Special Meeting accompany this notice.

     You are cordially invited and urged to attend the Hillhaven Special Meeting in person. Whether or not you plan to attend, please complete, sign, date and promptly return the enclosed Proxy in the enclosed self-addressed, stamped envelope. If you attend the Hillhaven Special Meeting and desire to revoke your Proxy and vote in person, you may do so. In any event, a Proxy may be revoked at any time before it is voted.

     THE BOARD OF DIRECTORS OF HILLHAVEN UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     IN ORDER TO ASSURE YOUR REPRESENTATION AT THE HILLHAVEN SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF HILLHAVEN, WHETHER OR NOT YOU PLAN TO ATTEND THE HILLHAVEN SPECIAL MEETING. AN ADDRESSED RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE. YOUR PROMPT COOPERATION WILL BE GREATLY APPRECIATED.

                                       By Order of the Board of Directors,

                                       Richard P. Adcock
                                       Secretary

Tacoma, Washington

July   , 1995


                       The Proxy Solicitor For Hillhaven:


                             D.F. King & Co., Inc.


                        Call Toll Free [               ]
                               [               ]

                             YOUR VOTE IS IMPORTANT
                    PLEASE SIGN, DATE AND RETURN YOUR PROXY

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS JOINT PROXY STATEMENT/PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BY ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JULY 5, 1995


VENCOR, INC.                                                       THE HILLHAVEN
                                                                     CORPORATION

                             JOINT PROXY STATEMENT
                             ---------------------

                                  VENCOR, INC.
                                   PROSPECTUS
                             ---------------------

     This Joint Proxy Statement/Prospectus is being furnished to the stockholders of Vencor, Inc., a Delaware corporation ("Vencor"), in connection with the solicitation of proxies by Vencor's Board of Directors (the "Vencor Board") from holders of outstanding shares of Vencor common stock, par value $.25 per share ("Vencor Common Stock"), for use at a Special Meeting of
Stockholders of Vencor to be held on August   , 1995 and at any adjournments or
postponements thereof (the "Vencor Meeting"). This Joint Proxy Statement/Prospectus is also being furnished to the stockholders of The Hillhaven Corporation, a Nevada corporation ("Hillhaven"), in connection with the solicitation of proxies by Hillhaven's Board of Directors (the "Hillhaven Board") from holders of outstanding shares of Hillhaven's common stock, par value $.75 per share ("Hillhaven Common Stock"), from the holder of outstanding shares of Hillhaven's Series C Preferred Stock, par value $.15 per share ("Hillhaven Series C Preferred Stock"), and from the holder of outstanding shares of Hillhaven's Series D Preferred Stock, par value $.15 per share ("Hillhaven Series D Preferred Stock" and, together with the Hillhaven Series C Preferred Stock, the "Hillhaven Preferred Stock"), for use at a Special Meeting
of Stockholders of Hillhaven to be held on August   , 1995 and at any
adjournments or postponements thereof (the "Hillhaven Meeting," and, together with the Vencor Meeting, the "Special Meetings").


     At the Special Meetings, stockholders of Vencor and Hillhaven will be asked to consider and vote upon a proposal to adopt and approve an Agreement and Plan of Merger, dated as of April 23, 1995, among Vencor, Veritas Holdings Corp., a Delaware corporation ("Vencor Sub") and a wholly owned subsidiary of Vencor, and Hillhaven (as it may be amended, supplemented or otherwise modified from time to time, the "Merger Agreement"), which is attached as Appendix A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference, and to approve the transactions contemplated by the Merger Agreement. The Merger Agreement provides for the merger (the "Merger") of Hillhaven with and into Vencor Sub, with Vencor Sub being the corporation surviving the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and with its name changed in the Merger to The Hillhaven Corporation. Upon the Merger becoming effective (the "Effective Time"), each share of Hillhaven Common Stock issued and outstanding immediately prior to the Effective Time (other than shares owned by Vencor or any subsidiary of Vencor (collectively, the "Vencor Companies") or held in Hillhaven's treasury) will be converted into the right to receive that number of shares of Vencor Common Stock (the "Conversion Number") determined by dividing $32.25 by the average closing price on the New York Stock Exchange (the "NYSE") of Vencor Common Stock (as reported in the NYSE Composite Transactions reporting system as published in The Wall Street Journal or, if not published therein, in another authoritative source) for the ten consecutive trading days ending with the second trading day immediately preceding the Effective Time (the "Vencor Average Price"); provided, that the Conversion Number will not be less than 0.768 nor more than 0.977, except in certain limited circumstances described in the Merger Agreement. In addition, at the Effective Time, each share of Hillhaven Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares owned by any Vencor Company or held in Hillhaven's treasury or held by a holder of Hillhaven Preferred Stock exercising dissenters' rights with respect to Hillhaven Preferred Stock ("Hillhaven Preferred Dissenting Stockholders")) will be converted into the right to receive $900 in cash, plus accrued and unpaid dividends to the Effective Time. See "The Merger -- Dissenters' Rights." Each share of Vencor Common Stock issued in the Merger will be accompanied by the corresponding Vencor participating preferred stock purchase right. See "Description of Capital Stock of Vencor."


     At the Vencor Meeting, together with considering and voting upon the approval and adoption of the Merger Agreement, stockholders of Vencor will be asked to consider and vote upon a proposal to amend Vencor's Certificate of Incorporation (the "Vencor Certificate") to increase the authorized number of shares of Vencor Common Stock from 60,000,000 shares to 180,000,000 shares (the "Charter Amendment"). This amendment is necessary to provide sufficient shares of Vencor Common Stock for issuance in the Merger and available authorized and unissued shares for future use. See "Amendment to the Vencor Certificate of Incorporation." The stockholders of Vencor will also be asked to consider and vote upon a proposal to amend Vencor's 1987 Incentive Compensation Program (the "Vencor Compensation Program") to increase the number of shares of Vencor Common Stock that may be issued upon the exercise of stock options and pursuant to other stock and cash awards granted under the program from 3,162,562 shares to 6,900,000 shares (the "Compensation Program Amendment"). The purpose of this amendment is to ensure that there is a sufficient number of shares which may be issued under the program in light of the greater number of Vencor employees following the Merger. The Compensation Program Amendment will not be effected unless the Merger is consummated. See "Amendment to the Vencor 1987 Incentive Compensation Program."


     Vencor has filed a Registration Statement on Form S-4 (including exhibits and amendments thereto, the "Vencor S-4 Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering the shares of Vencor Common Stock (and accompanying Vencor participating preferred stock purchase rights) issuable in the Merger. This Joint Proxy Statement/Prospectus constitutes both the Joint Proxy Statement of Vencor and Hillhaven relating to the solicitation of proxies for use at their respective Special Meetings and the Vencor Prospectus filed as part of the Vencor S-4 Registration Statement. This Joint Proxy Statement/Prospectus and the proxies are first being provided to
stockholders of Vencor and Hillhaven on or about July   , 1995.



     FOR CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN EVALUATING THE MERGER, SEE "RISK FACTORS."


THE SECURITIES TO BE ISSUED PURSUANT TO THIS JOINT PROXY STATEMENT/PROSPECTUS
     HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
              UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY
               STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.
                            ---------------------


      The date of this Joint Proxy Statement/Prospectus is July   , 1995.

                             AVAILABLE INFORMATION


     Each of Vencor and Hillhaven is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Vencor and Hillhaven with the Commission can be inspected and copied at the Commission's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the public reference facilities in the Commission's regional offices located at: 7 World Trade Center, 13th Floor, New York, New York 10048, and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The shares of Vencor Common Stock and Hillhaven Common Stock are listed on the NYSE and, as such, the periodic reports, proxy statements and other information filed by Vencor and Hillhaven with the Commission may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.


     This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Vencor S-4 Registration Statement covering the securities offered hereby which Vencor has filed with the Commission, certain portions of which have been omitted pursuant to the rules and regulations of the Commission, and to which portions reference is hereby made for further information with respect to Vencor, Hillhaven and the securities offered hereby. Statements contained herein concerning any documents are not necessarily complete and, in each instance, reference is made to the copies of such documents filed as exhibits to the Vencor S-4 Registration Statement. Each such statement is qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO VENCOR, EXCLUDING EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED HEREIN, ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO SECRETARY, VENCOR, INC., 3300 PROVIDIAN CENTER, 400 WEST MARKET STREET, LOUISVILLE, KENTUCKY 40202. TELEPHONE REQUESTS MAY BE DIRECTED TO JILL L. FORCE AT (502) 569-7300. DOCUMENTS RELATING TO HILLHAVEN, EXCLUDING EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED HEREIN, ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO SECRETARY, THE HILLHAVEN CORPORATION, 1148 BROADWAY PLAZA, TACOMA, WASHINGTON 98402. TELEPHONE REQUESTS MAY BE DIRECTED TO RICHARD
P. ADCOCK AT (206) 572-4901. IN ORDER TO ENSURE TIMELY DELIVERY OF THE
DOCUMENTS, ANY REQUEST SHOULD BE MADE BY                , 1995.


     The following documents filed with the Commission by Vencor (File No. 1-10989) are incorporated herein by reference: (a) Vencor Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (the "1994 Vencor 10-K"); (b) the portions of the Vencor Proxy Statement for the Annual Meeting of Stockholders held on May 9, 1995 that have been incorporated by reference in the 1994 Vencor 10-K; (c) Vencor Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1995; (d) Vencor Current Reports on Form 8-K filed April 24, 1995 and May 5, 1995; (e) the description of Vencor Common Stock contained in Vencor's Registration Statement on Form 8-A filed with the Commission on January 22, 1992 and (f) the description of the Vencor Participating Preferred Stock Purchase Rights contained in Vencor's Registration Statement on Form 8-A filed with the Commission on July 21, 1993.



     The following documents filed with the Commission by Hillhaven (File No. 1-10426) are incorporated herein by reference: (a) Hillhaven Annual Report on Form 10-K for the fiscal year ended May 31, 1994 (the "1994 Hillhaven 10-K");
(b) the portions of the Hillhaven Proxy Statement for the Annual Meeting of Stockholders held on September 27, 1994 that have been incorporated by reference in the 1994 Hillhaven 10-K; (c) Hillhaven Quarterly Reports on Form 10-Q for the quarterly periods ended August 31, 1994, November 30, 1994 and February 28, 1995; (d) Hillhaven Current Reports on Form 8-K dated October 12, 1994, January 27, 1995, March 6, 1995 and April 23, 1995; and (e) the Audited Financial Statements of Nationwide Care, Inc. included in the Hillhaven Form S-4 filed with the Commission on May 19, 1995.

     All documents filed by either Vencor or Hillhaven pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Special Meetings shall be deemed to be incorporated herein by reference and to be a part hereof from the date of such filing. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

     No person is authorized to give any information or to make any representation not contained in this Joint Proxy Statement/Prospectus or in the documents incorporated herein by reference in connection with the solicitation and the offering made hereby and, if given or made, such information or representation should not be relied upon as having been authorized by Vencor or Hillhaven. This Joint Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Joint Proxy Statement/Prospectus, or the solicitation of a proxy from any person, in any jurisdiction in which it is unlawful to make such offer, solicitation of an offer or proxy solicitation. Neither the delivery of this Joint Proxy Statement/Prospectus nor any distribution of the securities made under this Joint Proxy Statement/Prospectus shall, under any circumstances, create an implication that there has been no change in the affairs of Vencor or Hillhaven since the date of this Joint Proxy Statement/Prospectus other than as set forth in the documents incorporated herein by reference.

                               TABLE OF CONTENTS

                                                           PAGE
                                                           ----
Available Information...................................     i
Incorporation of Certain Information by Reference.......     i
Summary.................................................     1
  The Companies.........................................     1
  The Nationwide Transaction............................     2
  The Special Meetings..................................     2
  The Merger............................................     3
  Certain Federal Income Tax Consequences...............    10
  Certain Effects of the Merger on the Rights of Holders
    of Hillhaven Common Stock...........................    10
  Operations and Management After the Merger............    11
  Amendment to the Vencor Certificate of
    Incorporation.......................................    11
  Amendment to the Vencor 1987 Incentive Compensation
    Program.............................................    12
  Markets and Market Prices.............................    12
  Selected Historical Financial Information.............    13
  Summary Selected Unaudited Pro Forma Condensed
    Combined Financial Data.............................    18
  Comparison of Historical and Equivalent Per Share Data
    (unaudited).........................................    20
Risk Factors............................................    22
  Federal and State Legislation.........................    22
  Increased Leverage....................................    22
  Reliance on Reimbursement from Government Sources.....    22
  Governmental Regulation...............................    23
  Competition...........................................    23
  Limited Availability of Labor.........................    23
  Interests of Certain Persons in the Merger............    23
Unaudited Pro Forma Condensed Combined Financial
  Information...........................................    24
The Special Meetings....................................    34
  General...............................................    34
  Date, Place and Time..................................    34
  Record Dates..........................................    34
  Votes Required........................................    35
  Voting and Revocation of Proxies......................    36
  Solicitation of Proxies...............................    36
  Dissenters' Rights....................................    37
Operations and Management After the Merger..............    37
  Post-Merger Operations................................    37
  Directors After the Merger............................    39
  Executive Officers After the Merger...................    40
  Post-Merger Dividend Policy...........................    40
The Merger..............................................    41
  General...............................................    41
  Background of the Merger..............................    41
  Reasons for the Merger; Recommendations of the Boards
    of Directors........................................    45
  Opinions of Financial Advisors........................    49
  Terms of the Merger...................................    56
  Effective Time; Closing...............................    56
  Conduct of Business Prior to Effective Time; Certain
    Covenants; No Solicitations of Transactions.........    57
  Certain Regulatory Matters............................    58
  Employee Benefits.....................................    59
  Indemnification and Insurance.........................    60
  Conditions............................................    60
  Waiver and Amendment..................................    61
  Termination...........................................    61
  Certain Termination Fees..............................    62
  Expenses..............................................    63
  Accounting Treatment..................................    63

                                                           PAGE
                                                           ----
  Resale of Vencor Capital Stock........................    63
  Hillhaven Litigation..................................    64
  Interests of Certain Persons in the Transactions......    64
  Proposed Amendments to Vencor's Certificate of
    Incorporation.......................................    66
  Dissenters' Rights....................................    66
  Surrender of Certificates.............................    68
  New York Stock Exchange Listing.......................    69
Certain Federal Income Tax Consequences of the Merger...    69
  Tax Opinion...........................................    69
  Consequences to Hillhaven Stockholders................    70
  Fractional Shares.....................................    70
  Consequences to Hillhaven, Vencor and Vencor Sub......    70
Security Ownership......................................    71
Description of Vencor Capital Stock.....................    71
  Vencor Common Stock...................................    71
  Vencor Preferred Stock................................    72
  Delaware Anti-takeover Law and Certain Bylaw
    Provisions..........................................    75
  Transfer Agent........................................    76
Comparison of Certain Rights of Stockholders of Vencor
  and Hillhaven.........................................    76
  General...............................................    76
  Size and Classification of the Board of Directors;
    Hillhaven Designated Directors......................    76
  Removal of Directors; Filling Vacancies on the Board
    of Directors........................................    77
  Action by Written Consent.............................    77
  Meetings of Stockholders..............................    77
  Stockholder Proposals.................................    78
  Required Vote for Authorization of Certain Actions....    79
  Amendment of Corporate Charter and Bylaws.............    79
  Appraisal and Dissenters' Rights......................    80
  Fair Price and Anti-Greenmail Provisions..............    80
  State Antitakeover Statutes...........................    81
  Rights Plans..........................................    82
  Limitation on Directors' Liability....................    83
  Indemnification of Officers and Directors.............    83
  No Cumulative Voting..................................    84
  Conflict-of-Interest Transactions.....................    84
  Dividends and Other Distributions.....................    84
  Duties of Directors...................................    85
  Issuance of Rights or Options to Purchase Shares to
    Directors, Officers and Employees...................    85
  Loans to Directors....................................    85
Amendment to the Vencor Certificate of Incorporation....    85
  Purpose and Effect of the Charter Amendment...........    85
Amendment to the Vencor 1987 Incentive Compensation
  Program...............................................    86
  Purpose of the Incentive Compensation Program.........    86
  Eligibility for Participation.........................    86
  Types of Incentives...................................    87
  Non-Transferability of Incentives.....................    88
  Amendment of the Vencor Compensation Program..........    88
  Effect of Termination of Employment or Death..........    88
  Federal Income Tax Consequences.......................    88
  Option Grants in Last Fiscal Year.....................    89
  Duration..............................................    89
Experts.................................................    90
Validity of Shares......................................    90
Submission of Stockholder Proposals.....................    90


Appendix A -- Agreement and Plan of Merger
Appendix B -- Opinion of CS First Boston Corporation
Appendix C -- Opinion of Merrill, Lynch, Pierce, Fenner & Smith Incorporated Appendix D -- Amendment to Vencor's Certificate of Incorporation
Appendix E -- Sections 78.471 to 78.502 of Nevada Revised Statutes

Appendix F -- Amendment to Vencor's 1987 Incentive Compensation Program

                                    SUMMARY


     The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/ Prospectus and does not purport to be complete and is qualified in its entirety by reference to the full text of this Joint Proxy Statement/Prospectus, including the Appendices attached hereto. As used in this Joint Proxy Statement/Prospectus, "Vencor" refers to Vencor, Inc. and "Hillhaven" before the Effective Time of the Merger refers to The Hillhaven Corporation and thereafter refers to the Surviving Corporation in the Merger (which will be renamed The Hillhaven Corporation), and unless the context otherwise requires, such entities and their respective subsidiaries and affiliated partnerships. The information contained in this Joint Proxy Statement/Prospectus with respect to Vencor has been supplied by Vencor, and the information with respect to Hillhaven and Nationwide Care, Inc. and their respective affiliates has been supplied by Hillhaven. Except as otherwise noted, the information in this Joint Proxy Statement/Prospectus relating to Vencor reflects the three-for-two stock split of Vencor Common Stock effected on October 25, 1994. Except as otherwise noted, the information in this Joint Proxy Statement/Prospectus relating to Hillhaven reflects a one-for-five reverse stock split effected on November 1, 1993.


THE COMPANIES

  Vencor


     Vencor operates a network of healthcare services for patients who suffer from cardiopulmonary disorders. The foundation of Vencor's network is a nationwide chain of long-term intensive care hospitals. Vencor's hospitals treat medically complex, chronically ill patients who generally are dependent upon ventilators or other life-support devices. Vencor's Vencare contract services division provides respiratory therapy and subacute services to lower acuity patients at nursing centers and hospitals owned by third parties. Through its subsidiary, Ventech Systems, Inc. ("Ventech"), Vencor is developing ProTouch(TM), a comprehensive paperless clinical information system designed to increase the operating efficiencies of Vencor's hospitals, as well as other healthcare facilities.



     Since its inception in 1985, Vencor has created what it believes to be the nation's largest network of long-term intensive care hospitals. As of June 15, 1995, Vencor owned, leased or managed 35 intensive care hospitals, one general acute care hospital and one long-term hospital unit located in 17 states with a total of 3,275 licensed beds. As of June 15, 1995, Vencor's Vencare division had contracts to provide respiratory care services and supplies to approximately 1,110 nursing centers and subacute care services to 33 nursing centers and hospitals located in 27 states.


     Vencor was incorporated in Kentucky in 1983 and commenced operations in 1985. It was reorganized as a Delaware corporation in 1987. Its principal executive offices are located at 3300 Providian Center, 400 West Market Street, Louisville, Kentucky 40202 and its telephone number is (502) 569-7300.

  Hillhaven


     Hillhaven operates nursing centers, pharmacies and retirement housing communities. Based upon the number of beds in service and net operating revenues, Hillhaven is the second-largest long-term care provider in the United States and believes that it is one of the leading providers of Alzheimer's care. Pharmacy operations are conducted through Hillhaven's wholly owned subsidiary, Medisave Pharmacies, Inc.



     Hillhaven provides a wide range of diversified healthcare services, including long-term care and subacute medical and rehabilitation services, such as wound care, oncology treatment, brain injury care, stroke therapy and orthopedic therapy. Subacute medical and rehabilitation services are offered at all of Hillhaven's nursing centers and are the fastest growing components of Hillhaven's nursing center operations. Hillhaven believes that it is also one of the largest providers of physical, occupational and speech therapy programs in the United States. In addition, Hillhaven currently provides long-term care to residents of Hillhaven's nursing centers with Alzheimer's disease through 69 Alzheimer's care units.

     Hillhaven has entered into the Nationwide Share Exchange Agreement (as defined below) pursuant to which it acquired Nationwide Care, Inc. and certain of its affiliated entities. See "-- The Nationwide Transaction."



     Hillhaven was incorporated under the laws of the State of Nevada in May 1989. Its principal executive offices are located at 1148 Broadway Plaza, Tacoma, Washington 98402, and its telephone number is (206) 572-4901.


THE NATIONWIDE TRANSACTION


     Hillhaven entered into an Amended and Restated Agreement and Plan of Share Exchange and Agreement to Assign Partnership Interests, executed on April 14, 1995, but dated as of February 27, 1995 (the "Nationwide Share Exchange Agreement"), with Nationwide Care, Inc., an Indiana corporation ("Nationwide"), Phillippe Enterprises, Inc., an Indiana corporation ("PEI"), and Meadowvale Skilled Care Center, Inc., an Indiana corporation ("Meadowvale"), and certain Nationwide affiliated partnerships, pursuant to which the stockholders of Nationwide would receive upon consummation of the transaction an aggregate of 5,000,000 shares of Hillhaven Common Stock, subject to adjustment if the average closing price per share of Hillhaven Common Stock for the ten days immediately preceding such consummation was less than $24, but in no event would such stockholders receive more than 5,500,000 shares of Hillhaven Common Stock (the "Nationwide Transaction").



     The Nationwide Transaction, which will be accounted for as a pooling of interests, was consummated on June 30, 1995. At such time, Hillhaven issued 5,000,000 shares of Hillhaven Common Stock to the stockholders of Nationwide. As a result, former stockholders of Nationwide who are holders of record of Hillhaven Common Stock on the Hillhaven Record Date (as defined below) will be entitled to vote at the Hillhaven Meeting.


     Nationwide operates long-term healthcare centers located in Indiana, Ohio and Florida. Nationwide's operations include 23 nursing centers with a total of 3,257 licensed beds, two retirement centers with a total of 240 units, two assisted living centers totaling 162 units and 40 additional assisted living units located in one of the retirement centers. Of Nationwide's 27 centers, 14 are owned, 11 are leased and two are managed for other parties. Twenty-one of Nationwide's centers are located in Indiana, three are located in Ohio and three are located in Florida.


     Unless otherwise stated, all discussions in this Joint Proxy
Statement/Prospectus relating to the operations of Vencor following the Merger or the operations of Hillhaven include the operations of Nationwide.


THE SPECIAL MEETINGS

  Vencor


     The Vencor Meeting to consider and vote on approval and adoption of the Merger Agreement and the transactions contemplated thereby, the Charter Amendment and the Compensation Program Amendment, will be held on August
          , 1995 at 1:00 p.m. local time, at the [Hyatt Regency, 320 West Jefferson Street, Louisville, Kentucky]. Only holders of record of Vencor Common
Stock at the close of business on                , 1995 (the "Vencor Record
Date") will be entitled to vote at the Vencor Meeting. At             , 1995,
there were      shares of Vencor Common Stock outstanding and entitled to vote.
Each share of Vencor Common Stock is entitled to one vote.



     The affirmative vote of a majority of the shares of Vencor Common Stock voted at the Vencor Meeting is necessary, under the rules of the NYSE, for the approval and adoption of the Merger Agreement and the transactions contemplated thereby. The affirmative vote of the holders of a majority of the outstanding shares of Vencor Common Stock is necessary to approve the Charter Amendment. The affirmative vote of a majority of the shares of Vencor Common Stock present, in person or by proxy, at the Vencor Meeting is necessary to approve the Compensation Program Amendment.

     As of                , 1995, directors and executive officers of Vencor and
their affiliates beneficially owned an aggregate of shares of Vencor Common Stock (including shares which may be acquired within 60 days upon exercise of
employee stock options or conversion of notes) or approximately      percent of
the shares of Vencor Common Stock outstanding on such date. The directors and executive officers of Vencor have indicated their intention to vote their shares of Vencor Common Stock in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby, the Charter Amendment and the Compensation Program Amendment.


  Hillhaven


     The Hillhaven Meeting to consider and vote on approval and adoption of the Merger Agreement and the transactions contemplated thereby will be held on
August      , 1995 at 10:00 a.m. local time, at the corporate headquarters of
Hillhaven, 1148 Broadway Plaza, First Floor, Tacoma, Washington. Only holders of
record of Hillhaven Stock at the close of business on                , 1995 (the
"Hillhaven Record Date") will be entitled to vote at the Hillhaven Meeting. At
               , 1995, there were outstanding and entitled to vote
shares of Hillhaven Common Stock, 35,000 shares of Hillhaven Series C Preferred
Stock and           shares of Hillhaven Series D Preferred Stock. Each share of
Hillhaven Common Stock and Hillhaven Preferred Stock (collectively, "Hillhaven Stock") is entitled to one vote.



     The affirmative vote of a majority of the outstanding shares of Hillhaven Common Stock, voting as a class, and the affirmative vote of two-thirds of the outstanding shares of Hillhaven Series C Preferred Stock and Hillhaven Series D Preferred Stock, each voting separately as a class, and the affirmative vote of a majority of all votes entitled to be voted of Hillhaven Stock is required to approve the matters to be considered and voted on at the Hillhaven Meeting in connection with the Merger Agreement.



     As of                , 1995, directors and executive officers of Hillhaven
and their affiliates owned beneficially an aggregate of      shares of Hillhaven
Common Stock (including shares which may be acquired upon exercise of employee
stock options), or approximately      percent of the shares of Hillhaven Common
Stock outstanding on such date. The directors and executive officers of Hillhaven have indicated their intention to vote their shares of Hillhaven Common Stock in favor of the proposal to approve the Merger Agreement.


     For additional information relating to the Special Meetings, see "The Special Meetings."

THE MERGER


     The Merger Agreement provides for a business combination between Vencor and Hillhaven in which, subject to the satisfaction of the conditions therein, Hillhaven will be merged with and into Vencor Sub and the holders of Hillhaven Common Stock will be issued Vencor Common Stock in a transaction intended to qualify as a pooling of interests for accounting purposes and as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), for federal income tax purposes. As a result of the Merger, the successor to Hillhaven would become a wholly owned subsidiary of Vencor and such subsidiary will be renamed The Hillhaven Corporation. In the Merger, each outstanding share of Hillhaven Common Stock will be converted into a fraction of a share of Vencor Common Stock (the "Conversion Number") determined by dividing $32.25 by the Vencor Average Price, except that the Conversion Number will not be less than 0.768 or greater than 0.977 except in certain limited circumstances described under "The Merger -- Terms of the Merger," and each share of Hillhaven Preferred Stock will be converted into the right to receive $900 in cash, plus accrued and unpaid dividends to the Effective Time. The formula for calculating the Conversion Number was determined through arms-length negotiation between Vencor and Hillhaven. Each outstanding share of Vencor Common Stock will remain outstanding and be unaffected by the Merger. As a result of the Merger, except in certain limited circumstances described under "The Merger -- Terms of the Merger", holders of Hillhaven Common Stock immediately prior to the Merger will own between approximately 49% and 55% of the Vencor Common Stock on a primary basis after the Merger, depending upon the Conversion Number.

     No fractional shares of Vencor Common Stock will be issued in the Merger and fractional share interests will not entitle the owner thereof to vote or to any other rights of a Vencor stockholder. All fractional shares of Vencor Common Stock that a holder of Hillhaven Common Stock, Hillhaven Options (as defined herein) or PIP Options (as defined herein) would otherwise be entitled to receive as a result of the Merger will be aggregated. If a fractional share results, such holder will be entitled to receive cash equal to the Vencor Average Price multiplied by the fraction of a share of Vencor Common Stock to which such holder would otherwise have been entitled.


  Recommendations of the Boards of Directors


     Vencor. The Vencor Board has unanimously determined that the terms of the Merger Agreement and the transactions contemplated thereby, which were established through arms-length negotiation with Hillhaven, are fair to, and in the best interests of, Vencor and its stockholders. Accordingly, the Vencor Board has unanimously approved the Merger Agreement and unanimously recommends that the stockholders of Vencor vote FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby, vote FOR the adoption of the Charter Amendment and vote FOR the approval of the Compensation Program Amendment. The recommendation of the Vencor Board is based on a number of strategic, operating and financial factors and included the consideration of certain possible risks associated with the Merger as described in "The
Merger -- Reasons for the Merger; Recommendations of the Boards of Directors -- Vencor."



     Hillhaven. The Hillhaven Board has unanimously determined that the terms of the Merger Agreement and the transactions contemplated thereby, which were established through arms-length negotiation with Vencor, are fair to, and in the best interests of, Hillhaven and its stockholders. Accordingly, the Hillhaven Board has unanimously approved the Merger Agreement and unanimously recommends that the stockholders of Hillhaven vote FOR approval and adoption of the Merger Agreement. The recommendation of the Hillhaven Board is based on a number of strategic, operating and financial factors and included the consideration of certain possible risks associated with the Merger as described in "The
Merger -- Reasons for the Merger; Recommendations of the Boards of
Directors -- Hillhaven."


  Opinions of Financial Advisors


     Vencor. CS First Boston Corporation ("First Boston") has delivered its written opinion dated April 23, 1995 and the date of this Joint Proxy Statement/Prospectus to the Vencor Board, to the effect that, as of such dates, the consideration, taken as a whole, to be paid by Vencor in the Merger is fair to Vencor from a financial point of view. In arriving at its opinions, First Boston utilized financial analyses customary for transactions such as the Merger. A copy of the opinion of First Boston, dated as of the date hereof, which sets forth the assumptions made, procedures followed, matters considered, limitations on and the scope of the review by First Boston in rendering its opinion, is attached as Appendix B to this Joint Proxy Statement/Prospectus. Vencor stockholders are urged to read First Boston's opinion in its entirety. See "The Merger -- Opinions of Financial Advisors -- Vencor."



     Hillhaven. Merrill, Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") has delivered its written opinions, dated April 23, 1995 and
            , 1995 to the Hillhaven Board to the effect that, as of such dates, and based upon the assumptions made, matters considered and limits of review as set forth in such opinions, the consideration to be received by the holders of shares of Hillhaven Common Stock (other than Tenet Healthcare Corporation ("Tenet")) pursuant to the Merger Agreement is fair to such holders from a financial point of view. In arriving at its opinions, Merrill Lynch utilized financial analyses customary for transactions such as the Merger. A copy of the opinion of Merrill Lynch, dated as of the date hereof, is attached as Appendix C to this Joint Proxy Statement/Prospectus. Holders of shares of Hillhaven Common Stock are urged to, and should, read such opinion in its entirety. See "The Merger -- Opinions of Financial Advisors -- Hillhaven."

  Effective Time

     The Merger will become effective at the Effective Time which will occur on the date and at such time as both the Certificate of Merger is filed with the Secretary of State of the State of Delaware and the Articles of Merger are filed with the Secretary of State of the State of Nevada. See "The Merger -- Effective Time; Closing."

  Covenants

     The Merger Agreement provides that, during the period from the date of the Merger Agreement until the Effective Time, except as otherwise contemplated by the Merger Agreement, each of Vencor and Hillhaven will, and each of its respective subsidiaries will, conduct its business only in the ordinary course consistent with past practice and use its respective reasonable best efforts to preserve intact its business organization and its relationships with third parties and to keep available the services of their present officers and key employees. See "The Merger -- Conduct of Business Prior to Effective Time; Certain Covenants; No Solicitations of Transactions -- Operational Covenants" for a discussion of additional restrictions on Vencor, Hillhaven and their subsidiaries with respect to the conduct of their respective businesses prior to the Effective Time.

     The Merger Agreement provides that each of Vencor and Hillhaven agrees that from the date of the Merger Agreement until the termination of the Merger Agreement, it and its subsidiaries will not, and will use its respective reasonable best efforts to cause its officers, directors, employees or other agents not to, directly or indirectly, (i) take any action to solicit or initiate any Acquisition Proposal (as defined below) or (ii) engage in negotiations with, or disclose any non-public information relating to it or any of its subsidiaries or afford access to the properties, books or records of it or any of its subsidiaries to any person or entity, unless with respect to the actions referred to in (ii) it is otherwise required to in accordance with the fiduciary duties of the Board of Directors under applicable law as advised by independent legal counsel, in response to a person or entity that has made an Acquisition Proposal in writing. Hillhaven, however, is not prohibited from amending or waiving the provisions of confidentiality agreements it has entered into with third persons in respect of the ability of such persons to submit an Acquisition Proposal to Hillhaven or its stockholders, and Hillhaven has already done so. Each of Vencor and Hillhaven will, as promptly as reasonably practicable, notify the other after receipt of any Acquisition Proposal or any indication that any person or entity is considering making an Acquisition Proposal and identify the party with whom it has negotiated or to whom it has disclosed confidential information. An "Acquisition Proposal" is defined in the Merger Agreement as any good faith offer or proposal for a merger or other business combination involving Vencor or Hillhaven, as the case may be, or any of their respective subsidiaries or the acquisition of any equity interest in, or a substantial portion of the assets of, it or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement. See "The
Merger -- Conduct of Business Prior to Effective Time; Certain Covenants; No Solicitations of Transactions -- No Solicitations."

  Regulatory Matters


     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder, certain transactions, including the Merger, may not be consummated unless certain waiting period requirements have been satisfied. Vencor and Hillhaven each filed a Premerger Notification and Report Form (a "Notification and Report Form") pursuant to the HSR Act with the Antitrust Division of the Department of Justice ("DOJ") and the Federal Trade Commission ("FTC") on June 13, 1995. Early termination of the waiting period was granted on June 26, 1995. At any time before or after the Effective Time, the FTC, the DOJ or others could take action under the antitrust laws with respect to the Merger, including seeking to enjoin the consummation of the Merger, to rescind the Merger or to require divestiture of substantial assets of Vencor, Hillhaven or the Surviving Corporation. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

     In addition, Hillhaven and Vencor are required to file notices with, and in some jurisdictions obtain approvals or consents from, various state agencies responsible for the licensure or certification of healthcare facilities in states where Hillhaven conducts its nursing center business or Vencor conducts its businesses.

  Employee Benefits


     Hillhaven officers and employees hold outstanding stock awards in the form of stock option grants, restricted stock grants and performance share grants under the Hillhaven 1990 Stock Incentive Plan (the "Stock Incentive Plan"). Hillhaven directors hold outstanding stock option grants under the Hillhaven Directors' Stock Option Plan (the "Directors' Stock Plan" and, together with the Stock Incentive Plan, the "Hillhaven Option Plans"). Under the Directors' Stock Plan, the Merger constitutes an event pursuant to which all outstanding options will become exercisable and vested. The Merger Agreement does not provide for continuation of stock option grants and restricted stock grants under the Stock Incentive Plan and accordingly all stock option awards will become exercisable and vested and all restrictions on restricted stock grants will lapse in accordance with the terms of the Stock Incentive Plan. Vencor will deliver in respect of each stock option granted under the Directors' Stock Plan and the Stock Incentive Plan (each a "Hillhaven Option" and together, the "Hillhaven Options") the number of shares of Vencor Common Stock equal to the product of
(x) the result of multiplying the Conversion Number by a fraction, the numerator of which is the excess, if any, of the product of the Conversion Number and the Vencor Average Price (the "Transaction Value") over the exercise or strike price of such Hillhaven Option, and the denominator of which is the Transaction Value and (y) the number of shares of Hillhaven Common Stock subject to such Hillhaven Option. The Merger Agreement provides that Vencor will continue the performance share grants under the Stock Incentive Plan and immediately after the Merger satisfy its obligations under such performance share grants by the delivery to holders of such grants a number of shares of Vencor Common Stock equal to the product of (x) .75 multiplied by the Conversion Number and (y) the number of shares of Hillhaven Conversion Stock subject to such award.



     Hillhaven officers and employees hold investment options (the "PIP Options") to purchase Hillhaven's Convertible Debentures due May 29, 1999 (the "PIP Convertible Debentures") granted pursuant to Hillhaven's Performance Investment Plan. As a result of the Merger, these PIP Options, whether or not exercisable, and whether or not vested, will become fully exercisable and vested. Each PIP Option which is then outstanding will be canceled and in consideration of such cancellation, Vencor will deliver for each PIP Option the number of shares of Vencor Common Stock having a value equal to the value which a PIP Optionholder would realize upon exercising an option immediately prior to the Effective Time. Such value is equal to the product of (x) the result of multiplying the Conversion Number by a fraction, the numerator of which is the excess, if any, of the Transaction Value over $15.7105 (which represents the exercise price of $16.5375 less the amount attributable to the participant's original capital contribution of $.8270) and the denominator of which is the Transaction Value and (y) the number of shares of Hillhaven Common Stock subject to such PIP Option upon the conversion of the underlying PIP Convertible Debentures and Hillhaven Series B Preferred Stock, par value $.15 per share (the "Hillhaven Series B Preferred Stock").



     Vencor has agreed to honor and perform, and to cause the Surviving Corporation to honor and perform, all severance, indemnification and similar agreements of Hillhaven identified in the Merger Agreement. Hillhaven, however, will use its best efforts to amend all severance agreements to eliminate, as a basis upon which severance benefits may be paid, all references to changes in title. For the purposes of Hillhaven's Supplemental Executive Retirement Plan, the consummation of the Merger at the Effective Time will be deemed to be a change in control.


     See "The Merger -- Employee Benefits."

  Conditions

     The respective obligations of Vencor and Hillhaven to consummate the Merger is subject to a number of conditions, including the following: (a) approval by the Hillhaven stockholders of the Merger Agreement, (b) approval by the Vencor stockholders of (i) the Merger and the issuance of Vencor Common Stock in connection therewith and any necessary amendment to Vencor's stock option plans and (ii) the Charter Amendment, (c) expiration or termination of the waiting period applicable to the Merger under the HSR Act, (d) receipt of all material consents, authorizations, orders, and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body, (e) there being in effect no provision of any applicable domestic law or regulation and no judgment, injunction, order or decree of a court or governmental agency or authority of competent jurisdiction which has the effect of making the Merger illegal or would otherwise restrain or prohibit the consummation of the Merger,
(f) the declaration of effectiveness by the Commission under the Securities Act of the Vencor S-4 Registration Statement, of which this Joint Proxy Statement/Prospectus is a part, and no stop order suspending such effectiveness being in effect and no proceedings for such purpose having been initiated or threatened by the Commission, (g) approval for listing on the NYSE, subject to official notice of issuance, of Vencor's Common Stock to be issued in the Merger, (h) receipt by Vencor and Hillhaven of an opinion from Ernst & Young LLP and KPMG Peat Marwick LLP, respectively, to the effect that the Merger will qualify as a pooling of interests under generally accepted accounting principles and the Commission will not have objected to such accounting treatment, and (i) receipt of all material third party consents. See "The Merger -- Conditions" for a discussion of additional conditions to which the Merger is subject.


  Waiver and Amendment


     The Merger Agreement provides that, subject to the applicable provisions of the General Corporation Law of the State of Delaware ("Delaware Law") and the corporation law of the State of Nevada ("Nevada Law"), any provision of the Merger Agreement may be amended or waived prior to the Effective Time, if such amendment or waiver is in writing and signed, in the case of an amendment by Hillhaven, Vencor and Vencor Sub or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that any waiver shall be effective against a party if the Board of Directors of such party approves such waiver or amendment. The failure or delay by any party in exercising any right, power or privilege, however, does not operate as a waiver of such right, power or privilege. See "The Merger -- Waiver and Amendment."

  Termination

     The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after any requisite stockholder approval, (i) by mutual consent of Vencor and Hillhaven by action of their respective Boards or (ii) by action of either the Vencor or Hillhaven Board if
(a) the Merger has not been consummated by December 31, 1995, (b) if any of the stockholder approvals required pursuant to the Merger Agreement have not been obtained due to the failure to obtain the requisite vote upon a vote at a duly held meeting of stockholders or at any adjournment or postponement thereof, (c) there has been a material breach of any (x) representation or warranty contained in the Merger Agreement on the part of the other party which cannot be cured prior to the Effective Time or (y) covenants or agreements set forth in the Merger Agreement on the part of the other party which breach by its nature cannot be cured or, if curable, is not cured within 30 days after written notice is given by the terminating party, or (d) there is any applicable domestic law, rule or regulation that makes the consummation of the Merger illegal or if any judgment, injunction, order or decree of a court or governmental agency or authority of competent jurisdiction restrains or prohibits the consummation of the Merger, and such judgment, injunction, order or decree is final and nonappealable.

     In addition, the Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, (i) by action of the Vencor Board, if the Hillhaven Board does not recommend in this Joint Proxy Statement/Prospectus that Hillhaven's stockholders approve and adopt the Merger Agreement and the Merger, or if the Hillhaven Board withdraws, changes or modifies its recommendation in any manner adverse to Vencor, or (ii) by action of the Hillhaven Board, if the Vencor Board does not recommend in this Joint Proxy Statement/Prospectus that Vencor's stockholders approve the issuance of Vencor Common Stock in connection with the Merger.

     Furthermore, the Merger Agreement states that it may be terminated and the Merger abandoned at any time prior to the Effective Time by Hillhaven if the product of the Vencor Average Price (defined to be the average closing price on the NYSE of Vencor Common Stock for the ten consecutive trading days ending with the second trading day immediately preceding the Effective Time) times the Conversion Number is less than $31.00 per share. Hillhaven, however, may not terminate the Merger Agreement if Vencor advises Hillhaven in writing that the Conversion Number will be determined by dividing $31.00 by the Vencor Average Price without regard to any maximum imposed on the Conversion Number by the Merger Agreement. Hillhaven may also terminate the Merger Agreement and abandon the Merger at any time prior to the Effective Time if Hillhaven receives an unsolicited written Acquisition Proposal that Hillhaven's Board determines in good faith, after consultation with its legal and financial advisors, is reasonably likely to lead to a transaction that is more favorable to its stockholders than the Merger and that failing to take such action would be a breach of the Hillhaven Board's fiduciary duties. Hillhaven, however, may not terminate the Merger Agreement and abandon the Merger unless it has provided Vencor and Vencor Sub with five business days prior written notice of its intent to terminate the Merger Agreement due to such an Acquisition Proposal. The written notice must include a detailed summary of the terms and conditions of the Acquisition Proposal. If Hillhaven elects to terminate the Merger Agreement and abandon the Merger due to such Acquisition Proposal, Hillhaven will pay a termination fee to Vencor. If the Merger Agreement is terminated under certain other specified circumstances, certain termination fees and expense reimbursement provisions will become applicable. See "The
Merger -- Termination" and "-- Certain Termination Fees."

  Accounting Treatment

     Vencor and Hillhaven believe that the Merger will qualify as a pooling of interests for accounting and financial reporting purposes, and have been so advised by their respective independent public accountants. Under this method of accounting, Vencor will restate its consolidated financial statements to include the assets, liabilities, shareholders' equity and results of operations of Hillhaven. It is anticipated that upon consummation of the Merger, the fiscal year of the combined company will be the calendar year.

     Consummation of the Merger is conditioned upon the receipt by each of Vencor and Hillhaven of a letter from their respective independent public accountants stating that the Merger, in their respective opinions, will qualify as a pooling of interests for accounting purposes. See "The Merger -- Accounting Treatment" and "-- Conditions" and "Unaudited Pro Forma Condensed Combined Financial Information."

  Interests of Certain Persons in the Transactions


     In considering the recommendations of Hillhaven's Board, stockholders should be aware that certain members of management and of the Hillhaven Board have certain interests in the Merger that are in addition to the interests of stockholders generally and which may create potential conflicts of interests.



     Pursuant to the treatment under the Merger Agreement of Hillhaven's Option Plans and PIP Options, and assuming a Conversion Number of 0.977 and a Transaction Value of $31.00, Messrs. Busby and Marker would each receive an aggregate of 565,674 and 392,135 shares of Vencor Common Stock, respectively, the other seven executive officers of Hillhaven would receive an aggregate of 815,915 shares of Vencor Common Stock and other officers and certain employees of Hillhaven would receive an aggregate of 1,022,208 shares of Vencor Common Stock. Based on the closing price on the NYSE of Vencor Common Stock on
            , 1995, of $       , the dollar value of Vencor Common Stock to be
received by Messrs. Busby and Marker, the other seven executive officers of Hillhaven and the other officers and certain employees of Hillhaven pursuant to
the Hillhaven Option Plans and PIP Options is $       , $       , $       and
$       , respectively. See "The Merger -- Employee Benefits." In addition, under preexisting severance agreements with executive officers of Hillhaven, including each of Hillhaven's five most highly compensated executive officers, such executive officers may receive severance compensation payments upon certain terminations of their employment in the event of a change in control as defined in such agreements. Upon such a termination of employment, Messrs. Busby and Marker would be entitled to receive approximately $900,000 and $720,000, respectively, and the other seven executive officers of Hillhaven would be entitled, if all were terminated, to receive an aggregate of $2.0 million, plus in each case, any amounts required to reimburse the employees, on an after tax basis for the amount of any applicable excise taxes under Section 4999 of the Code.

     Pursuant to the Merger Agreement, Vencor has agreed to fulfill Hillhaven's obligations under the Directors' Retirement Plan with respect to each of Hillhaven's outside directors, whether or not such director continues as a Hillhaven Designated Director (as defined herein). Under the Directors' Retirement Plan each outside director will receive an annual retirement payment of $25,440 for a period of ten years following the Merger. Also, the Merger constitutes an event accelerating vesting under the Directors' Stock Plan and, as a result, the directors of Hillhaven other than Messrs. Busby and Marker will each have options for 2,000 shares (for an aggregate of 12,000) of Hillhaven Common Stock, with an average exercise price of $27.25, which will become exercisable and vested and will be exchanged for shares of Vencor Common Stock in the same manner as described under "The Merger -- Employee Benefits" for Hillhaven officer and employee stock options. Assuming a Conversion Number of
0.977 and a Transaction Value of $31.00, the directors of Hillhaven, other than Messrs. Busby and Marker would receive, in the aggregate, 21,303 shares of Vencor Common Stock pursuant to the Directors' Stock Plan. Based on the closing
price on the NYSE per share of Vencor Common Stock on             , 1995 of
$       , the dollar value of Vencor Common Stock to be received by each such
director pursuant to the Directors' Stock Plan is $       .



     Pursuant to the Merger Agreement, from and after the Effective Time, each of Vencor and the Surviving Corporation will indemnify, defend and hold harmless the present and former officers and directors of Hillhaven and its subsidiaries against all losses, claims, damages and liability for acts or omissions occurring at or prior to the Effective Time to the fullest extent that Hillhaven and its subsidiaries would have been permitted under applicable law and under the Articles of Incorporation and Bylaws of Hillhaven or such subsidiary. For at least six years after the Effective Time, Vencor will use its best efforts to, without any lapse in coverage, provide directors' and officers' liability insurance for acts or omissions occurring prior to the Effective Time covering those persons currently covered by Hillhaven's directors' and officers' liability insurance policy on terms, coverage and limits no less favorable than the policy in effect on the date of the Merger Agreement. In no event, however, will Vencor be required to pay annually more than 200% of the premium paid by Hillhaven in its most recently ended fiscal year.



     Pursuant to the Merger Agreement, Vencor has agreed to take all actions that shall be necessary to cause the number of directors comprising the full Vencor Board at the Effective Time to be increased so that the three Hillhaven Designated Directors can be appointed to the Vencor Board to have terms expiring at the Vencor Annual Meeting of Stockholders to be held in 1996. The following three members of the Hillhaven Board are expected to be the Hillhaven Designated
Directors: Bruce L. Busby, Walter F. Beran and Jack O. Vance. In addition, Vencor has agreed to cause the Hillhaven Designated Directors to be nominated for election to the Vencor Board at the Vencor Annual Meeting of Stockholders to be held in 1996. Mr. Busby is also expected to serve as President of the newly formed nursing center division of Vencor after the Merger. See "Operations and Management After the Merger -- Directors After the Merger" and "-- Executive Officers After the Merger."



     In addition, as of May 31, 1995, the holder of the Hillhaven Preferred Stock would receive, pursuant to the Merger Agreement, an aggregate amount equal to $90.4 million in respect of the Hillhaven Preferred Stock, which represents a discount of $10.0 million from the stated liquidation value thereof, plus accrued and unpaid dividends through the Effective Time. The existing terms of the Hillhaven Preferred Stock provide that upon a change in control such as the Merger the holder of the Hillhaven Preferred Stock will have a right to receive cash equal to its face value in exchange for such shares.


     For more complete information concerning the interests of executives and directors of Hillhaven in the Merger, stockholders of Vencor and Hillhaven should review the information set forth under "The Merger -- Interests of Certain Persons in the Transactions."

  Dissenters' Rights


     Holders of Vencor Common Stock will not be entitled to any dissenters' or appraisal rights under Delaware Law as a result of the matters to be voted upon at the Vencor Meeting because Vencor is not a constituent corporation in the Merger.

     Holders of Hillhaven Common Stock will not be entitled to any dissenters' or appraisal rights as a result of the matters to be voted upon at the Hillhaven Meeting.


     Under Nevada Law, a holder of Hillhaven Preferred Stock will have certain dissenters' rights as a result of the Merger to demand payment of the fair value of its shares of Hillhaven Preferred Stock. A PERSON HAVING A BENEFICIAL INTEREST IN HILLHAVEN PREFERRED STOCK THAT IS HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW PROPERLY AND IN A TIMELY MANNER TO PERFECT WHATEVER DISSENTERS' RIGHTS THE BENEFICIAL OWNER MAY HAVE.



     A holder of Hillhaven Preferred Stock as of the record date for the Hillhaven Meeting who elects to dissent from the approval and adoption of the Merger Agreement and who has not voted in favor thereof is entitled under NRS
Section 78.497 of Nevada Law, as an alternative to receiving the applicable Merger consideration for such Hillhaven Preferred Stock, to receive fair value of the shares, plus accrued interest. The obligation of Hillhaven under this section may be judicially enforced. A holder of Hillhaven Preferred Stock electing to exercise dissenters' rights must deliver to Hillhaven, before the vote on the Merger Agreement at the Hillhaven Meeting takes place, a written notice of intent to demand payment if the Merger is effectuated. If the Merger is approved, Hillhaven will then mail a dissenters' notice to each holder of Hillhaven Preferred Stock who has satisfied the notice requirement to assert dissenters' rights. Each holder of Hillhaven Preferred Stock to whom a dissenters' notice is sent, must, among other things, demand payment and deposit its stock certificates in accordance with the terms of the dissenters' notice or such holder will not be entitled to payment for its shares under the dissenters' rights provisions of the Nevada Law. See "The Special Meetings -- Dissenters' Rights," "The Merger -- Dissenters' Rights" and Section 78.497 of Nevada Law included herein as Appendix E.


  NYSE Listing


     Pursuant to the Merger Agreement, Vencor has agreed to use its best efforts to cause the shares of Vencor Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES


     The Merger is intended to qualify, and in the opinion of counsel to Hillhaven and Vencor it should qualify, for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Assuming the Merger so qualifies as a reorganization within the meaning of Section 368(a) of the Code, in general, no gain or loss would be recognized by holders of Hillhaven Common Stock with respect thereto on the exchange of their Hillhaven Common Stock for Vencor Common Stock, except in respect of cash received in lieu of fractional shares, and no gain or loss would be recognized by Vencor, Vencor Sub or Hillhaven. Under the Merger Agreement, it is a condition precedent to the obligation of Vencor to consummate the Merger that it will have received a supplementary opinion of counsel as of the Effective Time to the effect that the Merger would constitute a reorganization within the meaning of Section 368(a) of the Code, and to the obligation of Hillhaven that it will have received a supplementary opinion of counsel as of the Effective Time to the effect that the Merger should constitute a reorganization within the meaning of Section 368(a) of the Code. For a further discussion of the federal income tax consequences of the Merger, see "Certain Federal Income Tax Consequences of the Merger."


CERTAIN EFFECTS OF THE MERGER ON THE RIGHTS OF HOLDERS OF HILLHAVEN COMMON STOCK

     Upon consummation of the Merger, holders of shares of Hillhaven Common Stock will become stockholders of Vencor. The internal affairs of Vencor are governed by Delaware Law and Vencor's Certificate of Incorporation and Bylaws. The Merger will result in certain differences in the rights of holders of Hillhaven Common Stock. See "Description of Vencor Capital Stock" and "Comparison of Certain Rights of Stockholders of Vencor and Hillhaven."

OPERATIONS AND MANAGEMENT AFTER THE MERGER


     Vencor and Hillhaven believe that the Merger presents a unique strategic opportunity to form one of the nation's largest providers of healthcare services primarily focusing on the needs of the elderly. After the Merger, Vencor will have operations in 38 states which contain approximately 80% of the nation's population. Vencor's post-Merger operations will include 36 long-term intensive care hospitals and 310 nursing centers with more than 42,000 beds, 56 retail and institutional pharmacy outlets and 23 retirement housing communities with approximately 3,000 apartments. Healthcare services provided through this network of facilities will include long-term intensive hospital care, long-term nursing care, contract respiratory therapy services, acute cardiopulmonary care, subacute and post-operative care, inpatient and outpatient rehabilitation therapy, specialized care for Alzheimer's disease, hospice care, pharmacy services and retirement and assisted living. In addition, through contracts with approximately 1,700 non-affiliated nursing and subacute centers, the combined companies will provide a broad array of respiratory, physical, occupational and speech therapy and subacute services.



     Vencor management believes that as a result of the Merger, Vencor will have increased revenues of approximately $100 million per year by 1997. These increased revenues are expected to be achieved through cross-marketing a broad array of contract services to non-affiliated nursing and subacute care centers as well as cross-referrals of long-term patients.


     After the Merger, Vencor expects to realize annual cost savings of approximately $15 million (before taxes) by 1997. These cost savings will be achieved through elimination of duplicate corporate services and functions, improved purchasing and reduced financing costs. The managements of Vencor and Hillhaven also expect to realize additional cost savings through implementation of Vencor's Ventech clinical information system in the Hillhaven nursing centers. This ProTouch(TM) system is now operating in a majority of the Vencor hospitals and has resulted in increased productivity and decreased labor costs. It is expected that similar results can be realized when the system is installed in the Hillhaven nursing centers. The additional savings related to the implementation of the Ventech system are expected to reach approximately $15 million (before taxes) annually by 1998.


     It is expected that transaction costs of approximately $50 million before income taxes will be incurred in connection with the Merger. Such transaction costs are expected to exceed the first year's cost savings. See Note 5 to the "Unaudited Pro Forma Condensed Combined Financial Information". Vencor and Hillhaven have not yet completed their plans for combining the operations of the respective companies and therefore have not determined the restructuring charges to be incurred in connection with the Merger.



     After the Merger, Bruce L. Busby, Walter F. Beran and Jack O. Vance, current members of the Hillhaven Board, are expected to become members of the Vencor Board.


     See "Operations and Management After the Merger."

AMENDMENT TO THE VENCOR CERTIFICATE OF INCORPORATION


     At the Vencor Meeting, the holders of Vencor Common Stock will consider and vote upon the Charter Amendment as set forth in Appendix D to this Joint Proxy Statement/Prospectus. If adopted, the Charter Amendment will increase the number of authorized shares of Vencor Common Stock from 60,000,000 shares to 180,000,000 shares. Vencor intends to use shares of Vencor Common Stock which are authorized and unissued following consummation of the Merger for various corporate purposes. Such shares may be issued by the Vencor Board without further Vencor stockholder action unless the issuance is in connection with a transaction for which stockholder approval is otherwise required under applicable law or for compliance with any agreement with any stock exchange on which Vencor Common Stock is listed. The Charter Amendment will not be effected unless the Merger is consummated. Likewise, the Merger cannot be effected absent shareholder approval of the Charter Amendment. See "The Special Meetings" and "Amendment to the Vencor Certificate of Incorporation."

AMENDMENT TO THE VENCOR 1987 INCENTIVE COMPENSATION PROGRAM



     At the Vencor Meeting, the holders of Vencor Common Stock will consider and vote upon the Compensation Program Amendment. If the Compensation Program Amendment is approved and adopted, the number of shares of Vencor Common Stock which may be issued upon the exercise of stock options and pursuant to other stock and cash awards under the Vencor Compensation Program will be increased from 3,162,562 shares to 6,900,000 shares. The purpose of the Compensation Program Amendment is to ensure that there is a sufficient number of shares which may be issued under the Vencor Compensation Program in light of the greater number of Vencor employees following the Merger. The Compensation Program Amendment will not be effected unless the Merger is consummated. See "The Special Meetings" and "Amendment to the Vencor 1987 Incentive Compensation Program."


MARKETS AND MARKET PRICES

     Vencor Common Stock has been listed and traded on the NYSE under the symbol VC since February 4, 1992. Prior to such time, Vencor Common Stock was listed and traded on NASDAQ under the symbol VCOR. Hillhaven Common Stock has been listed and traded on the NYSE under the symbol HIL since November 2, 1993. Prior to such time, Hillhaven Common Stock was listed and traded on the American Stock Exchange under the symbol HIL. The Hillhaven Preferred Stock is not listed or admitted for trading on a national securities exchange. Application will be made to list the shares of Vencor Common Stock to be issued pursuant to the Merger on the NYSE.

     On April 30, 1995, there were 1,129 holders of record of Vencor Common Stock, 9,515 holders of record of Hillhaven Common Stock, one holder of record of Hillhaven Series C Preferred Stock and one holder of record of Hillhaven Series D Preferred Stock.


     On December 20, 1994, the last day prior to Tenet filing an amendment to its Schedule 13D disclosing that it was reviewing its alternatives for its investment in Hillhaven, the last reported sale price on the NYSE Composite Tape for Hillhaven Common Stock was $20.75. On April 21, 1995, the last trading date prior to the joint public announcement by Vencor and Hillhaven of the signing of the Merger Agreement, the last reported sale prices on the NYSE Composite Tape were $37.00 per share for Vencor Common Stock and $24.50 per share for Hillhaven Common Stock.


     The following table sets forth, for the calendar quarters indicated (ended March 31, June 30, September 30 and December 31), the range of high and low sales prices of Vencor Common Stock and Hillhaven Common Stock as reported on the NYSE Composite Tape. The prices in the table for Vencor Common Stock are adjusted to reflect a three-for-two stock split effected on October 25, 1994. The prices in the table for Hillhaven Common Stock are adjusted to reflect a one-for-five reverse stock split effected on November 1, 1993.

                                                                    VENCOR           HILLHAVEN
                                                                    COMMON            COMMON
                                                                     STOCK             STOCK
                                                                -------------      -------------
                                                                HIGH      LOW      HIGH      LOW
                                                                ----      ---      ----      ---
1993:
  First quarter...............................................  $24 1/8  $14      $21 1/4  $12 13/16
  Second quarter..............................................   19 1/2   13 7/8   18 3/4   13 1/8
  Third quarter...............................................   20 7/8   13       18 1/8   14 3/8
  Fourth quarter..............................................   19 7/8   14 3/8   20 5/16  16 9/16
1994:
  First quarter...............................................   24 7/8   19 1/8   22 7/8   18 3/8
  Second quarter..............................................   24       20       21 3/8   17 5/8
  Third quarter...............................................   30 3/8   22 3/8   24       17 3/8
  Fourth quarter..............................................   30 5/8   25 3/4   22 3/4   18 5/8
1995:
  First quarter...............................................   37       27 1/8   28 3/4   20 1/4
  Second quarter..............................................   38       28 1/2   29 3/8   24 1/4

     On July        , 1995, the last reported sale prices on the NYSE Composite
Tape were $          per share of Vencor Common Stock and $            per share
of Hillhaven Common Stock. If the Effective Time of the Merger was July   ,
1995, the Conversion Number, which is determined by dividing $32.25 by the average closing price on the NYSE of Vencor Common Stock for the ten consecutive trading days ending with the second trading day immediately preceding the
Effective Time, would have been             . As a result, each share of
Hillhaven Common Stock issued and outstanding as of such time would have been
converted into the right to receive 0.            of a share of Vencor Common
Stock in the Merger.


     Because the Conversion Number is subject to fluctuation based on the market value of Vencor Common Stock, the number of shares of Vencor Common Stock which each holder of Hillhaven Common Stock will have a right to receive in the Merger may increase or decrease prior to the Effective Time.

     Neither Vencor nor Hillhaven has paid a dividend on outstanding shares of Vencor Common Stock or Hillhaven Common Stock, as the case may be, and neither Vencor nor Hillhaven expects to pay a dividend on outstanding shares of Vencor Common Stock or Hillhaven Common Stock, as the case may be, in the foreseeable future.

SELECTED HISTORICAL FINANCIAL INFORMATION

     The following selected historical financial data of Vencor, Hillhaven and Nationwide coincides with their respective annual reporting periods: Vencor (December 31), Hillhaven (May 31) and Nationwide (September 30). It is anticipated that upon consummation of the Merger, the fiscal year of the combined company will be the calendar year. Accordingly, fiscal years of the combined company subsequent to the Merger will include the financial information of Hillhaven and Nationwide on a calendar year basis. See "The Merger -- Accounting Treatment" and "Unaudited Pro Forma Condensed Combined Financial Information."

  Vencor


     The selected historical consolidated financial data of Vencor set forth below have been derived from the financial statements of Vencor for each of the five fiscal years for the period ended December 31, 1994 and the unaudited three-month periods ended March 31, 1995 and 1994. The financial statements for each of the five fiscal years for the period ended December 31, 1994 have been audited by Ernst & Young LLP, independent auditors. The selected historical consolidated financial data set forth below should be read in conjunction with the historical financial statements and notes thereto contained in the 1994 Vencor Form 10-K and the Vencor Quarterly Report on Form 10-Q for the three months ended March 31, 1995, which are incorporated by reference herein, and in conjunction with the unaudited pro forma condensed combined financial information and notes thereto contained elsewhere in this Joint Proxy Statement/Prospectus. See "Incorporation of Certain Information by Reference", "Available Information" and "Unaudited Pro Forma Condensed Combined Financial Information."

                                  VENCOR, INC.


                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA


                                          FOR THE THREE
                                          MONTHS ENDED
                                            MARCH 31,                 FOR THE YEARS ENDED DECEMBER 31,
                                      -------------------   ---------------------------------------------------
                                        1995       1994       1994       1993       1992       1991      1990
                                      --------   --------   --------   --------   --------   --------   -------
                                          (UNAUDITED)
                                             (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Net revenues
  Patient revenues..................  $119,614   $ 86,305   $396,766   $276,587   $210,721   $132,404   $77,194
  Other revenues....................       817        658      3,252      5,648      3,969      2,897     2,650
                                      --------   --------   --------   --------   --------   --------   -------
         Net revenues...............   120,431     86,963    400,018    282,235    214,690    135,301    79,844
Expenses
  Salaries, wages and benefits......    61,994     43,397    197,336    132,492    102,133     64,848    39,719
  Supplies..........................    13,245     10,781     46,662     33,020     26,399     17,041    10,400
  Rent..............................     4,578      4,038     16,757     14,930     12,924      9,173     5,210
  Other operating expenses..........    17,767     13,013     59,535     44,328     35,147     23,178    16,058
  Depreciation and amortization.....     5,701      4,088     20,390     12,705      7,402      3,248     1,494
  Interest..........................     2,147      1,773      6,787      6,375      2,129        725     1,373
                                      --------   --------   --------   --------   --------   --------   -------
         Total expenses.............   105,432     77,090    347,467    243,850    186,134    118,213    74,254
                                      --------   --------   --------   --------   --------   --------   -------
Income before income taxes..........    14,999      9,873     52,551     38,385     28,556     17,088     5,590
Income taxes........................     5,851      3,953     21,135     15,461     11,128      7,002     2,274
                                      --------   --------   --------   --------   --------   --------   -------
         Net income.................  $  9,148   $  5,920   $ 31,416   $ 22,924   $ 17,428   $ 10,086   $ 3,316
                                      =========  =========  =========  =========  =========  =========  ========
Net income per share
  Primary...........................  $   0.34   $   0.23   $   1.20   $   0.85   $   0.63   $   0.42   $  0.19
  Fully diluted.....................  $   0.31   $   0.23   $   1.13   $     --   $     --   $     --   $    --
Shares used in per share calculation
  Primary...........................    27,288     25,470     25,994     27,072     27,507     24,047    17,348
  Fully diluted.....................    31,711     25,470     30,417         --         --         --        --
BALANCE SHEET DATA (AT END OF
  PERIOD):
Working capital.....................  $ 86,625   $ 65,364   $ 76,907   $ 61,670   $ 54,546   $ 72,826   $20,265
Total assets........................   455,604    313,359    390,372    294,265    294,229    148,234    56,123
Long-term debt, less current
  portion...........................   123,889    116,310    141,899    116,370    116,830        866    12,761
Shareholders' equity................   261,104    141,312    183,727    131,096    144,801    126,047    30,191
Book value per common share.........  $   9.37   $   5.67   $   7.19   $   5.31   $   5.38   $   4.75   $  1.58
SELECTED STATISTICAL DATA
  (UNAUDITED) (AT END OF PERIOD):
Number of hospitals.................        35         28         34         29         22         17        13
Number of beds......................     2,859      2,316      2,511      2,198      1,717      1,250       996
Patient days........................   113,165    100,124    403,623    293,367    223,483    150,564   109,303
Percentage of net revenues from
  inpatient hospital operations.....        83%        93%        90%        97%        98%        98%       97%
Average daily census................     1,258      1,104      1,123        875        620        459       312



  Hillhaven



     The selected historical consolidated and combined financial data of Hillhaven (excluding Nationwide) set forth below have been derived from the financial statements of Hillhaven and its predecessor for each of the four fiscal years ended May 31, 1994, the four-month period ended May 31, 1990 and the eight-month period ended January 31, 1990, and the nine-month periods ended February 28, 1995 and 1994. The financial statements for each of the periods indicated, except for the nine-month periods ended February 28, 1995 and 1994, have been audited by KPMG Peat Marwick LLP, independent accountants. The selected historical consolidated and combined financial data set forth below should be read in conjunction with the historical financial statements and notes thereto contained in the 1994 Hillhaven 10-K and the Hillhaven Quarterly Report on Form 10-Q for the nine months ended February 28, 1995, which are incorporated by reference herein, and in conjunction with the unaudited pro forma condensed combined financial information and notes thereto contained elsewhere in this Joint Proxy Statement/Prospectus. See "Incorporation of Certain Information by Reference," "Available Information" and "Unaudited Pro Forma Condensed Combined Financial Information."

                           THE HILLHAVEN CORPORATION

          SELECTED HISTORICAL CONSOLIDATED AND COMBINED FINANCIAL DATA



                               NINE MONTHS                                                                           PREDECESSOR
                                  ENDED                                                               FOUR MONTHS    EIGHT MONTHS
                               FEBRUARY 28,                    YEARS ENDED MAY 31,                       ENDED          ENDED
                        -----------------------   -------------------------------------------------     MAY 31,        JAN. 31,
                           1995         1994(1)      1994(1)      1993(1)      1992(1)      1991(1)     1990(1)        1990(1)
                        ----------   ----------   ----------   ----------   ----------   ----------   -----------    ------------
                              (UNAUDITED)
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
INCOME STATEMENT
  DATA(2):
Net revenues........... $1,177,640   $1,107,155   $1,484,825   $1,394,472   $1,330,007   $1,271,266    $ 392,636       $750,390
Expenses
  General and
    administrative.....    999,460      938,732    1,255,332    1,180,974    1,144,390    1,094,456      335,102        646,300
  Interest.............     36,664       41,677       56,178       63,600       56,863       43,800       13,707         43,170
  Depreciation and
    amortization.......     42,646       40,738       54,395       53,651       46,698       33,650       10,087         28,448
  Rent.................     40,648       41,829       56,280       56,687       71,665      101,604       35,648         39,570
  Restructuring........         --      (20,225)     (20,225)       5,769       92,529           --           --             --
  Adjustment to
    carrying value of
    properties
    previously reported
    as discontinued
    operations.........         --           --           --           --       20,736           --           --             --
                        ----------   ----------   ----------   ----------   ----------   ----------   -----------    ------------
Net expenses...........  1,119,418    1,042,751    1,401,960    1,360,681    1,432,881    1,273,510      394,544        757,488
                        ----------   ----------   ----------   ----------   ----------   ----------   -----------    ------------
Income (loss) from
  operations...........     58,222       64,404       82,865       33,791     (102,874)      (2,244)      (1,908)        (7,098)
Income tax (expense)
  benefit on income
  (loss) from
  operations...........    (19,248)     (18,165)     (23,385)       7,116         (543)        (136)        (266)         3,049
Reinstatement of
  discontinued
  operations...........         --           --           --           --       24,743        4,379        2,647          5,785
Extraordinary
  charge -- early
  extinguishment of
  debt, net of income
  taxes................       (222)      (1,013)      (1,062)        (565)          --           --           --             --
Cumulative effect of
  change in accounting
  for income taxes.....         --           --           --       (1,103)          --           --           --             --
                        ----------   ----------   ----------   ----------   ----------   ----------   -----------    ------------
Net income (loss)...... $   38,752   $   45,226   $   58,418   $   39,239   $  (78,674)  $    1,999    $     473       $  1,736
                         =========    =========    =========    =========    =========    =========   ==========     ===========
Net income (loss) per
  common share
  -- primary........... $     1.17   $     1.57   $     1.96   $     1.51   $    (3.63)  $      .09    $     .02             --
  -- fully diluted.....       1.06         1.31         1.68           --           --           --           --             --
BALANCE SHEET DATA (AT
  END OF PERIOD):
Working capital........ $   61,926   $   34,490   $   37,673   $   78,886   $   59,619   $   78,771    $  90,577       $ 45,058
Total assets...........  1,233,582    1,181,251    1,192,493    1,224,012    1,178,909      817,823      683,707        561,294
Long-term debt.........    589,619      599,902      579,035      819,202      834,452      443,095      337,476        250,824
Stockholders' equity...    404,688      350,292      363,747      181,602      141,274      182,204      172,209        446,921
Book value per common
  share(3)............. $    14.13   $    12.33   $    12.79   $     8.17   $     6.38   $     8.26    $    7.89             --
OTHER INFORMATION
  (UNAUDITED)
  (AT END OF PERIOD):
NURSING CENTERS
Number of nursing
  centers owned, leased
  and operated.........        271          272          272          284          334          342          343            343
Number of licensed
  beds.................     34,074       34,143       34,162       35,139       41,089       42,239       42,409         42,367
Average occupancy rate
  for the period.......       93.0%        93.5%        93.4%        93.4%        91.6%        90.6%        90.4%          90.8%
Nursing centers managed
  for others...........         15           16           16           17           17           19           19             18
Number of licensed beds
  managed for others...      1,967        2,087        2,087        2,263        2,263        2,442        2,532          2,412
PHARMACY OUTLETS.......         58           85           77           88          131          118          121            127
RETIREMENT
  HOUSING/ASSISTED
  LIVING COMMUNITIES
Number of
  Communities..........         19           20           19           21           27           27           24             24
Number of Units........      2,679        2,722        2,622        2,884        3,288        3,237        2,700          2,652


- ---------------

(1) On October 31, 1994, Hillhaven acquired closely-held CPS Pharmaceutical Services, Inc. ("CPS") and Advanced Infusion Systems, Inc. ("AIS") in a business combination accounted for as a pooling of interests. Accordingly, prior year information has been restated to reflect these acquisitions.
(2) Income statement data for Hillhaven are not necessarily comparable to those of its predecessor for periods prior to January 31, 1990 due to the spin-off from Tenet.

(3) Computed based on the actual number of shares of Hillhaven Common Stock outstanding at the balance sheet date, excluding 4,179,520 shares of Hillhaven Common Stock held in trust, and including 1,262,062 shares of Hillhaven Common Stock issued in connection with the acquisition of CPS and AIS.

  Nationwide

     The selected historical consolidated financial data of Nationwide set forth below have been derived from the financial statements of Nationwide for each of the five fiscal years ended September 30, 1994 and the unaudited five-month periods ended February 28, 1995 and 1994. The selected historical consolidated financial data set forth below should be read in conjunction with the unaudited pro forma condensed combined financial information and notes thereto contained elsewhere in this Joint Proxy Statement/Prospectus. See "Unaudited Pro Forma Condensed Combined Financial Information."

                             NATIONWIDE CARE, INC.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

                                              FIVE MONTHS
                                                 ENDED
                                             FEBRUARY 28,                 YEARS ENDED SEPTEMBER 30,
                                           -----------------   ------------------------------------------------
                                            1995      1994       1994      1993      1992      1991      1990
                                           -------   -------   --------   -------   -------   -------   -------
                                           (UNAUDITED)
                                                         (IN THOUSANDS, EXCEPT STATISTICAL DATA)
STATEMENT OF OPERATIONS DATA(1)(2):
Revenue, net.............................  $53,196   $48,929   $120,724   $66,161   $43,348   $36,075   $30,718
Expenses:
  Healthcare services....................   40,341    36,700     90,384    45,907    28,417    24,124    20,122
  Selling, general and administrative....    2,887     2,128      5,971     4,307     2,775     2,645     2,292
  Leases and rental......................    3,017     2,955      7,085     2,671     1,353     1,419     1,309
  Depreciation and amortization..........    1,179     1,071      2,947     2,738     2,308     2,281     2,086
                                           -------   -------   --------   -------   -------   -------   -------
Income from operations...................    5,772     6,075     14,337    10,538     8,495     5,606     4,909
Interest expense, net....................    2,083     1,853      4,778     3,669     3,540     3,839     4,080
Other income.............................       --        --         --        --        --        --        22
                                           -------   -------   --------   -------   -------   -------   -------
Income before income taxes and
  extraordinary items....................    3,689     4,222      9,559     6,869     4,955     1,767       851
Income taxes(3)..........................    1,750     2,015      4,600     1,744       380        --        --
                                           -------   -------   --------   -------   -------   -------   -------
Income before extraordinary items........    1,939     2,207      4,959     5,125     4,575     1,767       851
Extraordinary items......................       --        --         --    (1,652)      380        --        --
                                           -------   -------   --------   -------   -------   -------   -------
         Net income......................  $ 1,939   $ 2,207   $  4,959   $ 3,473   $ 4,955   $ 1,767   $   851
                                           ========  ========  =========  ========  ========  ========  ========
BALANCE SHEET DATA (AT END OF PERIOD):
Working capital (deficit)................  $ 7,255   $ 5,008   $  2,830   $ 2,281   $   530   $(1,205)  $(1,315)
Total assets.............................   83,359    71,464     75,939    69,132    41,287    38,036    38,501
Long-term debt...........................   48,163    43,598     43,045    42,404    37,716    37,119    39,192
Stock warrants and redeemable
  preferred stock........................    7,261     7,371      7,169     7,254        --        --        --
Other shareholders' and partners' equity
  (deficit)(5)...........................    8,468     3,997      6,621     1,667    (3,717)   (6,224)   (6,104)
STATISTICAL DATA (UNAUDITED)
  (AT END OF PERIOD):
Nursing centers..........................       23        24         23        24        18        19        19
Nursing center beds......................    3,257     3,357      3,257     3,357     2,067     2,127     2,127
Assisted living/retirement centers.......        4         3          3         3         2         2         2
Assisted living/retirement center
  units..................................      442       370        370       370       277       277       277
Overall nursing center occupancy rate,
  period ended...........................     91.0%     90.4%      90.4%     92.6%     93.6%     91.1%     88.5%

- ---------------

(1) As a result of the Royal Oaks Acquisition, the Regency Center leases and the reorganization of Nationwide in July 1993 (the "Reorganization"), the statement of operations data prior to the dates of the aforementioned transactions are not comparable to statement of operations data subsequent to the aforementioned transactions.

(2) The selected financial data set forth above includes only Nationwide. Two other entities included in the Nationwide Transaction, Meadowvale and PEI, are not reflected in the above data because (1) Meadowvale's operations are already included in Nationwide's financial statements; only the real estate is being acquired in connection with the Nationwide Transaction; and (2) PEI is immaterial (less than 1% of Nationwide's total revenues).

(3) Prior to the Reorganization, certain of the businesses now comprising Nationwide were taxed as S Corporations and certain of the businesses were partnerships; therefore, income was not subject to federal or state income taxes.
(4) Excludes extraordinary items.

(5) Prior to the Reorganization, shareholders' and partners' equity (deficit) consists of the combined capital structure of separate corporations and partnerships. As of the date of the Reorganization, the undistributed earnings (deficit) of the S Corporations and partnerships was transferred to the no par common stock of Nationwide.


SUMMARY SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA


     The selected unaudited pro forma condensed combined financial data are presented assuming the Merger will be accounted for as a pooling of interests. The income statement data included in the pro forma combined financial data reflects the combination of the historical operating results of Vencor for the years ended December 31, 1994, 1993 and 1992, and for the three months ended March 31, 1995 and 1994, with the restated historical operating results of Hillhaven for the twelve months ended November 30, 1994 and historical operating results for the years ended May 31, 1993 and 1992 and for the three months ended February 28, 1995 and 1994 and the historical operating results of Nationwide for the years ended September 30, 1994, 1993 and 1992 and for the three months ended December 31, 1994 and 1993, respectively. The unaudited pro forma condensed combined financial data do not reflect the restructuring charge expected to be incurred by Vencor and Hillhaven in connection with the Merger, and do not give effect to the revenue enhancements and cost savings expected to be realized in connection with the Merger. The pro forma condensed combined financial data are not necessarily indicative of the results or financial position that actually would have occurred had the Merger been consummated prior to January 1, 1992 or that may be obtained in the future. See "Unaudited Pro Forma Condensed Combined Financial Information" and "Operations and Management After the Merger."

                   VENCOR, INC. AND THE HILLHAVEN CORPORATION

     SUMMARY SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA


                                                 THREE
                                             MONTHS ENDED
                                               MARCH 31,              YEARS ENDED DECEMBER 31,
                                          -------------------   ------------------------------------
                                            1995       1994        1994         1993         1992
                                          --------   --------   ----------   ----------   ----------
                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Net revenues
  Patient revenues......................  $481,315   $414,917   $1,759,778   $1,468,322   $1,347,613
  Other revenues........................    66,703     74,661      293,873      275,170      240,432
                                          --------   --------   ----------   ----------   ----------
          Net revenues..................   548,018    489,578    2,053,651    1,743,492    1,588,045
Expenses
  Salaries, wages and benefits..........   318,431    276,159    1,161,053      985,163      921,508
  Supplies..............................    42,740     37,483      161,244      126,473      117,940
  Rent..................................    19,835     19,905       79,643       74,323       85,968
  Other operating expenses..............    96,424     92,854      370,992      330,014      299,817
  Depreciation and amortization.........    20,936     18,367       78,787       69,126       56,408
  Interest..............................    15,421     15,379       63,129       73,559       62,399
  Restructuring.........................        --         --           --        5,769       92,529
  Adjustment to carrying value of
     properties previously reported as
     discontinued operations............        --         --           --           --       20,736
                                          --------   --------   ----------   ----------   ----------
          Total expenses................   513,787    460,147    1,914,848    1,664,427    1,657,305
                                          --------   --------   ----------   ----------   ----------
Income (loss) before income taxes,
  extraordinary charges and cumulative
  effect of change in accounting for
  income taxes..........................    34,231     29,431      138,803       79,065      (69,260)
Income tax expense......................    12,511     10,165       47,164       10,089       12,051
Reinstatement of discontinued
  operations, net of tax................        --         --           --           --       24,743
                                          --------   --------   ----------   ----------   ----------
Income (loss) before extraordinary
  charges and cumulative effect of
  change in accounting for income
  taxes.................................  $ 21,720   $ 19,266   $   91,639   $   68,976   $  (56,568)
                                          ========   ========    =========    =========    =========
Income (loss) per share before
  extraordinary charges and cumulative
  effect of change in accounting for
  income taxes
  Primary...............................  $   0.33   $   0.30   $     1.45   $     1.20   $    (1.08)
  Fully diluted.........................  $   0.31   $   0.29   $     1.33           --           --
Shares used in per share calculation
  Primary...............................    60,373     55,018       58,069       55,790       53,957
  Fully diluted.........................    72,585     63,333       70,480           --           --



                                                                                   MARCH 31,
                                                                                      1995
                                                                                   ----------
BALANCE SHEET DATA:
Working capital..................................................................  $  177,433
Total assets.....................................................................   1,757,217
Long-term debt, less current portion.............................................     850,691
Shareholders' equity.............................................................     590,139


     See "Unaudited Pro Forma Condensed Combined Financial Information."

COMPARISON OF HISTORICAL AND EQUIVALENT PER SHARE DATA (UNAUDITED)

     The following table summarizes certain unaudited selected financial information on a pro forma and pro forma equivalent per share basis and is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements, including the notes thereto, included elsewhere in this Joint Proxy Statement/Prospectus and the historical financial statements of Vencor and Hillhaven which are incorporated herein by reference. All per share amounts are adjusted to reflect any stock splits during the periods presented. Neither Vencor nor Hillhaven has paid any dividends on common stock during the periods presented, and Vencor does not expect to pay dividends on Vencor Common Stock for the foreseeable future. The information presented in this table does not purport to present the financial position or results of operations of the combined company had the Merger taken place on the dates specified, nor is such information necessarily indicative of the results of operations that may be achieved in the future.


                                                           THREE MONTHS
                                                               ENDED        YEARS ENDED DECEMBER
                                                             MARCH 31,               31,
                                                           -------------   -----------------------
                                                           1995    1994     1994    1993     1992
                                                           -----   -----   ------   -----   ------
VENCOR
Historical net income before extraordinary items per
  common share, fully diluted(1).........................  $0.31   $0.23   $ 1.13   $0.85   $ 0.63
Pro forma combined income (loss) before extraordinary
  items per common share, fully diluted(1)(4)............    .31     .29     1.33    1.20    (1.08)
Historical book value per common share(2)................   9.37             7.19
Pro forma combined book value per common share...........   9.30            10.28
Historical cash dividends per common share...............     --      --       --      --       --



                                                   THREE MONTHS     TWELVE MONTHS
                                                      ENDED             ENDED
                                                   FEBRUARY 28,     NOVEMBER 30,    YEARS ENDED MAY 31,
                                                 ----------------   -------------   -------------------
                                                  1995    1994(3)      1994(3)      1993(3)     1992(3)
                                                 ------   -------   -------------   -------     -------
HILLHAVEN
Historical net income (loss) before
  extraordinary items per common share, fully
  diluted(4)(5)................................  $ 0.31    $0.32       $  1.53       $1.58      $(3.63 )
Pro forma combined income (loss) before
  extraordinary items per common share, fully
  diluted (Hillhaven and Nationwide)(4)(5).....     .30      .32          1.45        1.49       (2.79 )
Equivalent pro forma combined income (loss)
  before extraordinary items per common share,
  fully diluted(4)(6)..........................     .30      .28          1.30        1.17       (1.06 )
Historical book value per common share(7)......   14.13                  13.73
Pro forma combined book value per common share
  (Hillhaven and Nationwide)(5)................   12.16                  12.10
Equivalent pro forma combined book value per
  common share(6)(7)...........................    9.09                  10.04


- ---------------

(1) Vencor reported only primary income per share in the three months ended March 31, 1994 and the years ended 1993 and 1992.

(2) This calculation is based on the number of shares of Vencor Common Stock outstanding at the end of the period, excluding common stock held in treasury.

(3) Prior year and interim period information has been restated to reflect the October 1994 acquisitions of CPS and AIS which were each accounted for as a pooling of interests.
(4) Hillhaven reported only primary income (loss) per share in 1993 and 1992.

(5) This calculation is based on the weighted average number of shares of Hillhaven Common Stock outstanding for each period, excluding 4,179,520 shares of Hillhaven Common Stock held in trust at

     February 28, 1995, but including 5,000,000 shares of Hillhaven Common Stock issued in connection with the Nationwide Transaction.

(6) Equivalent pro forma data were calculated by multiplying the pro forma combined per share data of Vencor by an assumed Conversion Number of 0.977 for each share of Hillhaven Common Stock.

(7) This calculation is based on the number of shares of Hillhaven Common Stock outstanding at the end of the period, excluding 4,179,520 shares of Hillhaven Common Stock held in trust at February 28, 1995, but including 5,000,000 shares of Hillhaven Common Stock issued in connection with the Nationwide Transaction.

                                  RISK FACTORS


     The following factors and the information provided elsewhere in this Joint Proxy Statement/Prospectus should be considered carefully by the stockholders of Vencor and Hillhaven in evaluating the Merger.


FEDERAL AND STATE LEGISLATION


     In recent years, an increasing number of legislative proposals have been introduced or proposed by Congress and in some state legislatures which would effect major changes in the healthcare system. In October 1993, the Clinton Administration submitted comprehensive healthcare reform legislation to Congress designed to provide, among other things, for universal access to healthcare. Neither the Clinton Administration's plan nor any other healthcare reform legislation was enacted by Congress.

     A number of legislative proposals have contained a moratorium on the designation of additional long-term hospital facilities for Medicare reimbursement purposes. However, neither Vencor nor Hillhaven can predict the form of healthcare reform legislation which may be proposed in Congress or in state legislatures in the future and whether and in what form such legislation will be adopted. Accordingly, neither Vencor nor Hillhaven is able to assess the effect of any such legislation on their respective businesses or their combined business following consummation of the Merger. There can be no assurance that any such legislation will not have a material adverse impact on the future growth, net revenues and net income of Vencor or Hillhaven or their combined operations following consummation of the Merger.


INCREASED LEVERAGE



     Hillhaven has substantially greater leverage than Vencor, and, after the Merger, Vencor will have significantly higher indebtedness than it has historically maintained, including indebtedness incurred as a result of the cash-out of the Hillhaven Preferred Stock and payment of certain transaction costs. Although the management of Vencor believes its post-merger indebtedness will not adversely affect the business or operations of Vencor, such indebtedness could adversely affect Vencor's ability to obtain additional financing for working capital and other purposes and could make Vencor more vulnerable to changes in the healthcare marketplace, economic downturns and competitive pressures. Vencor expects to refinance a substantial portion of the outstanding indebtedness of the combined companies. To the extent such indebtedness is refinanced at floating interest rates, Vencor will be subject to the risk that interest rates will rise, increasing Vencor's interest expense.



RELIANCE ON REIMBURSEMENT FROM GOVERNMENT SOURCES


     Vencor and Hillhaven derive substantial portions of their net revenues from third party payors, including government reimbursement programs such as Medicare and Medicaid, and non-government sources, such as commercial insurance companies, HMOs, PPOs and contract services. For the year ended December 31, 1994, Vencor received approximately 60% of its net patient revenues from government sources and approximately 40% of its net patient revenues from non-government sources. For the nine months ended February 28, 1995, Hillhaven received approximately 73% of its net patient revenues from government sources and approximately 27% of its net patient revenues from non-government sources. Both government and non-government payors have undertaken cost containment measures designed to limit payments to healthcare providers such as Vencor and Hillhaven. Furthermore, government reimbursement programs are subject to statutory and regulatory changes, retroactive rate adjustments, administrative rulings and government funding restrictions, all of which may materially increase or decrease the rate of program payments to Vencor and Hillhaven for their services. There can be no assurance that payments under governmental and non-governmental payor programs will be sufficient to cover the costs allocable to patients eligible for reimbursement. There have been, and Vencor and Hillhaven expect that there will continue to be, a number of proposals to further limit Medicare and Medicaid reimbursement for healthcare services. Neither Vencor nor Hillhaven can at this time predict whether or what proposals or cost containment measures will be adopted or, if adopted and implemented what effect, if any, such proposals might have on the operations of Vencor or Hillhaven or their combined operations following consummation of the Merger.

     The net incomes of Vencor and Hillhaven are affected by changes in sources of net revenues. Rates paid by commercial insurers, including those which provide Medicare supplemental insurance, are generally based on established charges, and are generally higher than Medicare reimbursement rates. A change in the payor mix of Vencor's and Hillhaven's patients resulting in a decrease in patients covered by commercial insurance could have an adverse impact on the net revenues and income of Vencor or Hillhaven or their combined net revenues and income following consummation of the Merger.

GOVERNMENTAL REGULATION

     Vencor, Hillhaven and the healthcare industry are subject to extensive federal, state and local regulations governing licensure, conduct of operations at existing facilities, construction of new facilities, purchase or lease of existing facilities, addition of new services, certain capital expenditures, cost containment and reimbursement for services rendered. It is not possible to predict the content or impact of future regulations or legislation affecting the healthcare industry. The failure to obtain or renew certain required regulatory approvals or licenses, the delicensing of certain facilities owned, leased or operated by Vencor or Hillhaven or the combined company following consummation of the Merger or the disqualification of Vencor or Hillhaven or the combined company following the consummation of the Merger from participation in certain federal and state reimbursement programs could have a material adverse effect upon the operations of Vencor or Hillhaven or their combined operations following consummation of the Merger.

COMPETITION

     Organizations such as Vencor and Hillhaven operate in a highly competitive industry. The long-term care hospitals and nursing centers operated by Vencor and Hillhaven are in communities where other facilities offer similar services. Some of these competing facilities are operated by entities having greater financial and other resources and longer operating histories than Vencor or Hillhaven. In addition, certain of these competing facilities are operated by non-taxpaying or governmental agencies, which can finance capital expenditures on a tax exempt basis, and which receive funds and charitable contributions unavailable to Vencor's hospitals or Hillhaven's nursing centers. There can be no assurance that the combined company will not encounter increased competition in the future that would adversely affect its results of operations.

LIMITED AVAILABILITY OF LABOR

     In the past, the long-term care industry has periodically experienced shortages of nurses. Although Vencor and Hillhaven currently do not have a staffing shortage, a shortage of nurses in geographic areas in which Vencor and Hillhaven operate could adversely affect the ability of Vencor and Hillhaven to attract and retain qualified nursing personnel and could increase their operating costs. Vencor and Hillhaven compete with other healthcare providers for the services of nurses and other professional and non-professional employees. Vencor and Hillhaven expect that their labor costs will increase in the future, and there can be no assurance that such cost increases will be matched by timely corresponding reimbursement rate increases.


INTERESTS OF CERTAIN PERSONS IN THE MERGER



     Certain members of management of Hillhaven and of the Hillhaven Board have certain interests in the Merger that are in addition to the interests of stockholders generally and which may create potential conflicts of interest. These interests include the acceleration of vesting of the Hillhaven Options and the PIP Options and the satisfaction of the performance share grants. See "Summary -- The Merger -- Employee Benefits" and "-- Interests of Certain Persons in the Transactions," "The Merger -- Employee Benefits" and "-- Interests of Certain Persons in the Transactions."

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION


     The following unaudited pro forma condensed combined financial statements are presented assuming the Merger and the Nationwide Transaction will each be accounted for as a pooling of interests. For a description of pooling of interests accounting with respect to the Merger, see "The Merger -- Accounting Treatment."



     The Merger Agreement provides that each outstanding share of Hillhaven Common Stock will be converted into a fraction of a share of Vencor Common Stock determined by dividing $32.25 by the Vencor Average Price, except that the Conversion Number will not be less than 0.768 or greater than 0.977 except in certain limited circumstances described under "The Merger -- Terms of the Merger," and each share of Hillhaven Preferred Stock will be converted into the right to receive $900 in cash, plus accrued and unpaid dividends to the Effective Time. Each outstanding share of Vencor Common Stock will remain outstanding and unaffected by the Merger. For all applicable periods in the unaudited condensed combined income statements, shares used in the computation of earnings per common and common equivalent shares assume a Conversion Number of 0.977 and a Transaction Value of $31.00.



     The Nationwide Transaction, which will be accounted for as a pooling of interests, was consummated on June 30, 1995. At such time, Hillhaven issued 5,000,000 shares of Hillhaven Common Stock to the stockholders of Nationwide. As a result, former stockholders of Nationwide who are holders of record of Hillhaven Common Stock on the Hillhaven Record Date will be entitled to vote at the Hillhaven Meeting.



     The unaudited pro forma condensed combined income statements reflect the combination of the historical operating results of Vencor for the years ended December 31, 1994, 1993 and 1992, and for the three months ended March 31, 1995 and 1994 with the restated historical operating results of Hillhaven for twelve months ended November 30, 1994 and historical operating results for the years ended May 31, 1993 and 1992 and for the three months ended February 28, 1995 and 1994 and the historical operating results of Nationwide for the years ended September 30, 1994, 1993 and 1992 and for the three months ended December 31, 1994 and 1993, respectively. The unaudited pro forma condensed combined balance sheet reflects the combination of the historical balance sheets of Vencor at March 31, 1995 with the historical balance sheets of Hillhaven at February 28, 1995 and Nationwide at December 31, 1994 which have been adjusted on a pro forma basis.



     The unaudited pro forma condensed combined financial statements do not reflect the restructuring charge expected to be incurred by Vencor and Hillhaven in connection with the Merger. The restructuring charge will include costs associated with the combination of Vencor and Hillhaven, including severance, duplicative systems and other operations consolidation expenses. Also, no provision has been reflected in the unaudited pro forma condensed combined financial statements for the possible refinancing of certain of Hillhaven's debt after the consummation of the Merger. The unaudited pro forma condensed combined financial statements also do not give effect to the revenue enhancements and cost savings expected to be realized in connection with the Merger. The unaudited pro forma condensed combined financial statements are not necessarily indicative of the results or financial position that actually would have occurred had the Merger been consummated on the dates indicated or that may be obtained in the future. See "Risk Factors" and "Operations and Management After the Merger." These pro forma financial statements should be read in conjunction with the related historical financial statements and notes thereto of Vencor and Hillhaven incorporated by reference in this Joint Proxy Statement/Prospectus.

                   VENCOR, INC. AND THE HILLHAVEN CORPORATION

            UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENTS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1995


                       HILLHAVEN      NATIONWIDE                                   VENCOR
                      THREE MONTHS   THREE MONTHS                               THREE MONTHS
                         ENDED          ENDED                                      ENDED
                      FEBRUARY 28,   DECEMBER 31,    PRO FORMA      HILLHAVEN    MARCH 31,      PRO FORMA      PRO FORMA
                          1995           1994       ADJUSTMENTS     PRO FORMA       1995       ADJUSTMENTS     COMBINED
                      ------------   ------------   -----------     ---------   ------------   -----------     ---------
                                                   (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Net revenues
  Patient revenues...   $330,453       $ 31,410        $  --        $361,863      $119,614        $(162)(i)    $481,315
  Other revenues.....     65,714            223          (15)(a)
                                                         (36)(b)      65,886           817           --          66,703
                      ------------   ------------   -----------     ---------   ------------   -----------     ---------
      Net revenues...    396,167         31,633          (51)        427,749       120,431         (162)        548,018
Expenses
  Salaries, wages and
    benefits.........    241,466         14,971           --         256,437        61,994           --         318,431
  Supplies...........     26,256          3,239           --          29,495        13,245           --          42,740
  Rent...............     13,445          1,812           --          15,257         4,578           --          19,835
  Other operating
    expenses.........     71,417          7,417          (15)(a)      78,819        17,767         (162)(i)      96,424
  Depreciation and
    amortization.....     14,452            783           --          15,235         5,701           --          20,936
  Interest...........     12,108          1,202          (36)(b)      13,274         2,147           --          15,421
                      ------------   ------------   -----------     ---------   ------------   -----------     ---------
      Total
         expenses....    379,144         29,424          (51)        408,517       105,432         (162)        513,787
                      ------------   ------------   -----------     ---------   ------------   -----------     ---------
Income before
  income taxes and
  extraordinary
  charges............     17,023          2,209           --          19,232        14,999           --          34,231
Income tax expense...      5,635          1,025           --           6,660         5,851           --          12,511
                      ------------   ------------   -----------     ---------   ------------   -----------     ---------
Income before
  extraordinary
  charges............   $ 11,388       $  1,184        $  --        $ 12,572      $  9,148        $  --        $ 21,720
                      ============   ============   ===========     ==========  ============   ===========     ==========
Income before
  extraordinary
  charges per share
  Primary............   $   0.33                                    $   0.32      $   0.34                     $   0.33
  Fully diluted......   $   0.31                                    $   0.30      $   0.31                     $   0.31
Shares used in per
  share calculation
  Primary............     28,864                       5,000(h)       33,864        27,288                       60,373
  Fully diluted......     36,836                       5,000(h)       41,836        31,711                       72,585



   See notes to unaudited pro forma condensed combined financial information.

                   VENCOR, INC. AND THE HILLHAVEN CORPORATION

            UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENTS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1994


                       HILLHAVEN      NATIONWIDE                                   VENCOR
                      THREE MONTHS   THREE MONTHS                               THREE MONTHS
                         ENDED          ENDED                                      ENDED
                      FEBRUARY 28,   DECEMBER 31,    PRO FORMA      HILLHAVEN    MARCH 31,      PRO FORMA      PRO FORMA
                          1994           1993       ADJUSTMENTS     PRO FORMA       1994       ADJUSTMENTS     COMBINED
                      ------------   ------------   -----------     ---------   ------------   -----------     ---------
                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net revenues
  Patient revenues...   $299,313       $ 29,299       $    --       $328,612      $ 86,305       $    --       $414,917
  Other revenues.....     73,808            246           (12)(a)
                                                          (39)(b)     74,003           658            --         74,661
                      ------------   ------------   -----------     ---------   ------------   -----------     ---------
      Net revenues...    373,121         29,545           (51)       402,615        86,963                      489,578
Expenses
  Salaries, wages and
    benefits.........    218,519         14,243            --        232,762        43,397            --        276,159
  Supplies...........     23,568          3,134            --         26,702        10,781            --         37,483
  Rent...............     14,101          1,766            --         15,867         4,038            --         19,905
  Other operating
    expenses.........     73,830          6,023           (12)(a)     79,841        13,013            --         92,854
  Depreciation and
    amortization.....     13,557            722            --         14,279         4,088            --         18,367
  Interest...........     12,573          1,072           (39)(b)     13,606         1,773            --         15,379
                      ------------   ------------   -----------     ---------   ------------   -----------     ---------
    Total expenses...    356,148         26,960           (51)       383,057        77,090            --        460,147
                      ------------   ------------   -----------     ---------   ------------   -----------     ---------
Income before income
  taxes and
  extraordinary
  charges............     16,973          2,585            --         19,558         9,873            --         29,431
Income tax expense...      5,029          1,183            --          6,212         3,953            --         10,165
                      ------------   ------------   -----------     ---------   ------------   -----------     ---------
Income before
  extraordinary
  charges............   $ 11,944       $  1,402       $    --       $ 13,346      $  5,920       $    --       $ 19,266
                      ============   ============   ===========     ==========  ============   ===========     ==========
Income before
  extraordinary
  charges per share
  Primary............   $   0.37                                    $   0.35      $   0.23                     $   0.30
  Fully diluted......   $   0.32                                    $   0.32      $   0.23                     $   0.29
Shares used in per
  share calculation
  Primary............     25,244                        5,000(h)      30,244        25,470                       55,018
  Fully diluted......     33,754                        5,000(h)      38,754        25,470                       63,333



   See notes to unaudited pro forma condensed combined financial information.

                   VENCOR, INC. AND THE HILLHAVEN CORPORATION

            UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1994


                         HILLHAVEN
                           TWELVE
                           MONTHS      NATIONWIDE                                  VENCOR
                           ENDED       YEAR ENDED                                YEAR ENDED
                        NOVEMBER 30,  SEPTEMBER 30,   PRO FORMA     HILLHAVEN   DECEMBER 31,   PRO FORMA     PRO FORMA
                            1994          1994       ADJUSTMENTS    PRO FORMA       1994      ADJUSTMENTS     COMBINED
                        ------------  -------------  -----------    ----------  ------------  -----------    ----------
                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net revenues
  Patient revenues.....  $1,242,531     $ 120,855      $    --      $1,363,386    $396,766       $(374)(i)   $1,759,778
  Other revenues.......     289,733         1,095          (54)(a)
                                                          (153)(b)     290,621       3,252          --          293,873
                        ------------  -------------  -----------    ----------  ------------  -----------    ----------
    Net revenues.......   1,532,264       121,950         (207)      1,654,007     400,018        (374)       2,053,651
Expenses
  Salaries, wages and
    benefits...........     907,354        56,363           --         963,717     197,336          --        1,161,053
  Supplies.............     101,321        13,261           --         114,582      46,662          --          161,244
  Rent.................      55,755         7,131           --          62,886      16,757          --           79,643
  Other operating
    expenses...........     284,163        27,722          (54)(a)     311,831      59,535        (374)(i)      370,992
  Depreciation and
    amortization.......      55,408         2,989           --          58,397      20,390          --           78,787
  Interest.............      51,630         4,865         (153)(b)      56,342       6,787          --           63,129
                        ------------  -------------  -----------    ----------  ------------  -----------    ----------
      Total expenses...   1,455,631       112,331         (207)      1,567,755     347,467        (374)       1,914,848
                        ------------  -------------  -----------    ----------  ------------  -----------    ----------
Income before income
  taxes and
  extraordinary
  charges..............      76,633         9,619           --          86,252      52,551          --          138,803
Income tax expense.....      21,429         4,600           --          26,029      21,135          --           47,164
                        ------------  -------------  -----------    ----------  ------------  -----------    ----------
Income before
  extraordinary
  charges..............  $   55,204     $   5,019      $    --      $   60,223    $ 31,416       $  --       $   91,639
                        ============  ============   ===========    ==========  ============  ===========    ==========
Income before
  extraordinary charges
  per share
  Primary..............  $     1.72                                 $     1.60    $   1.20                   $     1.45
  Fully diluted........  $     1.53                                 $     1.45        1.13                   $     1.33
Shares used in per
  share calculation
  Primary..............      27,830                      5,000(h)       32,830      25,994                       58,069
  Fully diluted........      36,006                      5,000(h)       41,006      30,417                       70,480



   See notes to unaudited pro forma condensed combined financial information.

                   VENCOR, INC. AND THE HILLHAVEN CORPORATION

            UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENTS
                      FOR THE YEAR ENDED DECEMBER 31, 1993


                        HILLHAVEN     NATIONWIDE                                     VENCOR
                        YEAR ENDED    YEAR ENDED                                   YEAR ENDED
                         MAY 31,     SEPTEMBER 30,    PRO FORMA      HILLHAVEN    DECEMBER 31,    PRO FORMA    PRO FORMA
                           1993          1993        ADJUSTMENTS     PRO FORMA        1993       ADJUSTMENTS    COMBINED
                        ----------   -------------   -----------     ----------   ------------   -----------   ----------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net revenues
  Patient revenues....  $1,127,809      $63,926        $    --       $1,191,735     $276,587      $      --    $1,468,322
  Other revenues......     266,663        3,059            (34)(a)
                                                          (166)(b)      269,522        5,648             --       275,170
                        ----------   -------------   -----------     ----------   ------------   -----------   ----------
    Net revenues......   1,394,472       66,985           (200)       1,461,257      282,235             --     1,743,492
Expenses
  Salaries, wages and
    benefits..........     820,823       31,848             --          852,671      132,492             --       985,163
  Supplies............      88,637        4,816             --           93,453       33,020             --       126,473
  Rent................      56,687        2,706             --           59,393       14,930             --        74,323
  Other operating
    expenses..........     271,514       14,206            (34)(a)      285,686       44,328             --       330,014
  Depreciation and
    amortization......      53,651        2,770             --           56,421       12,705             --        69,126
  Interest............      63,600        3,750           (166)(b)       67,184        6,375             --        73,559
  Restructuring.......       5,769           --             --            5,769           --             --         5,769
                        ----------   -------------   -----------     ----------   ------------   -----------   ----------
         Total
           expenses...   1,360,681       60,096           (200)       1,420,577      243,850             --     1,664,427
                        ----------   -------------   -----------     ----------   ------------   -----------   ----------
Income before income
  taxes, extraordinary
  charges and
  cumulative effect of
  change in accounting
  for income taxes....      33,791        6,889             --           40,680       38,385             --        79,065
Income tax expense
  (benefit)...........      (7,116)       1,744             --           (5,372)      15,461             --        10,089
                        ----------   -------------   -----------     ----------   ------------   -----------   ----------

Income before
  extraordinary
  charges and
  cumulative effect of
  change in accounting
  for income taxes....  $   40,907      $ 5,145        $    --       $   46,052     $ 22,924      $      --    $   68,976
                        ==========   ============    ===========     ==========   ============   ===========   ==========
Income before
  extraordinary
  charges and
  cumulative effect
  per share
  Primary.............  $     1.58                                   $     1.49     $   0.85                   $     1.20
Shares used in per
  share calculation
  Primary.............      24,394                       5,000(h)        29,394       27,072                       55,790



   See notes to unaudited pro forma condensed combined financial information.

                   VENCOR, INC. AND THE HILLHAVEN CORPORATION

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1992


                        HILLHAVEN     NATIONWIDE                                     VENCOR
                        YEAR ENDED    YEAR ENDED                                   YEAR ENDED
                         MAY 31,     SEPTEMBER 30,    PRO FORMA      HILLHAVEN    DECEMBER 31,    PRO FORMA    PRO FORMA
                           1992          1992        ADJUSTMENTS     PRO FORMA        1992       ADJUSTMENTS    COMBINED
                        ----------   -------------   -----------     ----------   ------------   -----------   ----------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net revenues
  Patient revenues....  $1,097,304      $39,588        $    --       $1,136,892     $210,721        $  --      $1,347,613
  Other revenues......     232,703        3,939           (179)(a)      236,463        3,969           --         240,432
                        ----------   -------------   -----------     ----------   ------------      -----      ----------
         Net
           revenues...   1,330,007       43,527           (179)       1,373,355      214,690           --       1,588,045
Expenses
  Salaries, wages and
    benefits..........     798,855       20,520             --          819,375      102,133           --         921,508
  Supplies............      86,772        4,769             --           91,541       26,399           --         117,940
  Rent................      71,665        1,379             --           73,044       12,924           --          85,968
  Other operating
    expenses..........     258,763        5,907             --          264,670       35,147           --         299,817
  Depreciation and
    amortization......      46,698        2,308             --           49,006        7,402           --          56,408
  Interest............      56,863        3,586           (179)(a)       60,270        2,129           --          62,399
  Restructuring.......      92,529           --             --           92,529           --           --          92,529
  Adjustment to
    carrying value of
    properties
    previously
    reported as
    discontinued
    operations........      20,736           --             --           20,736           --           --          20,736
                        ----------   -------------   -----------     ----------   ------------      -----      ----------
         Total
           expenses...   1,432,881       38,469           (179)       1,471,171      186,134           --       1,657,305
                        ----------   -------------   -----------     ----------   ------------      -----      ----------
Income (loss) before
  income taxes and
  extraordinary
  charges.............    (102,874)       5,058             --          (97,816)      28,556           --         (69,260)
Income tax expense....         543          380             --              923       11,128           --          12,051
Reinstatement of
  discontinued
  operations, net of
  tax.................      24,743           --             --           24,743           --           --          24,743
                        ----------   -------------   -----------     ----------   ------------      -----      ----------
Income (loss) before
  extraordinary
  charges.............  $  (78,674)     $ 4,678        $    --       $  (73,996)    $ 17,428        $  --      $  (56,568)
                        ==========   ============    ===========     ==========   ============   ===========   ==========
Income (loss) before
  extraordinary
  charges per share
    Primary...........  $    (3.63)                                  $    (2.79)    $   0.63                   $    (1.08)
Shares used in per
  share calculation
    Primary...........      22,073                       5,000(h)        27,073       27,507                       53,957



   See notes to unaudited pro forma condensed combined financial information.

                   VENCOR, INC. AND THE HILLHAVEN CORPORATION

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 MARCH 31, 1995


                         HILLHAVEN      NATIONWIDE                                    VENCOR
                        FEBRUARY 28,   DECEMBER 31,    PRO FORMA        HILLHAVEN    MARCH 31,    PRO FORMA            PRO FORMA
                            1995           1994       ADJUSTMENTS       PRO FORMA      1995      ADJUSTMENTS            COMBINED
                        ------------   ------------   -----------       ----------   ---------   -----------           ----------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
ASSETS
Current Assets
  Cash and cash
    equivalents........  $   48,965      $  4,893       $(3,000)(d)     $   50,858   $  5,736     $      --            $   56,594
  Patient accounts
    receivable, net....     164,713        10,636          (151)(b)        175,198    108,045            --               283,243
  Inventories..........      17,163            --            --             17,163      5,249            --                22,412
  Other current
    assets.............      33,849         2,351            --             36,200     21,212        15,899(o)             73,311
                        ------------   ------------   -----------       ----------   ---------   -----------           ----------
        Total Current
          Assets.......     264,690        17,880        (3,151)           279,419    140,242        15,899               435,560
Long-term notes
  receivable, net......      85,365            --            --             85,365         --            --                85,365
Property and equipment,
  net..................     811,559        49,895            --            861,454    262,625            --             1,124,079
Investments available
  for acquisitions and
  general corporate
  purposes.............          --            --            --                 --     25,906       (21,600)(j)             4,306
Other assets...........      71,968        10,957        (1,386)(b)                                      --
                                                           (463)(d)         81,076     26,831                             107,907
                        ------------   ------------   -----------       ----------   ---------   -----------           ----------
        Total Assets...  $1,233,582      $ 78,732       $(5,000)        $1,307,314   $455,604     $  (5,701)           $1,757,217
                         ==========    ==========     ==========         =========   ========    ==========             =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Accounts payable.....  $   58,944      $  2,885       $    --         $   61,829   $ 18,870     $      --            $   80,699
  Accrued expenses.....     104,956         7,422          (276)(b)        112,102     22,340            --               134,442
  Income taxes
    payable............          99            --            --                 99     12,008       (28,006)(o)
                                                                                                     15,899(o)                 --
  Current portion of
    long-term debt.....      38,765         3,973          (151)(b)         42,587        399            --                42,986
                        ------------   ------------   -----------       ----------   ---------   -----------           ----------
        Total Current
         Liabilities...     202,764        14,280          (427)           216,617     53,617       (12,107)              258,127
Deferred credits and
  other liabilities....      36,511         4,755            --             41,266     16,994            --                58,260
Long-term debt.........     589,619        43,470        (1,110)(b)
                                                          3,744(c)
                                                        (12,000)(d)
                                                         12,000(d)
                                                          4,500(g)         640,223    123,889        (2,895)(m)
                                                                                                     89,474(n)            850,691
Stock warrants.........          --         5,918         7,380(e)
                                                        (13,298)(f)             --         --            --                    --
Redeemable preferred
  stock................          --         1,305         1,695(c)
                                                         (3,000)(d)             --         --            --                    --
SHAREHOLDERS' EQUITY:
  Preferred stock......          15            --            --                 15         --           (15)(n)                --
  Common stock.........      24,618         4,814        13,298(f)
                                                        (14,362)(h)         28,368      7,501            68(k)
                                                                                                        196(l)
                                                                                                        422(m)
                                                                                                    (20,685)(q)            15,870
  Additional paid-in
    capital............     421,772            --        14,362(h)         436,134    184,012           (68)(k)
                                                                                                     24,619(l)
                                                                                                      2,473(m)
                                                                                                    (99,401)(n)
                                                                                                     25,045(o)
                                                                                                     20,685(q)            593,499
  Retained earnings....      49,718         4,190        (1,695)(c)                                 (21,600)(j)
                                                         (3,744)(c)                                  (3,587)(k)
                                                           (463)(d)                                 (24,815)(l)
                                                         (7,380)(e)                                   9,942(n)
                                                         (4,500)(g)         36,126     96,764         2,961(o)             95,791
  Other shareholders'
    equity.............     (91,435)           --            --            (91,435)   (27,173 )       3,587(k)           (115,021)
                        ------------   ------------   -----------       ----------   ---------   -----------           ----------
        Net
          shareholders'
          equity.......     404,688         9,004        (4,484)           409,208    261,104       (80,173)              590,139
                        ------------   ------------   -----------       ----------   ---------   -----------           ----------
        Total
          liabilities
          and equity...  $1,233,582      $ 78,732       $(5,000)        $1,307,314   $455,604     $  (5,701)           $1,757,217
                         ==========    ==========     ==========         =========   ========    ==========             =========
Book value per common
  share................  $    14.13                                     $    12.16   $   9.37                          $     9.30
Common shares
  outstanding,
  excluding shares held
  in trust or
  treasury.............      28,645                       5,000(h)          33,645     27,870         1,966(p)             63,481



   See notes to unaudited pro forma condensed combined financial information.

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION


                                 (IN THOUSANDS)


NOTE 1 -- BASIS OF PRESENTATION


     For accounting purposes, the Merger will be treated as a pooling of interests. Accordingly, the accompanying unaudited pro forma condensed combined financial statements give retroactive effect to the Merger and include the combined operations of Vencor and Hillhaven for all periods presented. Hillhaven net revenues of $734,034 and net income of $33,355 for the period June 1, 1993 to November 30, 1993 have been excluded from the pro forma financial statements. Hillhaven net revenues and net income for the period from June 1, 1994 to November 30, 1994 amounted to $781,473 and $27,412, respectively.


     Vencor's annual financial reporting period ending on December 31 will be adopted by the combined entity.


     On October 31, 1994, Hillhaven acquired CPS and AIS in a business combination accounted for as a pooling of interests and, accordingly, Hillhaven's results of operations have been restated to include the operations of CPS and AIS for all periods presented. Hillhaven acquired CPS and AIS through the exchange of 1,262 shares of Hillhaven Common Stock valued at approximately $29,000.



     Shares of Hillhaven Common Stock held in the Grantor Trust are excluded in the calculation of net income per share and book value per share. Upon consummation of the Merger, the Grantor Trust will be terminated and the shares used to satisfy Hillhaven's obligations under the Stock Incentive Plan, Performance Investment Plan and certain other employee benefit plans. Shares held in the Grantor Trust totalled 4,180 at February 28, 1995.


NOTE 2 -- PRO FORMA ADJUSTMENTS

     The adjustments to the pro forma financial statements are discussed below:

  The Nationwide Transaction


     (a) To eliminate management fees between the Nationwide entities.



     (b) To eliminate capital lease transactions between the Nationwide entities.



     (c) To adjust the redeemable preferred stock in the amount of $1,695 to its $3,000 par value and write off the unamortized discount on the Nationwide Senior Subordinated Notes in the amount of $3,744.



     (d) To record (i) the redemption of the redeemable preferred stock for $3,000 in cash and (ii) the redemption of the Nationwide Senior Subordinated Notes in the amount of $12,000, financed by borrowings, and (iii) the write-off of deferred financing charges amounting to $463.



     (e) To record the $7,380 adjustment to fair market value of the stock warrants. The detachable stock warrants include put and call options, the exercise prices of which are based upon the value of the warrants as determined by defined formulas.



     (f) To record the exercise of the stock warrants (valued at $13,298) prior to consummation of the Nationwide Transaction.



     (g) To record transaction costs in the amount of $4,500 in connection with the Nationwide Transaction to be financed by borrowings.



     (h) To record the business combination under pooling of interests accounting (based on 33,645 Hillhaven pro forma shares outstanding with a par value of $0.75 per share) and issuance of Hillhaven Common Stock in connection with the Nationwide Transaction.


  The Merger


     (i) To eliminate service fees between Vencor and Hillhaven.

     (j) To record transaction costs in the amount of $21,600 in connection with the Merger. The remaining $28,402 of transaction costs are included in (k) and
(l) below.



     (k) To record approximately 271 shares of Vencor Common Stock issued in consideration of the required cancellation of options granted under the Hillhaven Option Plans based on a Conversion Number of 0.977 and a Transaction Value of $31.00. See "The Merger -- Employee Benefits." Includes the write-off of unearned compensation amounting to $3,587.



     (l) To record approximately 782 shares of Vencor Common Stock issued in consideration of the satisfaction of performance shares granted under the Hillhaven Option Plans based on a Conversion Number of 0.977 and a Transaction Value of $31.00. See "The Merger -- Employee Benefits."



     (m) To record approximately 1,687 shares of Vencor Common Stock issued in consideration of the required cancellation of the PIP Options based on a Conversion Number of 0.977 and a Transaction Value of $31.00. See "The
Merger -- Employee Benefits." Included in long-term debt was $2,895 representing the participants' original capital contribution.



     (n) To record the cash-out of Hillhaven Preferred Stock for $89,474, which represents a 10% discount from the aggregate liquidation value of $99,416 million. The cash payment to Tenet will be financed with borrowings.



     (o) To record (i) the decrease in income taxes payable and increase in additional paid-in capital in the amount of $25,045 representing the tax benefit arising from conversion of PIP Options and stock options under the Hillhaven Option Plans, (ii) the decrease in income taxes payable and increase in retained earnings in the amount of $2,961 which represents the tax effect of compensation expense related to the conversion of performance shares and (iii) a reclassification of $15,899 from income taxes payable to income tax refunds receivable (other current assets).



     (p) To adjust common shares outstanding as follows:



        Hillhaven equivalent shares outstanding, based on a Conversion
          Number of 0.977...................................................   32,871
        Hillhaven pro forma common shares...................................   33,645
                                                                              -------
        Adjustment..........................................................     (774)
        Vencor common shares issued in connection with Hillhaven Option
          Plans.............................................................    2,740
                                                                              -------
        Net increase in pro forma combined common shares outstanding........    1,966
                                                                               ======



     (q) To record the Merger under pooling of interests accounting based on 63,481 pro forma combined common shares outstanding with a par value of $0.25 per share.


NOTE 3 -- INCOME TAXES


     Estimated provisions for income taxes related to pro forma adjustments are based on an assumed combined federal and state income tax rate of 40%, adjusted for certain nondeductible items.

NOTE 4 -- EARNINGS PER COMMON SHARE


     Shares used in pro forma earnings per common and common equivalent share are computed as follows:



                                                  FOR THE THREE
                                                  MONTHS ENDED          FOR THE YEARS ENDED
                                                    MARCH 31,               DECEMBER 31,
                                                -----------------     ------------------------
                                                 1995       1994       1994     1993     1992
                                                ------     ------     ------   ------   ------
    Vencor:
      Weighted average common and common
         equivalent shares, fully diluted.....  31,711     25,470     30,417   27,072   27,507
                                                ======     ======     ======   ======   ======
    Hillhaven:
      Weighted average common and common
         equivalent shares, fully diluted.....  36,836     33,754     36,006   24,394   22,073
      Common Stock to be issued in connection
         with the Nationwide Transaction......   5,000      5,000      5,000    5,000    5,000
                                                ------     ------     ------   ------   ------
      Pro forma Hillhaven.....................  41,836     38,754     41,006   29,394   27,073
      Exchange Ratio..........................   0.977      0.977      0.977    0.977    0.977
                                                ------     ------     ------   ------   ------
                                                40,874     37,863     40,063   28,718   26,450
                                                ======     ======     ======   ======   ======
      Shares used in earnings per common and
         common share equivalent
         computations.........................  72,585     63,333     70,480   55,790   53,957
                                                ======     ======     ======   ======   ======


     Vencor reported only primary income per share in the three months ended March 31, 1994 and the years ended December 31, 1993 and 1992. Hillhaven reported only primary income (loss) per share in 1993 and 1992.

NOTE 5 -- TRANSACTION COSTS AND EXPENSES


     No provision has been reflected in the unaudited pro forma condensed combined income statements for expenses expected to be incurred in connection with both the Nationwide Transaction and the Merger. Estimated costs for each transaction are $8,700 and $50,000, respectively, including financial advisory, legal and accounting fees and expenses, printing and mailing costs, and compensation expense incurred as a result of the acceleration of vesting of certain employee benefits. The unaudited pro forma condensed combined income statements do not give effect to any revenue enhancements and cost savings which may be realized following the Merger. Vencor and Hillhaven have not yet completed their plans for combining the companies and therefore have not determined the restructuring charges to be incurred in connection with the Merger.

                              THE SPECIAL MEETINGS

GENERAL


     This Joint Proxy Statement/Prospectus is being furnished to holders of Vencor Common Stock in connection with the solicitation of proxies by the Vencor
Board for use at the Vencor Meeting, to be held on August   , 1995, and any
adjournments or postponements thereof, (a) to consider and vote upon the approval and adoption of the Merger Agreement and to approve the transactions contemplated by the Merger Agreement, including, among other things, the issuance of Vencor Common Stock pursuant to the Merger Agreement, (b) to consider and vote on the Charter Amendment, as set forth in Appendix D to this Joint Proxy Statement/Prospectus, (c) to consider and vote on the Compensation Program Amendment and (d) to transact such other business as may properly come before the Vencor Meeting or any adjournments or postponements thereof. The Merger Agreement, the Charter Amendment and the Compensation Program Amendment will each be voted upon separately.



     THE VENCOR BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT THE VENCOR STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT (WHICH APPROVAL AND ADOPTION SHALL CONSTITUTE APPROVAL OF THE ISSUANCE OF SHARES OF VENCOR COMMON STOCK IN CONNECTION WITH THE MERGER). THE VENCOR BOARD HAS ALSO APPROVED THE CHARTER AMENDMENT AND THE COMPENSATION PROGRAM AMENDMENT AND RECOMMENDS A VOTE FOR THE APPROVAL OF THE CHARTER AMENDMENT AND A VOTE FOR THE APPROVAL OF THE COMPENSATION PROGRAM AMENDMENT.



     This Joint Proxy Statement/Prospectus is being furnished to holders of Hillhaven Stock in connection with the solicitation of proxies by the Hillhaven
Board for use at the Hillhaven Meeting, to be held on August   , 1995 and any
adjournments or postponements thereof, to consider and vote upon the approval and adoption of the Merger Agreement and the transactions contemplated thereby and to transact such other business as may properly come before the Hillhaven Meeting or any adjournments or postponements thereof.


     THE HILLHAVEN BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT THE HILLHAVEN STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     Each copy of this Joint Proxy Statement/Prospectus mailed to holders of Hillhaven Stock is accompanied by a form of proxy for use at the Hillhaven Meeting, and each copy of this Joint Proxy Statement/Prospectus mailed to holders of Vencor Common Stock is accompanied by a form of proxy for use at the Vencor Meeting.

     This Joint Proxy Statement/Prospectus is also furnished to Hillhaven stockholders as a prospectus in connection with the issuance by Vencor of shares of Vencor Common Stock in connection with the Merger.

DATE, PLACE AND TIME


     The Vencor Meeting will be held at the [Hyatt Regency, 320 West Jefferson
Street, Louisville, Kentucky] on August   , 1995, at 1:00 p.m., local time.



     The Hillhaven Meeting will be held at the corporate headquarters of
Hillhaven, 1148 Broadway Plaza, First Floor, Tacoma, Washington on August   ,
1995 at 10:00 a.m., local time.


RECORD DATES

  Vencor

     The Vencor Board has fixed the close of business on                     ,
1995 as the record date (the "Vencor Record Date") for the determination of the holders of Vencor Common Stock entitled to receive notice of and to vote at the Vencor Meeting and at any adjournments or postponements thereof.

  Hillhaven

     The Hillhaven Board has fixed the close of business on
                    , 1995 as the record date (the "Hillhaven Record Date") for the determination of the holders of Hillhaven Stock entitled to receive notice of and to vote at the Hillhaven meeting and at any adjournments or postponements thereof.

VOTES REQUIRED

  Vencor


     As of                     , 1995, there were        shares of Vencor Common
Stock outstanding. Each share of Vencor Common Stock outstanding on the Vencor Record Date is entitled to one vote upon each matter properly submitted at the Vencor Meeting. The affirmative vote of a majority of the shares of Vencor Common Stock voted at the Vencor Meeting is necessary, under the rules of the NYSE, for the approval and adoption of the Merger Agreement and the transactions contemplated thereby. The affirmative vote of the holders of a majority of the outstanding shares of Vencor Common Stock is necessary to approve the Charter Amendment. The affirmative vote of a majority of the shares of Vencor Common Stock present, in person or by proxy, at the Special Meeting is required to approve the Compensation Program Amendment. The terms of the Merger Agreement do not require the affirmative vote of a majority of the unaffiliated stockholders of Vencor for the approval and adoption of the Merger Agreement and the transactions contemplated thereby or the Charter Amendment.



     The presence in person or by proxy at the Vencor Meeting of a majority of the outstanding shares of Vencor Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business. Abstentions will be counted as present for purposes of determining whether a quorum is present. Any abstention or broker non-vote with respect to the approval of the Charter Amendment or any abstention with respect to the Compensation Program Amendment will have the effect of a negative vote for such proposals. Under the rules of the NYSE, brokers who hold shares in street name for customers will not have authority to vote on the Merger unless they receive specific instructions from beneficial owners but are allowed to vote on the Charter Amendment and the Compensation Program Amendment without such instructions.



     As of                     , 1995, directors and executive officers of
Vencor and their affiliates beneficially owned an aggregate of        shares of
Vencor Common Stock (including shares which may be acquired within 60 days upon exercise of employee stock options or conversion of notes) or approximately percent of the shares of Vencor Common Stock outstanding on such date. The directors and executive officers of Vencor have indicated their intention to vote their shares of Vencor Common Stock in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby, in favor of approval of the Charter Amendment and in favor of approval of the Compensation Program Amendment.


     As of                     , 1995, the directors and executive officers of
Hillhaven owned no shares of Vencor Common Stock.

     See "The Merger -- Interests of Certain Persons in the Transactions."

  Hillhaven


     As of                     , 1995, there were        shares of Hillhaven
Common Stock,        shares of Hillhaven Series C Preferred Stock and
shares of Hillhaven Series D Preferred Stock outstanding. Each share of Hillhaven Stock outstanding on the Hillhaven Record Date is entitled to one vote upon each matter properly submitted at the Hillhaven Meeting. The affirmative vote of a majority of the outstanding shares of Hillhaven Common Stock, voting as a class, and the affirmative vote of two-thirds of the outstanding shares of Hillhaven Series C Preferred Stock and Hillhaven Series D Preferred Stock, each voting separately as a class, and the affirmative vote of a majority of all votes entitled to be voted of Hillhaven Stock is required to approve the matters to be considered and voted on at the Hillhaven Meeting in connection with the Merger Agreement. The terms of the Merger Agreement do not require the affirmative vote of a majority of the unaffiliated stockholders of Hillhaven for the approval and adoption of the Merger Agreement and the transactions contemplated thereby.

     The presence in person or by proxy at the Hillhaven Meeting of the holders entitled to vote a majority of the voting stock is necessary to constitute a quorum for the transaction of business. Abstentions will be counted as present for the purposes of determining whether a quorum is present. Any abstention with respect to the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby will have the same effect as a negative vote. Under the rules of the NYSE, brokers who hold shares in street name for customers will not have the authority to vote on the Merger unless they receive specific instructions from beneficial owners.

     As of                     , 1995, directors and executive officers of
Hillhaven and their affiliates owned beneficially an aggregate of        shares
of Hillhaven Common Stock (including shares which may be acquired upon exercise
of employee stock options), or approximately   percent of the shares of
Hillhaven Common Stock outstanding on such date. Of such amount,        shares
or   percent of the shares of Hillhaven Common Stock is beneficially owned by
Tenet. All of the outstanding shares of Hillhaven Series C Preferred Stock and all of the outstanding shares of Hillhaven Series D Preferred Stock are beneficially owned by Tenet. The directors and executive officers of Hillhaven have indicated their intention to vote their shares of Hillhaven Common Stock in favor of the proposal to approve the Merger Agreement.

     As of                     , 1995, directors and executive officers of
Vencor owned no shares of Hillhaven Stock.

     See "The Merger -- Interests of Certain Persons in the Transactions."

VOTING AND REVOCATION OF PROXIES


     Shares of Vencor Common Stock and Hillhaven Stock represented by a proxy properly signed and received at or prior to the appropriate Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. IF A PROXY IS SIGNED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS, SHARES OF VENCOR COMMON STOCK REPRESENTED BY THE PROXY WILL BE VOTED FOR THE PROPOSAL TO ADOPT AND APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND FOR THE PROPOSAL TO APPROVE THE CHARTER AMENDMENT, AND SHARES OF HILLHAVEN STOCK REPRESENTED BY THE PROXY WILL BE VOTED FOR THE PROPOSAL TO ADOPT AND APPROVE THE MERGER AGREEMENT. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by filing a duly executed revocation or of a duly executed proxy bearing a later date with the Secretary of Vencor, for Vencor stockholders, or with the Secretary of Hillhaven, for Hillhaven stockholders, prior to or at the appropriate Special Meeting, or by voting in person at the appropriate Special Meeting. All written notices of revocation and other communications with respect to revocation of Vencor proxies should be addressed as follows: Vencor, Inc., 3300 Providian Center, 400 West Market Street, Louisville, Kentucky 40202, Attention: Secretary. All written notices of revocation and other communications with respect to revocation of Hillhaven proxies should be addressed to: The Hillhaven Corporation, 1148 Broadway Plaza, Tacoma, Washington 98402, Attention: Secretary. Attendance at a Special Meeting will not in and of itself constitute revocation of a proxy.


     The Vencor and Hillhaven Boards are not currently aware of any business to be acted upon at the Special Meeting of their respective stockholders other than as described herein. If, however, other matters are properly brought before either Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment.

     Stockholders of Vencor and Hillhaven will not be entitled to present any matter for consideration at either Special Meeting.

SOLICITATION OF PROXIES

     In addition to solicitation by mail, directors, officers and employees of Vencor and Hillhaven, who will not be specifically compensated for such services, may solicit proxies from the stockholders of Vencor and Hillhaven, respectively, personally or by telephone, telecopy or telegram or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.


     In addition, Vencor and Hillhaven have retained Georgeson & Company, Inc. ("Georgeson") and D.F. King & Co., Inc. ("D.F. King"), respectively, to assist in the solicitation of proxies from their respective stockholders. The fees to be paid to such firms for such services by each of Vencor and Hillhaven are not
expected to exceed                and                , respectively, plus in
each case reasonable out-of-pocket costs and expenses. Vencor and Hillhaven each will bear its own expenses in connection with the solicitation of proxies for its Special Meeting, except that each will pay one-half of all printing, filing and mailing costs for this Joint Proxy Statement/Prospectus (and the related Vencor S-4 Registration Statement) and all Commission and other regulatory filing fees.


DISSENTERS' RIGHTS


     Holders of Vencor Common Stock will not be entitled to any dissenters' or appraisal rights under Delaware Law as a result of the matters to be voted upon at the Vencor Meeting because Vencor is not a constituent corporation in the Merger. Holders of Hillhaven Common Stock will not be entitled to any dissenters' or appraisal rights as a result of the matters to be voted upon at the Hillhaven Meeting.



     A holder of Hillhaven Preferred Stock will have certain dissenters' rights as a result of the Merger pursuant to which it may demand payment of the "fair value" of shares of Hillhaven Preferred Stock so long as it timely objects to the Merger, does not vote for the approval and adoption of the Merger Agreement and strictly complies with certain other requirements. Failure to take any of the steps required on a timely basis may result in the loss of dissenters' rights. A holder of Hillhaven Preferred Stock electing to exercise dissenters' rights must deliver to Hillhaven, before the vote on the Merger Agreement at the Hillhaven Meeting takes place, a written notice of intent to demand payment if the Merger is effectuated. If the Merger is approved, Hillhaven will then mail a dissenters' notice to each holder of Hillhaven Preferred Stock who has satisfied the notice requirement to assert dissenters' rights. Each holder of Hillhaven Preferred Stock, to whom a dissenters' notice is sent, must, among other things, demand payment and deposit its stock certificates in accordance with the terms of the dissenters' notice or such holder will not be entitled to payment for its shares under the dissenters' rights provisions of the Nevada Law. The "fair value" obtainable upon the valid exercise of dissenters' rights would be determined initially by what Hillhaven estimates to be the "fair value" of the shares, plus accrued interest, although the holder of Hillhaven Preferred Stock may notify Hillhaven of its own estimate of the "fair value" of the shares and the amount of interest due. If Hillhaven does not agree with such holder's estimate, the "fair value" of the shares will be determined by judicial proceedings, the result of which cannot be predicted. See "The
Merger -- Dissenters' Rights."


                   OPERATIONS AND MANAGEMENT AFTER THE MERGER

POST-MERGER OPERATIONS


     Vencor and Hillhaven believe that the Merger presents a unique strategic opportunity to form one of the nation's largest providers of healthcare services primarily focusing on the needs of the elderly. After the Merger, Vencor will have pro forma 1994 revenues of approximately $2.05 billion and pro forma 1994 net income before extraordinary charges of approximately $92 million. Because of the resulting increase in size and range of services which Vencor and Hillhaven will be able to provide, Vencor and Hillhaven managements believe the combined company will be able to recognize both revenue and cost-saving synergies that will position it for a leadership position in the rapidly changing U.S. healthcare industry.



     After the Merger, Vencor will have operations in 38 states, which contain approximately 80% of the nation's population. Vencor's post-Merger operations will include 36 long-term intensive care hospitals and 310 nursing centers with more than 42,000 beds, 56 retail and institutional pharmacy outlets and 23 retirement housing communities with approximately 3,000 apartments. The healthcare services which will be provided through this network of facilities will include long-term intensive hospital care, long-term nursing care, contract respiratory therapy services, acute cardiopulmonary care, subacute and post-operative care, inpatient and outpatient rehabilitation therapy, specialized care for Alzheimer's disease, hospice care, pharmacy services and retirement and assisted living. In addition, through contracts with approximately 1,700 non-affiliated nursing and subacute centers, the combined companies will provide a broad array of respiratory, physical, occupational and speech therapy and subacute services.


  Projected Increased Revenues; Synergies

     Vencor management believes that, as a result of the Merger, Vencor's revenues will be increased by approximately $100 million annually by 1997. These increased revenues are expected to be achieved through the cross-marketing of a broad array of contract services to non-affiliated nursing and subacute care centers as well as cross-referrals of long-term patients.

     Of Hillhaven's 310 nursing centers, approximately 65% of such nursing centers are in states where Vencor operates hospitals and approximately 25% of such nursing centers are within 50 miles of a Vencor hospital. Having both long-term care hospitals and nursing centers within such close proximity will facilitate the referral of patients within the combined Vencor-Hillhaven network. Many of Vencor's patients are discharged into nursing centers when their condition has improved sufficiently to require a continuous, but less acute, level of care. Conversely, patients in nursing centers may be admitted to long-term care hospitals when their condition requires a more acute level of care.


     On June 15, 1995, Vencor's Vencare division had contracts to provide respiratory care services and supplies to approximately 1,110 nursing centers and subacute care services to approximately 33 nursing centers and hospitals. The Merger will enable Vencare to provide physical, occupational and speech therapy services to such nursing centers in addition to respiratory therapy services. Hillhaven operates 310 nursing centers and has contracts to provide rehabilitation therapy management services to an additional 550 nursing centers. The Merger will enable Vencor to provide respiratory care services and supplies to these 860 nursing centers in addition to the services already provided by Hillhaven. This benefit may be offset to some extent by concerns by non-Hillhaven nursing centers about procuring services from Vencor after the Merger. Certain nursing centers which currently obtain services from Vencor may choose not to obtain services from a company which owns competing nursing centers.



     Management of Vencor believes that Vencor will be able to achieve revenue growth of 20% per year and net income growth of 25% per year following the merger (not including transaction costs and restructuring charges) assuming the continued growth of each company's current operations, the realization of projected revenue and cost synergies resulting from the Merger and greater operational efficiencies resulting from implementation of the Ventech ProTouch(TM) clinical information system in Vencor and Hillhaven facilities. Many factors outside Vencor's control, including competitive factors and changes in government regulation or reimbursement policies, could cause these expectations to be materially inaccurate and there can be no assurance as to any future financial results. Vencor does not presently intend to update publicly the foregoing forecasts or provide similar forecasts in the future.


  Projected Cost Savings

     After the Merger, Vencor expects to realize annual cost savings of approximately $15 million (before taxes) by 1997. These cost savings would be achieved through elimination of duplicate corporate services and functions, improved purchasing and reduced financing costs. The managements of Vencor and Hillhaven also expect to realize additional cost savings through implementation of Vencor's Ventech clinical information system in the Hillhaven nursing centers. This ProTouch(TM) system, which is now operating in a majority of the Vencor hospitals, has resulted in increased productivity and decreased labor costs. It is expected that similar results can be realized when the system is installed in the Hillhaven nursing centers. These additional savings related to the implementation of the Ventech system are expected to reach approximately $15 million (before taxes) annually by 1998.


     It is expected that transaction costs of approximately $50 million will be incurred in connection with the Merger. Such transaction costs are expected to exceed the first year's cost savings. See Note 5 to the "Unaudited Pro Forma Condensed Combined Financial Information." Vencor and Hillhaven have not yet completed their plans for combining the companies and therefore have not determined the restructuring charges to be incurred in connection with the Merger.


     Because the markets in which Vencor and Hillhaven operate are highly competitive and because of the inherent uncertainties associated with merging two large companies, there can be no assurance that the combined entity will be able to realize fully the revenue synergies and cost savings which Vencor and Hillhaven currently expect to realize as a result of the Merger or that such revenue synergies and cost savings will be realized at the times currently anticipated. Further, there can be no assurance that cost savings which are realized will not be offset by losses in revenues or other charges to earnings.

DIRECTORS AFTER THE MERGER

     As provided in the Merger Agreement, Vencor must take all actions necessary to cause the number of directors comprising the full Vencor Board at the Effective Time to be increased so that three persons selected prior to the Effective Time by Hillhaven's Board can be appointed to the Vencor Board to have terms expiring at the Vencor Annual Meeting of Stockholders to be held in 1996. The three persons to be added to the Vencor Board will be selected by the Hillhaven Board from among the present directors of Hillhaven, two of whom will be neither officers of Hillhaven nor designees of any affiliate of Hillhaven and the third of whom shall be Bruce L. Busby, the Chairman and Chief Executive Officer of Hillhaven (the "Hillhaven Designated Directors"). Vencor has also agreed to cause the Hillhaven Designated Directors to be nominated for election to the Vencor Board at the Vencor Annual Meeting of Stockholders to be held in 1996. In addition to Mr. Busby, Hillhaven has advised Vencor that Walter F. Beran and Jack O. Vance will be selected for service on the Vencor Board. Biographical information with respect to the current directors of Vencor and the Hillhaven Designated Directors is set forth below.

  Vencor Board

     William C. Ballard Jr. (age 54) has been a director of Vencor since 1988. From 1981 to 1992, he served as Executive Vice President -- Finance and Administration of Humana Inc., a provider of healthcare services. Since 1992, Mr. Ballard has been of counsel to the law firm of Greenebaum Doll & McDonald. Mr. Ballard is a director of Mid-America Bancorp, United Healthcare Corp., LG&E Energy Corp., American Safety Razor Inc., and Arjo AB (a medical products manufacturer).

     Michael R. Barr (age 46), a founder of Vencor, physical therapist and certified respiratory therapist, has served as Vice President, Operations and a director of Vencor since 1985. Mr. Barr is a director of Colorado MEDtech, Inc., a medical products and equipment company.


     Donna R. Ecton (age 48) has served as a director of Vencor since 1992. She has been a business consultant since 1994. From 1991 to 1994, she was President and Chief Executive Officer of Van Houten North America, Inc. and Andes Candies Inc., a confectionery products business. From 1989 to 1991, she was Senior Vice President of Nutri/System, Inc., a weight loss business. Ms. Ecton is a director of Barnes Group, Inc., a diversified manufacturing, aerospace and distribution company, PETsMART, Inc., a pet supplies retailer, Tandy Corporation and H&R Block, Inc.


     Greg D. Hudson (age 46) has served as a director of Vencor since 1991. He has been President of Hudson Chevrolet-Oldsmobile, Inc. since 1988.


     William H. Lomicka (age 58) has served as a director of Vencor since 1987. Since 1989, he has served as President of Mayfair Capital Inc., a private investment firm. Mr. Lomicka serves as a director of Regal Cinemas Inc., a regional motion picture exhibitor, the Regent Group and Advocat, Inc., an operator of nursing facilities and retirement centers.



     W. Bruce Lunsford (age 47), a founder of Vencor, certified public accountant and attorney, has served as Chairman of the Board, President and Chief Executive Officer of Vencor since Vencor commenced operations in 1985. Mr. Lunsford is a director of Churchill Downs Incorporated and Res-Care, Inc., a provider of residential training and support services for persons with developmental disabilities and certain vocational training services.

     W. Earl Reed, III (age 43), a certified public accountant, has served as a director and Vice President, Finance and Development of Vencor since 1987.

     R. Gene Smith (age 60), a founder of Vencor, has served as a director of Vencor since 1985 and Vice Chairman of the Board since 1987. From 1988 to 1994, Mr. Smith was Chairman of the Board and President of Commonwealth Investment Group, Inc., a holding company for a broker-dealer firm and an investment advisor firm. Since 1988, Mr. Smith has been Chairman of the Board of Taco Tico, Inc., an operator of Mexican fast food restaurants. Since 1993, Mr. Smith has been Managing and General Partner of Direct Programming Services, a digital satellite system company.

  Hillhaven Designated Directors

     Bruce L. Busby (age 51) has served as a director and the Chief Executive Officer of Hillhaven since 1991 and Chairman of Hillhaven since September 1993. From 1988 to 1991, Mr. Busby was Chief Executive Officer and President of the Venture Development Group of National Medical Enterprises, Inc.


     Walter F. Beran (age 69) has served as a director of Hillhaven since December 1989. Since September 1986, Mr. Beran has served as Chairman of the Pacific Alliance Group, a merger and acquisition services firm. Previously, Mr. Beran served as Vice Chairman and Western Regional Managing Partner of the accounting firm of Ernst & Whinney (now Ernst & Young) from 1971 until his retirement in September 1986. Mr. Beran also serves as a director of Arco Chemical Company, Pacific Scientific Company and Fleetwood Enterprises, Inc.



     Jack O. Vance (age 70) has served as a director of Hillhaven since December 1989. From 1960 to 1990, Mr. Vance served as a director of McKinsey & Company, Inc., a management consulting firm. In 1990, Mr. Vance formed Management Research, Inc., where he has since served as managing director. Mr. Vance is a director of ESCORP, F.C.G. Enterprises, Inc., International Rectifier Corp., International Technology Corporation, The Olson Company, SEMTECH and University Restaurant Group.


EXECUTIVE OFFICERS AFTER THE MERGER


     Each of the executive officers, including the chief executive officer and the other senior executives of Vencor, is expected to continue as an executive of Vencor after the Merger. In addition, Mr. Busby is expected to serve as President of the newly formed nursing center division of Vencor after the Merger. The management of Vencor also expects that after the Merger other Hillhaven executives will assume significant executive roles in Vencor and its subsidiaries. Each of Vencor's executive officers serves at the discretion of the Vencor Board of Directors.


POST-MERGER DIVIDEND POLICY

     Vencor does not pay dividends on outstanding shares of Vencor Common Stock and does not expect to pay dividends on outstanding shares of Vencor Common Stock for the foreseeable future.

                                   THE MERGER

     This section of the Joint Proxy Statement/Prospectus describes certain aspects of the proposed Merger. To the extent that it relates to the Merger Agreement, the following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Appendix A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. All stockholders are urged to read the Merger Agreement in its entirety.

GENERAL


     The Merger Agreement provides for a business combination between Vencor and Hillhaven in which, subject to the satisfaction of the conditions therein, Hillhaven will be merged with and into Vencor Sub and the holders of Hillhaven Common Stock will be issued Vencor Common Stock in a transaction intended to qualify as a pooling of interests for accounting purposes and as a reorganization within the meaning of Section 368(a) of the Code for federal income tax purposes. As a result of the Merger, the successor to Hillhaven would become a wholly owned subsidiary of Vencor and such subsidiary will be renamed The Hillhaven Corporation. In the Merger, each outstanding share of Hillhaven Common Stock will be converted into a fraction of a share of Vencor Common Stock (the "Conversion Number") determined by dividing $32.25 by the Vencor Average Price, except that the Conversion Number will not be less than 0.768 or greater than 0.977 except in certain limited circumstances described under "-- Terms of the Merger," and each share of Hillhaven Preferred Stock will be converted into the right to receive $900 in cash, plus accrued and unpaid dividends to the Effective Time. Each outstanding share of Vencor Common Stock will remain outstanding and be unaffected by the Merger. As a result of the Merger, except in certain limited circumstances described under "-- Terms of the Merger," holders of Hillhaven Common Stock immediately prior to the Merger will own between approximately 49% and 55% of Vencor Common Stock on a primary basis after the Merger, depending upon the Conversion Number.


BACKGROUND OF THE MERGER

     In early December 1994, Mr. Busby and Jeffrey C. Barbakow, Chairman and Chief Executive Officer of Tenet engaged in discussions in which it became apparent that Tenet was in the process of evaluating whether its investment in Hillhaven was consistent with its strategic plans. During these discussions Hillhaven indicated a willingness to cooperate with Tenet in transactions pursuant to which Tenet could realize immediate value for its investment in Hillhaven so long as the transactions were consistent with Hillhaven's business strategy of enhancing value for all Hillhaven stockholders.


     On December 21, 1994, Tenet filed an amendment to its Schedule 13D which stated, among other things, that Tenet was reviewing alternatives for its investment in Hillhaven, including possible transactions with Hillhaven or the sale of all or a part of its investment to one or more third parties. Also on December 21, 1994, Hillhaven publicly announced that it intended to discuss with Tenet the Tenet investment in Hillhaven and would continue to analyze various financial alternatives in order to preserve its flexibility to maximize long-term value for all Hillhaven stockholders.



     On January 12, 1995, Mr. Barbakow advised Mr. Busby that Neal Elliott, Chairman and President of Horizon Healthcare Corporation ("Horizon"), which had indicated a willingness to propose to acquire Hillhaven in a transaction in which holders of Hillhaven Common Stock would receive common stock of Horizon valued by Horizon at $28 per share.



     On January 16, 1995, a committee of the Hillhaven Board (the "Shareholder Relationship Committee"), consisting of Jack Vance, Dinah Jacobs and Walter Beran, which had been previously established to act on matters including the relationship between Hillhaven and Tenet, met and reviewed the status of discussions with Tenet and Horizon's expression of interest in a possible transaction with Hillhaven. The Shareholder Relationship Committee unanimously reaffirmed its previous determination that a sale of Hillhaven would not be in the best interest of Hillhaven, its stockholders and other constituents after discussing the Horizon expression of interest with its legal and financial advisors. Following the meeting of the Shareholder Relationship Committee, a meeting of the Hillhaven Board was held on January 16, 1995. At this meeting, it was determined that Hillhaven would not pursue a transaction with Horizon, but that the Hillhaven Board would consider any communication directed to them by Horizon. At this meeting, the directors affirmed their July 1994 action authorizing the creation of a grantor trust to pre-fund future obligations under existing Hillhaven employee benefit plans and authorized the issuance of 4,200,000 shares of Hillhaven Common Stock to the trust. The Hillhaven Board also adopted an amendment to Hillhaven's stockholder rights plan. (Maris Andersons, who also serves as an executive officer of Tenet, voted against the amendment and the grantor trust and Peter de Wetter, who is a director and retired executive officer of Tenet, abstained.) Prior to the amendment to Hillhaven's stockholder rights plan, all persons other than Tenet were restricted from owning 30% or more of Hillhaven Common Stock without approval of the Hillhaven Board. As a result of the amendment, Tenet became subject to this limitation on ownership of Hillhaven Common Stock.


     At Mr. Elliott's initiation, Mr. Busby met with Mr. Elliott on January 17, 1995. At this meeting, Mr. Elliott proposed to Mr. Busby a transaction in which Horizon would acquire Hillhaven and in which holders of Hillhaven Common Stock would receive for each of their shares common stock of Horizon valued by Horizon at $27.25, and in which the Hillhaven Preferred Stock, all of which is owned by Tenet and at the time had a liquidation preference of approximately $96.5 million, would be redeemed for $72.4 million in cash. In response, Mr. Busby indicated that he would further discuss the proposal with the Hillhaven Board, but that the Hillhaven Board had previously concluded that Horizon's expression of interest to Tenet at $28 per share was not preferable to Hillhaven's pursuing its business strategy of remaining an independent public company.



     On January 25, 1995, Horizon sent a letter to Hillhaven formally proposing a business combination between Horizon and Hillhaven. Under the terms of the proposal, each holder of Hillhaven Common Stock would receive for each share a share of common stock of a newly formed holding company valued by Horizon at $28 and the Hillhaven Preferred Stock would be redeemed at their full liquidation preference of $1,000 per share in cash. On January 26, 1995, Tenet filed an amendment to its Schedule 13D relating to Hillhaven in which Tenet reported that it had entered into a letter agreement with Horizon prior to Horizon sending its January 25 letter to Hillhaven. The agreement between Horizon and Tenet provides, among other things, that, if within 12 months of the agreement, Tenet receives consideration for any of its shares of Hillhaven Common Stock equal to or greater than $27.50 per share in a merger, consolidation or other transaction with any party other than Horizon, then Horizon shall be entitled to receive from Tenet upon consummation of such transaction the greater of $5,000,000 or 50% of the consideration received by Tenet in excess of $29 per share of Hillhaven Common Stock.


     On February 5, 1995, the Shareholder Relationship Committee met and concluded that the Hillhaven Board had not authorized it to act with respect to merger or acquisition proposals. It unanimously decided to recommend to the Hillhaven Board that the Hillhaven Board create a new committee, comprised of all directors other than those affiliated with Tenet, with the power, among other things, to respond to merger and acquisition proposals. Immediately following the meeting of the Shareholder Relationship Committee, a meeting of the Hillhaven Board was held. The Board established the Special Committee of the Hillhaven Board (the "Special Committee"), comprised of all directors other than Messrs. de Wetter and Andersons, with the authority, among other things, to respond to proposals to merge with or acquire Hillhaven. At this meeting, Donald
S. Burns was added to the Hillhaven Board to serve in the class of directors with a term expiring in 1997.

     The Special Committee met on February 5, 1995 following the Hillhaven Board meeting. The Special Committee reviewed the January 25 proposal from Horizon with its financial and legal advisors. The Special Committee unanimously rejected the Horizon proposal. In arriving at its conclusion, the Special Committee considered a number of factors, including the opinion of its financial advisor, Merrill Lynch, to the effect that, based upon the assumptions made, matters considered and limits of review as set forth in such opinion, the proposed consideration to be received by the holders of Hillhaven Common Stock (other than Tenet) pursuant to the Horizon proposal was inadequate to such stockholders from a financial point of view. Among the concerns expressed by the Special Committee were that a $28 per share price, even if obtainable under the Horizon proposal, was not a sufficient price for Hillhaven Common Stock; that the value of the Horizon proposal was highly uncertain and did not by its terms even appear to guarantee the $28 per share of Hillhaven

Common Stock determined to be inadequate; and that the arrangements between Horizon and Tenet had caused Horizon to become the "beneficial owner" of Tenet's Hillhaven Common Stock and, because Nevada Law prohibits a merger for three years with any person acquiring beneficial ownership of more than 10% of Hillhaven Common Stock without prior Hillhaven approval, the Horizon proposal could not be consummated. The Special Committee authorized Hillhaven to commence litigation seeking a determination that Horizon could not effect a merger with Hillhaven in compliance with Nevada Law.

     Following the January 25 announcement by Horizon of its proposal to acquire Hillhaven a number of companies contacted Mr. Busby regarding their interest in pursuing transactions with Hillhaven. Among these expressions of interest in late January and February, 1995 was an expression of interest by Vencor in being invited to participate in any process Hillhaven might initiate leading to an acquisition of Hillhaven. None of these expressions of interest were pursued in light of the determination of the Special Committee that Hillhaven should pursue its long-term business strategy and not seek a sale or other extraordinary transaction.


     On February 27, 1995, the Hillhaven Board approved the Nationwide Transaction (with Mr. Andersons voting against).


     On March 7, 1995, Horizon sent a letter to Hillhaven in which it proposed to acquire Hillhaven in a transaction in which holders of Hillhaven Common Stock would receive for each of their shares stock in a newly formed holding company valued by Horizon at $31 and the Hillhaven Preferred Stock owned by Tenet would be redeemed at $900 per share in cash. The offer was conditioned upon completion of the Nationwide Transaction. Following the announcement of the revised Horizon proposal, representatives of a number of public companies, including Vencor, expressed interest in exploring the possible acquisition of Hillhaven. Hillhaven and its financial advisors had meetings or discussions with such parties.


     On March 8, 1995, Tenet filed preliminary proxy materials with the Commission relating to a solicitation of proxies in favor of a stockholder resolution urging the Hillhaven Board to instruct its financial advisor to solicit offers to acquire Hillhaven by sale or merger, to establish a committee of directors who are not officers of Hillhaven to review any proposal and make a recommendation to the Hillhaven Board, and to take all action necessary to effectuate such sale or merger. In this filing, Tenet stated that it was in favor of any merger or sale proposal that would maximize the value of all stockholders' investment in Hillhaven. On March 31, 1995, Tenet filed definitive proxy materials with the Commission with respect to its solicitation of proxies relating to a stockholder resolution to be presented at Hillhaven's 1995 Annual Meeting of Stockholders.



     On March 20, 1995, the Special Committee reviewed the revised Horizon proposal with its legal and financial advisors. The Special Committee unanimously concluded that, in light of the revised Horizon proposal and the expressions of interest by other parties desiring to explore an acquisition of Hillhaven, Hillhaven should explore strategic alternatives, including the possible sale of Hillhaven or a division thereof or Hillhaven remaining an independent public company. The Special Committee further concluded not to take a position with respect to the revised Horizon proposal at that time. In the public announcement of its decision, the Special Committee stated its intention to invite Horizon to participate in the process of exploring alternatives. Following Hillhaven's public announcement on March 20, 1995 of its intention to explore strategic alternatives, Hillhaven's financial advisor contacted third parties, including Horizon's financial advisor, regarding the possibility of their exploring a transaction with Hillhaven. Hillhaven's financial advisor contacted long-term care, hospital, insurance and other healthcare companies to determine their interest in pursuing a business combination with Hillhaven. In addition, Hillhaven and Merrill Lynch were contacted by third parties. Each interested party was given the opportunity to examine non-public information regarding Hillhaven following the execution of a standard form of confidentiality agreement, which included certain limitations on the ability of parties to pursue transactions involving Hillhaven without Hillhaven's consent. On March 22, 1995, a spokesman for Horizon publicly announced that its offer for Hillhaven had expired and that Horizon "had nothing on the table" for Hillhaven.


     After March 20, 1995, representatives of each of Vencor and Hillhaven began preliminary discussions regarding a possible acquisition of Hillhaven by Vencor and Vencor indicated its preliminary valuation of Hillhaven was in excess of $31 per share of Hillhaven Common Stock. On March 23, 1995, Hillhaven and Vencor entered into a confidentiality agreement providing for an exchange of information between the two companies and their advisors. On April 4 and 5, 1995, representatives of Vencor visited Hillhaven's headquarters in Tacoma, Washington, discussed Hillhaven's business and prospects with Hillhaven's management and reviewed information regarding Hillhaven. On April 6 and 7, 1995, representatives of Hillhaven visited Vencor's headquarters in Louisville, Kentucky, discussed Vencor's business and prospects with Vencor's management and reviewed information regarding Vencor. During this time, representatives of Vencor and Hillhaven also discussed the possible benefit of a combination of the two companies.



     During the week of April 10, 1995, Mr. Lunsford and Mr. Busby and their companies' respective financial advisors engaged in a number of discussions regarding a possible acquisition of Hillhaven by Vencor including the benefits of such a transaction to each company and certain general ideas about the principal terms thereof. In addition, each company and its respective representatives continued to exchange and analyze relevant information. On April 17, 1995, Vencor's financial advisors indicated to Hillhaven's financial advisors in general terms the financial aspects of a proposal based upon Hillhaven committing to agree to negotiate a mutually acceptable merger agreement as quickly as possible.


     On April 19, 1995, Mr. Busby updated the Special Committee on the status of the discussions with Vencor and the Special Committee authorized Mr. Busby and the Special Committee's advisors to engage in negotiations with Vencor in an effort to present and define the terms of a transaction for consideration by the Special Committee.


     From April 19 through April 21, 1995, Messrs. Lunsford and Busby and their companies' respective financial advisors engaged in negotiations regarding the financial terms of an acquisition of Hillhaven by Vencor. On April 22 and April 23, representatives of and advisors to each of Vencor and Hillhaven negotiated the provisions of a merger agreement. Issues included in these negotiations were the value in Vencor Common Stock to be received by holders of Hillhaven Common Stock in the acquisition, the time at which the value of Vencor Common Stock would be determined, collar provisions relating to the calculation of the amount of Vencor Common Stock to be received by holders of Hillhaven Common Stock and the fees payable to Vencor by Hillhaven if Vencor's acquisition of Hillhaven was not consummated because a proposal to acquire Hillhaven was submitted by a third party. The terms of the acquisition were negotiated on an arms-length basis between Vencor and Hillhaven.


     In the evening of April 23, 1995, the Special Committee met to consider the transactions contemplated by the Merger Agreement and reviewed the status of Hillhaven's process of exploring strategic alternatives. After review with its legal and financial advisors, the Special Committee unanimously recommended that
(i) the Merger Agreement be submitted for consideration by the entire Hillhaven Board and (ii) the Hillhaven Board approve the Merger Agreement.

     Following the meeting of the Special Committee, the Hillhaven Board met. At this meeting, the status of Hillhaven's process of exploring strategic alternatives and the terms of the Merger Agreement were reviewed with legal and financial advisors. In addition, representatives of Merrill Lynch reviewed financial analyses and delivered their opinion to the effect that, as of April 23, 1995, and based upon the assumptions made, matters considered and limits of review as set forth in such opinion, the consideration to be received by the holders of Hillhaven Common Stock (other than Tenet) pursuant to the Merger Agreement is fair to such holders from a financial point of view. See also "The Merger -- Opinions of Financial Advisors -- Hillhaven." Members of Hillhaven management presented a business review of Vencor and their analysis of potential synergies resulting from a combination of Vencor and Hillhaven. At this meeting, the Hillhaven Board stressed the need for Mr. Busby to assist in the integration of Hillhaven and Vencor and the realization of synergies by the combined entity. After considering these presentations, the Hillhaven Board unanimously approved the Merger Agreement, determined that the Merger is fair to, and in the best interests of, Hillhaven and its stockholders, and recommended approval and adoption of the Merger Agreement by Hillhaven stockholders.


     In the evening of April 23, 1995, the Vencor Board met. At this meeting, counsel reviewed the terms of the Merger Agreement. Representatives of First Boston reviewed financial analyses and delivered its opinion to the effect that, as of April 23, 1995, and based upon the assumptions made, matters considered and limits of review as set forth in such opinion, the consideration, taken as a whole, to be paid by Vencor in the Merger was fair to Vencor from a financial point of view. See "The Merger -- Opinions of Financial Advisors --

Vencor." Management of Vencor also presented a business review of Hillhaven and their analysis of potential synergies resulting from a combination of Vencor and Hillhaven. After considering these presentations, the Vencor Board unanimously approved the Merger Agreement, determined that the Merger is fair to and in the best interests of Vencor and its stockholders, and recommended approval and adoption of the Merger Agreement by Vencor stockholders.


     The Merger Agreement was signed following the conclusion of the meetings of both the Vencor Board and the Hillhaven Board. On April 24, 1995, Vencor and Hillhaven jointly issued a press release announcing the execution of the Merger Agreement. The terms of the Merger are described below in "The Merger -- Terms of the Merger."


REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

  Vencor


     The Vencor Board has determined that the terms of the Merger Agreement and the transactions contemplated thereby, which were established through arms-length negotiation with Hillhaven, are fair to, and in the best interests of, Vencor and its stockholders. Accordingly, the Vencor Board has unanimously approved the Merger Agreement and unanimously recommends that the stockholders of Vencor vote to approve and adopt the Merger Agreement and the transactions contemplated thereby and to approve the Charter Amendment and the Compensation Program Amendment. The factors considered by the Vencor Board in reaching its determination include those set forth below.



     The Vencor Board believes that the Merger represents a unique strategic opportunity for Vencor to create one of the nation's largest providers of healthcare services primarily focusing on the needs of the elderly. Vencor's overriding objective is to create full-service integrated networks for the care of the elderly. Through these networks, Vencor intends to provide healthcare services in a variety of sites, including hospitals, skilled nursing facilities and patient homes. After giving effect to the Merger, Vencor will have pro forma 1994 revenues of approximately $2.05 billion and pro forma 1994 net income before extraordinary charges of approximately $92 million. Because of the resulting increase in size and range of services which Vencor will be able to provide, the Vencor Board believes that the merged company will be able to realize revenue synergies and cost savings which neither company would enjoy on its own. The Vencor Board also believes the increased diversification and resources of the combined company will enhance Vencor's opportunities to negotiate contracts with managed care providers. See "Operations and Management After the Merger -- Post-Merger Operations."



     The Vencor Board identified a number of potential significant strategic and operating benefits of the Merger. In particular, the Vencor Board noted that the Merger would significantly diversify Vencor's businesses, enabling Vencor to provide through the combined network of facilities of Vencor and Hillhaven, services including long-term intensive hospital care, long-term nursing care, contract respiratory therapy services, acute cardiopulmonary care, subacute and post-operative care, inpatient and outpatient rehabilitation, specialized care for Alzheimer's disease, hospice care, pharmacy services and retirement and assisted living. The Vencor Board considered the operating synergies expected to be realized from combining the businesses of the two companies. These synergies are expected to result from cross-marketing a broad array of contract services to non-affiliated nursing and subacute care centers, patient referrals and from cost savings in the combination of operations. In this regard, the Vencor Board considered that Vencor management expects an annual increase in revenues of approximately $100 million per year by 1997, annual cost savings of approximately $15 million (before taxes) by 1997, and additional savings related to the implementation of the Ventech System of approximately $15 million (before taxes) annually by 1998, subject to the inherent risks associated with the degree and timing of these revenue enhancements and cost savings. For a discussion of certain important matters with respect thereto, see "Operations and Management After the Merger -- Post-Merger Operations." As a result of all the foregoing, the Vencor Board believed that the Merger would assist Vencor in achieving its overall strategic growth plans.



     The Vencor Board, based upon a number of factors described below in "The Merger -- Reasons for the Merger; Recommendations of the Boards of Directors," approved the consideration which Vencor is to pay in the Merger and other terms of the Merger. In reaching its determination, the Vencor Board also considered and evaluated information discussed with the Vencor Board by management of Vencor and by First Boston, Vencor's financial advisor, with respect to the Merger. The Vencor Board's decision to approve the Merger was supported by the following considerations identified by the Vencor Board (i) Hillhaven offered a large portfolio of high quality, well run nursing centers which would enable Vencor to extend its continuum of long-term care services,
(ii) the complementary geographic locations of the Vencor and Hillhaven facilities should provide opportunity for increased revenues due to referrals between the two businesses, (iii) the Merger should enhance Vencor's relationships with third party payors because the range of services provided by the combined company will better enable it to compete in the rapidly changing healthcare industry, (iv) the Merger will better position Vencor to deal with uncertainties which may face the industry due to healthcare reform, (v) excluding transaction costs related to the Merger, the Merger should be accretive to Vencor's earnings per share in 1996 and thereafter, and (vi) the results of the due diligence review conducted by members of Vencor's management with respect to Hillhaven's business and operations were satisfactory. As a result of all the foregoing, the Vencor Board believed that the Merger would enhance the ability of Vencor to achieve its long-term growth objectives.



     The Vencor Board also recognized that there were inherent risks related to the Merger. The Vencor Board noted that Vencor would be assuming management responsibility for a corporation larger than Vencor and that it may be difficult to retain executives of Hillhaven, although such risks could be offset by the opportunity to draw upon the depth of experienced management and operating personnel of both companies.



     The Vencor Board considered the risk that Vencor and Hillhaven managements after the Merger would be unable to increase Hillhaven's earnings at a rate as rapid as the Vencor Board expected Vencor's stand-alone earnings to increase. The Vencor Board concluded that such risk was offset by the diversification of growth opportunities available to the combined company and by the expected strategic benefits of the Merger. These expected strategic benefits include the combined company's financial strength and its enhanced ability to develop a full-service integrated healthcare network, with appeal to third party payors, the potential to cross-market a broad array of contract services and referrals between the two businesses, the opportunity to diversify earnings, the business synergies that might be realized and expected cost savings.



     The Vencor Board considered the risks associated with the increased leverage arising out of the assumption and/or refinancing of Hillhaven indebtedness. However, the Vencor Board concluded that such risks were offset to some degree by the increased stability in earnings and cash flow expected to result from the diversification of Vencor's businesses as a result of the Merger. The Vencor Board considered the risk that the acquisition of Hillhaven would reduce Vencor's ability to market its Vencare services to nursing home companies that compete with Hillhaven, although such risk was expected to be minimized by the revenue synergies resulting from cross-marketing a broad array of contract services to non-affiliated nursing and subacute care centers and patient referrals.



     The Vencor Board also considered (i) the terms of the Merger Agreement (including the collar provisions that assure that Vencor would not be required to issue more than 0.977 shares of Vencor Common Stock per share of Hillhaven Common Stock), (ii) the structure of the Merger, (iii) the terms and manner in which the Conversion Number would be determined, (iv) the tax-free nature of the Merger, (v) the financial analyses and opinion of First Boston, as described below, (vi) the regulatory approval requirements, (vii) the fact that Vencor's stockholders would, assuming a Conversion Number of 0.977, retain only approximately 45 percent of the equity of the combined company, (viii) that the Merger would be accounted for as a pooling of interests and (ix) the fact that the current directors of Vencor would constitute a majority of the Vencor Board after the Merger. The Vencor Board believed that the Merger Agreement includes reasonable protections against circumstances changing from the signing of the Merger Agreement through the Effective Time, including the representations and warranties included in the Merger Agreement, and in particular the representation to the effect that there has been no material adverse change since May 31, 1994 in the condition (financial or otherwise), business, assets or results of operations of Hillhaven and its subsidiaries taken as a whole.

     Based on all of these matters, Vencor's Board unanimously approved the Merger Agreement and the transactions contemplated thereby.



     The foregoing discussion of the information and factors considered and given weight by the Vencor Board is not intended to be exhaustive but is believed to include all material factors considered by the Vencor Board. In addition, in reaching the determination to approve and recommend the Merger Agreement and the transactions contemplated thereby, the Vencor Board did not assign any relative or specific weights to the foregoing factors which were considered, and individual directors may have given differing weights to different factors. The Vencor Board is, however, unanimous in its recommendation to the holders of Vencor Common Stock that the Merger Agreement and the transactions contemplated thereby be approved, and that the Charter Amendment and the Compensation Program Amendment be approved.



     VENCOR'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT VENCOR STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND THAT THEY VOTE FOR THE CHARTER AMENDMENT AND THE COMPENSATION PROGRAM AMENDMENT.


  Hillhaven


     The Hillhaven Board has determined that the terms of the Merger Agreement and the transactions contemplated thereby, which were established through arms-length negotiation with Vencor, are fair to, and in the best interests of, Hillhaven and its stockholders. Accordingly, the Hillhaven Board has unanimously approved the Merger Agreement and unanimously recommends that the stockholders of Hillhaven vote FOR approval and adoption of the Merger Agreement. In reaching its determination, the Hillhaven Board consulted with Hillhaven's management, as well as its legal counsel and financial advisor, and considered a number of reasons and factors, including the following:



          (i) The belief that the Merger will result in a strong combined entity with complementary businesses, corporate goals and management philosophies and the financial resources necessary to compete and pursue growth opportunities in the changing healthcare environment and with significant opportunities for revenue synergies and cost savings;


          (ii) An assessment of Hillhaven's strategic alternatives, including remaining a publicly owned company, acquisitions, and other arrangements with third parties. In this regard, the terms of the Merger Agreement provide the highest immediate value for holders of Hillhaven Common Stock among the alternatives known and anticipated to be available to Hillhaven and the Merger will provide holders of Hillhaven Common Stock with the opportunity to continue to participate in the equity ownership of the combined company in a transaction that should be nontaxable to stockholders for federal income tax purposes;

          (iii) Information relating to the financial performance, prospects and business operations of each of Vencor and Hillhaven;

          (iv) The terms and conditions of the Merger Agreement, including

             (a) the provisions requiring that the determination of the Conversion Number occur shortly before the Effective Time and the collar provisions, which provide reasonable assurance as to the value to be received by holders of Hillhaven Common Stock;


             (b) the right of Hillhaven to terminate the Merger Agreement if the value of Vencor Common Stock to be received in exchange for each share of Hillhaven Common Stock in the Merger is less than $31, which provides additional assurance as to the value to be received by holders of Hillhaven Common Stock; and


             (c) the right of Hillhaven to negotiate and provide information to third parties and terminate the Merger Agreement in the event of an alternative proposal, if required by the fiduciary duties of the Hillhaven Board and the fact that if, under certain circumstances involving a competing transaction, the Merger Agreement is terminated, Hillhaven would be obligated to pay Vencor

        $35 million or, if the competing transaction is intended to be accounted for as a pooling of interests for accounting purposes, $13.5 million. The Hillhaven Board did not view these obligations as unreasonably precluding any third party from proposing an alternative transaction and concluded that entering into the Merger Agreement before completely exhausting its exploration of all possible strategic alternatives was in the best interests of Hillhaven;


          (v) the presentation of Hillhaven's financial advisor, Merrill Lynch, and its opinion to the effect that, as of April 23, 1995, and based upon the assumptions made, matters considered and limits of review as set forth in such opinion, the consideration to be received by the holders of shares of Hillhaven Common Stock (other than Tenet) pursuant to the Merger Agreement is fair to such holders from a financial point of view. For a summary of Merrill Lynch's opinion, including the assumptions made, matters considered and limits of review, see "The Merger -- Opinions of Financial Advisors -- Hillhaven."



          (vi) the amount of time which had transpired since the initial public announcement of Horizon's interest in acquiring Hillhaven without Hillhaven receiving an expression of interest from a third party regarding a transaction in which Hillhaven stockholders would receive value similar to that contemplated by the Merger Agreement, which provides further assurance that the Merger provides the highest immediate value for holders of Hillhaven Common Stock; and


          (vii) the fact that Vencor and Hillhaven each have very capable management teams that have an established track record, and that, by combining the expertise of these managements, the combined company should be well positioned to take advantage of opportunities created by the Merger and the changing healthcare environment.

     In considering the fairness of the terms of the Merger Agreement to Tenet, which owns all of the Hillhaven Preferred Stock and approximately 27% of the Hillhaven Common Stock, the Hillhaven Board also considered the following additional factors:

          (i) The terms of the Merger Agreement provide that Tenet will receive the same consideration for its shares of Hillhaven Common Stock as all other holders of Hillhaven Common Stock;


          (ii) Tenet has previously supported a transaction proposed by Horizon in which it would have received for each of its shares of Hillhaven Common Stock consideration consisting of Horizon common stock valued by Horizon at $31, whereas the terms of the Merger Agreement are intended to provide $32.25 in value of Vencor Common Stock for each share of Hillhaven Common Stock and greater protection than that proposed by Horizon against possible declines in the value of the stock consideration to be received in the proposed transaction;



          (iii) The terms of the Merger Agreement contemplate the payment of $900 per share in cash for each share of Hillhaven Preferred Stock owned by Tenet, the same consideration proposed to be paid for such shares in the transaction proposed by Horizon and supported by Tenet and, accordingly, before taking into account Tenet's arrangements with Horizon, the Merger provides greater value to Tenet than proposals Tenet previously supported;


          (iv) Tenet will be entitled to vote its Hillhaven Preferred Stock as separate classes in connection with consideration of the Merger Agreement by Hillhaven's stockholders;

          (v) The belief that Tenet's contractual arrangement with Horizon, which might require Tenet to make a payment to Horizon upon consummation of the Merger and thereby make a Horizon proposal to acquire Hillhaven at a value per share of Hillhaven Common Stock less than that contemplated by the Merger Agreement more attractive to Tenet than the Merger, should not be a basis for depriving all other holders of Hillhaven Common Stock of the benefits of a transaction which is in the best interests of Hillhaven and provides the highest value for all of Hillhaven's equity; and


          (vi) The belief that immediately prior to the April 23, 1995 meeting of the Hillhaven Board, Tenet indicated it would support Hillhaven entering into the Merger Agreement.

     In connection with its deliberations at its April 23, 1995 meeting, the Hillhaven Board was aware of the potential benefits to be received in the Merger by Hillhaven's directors and officers, as described under "The
Merger -- Interests of Certain Persons in the Transactions."



     The Hillhaven Board believes that Hillhaven and its stockholders will receive reasonable protection from a change in circumstances between the date of the Joint Proxy Statement/Prospectus and the Effective Time through (a) the determination of the Conversion Number shortly before the Effective Time, (b) the right of Hillhaven to terminate the Merger Agreement if the value of the Vencor Common Stock to be received for each share of Hillhaven Common Stock in the Merger is less than $31.00 and (c) the inclusion in the Merger Agreement of a representation, required to be true in all material respects at the Effective Time, to the effect that since December 31, 1994, there has not been any change or development, or combination of changes or developments which are reasonably likely to have a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of Vencor and its subsidiaries taken as a whole.



     In view of the wide variety of factors considered in connection with its evaluation of the proposed Merger, the Hillhaven Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination, each of which was viewed as supportive of its conclusion that the terms of the Merger Agreement are fair to, and in the best interests of, Hillhaven and its stockholders.


     THE HILLHAVEN BOARD UNANIMOUSLY RECOMMENDS THAT HILLHAVEN STOCKHOLDERS VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT.

OPINIONS OF FINANCIAL ADVISORS

  Vencor

     First Boston has delivered its written opinions to the Vencor Board, dated April 23, 1995 and the date of this Joint Proxy Statement/Prospectus, to the effect that, as of such dates, the consideration, taken as a whole, to be paid by Vencor in the Merger is fair to Vencor from a financial point of view. No limitations were imposed by the Vencor Board with respect to the investigations made or the procedures followed by First Boston in rendering its opinion. First Boston's opinions were delivered for the information of the Vencor Board and are not a recommendation to any Vencor stockholder as to how such stockholder should vote at the Vencor Meeting or any other meeting of Vencor stockholders called to consider matters relating to the Merger.

     In arriving at its opinions, First Boston reviewed certain publicly available business and financial information relating to Hillhaven and Vencor and reviewed the Merger Agreement. First Boston also reviewed certain other information, including financial forecasts provided to it by Hillhaven and Vencor, and met with Hillhaven's and Vencor's management to discuss the businesses and prospects of Hillhaven and Vencor.

     First Boston also considered certain financial and stock market data of Hillhaven and compared that data with similar data for other publicly held companies in businesses similar to those of Hillhaven, considered the financial terms of certain other business combinations and other transactions which have recently been effected and have considered the financial effects of the Merger on Vencor. In addition, First Boston considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

     In connection with its review, First Boston did not assume any responsibility for independent verification of any of the foregoing information and relied on its being complete and accurate in all material respects. With respect to the financial forecasts (including without limitation projected operational benefits and cost savings arising from the Merger), First Boston assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Hillhaven's and Vencor's management as to the future financial performance of Hillhaven and Vencor. First Boston expressed no view as to such forecasts or the assumptions on which they are based and there cannot be any assurance that actual results of Hillhaven or Vencor will not differ materially from those reflected in the forecasts. In addition, First Boston did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Hillhaven or Vencor, nor was First Boston furnished with any such evaluations or appraisals.

     THE FULL TEXT OF THE WRITTEN OPINION OF FIRST BOSTON, DATED THE DATE HEREOF, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, LIMITATIONS ON AND THE SCOPE OF THE REVIEW BY FIRST BOSTON IN RENDERING ITS OPINION, IS ATTACHED HERETO AS APPENDIX B. VENCOR STOCKHOLDERS ARE URGED TO READ FIRST BOSTON'S OPINION IN ITS ENTIRETY. THE SUMMARY OF THE OPINION OF FIRST BOSTON IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.


     The generally accepted financial analyses First Boston used in reaching its opinion dated April 23, 1995 and which it discussed with the Vencor Board of Directors included (i) comparable acquisitions analysis, which consisted of reviewing operating statistics and purchase price information with respect to selected acquisitions of businesses similar to those of Hillhaven's, (ii) comparable company trading analysis, which consisted of reviewing market statistics and financial and operating information in respect of selected publicly traded companies considered comparable to the businesses of Hillhaven, and (iii) discounted cash flow ("DCF") analysis, which consisted of discounting to present value the projected cash flows and terminal values of Hillhaven and certain synergies that may result from the Merger. The material portions of these analyses are summarized below.



  Comparable Acquisitions Analysis



     First Boston reviewed acquisitions of companies in the long-term care industries over the past two years, specifically the acquisition of The Brian Center Corporation by Living Centers of America, the acquisition of Nationwide Care by Hillhaven, the acquisition of CSI by Mariner Health Group ("Mariner"), the acquisition of Providence Health Care, Inc. by The Multicare Companies, the acquisition of Pinnacle Care Corporation by Mariner, the acquisition of The Mediplex Group Inc. by Sun Healthcare Group Inc., the acquisition of Care Enterprises, Inc. by Regency Health Services, Inc., the acquisition of Meridian Healthcare, Inc. by Genesis Health Ventures, the acquisition of Greenery Rehabilitation Group by Horizon Healthcare and the acquisition of Vari-Care by Living Centers of America. For the comparable transactions, First Boston determined the relationship between the equity purchase price and net income and between the enterprise value (the equity purchase price plus debt and redeemable preferred stock minus cash and cash equivalents) and sales (revenue) and earnings before interest, taxes, depreciation and amortization ("EBITDA"). First Boston then derived a range of these multiples of net income (24.0x to 32.0x), sales (revenue) (1.3x to 1.6x) and EBITDA (10.0x to 13.0x) and applied these multiples to the financial data for Hillhaven. The reference range of enterprise value and equity value derived from this analysis ranged from $1,800 million to $2,200 million and $1,339 million to $1,739 million, respectively, or $31.37 to $40.75 per fully diluted share.



  Comparable Company Analysis



     First Boston reviewed certain financial results of selected public companies in the long-term care industries deemed to be comparable to Hillhaven. Using publicly available financial and stock price data, First Boston determined the relationship for these comparable companies between enterprise value (equity value plus debt and redeemable preferred stock minus cash and cash equivalents) and EBITDA and between enterprise value plus capitalized operating leases and earnings before interest, taxes, depreciation, amortization and rent ("EBITDAR"). First Boston also compared equity values as multiples of calendarized projected net income in 1995 and 1996. First Boston then derived a range of these multiples of EBITDAR (8.0x to 10.0x), EBITDA (9.0x to 11.0x) and estimated net income for calendar 1995 (16.0x to 19.0x) and calendar 1996 (13.0x to 15.0x). The reference range, excluding synergies, of enterprise value and equity value derived from this analysis ranged from $1,400 million to $1,700 million and $939 million to $1,239 million, respectively. First Boston then added to this a range the discounted present value of certain synergies that may result from the Merger ($300 million to $350 million) (see "Discounted Cash Flow Analyses" below) and derived a subtotal reference range of enterprise value and equity value of $1,700 million to $2,050 million, and $1,239 million to $1,589 million, respectively, or $29.03 to $37.23 per fully diluted share. The comparable companies examined by First Boston included Arbor Health Care, Beverly Enterprises Inc., Genesis Health Ventures, Inc., GranCare, Inc., Health Care and Retirement Corporation, Horizon Healthcare Corporation,

Integrated Health Services, Living Centers of America, Inc., Manor Care, Inc., Mariner Health Group, Inc., Multicare Companies, Inc., Regency Health Services Inc., Summit Care Corporation and Sun Healthcare Group, Inc.



     No company, transaction or business used in the comparable acquisitions and comparable company analyses is identical to Hillhaven or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or public trading values of the companies used in the foregoing analyses or the company to which they are being compared.



  Discounted Cash Flow Analyses



     First Boston's DCF analyses were based on Hillhaven management's financial forecast and a Vencor case forecast prepared in conjunction with Vencor management for each of the five years ended May 31, from 1996 to 2000. First Boston derived the unlevered "free cash flow" that Hillhaven was expected to generate in each year from 1996 through 2000. First Boston discounted these cash flows to present values, applying discount rates ranging from 10.0% to 14.0%. First Boston arrived at this range of appropriate discount rates based on its analysis of Hillhaven's weighted average cost of capital. To approximate the terminal value of Hillhaven in 2000, First Boston applied terminal multiples of 7.0x to 9.0x EBITDA in 2000. First Boston also approximated the terminal value by discounting the estimated "perpetual free cash flow" assuming that the estimated cash flow in 2000 would grow at rates ranging from 5.0% to 7.0% in perpetuity. These terminal values were then discounted to present value using the range of discount rates described above.



     First Boston derived a reference range of enterprise value and equity value of $2,100 million to $2,450 million, and $1,639 million to $1,989 million, respectively, using the Hillhaven management forecasts, or $38.40 to $46.61 per fully diluted share. Using the Vencor case forecast, First Boston derived a reference range of enterprise value and equity value of $1,700 million to $2,050 million, and $1,239 million to $1,589 million, respectively, or $29.03 to $37.23 per fully diluted share.



     First Boston also derived a range of present values of certain synergies that may result from the Merger using a similar methodology as described above (discount rates of 10.0% and 14.0%, perpetual free cash flow growth rates of 5.0% to 7.0% and terminal multiples of 9.0x to 11.0x EBIT in the year 2000). This analysis implied a present value of the synergies ranging from $300 million to $350 or $7.03 to $8.20 per fully diluted share.



     Based on the foregoing analyses, First Boston derived an overall reference range of enterprise value and equity value for Hillhaven, excluding synergies, ranging from $1,800 million to $2,100 million and $1,339 million to $1,639 million, respectively, or $31.37 to $38.40 per fully diluted share.



     In arriving at its opinions dated April 23, 1995 and the date of this Joint Proxy Statement/Prospectus, First Boston performed a variety of financial analyses, including those summarized above. The summary set forth in this section does not purport to be a complete description of First Boston's analyses. First Boston believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the summary above, without considering all factors and analyses, could create an incomplete view of the processes underlying First Boston's opinion, so that the ranges of valuation resulting from any particular analysis described above should not be taken to be First Boston's view of the actual value of Hillhaven. First Boston's analyses depend on numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Hillhaven and Vencor. First Boston's analyses are not necessarily indicative of actual values or actual future results that might be achieved and are not and do not purport to be appraisals or otherwise reflective of prices at which companies may actually be sold.



     Pursuant to an engagement letter dated April 4, 1995, between Vencor and First Boston (i) Vencor has paid First Boston (a) a fee of $200,000 upon execution of the engagement letter and (b) a fee of $1,500,000 upon execution of the Merger Agreement and the delivery of the opinion dated April 23, 1995 and
(ii) Vencor has agreed to pay First Boston a fee of $7,500,000 (less the fees described in (i)) upon the acquisition by

Vencor of a majority of the voting power of Hillhaven's outstanding voting securities, upon the acquisition of a majority of Hillhaven's assets or upon the closing of a merger or other form of business combination transaction. Vencor also agreed to reimburse First Boston for its out-of-pocket expenses, including reasonable fees and disbursements of counsel. Vencor has also agreed to indemnify First Boston and its affiliates, their respective directors, officers, partners, agents and employees and each person, if any, controlling First Boston or any of its affiliates against certain liabilities, including certain liabilities under the federal securities laws, relating to or arising out of its engagement.

     First Boston is an internationally recognized investment banking firm and regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions and for other purposes. The Vencor Board selected First Boston to act as its financial advisor on the basis of First Boston's reputation and First Boston's prior work with Vencor. In the past, First Boston has provided investment banking services for Vencor and Hillhaven for which First Boston received customary compensation. First Boston actively trades the debt and equity securities of both Vencor and Hillhaven for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

  Hillhaven


     Merrill Lynch delivered its written opinion dated April 23, 1995 to the Hillhaven Board to the effect that, as of such date, and based upon the assumptions made, matters considered and limits of review as set forth in such opinion, the consideration to be received by the holders of shares of Hillhaven Common Stock (other than Tenet) pursuant to the Merger Agreement is fair to such
holders from a financial point of view. On             , 1995, Merrill Lynch
delivered its written opinion to the Hillhaven Board to the effect that, as of such date, and based upon the assumptions made, matters considered and limits of review as set forth in such opinion, the consideration to be received by the holders of shares of Hillhaven Common Stock (other than Tenet) pursuant to the Merger Agreement is fair to such holders from a financial point of view (the "Merrill Lynch Opinion").



     A COPY OF THE MERRILL LYNCH OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND CERTAIN LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY MERRILL LYNCH, IS ATTACHED AS APPENDIX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS. HOLDERS OF SHARES OF HILLHAVEN COMMON STOCK ARE URGED TO, AND SHOULD, READ THE MERRILL LYNCH OPINION IN ITS ENTIRETY. THE MERRILL LYNCH OPINION IS DIRECTED ONLY TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE CONSIDERATION TO BE RECEIVED BY HOLDERS OF HILLHAVEN COMMON STOCK (OTHER THAN TENET) PURSUANT TO THE MERGER AGREEMENT AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HILLHAVEN STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE HILLHAVEN MEETING. THE SUMMARY OF THE MERRILL LYNCH OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERRILL LYNCH OPINION ATTACHED AS APPENDIX C HERETO.



     In arriving at the Merrill Lynch Opinion, Merrill Lynch, among other things, (i) reviewed Hillhaven's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended May 31, 1994 and Hillhaven's Forms 10-Q and the related unaudited financial information for the quarterly periods ended August 31, 1994, November 30, 1994 and February 28, 1995; (ii) reviewed Vencor's Annual Reports, Forms 10-K and related financial information for the three fiscal years ended December 31, 1994 and Vencor's Form 10-Q and the related unaudited financial information for the quarterly period ended March 31, 1995; (iii) reviewed certain other filings with the Commission made by Hillhaven and Vencor, including proxy statements and registration statements, during the last three years; (iv) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of Hillhaven and Vencor, furnished to Merrill Lynch by Hillhaven and Vencor, respectively; (v) conducted discussions with members of senior management of Hillhaven and Vencor concerning their respective businesses and prospects and potential synergies which might be realized following the Merger; (vi) reviewed the historical market prices and trading activity for the Hillhaven Common Stock and Vencor Common Stock and compared them with that of certain publicly traded companies which Merrill Lynch deemed to be reasonably similar to Hillhaven and Vencor, respectively; (vii) compared the results of operations of Hillhaven and Vencor with those of certain companies which Merrill Lynch deemed to be reasonably similar to Hillhaven and Vencor, respectively;
(viii) compared the proposed financial terms of the transactions contemplated by the Merger Agreement with the financial terms of certain other mergers and acquisitions which Merrill Lynch deemed to be relevant; (ix) analyzed the pro forma effect of the Merger on the combined company earnings per share; (x) reviewed the Merger Agreement; and (xi) reviewed such other financial studies and analyses and performed such other investigations as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.



     In preparing the Merrill Lynch Opinion, Merrill Lynch relied on the accuracy and completeness of all information supplied or otherwise made available to it by Hillhaven and Vencor, and Merrill Lynch did not independently verify such information or undertake or obtain an independent appraisal of the assets or liabilities of Hillhaven or Vencor or conduct a physical inspection of Hillhaven's or Vencor's properties or facilities. With respect to the financial forecasts and estimates of potential synergies furnished by Hillhaven and Vencor, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgment of Hillhaven's or Vencor's management as to the expected future financial performance of Hillhaven or Vencor, as the case may be. The Merrill Lynch Opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the Merrill Lynch Opinion. The matters considered by Merrill Lynch in arriving at the Merrill Lynch Opinion are based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Hillhaven's or Vencor's control.



     The Merrill Lynch Opinion does not present a discussion of the relative merits of the Merger as compared to any other business plan or opportunity that might be presented to Hillhaven, or the effect of any other arrangement in which Hillhaven might engage.



     In arriving at the Merrill Lynch Opinion, Merrill Lynch considered certain financial analyses and other factors, and used several valuation methods, which it discussed in its presentation to the Hillhaven Board. The material portions of these analyses are summarized below.



     Discounted Cash Flow Analysis. Merrill Lynch calculated ranges of equity value for Hillhaven based upon the value, discounted to the present, of its fiscal year end five-year stream of projected unleveraged cash flow and its projected fiscal year 1999 terminal values based upon a range of multiples of its projected fiscal year 1999 earnings before interest, taxes, depreciation, amortization and rents ("EBITDAR") less its net debt, capitalized rents and preferred stock. In conducting its analysis, Merrill Lynch utilized three different sets of financial projections for Hillhaven (in each case, giving effect to the Nationwide Transaction), all of which were provided by management of Hillhaven. The "Base Case" was based on certain assumptions viewed by Hillhaven management as the most likely scenario, the "Upside Case" assumed Hillhaven would significantly exceed the Base Case projections and the "Downside Case" assumed Hillhaven would significantly underperform in comparison to the Base Case projections. Merrill Lynch applied discount rates ranging from 11% to 14% and multiples of terminal EBITDAR ranging from 8.2x to 9.0x. Based on this analysis, Merrill Lynch calculated implied per share equity values for Hillhaven Common Stock on a fully diluted basis ranging from $31.50 to $36.75 utilizing the Base Case, from $39.50 to $45.50 utilizing the Upside Case, and from $26.50 to $31.00 utilizing the Downside Case.



     Analysis of Selected Comparable Publicly Traded Companies. Merrill Lynch compared certain financial information for Hillhaven with the corresponding publicly available financial information of certain other companies which Merrill Lynch deemed to be reasonably similar. Merrill Lynch compared Hillhaven to eight long-term care companies: Beverly Enterprises, Inc., Genesis Health Ventures, Inc., Health Care and Retirement Corporation, Horizon, Integrated Health Services, Living Centers of America, Inc., Manor Care, Inc., and Sun Healthcare Group, Inc.



     Merrill Lynch calculated multiples for such companies of market value per
common share as of           , 1995 to calendar 1994 earnings per share ("EPS"),
estimated calendar 1995 EPS, latest twelve months' ("LTM") book value, and LTM EBITDAR. Information was based on the filings with the Commission made by such companies, except that estimates of the future performance of such companies were obtained from First Call Research Network. For these companies the multiple of market value per common share to calendar 1994 EPS has a mean and median of 21.1x, the multiple to estimated calendar

1995 EPS has a mean of 17.1x and a median of 17.6x, the multiple to LTM book value has a mean of 3.1x and a median of 3.4x, and the multiple to LTM EBITDAR has a mean of 8.9x and a median of 9.1x. Based upon this comparison, Merrill Lynch estimated imputed public trading market values for a share of Hillhaven Common Stock (on a fully diluted basis and after giving effect to the Nationwide Transaction) of $24.00 to $25.00.



     Analysis of Selected Comparable Acquisition Transactions. Merrill Lynch also reviewed publicly available information relating to seven transactions in which companies in the long-term health care industry were acquired since August, 1993. These comparable acquisitions included Mariner Health Group, Inc.'s acquisition of Legend Medical Services, Inc., Horizon's acquisition of Peoplecare Heritage, Multicare Companies' acquisition of Providence Health Care Inc., Sun Healthcare Group's acquisition of The Mediplex Group, Regency Health Services' acquisition of Care Enterprises, Genesis Health Ventures, Inc.'s acquisition of Meridian Healthcare Group and Horizon's acquisition of Greenery Rehabilitation Group. This review indicated that the prices paid in these acquisitions represented a multiple of between (i) 24.0x and 26.0x LTM fully diluted net income, (ii) 3.3x and 3.8x LTM book value, (iii) 10.0x and 11.5x LTM earnings before interest, taxes, depreciation and amortization ("EBITDA"), (iv) 14.5x and 15.5x LTM earnings before interest and taxes ("EBIT"), and (v) 1.50x and 1.70x LTM sales. Applying the ranges of multiples derived from these acquisition transactions, Merrill Lynch then calculated implied values per share of Hillhaven Common Stock (on a fully diluted basis, after taking into account the Nationwide Transaction, and the payment of full liquidation value on the Hillhaven Preferred Stock) of between $27.00 and $31.50 based on LTM values and between $28.00 and $32.00 based on estimated 1995 values.



     Hypothetical Break-up Analysis. Merrill Lynch considered the hypothetical liquidation value of Hillhaven. In connection with this review, Merrill Lynch estimated possible values for Hillhaven based upon a sale or valuation of the assets and liabilities of Hillhaven. This analysis indicated that such pre-tax hypothetical values for each share of Hillhaven Common Stock (on a fully diluted basis, giving effect to the Nationwide Transaction, and the payment of liquidation value on the Hillhaven Preferred Stock) might range from $29.86 to $35.39 and the after-tax values might range from $28.81 to $33.98. Merrill Lynch noted that a break-up of a company may take a significant period of time and that there is substantial uncertainty as to the ability to complete a liquidation at estimated values or to retain the experienced management team necessary to help realize such estimated values. For these reasons, Merrill Lynch cautioned that these values might not reflect the values actually realizable by Hillhaven stockholders in the event of a liquidation of Hillhaven.



     Pro Forma Merger Analysis. Merrill Lynch analyzed certain pro forma effects resulting from the Merger based on various assumptions regarding Hillhaven's and Vencor's projected financial performance, the Conversion Number and the timing and magnitude of synergies realizable following the Effective Time. On the basis of the projections of Hillhaven and Vencor, this analysis indicated that the Merger would be accretive (excluding the one-time charge relating to the Merger) for Vencor for substantially all combinations analyzed for the years considered (1995, 1996 and 1997).



     Contribution Analysis. Merrill Lynch analyzed and compared the respective contribution of net income on a fully diluted basis of Hillhaven and Vencor to the pro forma combined estimated net income for 1995, 1996 and 1997 based upon the Base and Downside Case projections on a stand alone basis for each company provided by Hillhaven and Vencor and based upon publicly available estimates obtained from First Call Research Network. This analysis did not take into account any synergies realizable following the Merger. Under the Base Case, Hillhaven would contribute an estimated 56.7%, 55.9% and 55.9% of the net income of the combined operations for the years 1995 through 1997. Under the Downside Case, Hillhaven would contribute an estimated 56.5%, 52.9% and 52.4% of such net income for such years. Using publicly available estimates, Hillhaven would contribute 58.2%, 56.2% and 54.5% of such net income for such years. Based on these contributions, Merrill Lynch calculated an implied Conversion Number of between .823 and .977.



     Implied Conversion Number. Merrill Lynch also calculated a range of implied equity values of Hillhaven and Vencor based on a discounted cash flow analysis using the Base Case and the Downside Case including the allocation of 100%, 50% and 0% of the synergies realizable following the Merger to Hillhaven. From these implied equity values, Merrill Lynch derived a range of implied Conversion Numbers of between

 .750 and 1.000. (Implied Conversion Numbers in excess of .9 were derived only if 100% of synergies were allocated to Hillhaven.)



     The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at the Merrill Lynch Opinion. In addition, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all factors and analyses, could create an incomplete view of the process underlying the analysis set forth in the Merrill Lynch Opinion. Merrill Lynch did not assign relative weights to any of its analyses in preparing the Merrill Lynch Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any estimates incorporated in the analyses performed by Merrill Lynch are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than any such estimates.



     Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty. No public company utilized as a comparison is identical to Hillhaven, Vencor or the business segment for which a comparison is being made, and none of the comparable acquisition transactions or other business combinations utilized as a comparison is identical to the Merger. Accordingly, an analysis of publicly traded comparable companies and comparable business combinations resulting from the transactions is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.



     In connection with Merrill Lynch's engagement by Hillhaven, Merrill Lynch was authorized to solicit third-party indications of interest for the acquisition of Hillhaven. Merrill Lynch contacted approximately 29 long-term care, hospital, insurance and other healthcare companies as well as financial buyers to determine their interest in pursuing a business combination with Hillhaven. Each interested party was given the opportunity to examine non-public information regarding Hillhaven following the execution of a standard form of confidentiality agreement, which included certain limitations on the ability of parties to pursue transactions involving Hillhaven without Hillhaven's consent. Several of such potentially interested parties would not agree to sign a confidentiality and standstill agreement with Hillhaven. Based on preliminary conversations between Merrill Lynch and the potentially interested entities and Merrill Lynch's analysis of the financial condition of such entities, Merrill Lynch concluded that it was unlikely that any of such entities had the willingness and financial capacity to make an offer to acquire Hillhaven that was superior to Vencor's offer.



     The Hillhaven Board selected Merrill Lynch to render a fairness opinion because Merrill Lynch is an internationally recognized investment banking firm with substantial expertise in transactions similar to the Merger and because it is familiar with Hillhaven and its business. As part of its investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions. Merrill Lynch has provided, from time to time, various investment banking, financial advisory and financial services to Hillhaven, Tenet and Vencor, for which it has received customary compensation, including serving as financial advisor to Hillhaven in connection with (i) the Nationwide Transaction, for which it will receive aggregate compensation of $850,000, and (ii) Hillhaven's review and approval of a grantor trust, for which it will receive a fee of $100,000.



     With respect to Merrill Lynch's services as financial advisor in connection with the Merger, Hillhaven has agreed to pay Merrill Lynch a retainer of $250,000, and a quarterly advisory fee of $500,000 on June 1, 1995 and quarterly advisory fees of $750,000 on each of September 30, 1995, December 31, 1995, and March 31, 1996, and, upon consummation of the Merger, will pay a transaction fee of .45% of equity and debt (approximately $8.62 million, assuming a Transaction Value of $31.00), against which the retainer fee and quarterly advisory fees will be credited.



     In addition, Hillhaven also has agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses (including reasonable fees and expenses of its legal counsel) and to indemnify Merrill Lynch and certain related persons against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

     In the ordinary course of Merrill Lynch's business, Merrill Lynch may actively trade the securities of Vencor, Hillhaven and Tenet for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.



TERMS OF THE MERGER


     At the Effective Time, Vencor and Hillhaven will consummate the Merger in which Hillhaven will be merged with and into Vencor Sub, a wholly-owned subsidiary of Vencor created for the purpose of carrying out the Merger, and the separate corporate existence of Hillhaven will thereupon cease. Vencor Sub will be the Surviving Corporation in the Merger operating under the name of The Hillhaven Corporation and will continue to be governed by the laws of the State of Delaware. The Merger Agreement provides that the Certificate of Incorporation of Vencor Sub will be amended as contemplated by the Merger Agreement, and such Certificate of Incorporation, as so amended, will be the Certificate of Incorporation of the Surviving Corporation (the "Amended Certificate of Incorporation"). The Merger Agreement provides that the Bylaws of Vencor Sub in effect at the Effective Time will continue as the Bylaws of the Surviving Corporation.

     Pursuant to the Merger Agreement, at the Effective Time, each share of Hillhaven Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by Hillhaven as treasury stock or owned by any Vencor Company immediately prior to the Effective Time) will be converted into the right to receive that number of duly authorized, validly issued, fully paid and nonassessable shares of Vencor Common Stock equal to the Conversion Number. The Conversion Number will not be less than 0.768 nor more than 0.977; provided, however, that if the product of the Vencor Average Price times the Conversion Number is less than $31.00 per share, Hillhaven can terminate the Merger Agreement unless Vencor has advised Hillhaven in writing that the Conversion Number will be determined by dividing $31.00 by the Vencor Average Price and will not be subject to a maximum.


     The Merger Agreement provides that at the Effective Time each share of Hillhaven Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares held by Hillhaven as treasury stock or owned by any Vencor Company immediately prior to the Effective Time) will be converted into the right to receive $900 in cash per share, plus accrued and unpaid
dividends to the Effective Time. On July   , 1995, the accrued and unpaid
dividends with respect to the Hillhaven Series C Preferred Stock and the accrued and unpaid dividends with respect to the Hillhaven Series D Preferred Stock are
expected to be approximately $       and $       , respectively.


     If at any time during the period between the date of the Merger Agreement and the Effective Time any change in the outstanding shares of Vencor Common Stock shall occur, such as any reclassification, recapitalization, stock split or combination, exchange or readjustment or stock dividend with a record date during such period, the Conversion Number will be appropriately adjusted.

     No fractional shares of Vencor Common Stock will be issued in the Merger and fractional share interests will not entitle the owner thereof to vote or to any other rights of a Vencor stockholder. All fractional shares of Vencor Common Stock that a holder of Hillhaven Common Stock, Hillhaven Options or PIP Options would otherwise be entitled to receive as a result of the Merger will be aggregated. If a fractional share results, such holder will be entitled to receive cash equal to the Vencor Average Price multiplied by the fraction of a share of Vencor Common Stock to which such holder would otherwise have been entitled.

EFFECTIVE TIME; CLOSING

     The Merger will become effective at the Effective Time, which will occur on the date and at such time as both the Certificate of Merger is filed with the Secretary of State of the State of Delaware and the Articles of Merger are filed with the Secretary of State of the State of Nevada. The Merger Agreement provides that the closing (the "Closing") will take place on the first business day on which the conditions specified in the Merger Agreement are fulfilled or, to the extent permitted, waived, or on such other date as Vencor and Hillhaven may agree. The date upon which the Closing will occur is herein called the "Closing Date."

CONDUCT OF BUSINESS PRIOR TO EFFECTIVE TIME; CERTAIN COVENANTS; NO SOLICITATIONS OF TRANSACTIONS

  Operational Covenants

     The Merger Agreement provides that, during the period from the date of the Merger Agreement until the Effective Time, except as otherwise contemplated by the Merger Agreement, each of Vencor and Hillhaven will, and each of its respective subsidiaries will, conduct its business only in the ordinary course consistent with past practice and use its respective reasonable best efforts to preserve intact its business organization and its relationships with third parties and to keep available the services of their present officers and key employees.


     Furthermore, from the date of the Merger Agreement until the Effective Time, neither Vencor nor its subsidiaries will, except as provided in the Merger Agreement, (i) merge or consolidate (other than with a subsidiary) or acquire a material amount of stock or assets of any other person or entity; provided that Vencor and its subsidiaries may merge or consolidate with, or acquire the stock or assets of a person or entity primarily engaged in a business in which Vencor or any of its subsidiaries is presently engaged, provided that such transaction would not require the preparation of pro forma financial statements in accordance with applicable rules and regulations of the Commission or might reasonably be expected to delay the transaction contemplated by the Merger Agreement; (ii) sell, lease, license, mortgage, pledge or otherwise dispose of any material assets or property except (a) pursuant to existing contracts or commitments, (b) in the ordinary course consistent with past practice or (c) transfers between Vencor and/or its wholly-owned subsidiaries; (iii) (a) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any capital stock of Vencor or its subsidiaries, other than to carry out the Merger and as otherwise provided in the Merger Agreement, (b) split, combine or reclassify any capital stock of Vencor or its subsidiaries or (c) repurchase, redeem or otherwise acquire any capital stock of Vencor or its subsidiaries; or
(iv) take or agree or commit to take any action that would make any representation and warranty of Vencor under the Merger Agreement materially inaccurate at, or as of any time prior to, the Effective Time or which is reasonably likely to result in a delay in consummation of the Merger.


     In addition, Vencor and Vencor Sub will not adopt or propose any change to their respective certificate of incorporation or bylaws and Vencor will not declare or pay any dividends or make any distributions on Vencor Common Stock. Furthermore, Vencor will not, except to the extent required by law, voluntarily accelerate the vesting of any compensation or benefit or take any action with respect to any Vencor employee plan or benefit arrangement which could prevent the Merger from being treated as a pooling of interests. Vencor will also use its best efforts to cause its shares of common stock to be issued in the Merger to be approved for listing on the NYSE prior to the Effective Time. In addition, Vencor will take all action necessary to ensure that Vencor Sub performs its obligations set forth in the Merger Agreement and to ensure that Vencor Sub will not conduct any business, make any investments, or have any assets other than as specifically contemplated by the Merger Agreement.

     From the date of the Merger Agreement until the Effective Time, neither Hillhaven nor its subsidiaries will (i) merge, consolidate or enter into a share exchange or acquire any stock or any material amount of assets of any other person or entity or sell, lease, license, mortgage, pledge or otherwise dispose of any material assets or property except (a) pursuant to existing contracts or commitments, (b) in the ordinary course consistent with past practice or (c) transfers between Hillhaven and/or its wholly-owned subsidiaries; (ii) (a) issue, deliver, sell, encumber or authorize or propose the issuance, delivery, sale or encumbrance of, any capital stock or other securities of Hillhaven or its subsidiaries, other than issuing shares of Hillhaven Common Stock upon the exercise of Hillhaven Options, to fulfill existing obligations or the vesting of performance share awards prior to the Effective Time, (b) split, combine or reclassify any Hillhaven Stock or securities of its subsidiaries or (c), except pursuant to the Merger Agreement, repurchase, redeem or otherwise acquire any Hillhaven Stock or securities of its subsidiaries; or (iii) take any action that would make any representation and warranty of Hillhaven under the Merger Agreement materially inaccurate at, or as of any time prior to, the Effective Time or which is reasonably likely to result in a delay in consummation of the Merger.


     In addition, Hillhaven will not, except as expressly provided for in the Merger Agreement, (i) adopt or propose any change or amendment in its Articles of Incorporation or Bylaws or Rights Agreement dated

January 31, 1990 between Hillhaven and Manufacturers Hanover Trust Company (the "Hillhaven Rights Agreement"); (ii) declare, set aside, or pay any dividends or make any distributions on Hillhaven Common Stock or pay any dividends on Hillhaven Preferred Stock, except in accordance with the terms thereof and in a form of consideration consistent with past practice; or (iii) enter into any contract or agreement material to Hillhaven and its subsidiaries taken as a whole, except in the ordinary course of business consistent with past practice and will consult with Vencor before making or committing to make any capital expenditure of $500,000 or more.

     Hillhaven also will not increase the compensation or fringe benefits of its directors, officers and other key employees or pay any pension or retirement allowance not required by any existing plan or agreement to such employees, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, other than general increases in the compensation of key employees (other than officers of Hillhaven) in the ordinary course of business consistent with past practice, and Hillhaven will not voluntarily accelerate the vesting of any compensation or benefit or take any action with respect to any employee plan or benefit arrangement which could prevent the Merger from being treated as a pooling of interests, provided that Hillhaven's bonus payments typically paid as of May 31 may be paid consistent with past practice and Hillhaven can increase the compensation of one individual previously identified to Vencor. Hillhaven will also ensure that executing the Merger Agreement and the transactions contemplated thereby will not result in the grant of any rights, or the exercise of any rights outstanding, to any person under the Hillhaven Rights Agreement. Finally, Hillhaven will not amend or waive any provision of the agreement relating to the Nationwide Transaction.

  No Solicitations

     The Merger Agreement provides that each of Vencor and Hillhaven agrees that from the date of the Merger Agreement until the termination of the Merger Agreement, it and its subsidiaries will not, and will use its respective reasonable best efforts to cause its officers, directors, employees or other agents not to, directly or indirectly, (i) take any action to solicit or initiate any Acquisition Proposal or (ii) engage in negotiations with, or disclose any non-public information relating to it or any of its subsidiaries or afford access to the properties, books or records of it or any of its subsidiaries to any person or entity, unless with respect to the actions referred to in (ii) it is otherwise required to in accordance with the fiduciary duties of the Board of Directors under applicable law as advised by independent legal counsel, in response to a person or entity that has made an Acquisition Proposal in writing. Hillhaven, however, is not prohibited from amending or waiving the provisions of confidentiality agreements it has entered into with third persons in respect of the ability of such persons to submit an Acquisition Proposal to Hillhaven or its stockholders, and Hillhaven has already done so. Each of Vencor and Hillhaven will, as promptly as reasonably practicable, notify the other after receipt of any Acquisition Proposal or any indication that any person or entity is considering making an Acquisition Proposal and identify the party with whom it has negotiated or to whom it has disclosed confidential information. An "Acquisition Proposal" is defined in the Merger Agreement as any good faith offer or proposal for a merger or other business combination involving Vencor or Hillhaven, as the case may be, or any of their respective subsidiaries or the acquisition of any equity interest in, or a substantial portion of the assets of, it or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement.

CERTAIN REGULATORY MATTERS


     Under the HSR Act and the rules promulgated thereunder, certain transactions, including the Merger, may not be consummated unless certain waiting period requirements have been satisfied. Vencor and Hillhaven each filed a Notification and Report Form pursuant to the HSR Act with the DOJ and the FTC on June 13, 1995. Early termination of the waiting period was granted on June 26, 1995. At any time before or after the Effective Time, the FTC, the DOJ or others could take action under the antitrust laws with respect to the Merger, including seeking to enjoin the consummation of the Merger, to rescind the Merger or to require divestiture of substantial assets of Vencor, Hillhaven or the Surviving Corporation. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

     The Merger Agreement provides that each of Vencor and Hillhaven will cooperate with one another in determining whether any action by or in respect of, or filing with, any government body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by the Merger Agreement. Vencor and Hillhaven will also cooperate with one another in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such actions, consents, approvals or waivers. Such actions include filing notices with, and in some jurisdictions obtaining approvals or consents from, various state agencies responsible for the licensure or certification of healthcare facilities in states where Hillhaven and Vencor conduct their respective businesses. Each of Vencor and Hillhaven also agrees to use its best reasonable efforts to respond as promptly as practicable to all inquiries received from the DOJ or the FTC for additional information or documentation in connection with the HSR filing. Vencor and Hillhaven each will consult with the other in connection with the foregoing and each will use its best reasonable efforts to take any steps as may be necessary in order to obtain any consents, approvals, permits or authorizations required in connection with the Merger, including negotiating a resolution of disputes with governmental or regulatory authorities and performing the resolution as negotiated.

EMPLOYEE BENEFITS

     Hillhaven officers and employees hold outstanding stock awards in the form of stock option grants, restricted stock grants and performance share grants under the Stock Incentive Plan. Hillhaven outside directors hold outstanding stock option grants under the Directors' Stock Plan. Under the Directors' Stock Plan, the Merger constitutes an event pursuant to which all outstanding options will become exercisable and vested. The Merger Agreement does not provide for continuation of stock option grants and restricted stock grants under the Stock Incentive Plan and, accordingly, all stock option awards will become exercisable and vested and all restrictions on restricted stock grants will lapse in accordance with the terms of the Stock Incentive Plan. Vencor will deliver in respect of each stock option granted under the Directors' Stock Plan and the Stock Incentive Plan the number of shares of Vencor Common Stock equal to the product of (x) the result of multiplying the Conversion Number by a fraction, the numerator of which is the excess, if any, of the Transaction Value over the exercise or strike price of such Hillhaven Option and the denominator of which is the Transaction Value and (y) the number of shares of Hillhaven Common Stock subject to such Hillhaven Option. The Merger Agreement provides that Vencor will continue the performance share grants under the Stock Incentive Plan and, immediately after the Merger, satisfy its obligations under such performance share grants by the delivery to holders of such grants a number of shares of Vencor Common Stock equal to the product of (x) .75 multiplied by the Conversion Number and (y) the number of shares of Hillhaven Common Stock subject to such award.

     Hillhaven officers and employees hold PIP Options granted pursuant to Hillhaven's Performance Investment Plan. As a result of the Merger these PIP Options, whether or not exercisable, and whether or not vested, will become fully exercisable and vested. Each PIP Option which is then outstanding will be canceled and in consideration of such cancellation, Vencor will deliver for each PIP Option the number of shares of Vencor Common Stock having a value equal to the value which a PIP Optionholder would realize had such person exercised an option immediately prior to the Effective Time, which is equal to the product of
(x) the result of multiplying the Conversion Number by a fraction, the numerator of which is the excess, if any, of the Transaction Value over $15.7105 (which represents the exercise price of $16.5375 less the amount attributable to the participant's original capital contribution of $.8270) and the denominator of which is the Transaction Value and (y) the number of shares of Hillhaven Common Stock subject to such PIP Option upon the conversion of the underlying PIP Convertible Debentures and Hillhaven Series B Preferred Stock.


     The Merger Agreement states that Vencor intends, following the Effective Time through December 31, 1995, to continue, to the extent practicable and appropriate, the existing level of employee benefits provided by Hillhaven and its subsidiaries (other than employee benefit plans based on Hillhaven capital stock) and thereafter to provide to officers and employees of Hillhaven and its subsidiaries benefits comparable to those provided to similarly situated employees of Vencor and its subsidiaries under Vencor's employee benefit plans.

Vencor has agreed to honor and perform, and to cause the Surviving Corporation to honor and perform, all severance, indemnification and similar agreements of Hillhaven identified in the Merger Agreement. Hillhaven, however, will use its best efforts to amend all severance agreements to eliminate, as a basis upon which severance benefits may be paid, all references to changes in title. For the purposes of Hillhaven's Supplemental Executive Retirement Plan, the Effective Time will be deemed to be a change in control.

INDEMNIFICATION AND INSURANCE

     Pursuant to the Merger Agreement, from and after the Effective Time, each of Vencor and the Surviving Corporation will indemnify, defend and hold harmless the present and former officers and directors of Hillhaven and its subsidiaries against all losses, claims, damages and liability for acts or omissions occurring at or prior to the Effective Time to the fullest extent that Hillhaven and its subsidiaries would have been permitted under applicable law and under the Articles of Incorporation and Bylaws of Hillhaven or such subsidiary. Vencor will cause the Surviving Corporation (and its successors) to establish and maintain provisions in its certificate of incorporation and bylaws concerning the indemnification and exoneration of Hillhaven's former and present officers, directors, employees and agents that are no less favorable to those persons than the provisions of Hillhaven's Articles of Incorporation and Bylaws in effect on the date of the Merger Agreement. For at least six years after the Effective Time, Vencor will use its best efforts to, without any lapse in coverage, provide directors' and officers' liability insurance for acts or omissions occurring prior to the Effective Time covering those persons currently covered by Hillhaven's directors' and officers' liability insurance policy on terms, coverage and limits no less favorable than the policy in effect on the date of the Merger Agreement. In no event, however, will Vencor be required to pay annually more than 200% of the premium paid by Hillhaven in its most recently ended fiscal year. Vencor will cause the Surviving Corporation to reimburse all expenses including reasonable attorney's fees, incurred by any person to enforce successfully the indemnification and insurance obligations of Vencor and the Surviving Corporation under the Merger Agreement.

CONDITIONS


     The respective obligations of Vencor and Hillhaven to consummate the Merger are subject to a number of conditions, including the following: (a) approval by the Hillhaven stockholders of the Merger Agreement, (b) approval by the Vencor stockholders of (i) the Merger and the issuance of Vencor Common Stock in connection therewith and any necessary amendment to Vencor's stock option plans and (ii) the Charter Amendment, (c) expiration or termination of the waiting period applicable to the Merger under the HSR Act, (d) receipt of all material consents, authorizations, orders, and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body, (e) there being in effect no provision of any applicable domestic law or regulation and no judgment, injunction, order or decree of a court or governmental agency or authority of competent jurisdiction which has the effect of making the Merger illegal or would otherwise restrain or prohibit the consummation of the Merger,
(f) the declaration of effectiveness by the Commission under the Securities Act of the Vencor S-4 Registration Statement, of which this Joint Proxy Statement/Prospectus is a part, and no stop order suspending such effectiveness being in effect and no proceedings for such purpose having been initiated or threatened by the Commission, (g) approval for listing on the NYSE, subject to official notice of issuance, of Vencor's Common Stock to be issued in the Merger, (h) receipt by Vencor and Hillhaven of an opinion from Ernst & Young LLP and KPMG Peat Marwick LLP, respectively, to the effect that the Merger will qualify as a pooling of interests under generally accepted accounting principles and the Commission will not have objected to such accounting treatment, and (i) receipt of all material third party consents.


     In addition, the obligation of Vencor to consummate the Merger is subject to the satisfaction of the following conditions: (a) Hillhaven has materially performed its obligations under the Merger Agreement by the Effective Time and Hillhaven's representations and warranties contained in the Merger Agreement are materially true at the Effective Time, except for representations and warranties made as of a specified date, and Vencor will have received a certificate signed by an executive officer and the chief financial officer of Hillhaven to the foregoing effect, (b) Hillhaven has provided Vencor with "cold comfort" letters of KPMG

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

Peat Marwick LLP as contemplated by the Statement of Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants with respect to procedures undertaken by them relating to Hillhaven and its subsidiaries' financial statements contained in the Vencor S-4 Registration Statement, of which this Joint Proxy Statement/Prospectus is a part, and such other matters customarily included in such comfort letters relating to transactions similar to the Merger, and (c) receipt by Vencor of opinions from Sullivan & Cromwell (or such other counsel selected by Vencor), based on relevant assumptions and representations, that the Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368 of the Code.

     In addition, the obligation of Hillhaven to consummate the Merger is subject to the satisfaction of the following conditions: (a) Vencor and Vencor Sub have materially performed their obligations under the Merger Agreement by the Effective Time and Vencor and Vencor Sub's representations and warranties contained in the Merger Agreement are materially true at the Effective Time, and Hillhaven will have received a certificate signed by the chief financial officer of Vencor to the foregoing effect, (b) Vencor has provided Hillhaven with "cold comfort" letters of Ernst & Young LLP as contemplated by the Statement of Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants with respect to procedures undertaken by them relating to Vencor and its subsidiaries' financial statements contained in the Vencor S-4 Registration Statement, of which this Joint Proxy Statement/Prospectus is a part, and such other matters customarily included in such comfort letters relating to transactions similar to the Merger, (c) receipt by Hillhaven of opinions from Fried, Frank, Harris, Shriver & Jacobson (or such other counsel selected by Hillhaven), based on relevant assumptions and representations, that the Merger should qualify for federal income tax purposes as a reorganization within the meaning of Section 368 of the Code and (d) the three Hillhaven Designated Directors selected by Hillhaven's Board to be appointed to Vencor's Board have been so elected to Vencor's Board.


     If the Merger is not consummated, Vencor intends to continue to pursue its strategic objectives, including the creation of full-service integrated networks for the care of the elderly. Through the creation of these networks, Vencor intends to position itself to provide cardiopulmonary care in a variety of sites, including hospitals, skilled nursing facilities and patient homes. In addition, Vencor intends to explore ways in which it can transfer its expertise in the efficient delivery of cardiopulmonary care to other healthcare businesses.



     Hillhaven has no fixed plans as to how it will proceed if the Merger is not consummated, but will consider all strategic alternatives then available to it, which may include remaining an independent public company.


WAIVER AND AMENDMENT

     The Merger Agreement provides that, subject to the applicable provisions of Delaware Law and Nevada Law, any provision of the Merger Agreement may be amended or waived prior to the Effective Time, if such amendment or waiver is in writing and signed, in the case of an amendment by Hillhaven, Vencor and Vencor Sub or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that any waiver shall be effective against a party if the Board of Directors of such party approves such waiver or amendment. The failure or delay by any party in exercising any right, power or privilege, however, does not operate as a waiver of such right, power or privilege.

TERMINATION

     The Merger Agreement states that it may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after any requisite stockholder approval, (i) by mutual consent of Vencor and Hillhaven by action of their respective Boards or (ii) by action of either the Vencor or Hillhaven Board if (a) the Merger has not been consummated by December 31, 1995,
(b) if any of the stockholder approvals required pursuant to the Merger Agreement have not been obtained due to the failure to obtain the requisite vote upon a vote at a duly held meeting of stockholders or at any adjournment or postponement thereof, (c) there has been a material breach of any (x) representation or warranty contained in the Merger Agreement on the part of the other party which cannot be cured prior to the Effective Time or (y) covenants or agreements set forth in the Merger Agreement on the part of the other party which breach by its nature

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

cannot be cured or, if curable, is not cured within 30 days after written notice is given by the terminating party, or (d) there is any applicable domestic law, rule or regulation that makes the consummation of the Merger illegal or if any judgment, injunction, order or decree of a court or governmental agency or authority of competent jurisdiction restrains or prohibits the consummation of the Merger, and such judgment, injunction, order or decree is final and nonappealable.

     In addition, the Merger Agreement states that it may be terminated and the Merger abandoned at any time prior to the Effective Time, (i) by action of the Vencor Board, if the Hillhaven Board does not publicly recommend in the Joint Proxy Statement/Prospectus that Hillhaven's stockholders approve and adopt the Merger Agreement and the Merger, or if the Hillhaven Board withdraws, changes or modifies its recommendation in any manner adverse to Vencor, or (ii) by action of the Hillhaven Board, if the Vencor Board does not publicly recommend in the Joint Proxy Statement/Prospectus that Vencor's stockholders approve the issuance of Vencor Common Stock in connection with the Merger.

     Furthermore, the Merger Agreement states that it may be terminated and the Merger abandoned at any time prior to the Effective Time by Hillhaven if the product of the Vencor Average Price (defined to be the average closing price on the NYSE of Vencor Common Stock for the ten consecutive trading days ending with the second trading day immediately preceding the Effective Time) times the Conversion Number is less than $31.00 per share. Hillhaven, however, may not terminate the Merger Agreement if Vencor advises it in writing that the Conversion Number will be determined by dividing $31.00 by the Vencor Average Price without regard to any maximum imposed on the Conversion Number by the Merger Agreement. Hillhaven may also terminate the Merger Agreement and abandon the Merger at any time prior to the Effective Time if Hillhaven receives an unsolicited written Acquisition Proposal that Hillhaven's Board determines in good faith, after consultation with its legal and financial advisors, is reasonably likely to lead to a transaction that is more favorable to its stockholders than the Merger and that failing to take such action would be a breach of the Hillhaven Board's fiduciary duties. Hillhaven, however, may not terminate the Merger Agreement and abandon the Merger unless it has provided Vencor and Vencor Sub with five business days prior written notice of its intent to terminate the Merger Agreement due to such an Acquisition Proposal. The written notice must include a detailed summary of the terms and conditions of the Acquisition Proposal. If Hillhaven elects to terminate the Merger Agreement and abandon the Merger due to such Acquisition Proposal, Hillhaven will pay a termination fee (as described below) to Vencor.

     Except as set forth in the Merger Agreement, in the event of termination of the Merger Agreement, no party to the Merger Agreement or any of its directors or officers will have any liability or further obligation to any other party, except that nothing in the Merger Agreement will relieve any party from liability for any breach of the covenants respecting confidential information in the possession of the other party and nothing in the Merger Agreement will relieve any party of liability under certain termination fees, as described below.

CERTAIN TERMINATION FEES

     If the Merger Agreement is terminated (a) by Hillhaven (i) as a result of an Acquisition Proposal for Hillhaven, as described above, or (ii) when an Acquisition Proposal for Hillhaven has been made and thereafter the Merger Agreement is terminated because the Merger has not been consummated by December 31, 1995 or the requisite Hillhaven stockholder approval has not been obtained or (iii) when an Acquisition Proposal for Hillhaven has been made and the Merger Agreement is terminated because the Hillhaven Board did not publicly recommend that Hillhaven stockholders approve and adopt the Merger Agreement or the Hillhaven Board withdrew, modified or changed such recommendation in a manner adverse to Vencor or (b) by Vencor (i) when an Acquisition Proposal for Vencor has been made and thereafter the Merger Agreement is terminated because the Merger has not been consummated by December 31, 1995 or the requisite Vencor stockholder approval has not been obtained or (ii) when an Acquisition Proposal for Vencor has been made and the Merger Agreement is terminated because the Vencor Board did not publicly recommend that Vencor stockholders approve and adopt the transactions contemplated by the Merger Agreement or the Vencor Board withdrew, modified or changed such recommendation in a manner adverse to Hillhaven, then, in the case of clause (a) above, Hillhaven will pay Vencor and, in the case of clause (b) above, Vencor will pay Hillhaven, a cash fee of $35,000,000. If the proposed Acquisition Proposal in either (a)

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

or (b) above is to be accounted for as a pooling of interests, then the amount of the cash fee will be reduced to $13,500,000.

     Hillhaven will reimburse Vencor and Vencor Sub for all of their out-of-pocket expenses and fees (subject to a maximum reimbursement obligation of $5,000,000) related to the Merger incurred prior to the termination of the Merger Agreement (including fees and expenses of Vencor's counsel, financial advisors, accountants, environmental experts and consultants, and all printing and advertising expenses) if the Merger Agreement is terminated because the stockholders of Hillhaven fail to approve the Merger Agreement and no Acquisition Proposal involving Hillhaven is outstanding at the time of such vote.

     Vencor will reimburse Hillhaven for all of its out-of-pocket expenses and fees (subject to a maximum reimbursement obligation of $5,000,000) related to the Merger incurred prior to the termination of the Merger Agreement (including fees and expenses of Hillhaven's counsel, financial advisors, accountants, environmental experts and consultants, and all printing and advertising expenses) if the Merger Agreement is terminated because the stockholders of Vencor fail to approve the Merger Agreement and no Acquisition Proposal involving Vencor or its subsidiaries is outstanding at the time of such vote.

EXPENSES

     Except as provided above under "-- Certain Termination Fees," pursuant to the Merger Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such cost or expense, except that Vencor and Hillhaven will each pay one-half of all printing, filing and mailing costs for the Vencor S-4 Registration Statement and this Joint Proxy Statement/Prospectus and all Commission and other regulatory filing fees.

ACCOUNTING TREATMENT

     Vencor and Hillhaven believe that the Merger will qualify as a pooling of interests for accounting and financial reporting purposes, and have been so advised by their respective independent public accountants. Under this method of accounting, Vencor will restate its consolidated financial statements to include the assets, liabilities, shareholders' equity and results of operations of Hillhaven. It is anticipated that upon consummation of the Merger, the fiscal year of the combined company will be the calendar year.

     Consummation of the Merger is conditioned upon the receipt by each of Vencor and Hillhaven of a letter from their respective independent public accountants stating that the Merger, in their respective opinions, will qualify as a pooling of interests for accounting purposes. See "-- Conditions" and "Unaudited Pro Forma Condensed Combined Financial Information."

RESALE OF VENCOR CAPITAL STOCK

     The shares of Vencor Common Stock issuable to stockholders of Hillhaven in connection with the Merger have been registered under the Securities Act. Such shares may be traded freely and without restriction by those stockholders not deemed to be "affiliates" of Vencor or Hillhaven as that term is defined in the rules under the Securities Act. "Affiliates" are generally defined as persons who control, are controlled by or are under common control with Hillhaven at the time of the Hillhaven Meeting. Shares of Vencor Common Stock received by those stockholders of Hillhaven who are deemed to be "affiliates" of Hillhaven may be resold without registration as provided for by Rules 144 or 145, or as otherwise permitted, under the Securities Act. This Joint Proxy Statement/Prospectus does not cover any resales of Vencor Common Stock received by affiliates of Hillhaven, or by certain of their family members or related interests.

     Pursuant to the Merger Agreement, Hillhaven has agreed to use its best efforts to cause each holder of Hillhaven's capital stock deemed to be an affiliate of such company to enter into a written agreement providing that such affiliate will not sell, pledge, transfer or otherwise dispose of the shares of Vencor Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

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

HILLHAVEN LITIGATION

     A number of actions have resulted from Horizon's January and March proposals to acquire Hillhaven.


     On February 6, 1995, Hillhaven filed a complaint against Horizon in the United States District Court for the District of Nevada seeking injunctive and declaratory relief that a business combination between Horizon and Hillhaven is prohibited by the Nevada statute regarding business combinations with interested stockholders (NRS Sections 78.411 through 78.444) by reason of Horizon's arrangements with Tenet. On February 27, 1995, Horizon filed an answer and a counterclaim alleging that, among other things, Hillhaven and all of its directors (other than Messrs. de Wetter and Andersons) have breached their fiduciary duties to Hillhaven's stockholders in connection with their consideration of Horizon's acquisition proposal and certain actions taken by Hillhaven, including the formation of a grantor trust, the amendment of Hillhaven's stockholder rights plan and the filing of a shelf registration statement with the Commission. The counterclaim seeks injunctive and declaratory relief and compensatory and punitive damages in unspecified amounts. Hillhaven has answered the counterclaim and believes Horizon's claims are without merit. By stipulation of the parties, all proceedings in these actions have been stayed until October 31, 1995.



     Hillhaven and its directors are named as defendants in a number of putative class action complaints filed on behalf of Hillhaven's stockholders in Nevada state court and California state court. These complaints raise allegations that Hillhaven and its directors have breached their fiduciary duties to Hillhaven's stockholders in connection with the consideration of Horizon's acquisition proposal and certain corporate actions also cited in Horizon's counterclaim. These actions seek declaratory and injunctive relief and money damages in unspecified amounts. Hillhaven is seeking to remove to the California federal courts the actions filed in the California state courts (the "California State Court Actions"). The Service Employees International Union (AFL-CIO), and Joann Sforza, a Hillhaven employee and union member, are seeking to intervene as party plaintiffs in both the Nevada and California putative class actions brought on behalf of Hillhaven's stockholders, alleging that their interests as stockholders and employees of Hillhaven are not adequately represented. Hillhaven has opposed this intervention. In addition, Tenet filed a complaint against Hillhaven and two of its directors, Mr. Busby and Mr. Marker, in state court in California seeking declaratory and injunctive relief and alleging, among other things that they have breached their fiduciary duties to Tenet and Hillhaven's other stockholders in connection with their consideration of Horizon's acquisition proposal and certain of the other corporate actions cited in the Horizon and putative class action complaints (the "Tenet Actions"). The plaintiffs in the Nevada state court actions (the "Nevada State Court Actions") have moved to dismiss their complaints, which dismissal has been opposed by Hillhaven and its directors. Consideration of this motion has been suspended without date. Hillhaven believes these actions are without merit.



     By stipulation of the parties, all proceedings in the (i) California State Court Actions have been stayed until July 5, 1995; (ii) Tenet Actions have been stayed until August 10, 1995; and (iii) Nevada State Court Actions had been stayed until July 1, 1995 and Hillhaven does not now expect any activity in these actions.


INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS


     In considering the recommendations of Hillhaven's Board, stockholders should be aware that certain members of management and of the Hillhaven Board have certain interests in the Merger that are in addition to the interests of stockholders generally and which may create potential conflicts of interest.


  Hillhaven Option Plans and Other Awards

     As described above under "The Merger -- Employee Benefits", the Merger will result in the acceleration of exercisability and vesting of stock options granted under the Hillhaven Option Plans, the lapse of restrictions on restricted stock awards and the continuation, and subsequent payments of Vencor stock in satisfaction of performance share award grants outstanding under the Hillhaven Option Plans. The Merger will also result in the acceleration of exercisability and vesting of PIP Options granted pursuant to Hillhaven's Performance Investment Plan and the cancellation of PIP Options in exchange for Vencor Common Stock in an amount calculated as described in "The
Merger -- Employee Benefits".

     Pursuant to the foregoing treatment of awards under the Hillhaven Option Plans and PIP Options, and assuming a Conversion Number of 0.977 and a Transaction Value of $31.00, Messrs. Busby and Marker would each receive an aggregate of 565,674 and 392,135 shares of Vencor Common Stock, respectively, the other seven executive officers of Hillhaven would receive an aggregate of 815,915 shares of Vencor Common Stock and other officers and employees of Hillhaven would receive an aggregate of 1,022,208 shares of Vencor Common Stock. Based on the closing price on the NYSE of Vencor Common Stock on
               , 1995 of $                 , the dollar value of Vencor Common
Stock to be received by Messrs. Busby and Marker, the other seven executive officers of Hillhaven and the other officers and employees of Hillhaven pursuant
to the Hillhaven Option Plans and PIP Options is $       , $       , $       and
$       , respectively.


     Approval of the Merger Agreement and the transactions related thereto by the stockholders of Vencor and Hillhaven will constitute stockholder approval of the treatment of the Hillhaven Options, PIP Options, restricted shares and performance share described above at the Effective Time.

  Severance Agreements


     Preexisting severance agreements with certain Hillhaven officers, including each of Hillhaven's executive officers, provide for the payment of severance compensation, consisting of a lump-sum payment of one or two years' base salary, upon certain terminations of employment in the event of a change in control as defined in the agreements. The Merger will result in a change in control under the agreements as a result of a change in the majority of the Hillhaven Board. Payments are made under the severance agreements following a termination by Hillhaven without cause or a termination by the executive following (i) a reduction in salary, (ii) a reduction in fringe benefits (other than a reduction applicable to substantially all employees), (iii) a requirement for the executive to relocate to a location beyond a thirty-mile radius from the executive's current place of employment or (iv) a material reduction in title or responsibilities; provided, however, that Hillhaven has agreed in the Merger Agreement to use its best efforts to eliminate all references to change in title in the severance agreements. Upon such a termination of employment, Messrs. Busby and Marker would be entitled to receive approximately $900,000 and $720,000, respectively, and the other seven executive officers of Hillhaven would be entitled, if all were terminated, to receive an aggregate of $2.0 million, plus in each case, any amounts required to reimburse employees on an after tax basis for the amount of any applicable excise taxes under Section 4999 of the Code.


  Directors' Retirement Plan and Directors' Stock Option Plan


     Pursuant to the Merger Agreement, Vencor has agreed to fulfill Hillhaven's obligations under the Directors' Retirement Plan with respect to each of Hillhaven's outside directors, whether or not such director continues as a Hillhaven Designated Director. Under the Directors' Retirement Plan each outside director will receive an annual retirement payment of $25,440 for a period of ten years following the Merger. Also, the Merger constitutes an event accelerating vesting under the Directors' Stock Plan and, as a result, the directors of Hillhaven other than Messrs. Busby and Marker will each have options for 2,000 shares (for an aggregate of 12,000) of Hillhaven Common Stock, with an average exercise price of $27.25, which will become exercisable and vested and be exchanged for shares of Vencor Common Stock in the same manner described above under "-- Hillhaven Option Plans and Other Awards" for Hillhaven officer and employee stock options. Assuming a Conversion Number of 0.977 and a Transaction Value of $31.00, the directors of Hillhaven, other than Messrs. Busby and Marker, will receive, in the aggregate, 21,303 shares of Vencor Common Stock pursuant to the Directors' Stock Plan. Based on the closing price on the
NYSE per share of Vencor Common Stock on        , 1995 of $       , the dollar
value of Vencor Common Stock to be received by each such director pursuant to
the Directors' Stock Plan is $          .


  Director and Officer Indemnification and Insurance

     Pursuant to the Merger Agreement, from and after the Effective Time, each of Vencor and the Surviving Corporation will indemnify, defend and hold harmless the present and former officers and directors of Hillhaven and its subsidiaries against all losses, claims, damages and liability for acts or omissions occurring at or prior to the Effective Time to the fullest extent that Hillhaven and its subsidiaries would have been permitted under applicable law and under the Articles of Incorporation and Bylaws of Hillhaven or such subsidiary. Vencor will cause the Surviving Corporation (and its successors) to establish and maintain provisions in its certificate of incorporation and bylaws concerning the indemnification and exoneration of Hillhaven's former and present officers, directors, employees and agents that are no less favorable to those persons than the provisions of Hillhaven's Articles of Incorporation and Bylaws in effect on the date of the Merger Agreement. For at least six years after the Effective Time, Vencor will use its best efforts to, without any lapse in coverage, provide directors' and officers' liability insurance for acts or omissions occurring prior to the Effective Time covering those persons currently covered by Hillhaven's directors' and officers' liability insurance policy on terms, coverage and limits no less favorable than the policy in effect on the date of the Merger Agreement. In no event, however, will Vencor be required to pay annually more than 200% of the premium paid by Hillhaven in its most recently ended fiscal year. Vencor will cause the Surviving Corporation to reimburse all expenses including reasonable attorney's fees, incurred by any person to enforce successfully the indemnification and insurance obligations of Vencor and the Surviving Corporation under the Merger Agreement.

  Board of Directors


     Pursuant to the Merger Agreement, Vencor has agreed to take all actions as shall be necessary to cause the number of directors comprising the full Vencor Board at the Effective Time to be increased so that the three Hillhaven Designated Directors can be appointed to the Vencor Board to have terms expiring at the Vencor Annual Meeting of Stockholders to be held in 1996. The following three members of the Hillhaven Board will be the Hillhaven Designated Directors:
Bruce L. Busby, Walter F. Beran and Jack O. Vance. In addition, Vencor has agreed to cause the Hillhaven Designated Directors to be nominated for election to the Vencor Board at the Vencor Annual Meeting of Stockholders to be held in 1996. Mr. Busby is also expected to serve as President of the newly formed nursing center division of Vencor after the Merger. See "Operations and Management After the Merger -- Directors After the Merger."



  Hillhaven Preferred Stockholders



     As of May 31, 1995, the holder of the Hillhaven Preferred Stock would receive, pursuant to the Merger Agreement, an aggregate amount equal to $90.4 million in respect of the Hillhaven Preferred Stock, which represents a discount of $10.0 million from the stated liquidation value thereof, plus accrued and unpaid dividends through the Effective Time. The existing terms of the Hillhaven Preferred Stock provide that upon a change of control such as the Merger the holder of Hillhaven Preferred Stock will have the right to receive a cash payment in exchange for such shares.


PROPOSED AMENDMENTS TO VENCOR'S CERTIFICATE OF INCORPORATION

     Pursuant to the Merger Agreement, the Vencor Board is unanimously proposing to amend Vencor's Certificate of Incorporation to increase the total number of authorized shares of Vencor Common Stock from 60,000,000 shares to 180,000,000 shares. See "Amendment to the Vencor Certificate of Incorporation."

DISSENTERS' RIGHTS


     Holders of Vencor Common Stock will not be entitled to any dissenters' or appraisal rights under Delaware law as a result of the matters to be voted upon at the Vencor Meeting because Vencor is not a constituent corporation in the Merger.


     Holders of Hillhaven Common Stock will not be entitled to any dissenters' or appraisal rights as a result of the matters to be voted upon at the Hillhaven Meeting.

     Under Nevada Law, the holder of Hillhaven Preferred Stock will have certain dissenters' rights as a result of the Merger to demand payment of the "fair value" of its shares of Hillhaven Preferred Stock. The following summary of the applicable provisions of Nevada Law is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full sections of Nevada Law, copies of which are attached to this Joint Proxy Statement/Prospectus as Appendix E. A PERSON HAVING A BENEFICIAL INTEREST IN

HILLHAVEN PREFERRED STOCK THAT IS HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW PROPERLY AND IN A TIMELY MANNER TO PERFECT WHATEVER DISSENTERS' RIGHTS THE BENEFICIAL OWNER MAY HAVE.

     THIS DISCUSSION AND APPENDIX E SHOULD BE REVIEWED CAREFULLY BY ANY HOLDER OF HILLHAVEN PREFERRED STOCK WHO WISHES TO EXERCISE STATUTORY DISSENTERS' RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO BECAUSE FAILURE TO STRICTLY COMPLY WITH ANY OF THE PROCEDURAL REQUIREMENTS OF NEVADA LAW MAY RESULT IN A TERMINATION OR WAIVER OF DISSENTERS' RIGHTS UNDER NEVADA LAW.

     A holder of Hillhaven Preferred Stock as of the record date for the Hillhaven Meeting who elects to dissent from the approval and adoption of the Merger Agreement and who has not voted in favor thereof is entitled under NRS
Section 78.497 of Nevada Law, as an alternative to receiving the applicable Merger consideration for such Hillhaven Preferred Stock, to receive the amount that Hillhaven estimates to be the fair value of the shares, plus accrued interest. The obligation of Hillhaven under this section may be judicially enforced.

     Any holder of Hillhaven Preferred Stock who elects to exercise such holder's dissenters' rights with respect to the Merger Agreement must (i) deliver to Hillhaven, before the vote is taken, a written notice of intent to demand payment if the proposed action is effectuated and (ii) not vote in favor of the proposed action. A stockholder who does not comply with these provisions is not entitled to payment under the statutory dissenters' rights provisions of Nevada Law.

     If the Merger is approved at the Hillhaven Meeting, Hillhaven will deliver a written dissenters' notice to holders of Hillhaven Preferred Stock who satisfied the notice requirements to assert dissenters' rights. Hillhaven's dissenters' notice will be sent no later than ten days after approval of the Merger and will (i) state where the demand for payment must be sent and where and when certificates for certificated shares must be deposited, (ii) inform the holders of uncertificated shares as to what extent the transfer of the shares will be restricted after the demand for payment is received, (iii) supply a form for demanding payment that includes the date of the first announcement of the news media or to the stockholders of the terms of the Merger so that the person asserting dissenters' rights can certify whether or not the beneficial ownership was acquired before that date, (iv) set a date for Hillhaven to receive the demand for payment, which may not be less than thirty nor more than sixty days after the date the notice is delivered, and (v) include copies of the relevant statutory provision on dissenters' rights of Nevada Law.

     A holder of Hillhaven Preferred Stock to whom a dissenters' notice was sent must (i) demand payment, (ii) certify whether beneficial ownership of the shares was acquired before the date set forth in Hillhaven's dissenters' notice and
(iii) deposit the certificates in accordance with the terms of the dissenters' notice. A stockholder who demands payment and deposits the certificates will retain all other rights of a stockholder until those rights are canceled or modified by the Merger. A stockholder who does not demand payment or deposit the certificates where required is not entitled to payment for the shares under the dissenters' rights provisions of the Nevada Law.

     Within thirty days after receiving a demand for payment, Hillhaven will pay each dissenter the amount that Hillhaven estimates to be the fair value, plus accrued interest. This obligation under Nevada Law may be judicially enforced.

     A dissenter may elect to notify Hillhaven of the stockholder's own estimate of the fair value and the amount of interest due, and demand payment for this estimate, less any payment already made as described above. A dissenter, however, cannot so elect unless the stockholder notifies Hillhaven of this demand in writing within thirty days after Hillhaven made or offered to pay for his shares, as described above.

     Hillhaven may elect to withhold payment to a dissenter who was not a beneficial owner prior to the date set forth in the dissenter's notice. If Hillhaven so elects, after the Merger Hillhaven will estimate the fair value plus interest and will offer to make such payment in full satisfaction of such dissenter's demand.

     If a demand for payment remains unsettled, Hillhaven will commence a proceeding within sixty days after receiving the demand and will petition the court to determine the fair value of the shares and accrued interest. If Hillhaven does not commence the proceeding within sixty days, it will pay each dissenter whose demand remains unsettled the amount demanded. Hillhaven will make all dissenters whose demand remains unsettled parties to the action.

     The court in such a proceeding will assess the costs and expenses of the proceeding against Hillhaven, except the court may assess the dissenters with costs if the court finds that the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. Each dissenter who is a party to the proceeding is entitled to judgment for (i) the amount, if any, by which the court finds the fair value plus interest exceeds the amount paid to the dissenter by Hillhaven or (ii) the fair value plus interest of after-acquired shares for which Hillhaven elected to withhold payment.

SURRENDER OF CERTIFICATES

     The Merger Agreement provides that Vencor will appoint an exchange agent (the "Exchange Agent") for the purpose of exchanging certificates representing shares of Hillhaven Stock. Vencor will deposit with the Exchange Agent for the benefit of the holders of Hillhaven Stock (other than Hillhaven, Vencor or any subsidiary of Vencor) for exchange as of the Effective Time, (i) certificates representing shares of Vencor Common Stock to be issued in exchange for shares of Hillhaven Common Stock, (ii) cash in an amount equal to the aggregate merger consideration to be paid to the holders of Hillhaven Preferred Stock and (iii), from time to time as necessary to make payments, cash to be paid in lieu of fractional shares (collectively, the "Exchange Fund"). The Exchange Agent will deliver Vencor Common Stock and/or cash in exchange for surrendered certificates representing Hillhaven Stock out of the Exchange Fund, which is to be used for no other purpose.

     Promptly after the Effective Time, Vencor will send, or will cause the Exchange Agent to send, to each holder of a certificate that immediately prior to the Effective Time represented outstanding shares of Hillhaven Stock ("Certificates") a letter of transmittal and instructions for use in effecting such exchange of Certificates for Vencor Common Stock and/or cash. Provision will also be made for holders of Certificates to procure a letter of transmittal and instructions and deliver such letter of transmittal and Certificates in exchange for Vencor Common Stock and/or cash in person immediately after the Effective Time. After the Effective Time, Certificates will represent the right, upon surrender thereof to the Exchange Agent, together with a duly executed and properly completed letter of transmittal relating thereto, to receive in exchange therefor that number of whole shares of Vencor Common Stock and/or cash which such holder has the right to receive under the Merger Agreement, after giving effect to any required tax withholding, and the Certificates so surrendered will be canceled. No interest will be paid or will accrue on any cash amount payable upon the surrender of any such Certificates.

     If any shares of Vencor Common Stock are to be issued and/or cash paid to a person other than a registered holder of the Certificate surrendered, it will be a condition to such issuance that the Certificate so surrendered be properly endorsed or be in otherwise proper form for transfer. A person requesting such an issuance will pay the Exchange Agent any appropriate transfer or other taxes required as a result of such issuance to a person other than the registered holder or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

     At and after the Effective Time, Hillhaven's stock transfer books will be closed and there will be no further registration of transfers of Hillhaven Stock outstanding prior to the Effective Time. If, at or after the Effective Time, Certificates are presented to the Surviving Corporation, they will be canceled and exchanged as provided for in the Merger Agreement.

     Any share of Vencor Common Stock and/or cash in the Exchange Fund that remain unclaimed by the holders of Hillhaven Stock six months after the Effective Time shall be returned to Vencor. Any such holders of Hillhaven Stock who have not exchanged their shares of Hillhaven Stock will thereafter look to Vencor, as a general creditor thereof, to exchange such shares or amounts to which they are entitled. If outstanding Certificates are not surrendered within six years from the Effective Time, to the extent permitted by applicable law, the Vencor Common Stock issuable in respect of such certificates will become the property of the Surviving Corporation.

     The Merger Agreement provides that no dividends or distributions on Vencor Common Stock will be paid to the holder of any unsurrendered Certificates with respect to shares of Vencor Common Stock represented thereby until such Certificates are surrendered. Following such surrender, there shall be paid, without interest to the person in whose name the certificates representing the shares of Vencor Common Stock issued in exchange therefor are registered, (i) all dividends and distributions paid in respect of Vencor Common Stock with a record date on or after the Effective Time and theretofore paid and (ii) at the appropriate date, all dividends or other distributions in respect of Vencor Common Stock with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender.


     Pursuant to the Merger Agreement, if any Certificate has been lost, stolen or destroyed, upon submitting an affidavit to that effect by the person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Surviving Corporation, the posting of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Vencor Common Stock and/or cash and unpaid dividends and other distributions on shares of Vencor Common Stock deliverable under the Merger Agreement.


NEW YORK STOCK EXCHANGE LISTING

     Pursuant to the Merger Agreement, Vencor agrees to use its best efforts to cause the shares of Vencor Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

             CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following summary discusses the material federal income tax consequences of the Merger. The summary is based upon the Code, applicable Treasury Regulations thereunder and administrative rulings and judicial authority as of the date hereof. All of the foregoing are subject to change, and any such change could affect the continuing validity of the discussion. The discussion assumes that holders of shares of Hillhaven Common Stock hold such shares as a capital asset. Further, the discussion does not address the tax consequences that may be relevant to a particular stockholder subject to special treatment under certain federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations, non-United States persons, the holder of Hillhaven Preferred Stock which also owns Hillhaven Common Stock, stockholders who acquired shares of Hillhaven Common Stock pursuant to the Nationwide Share Exchange Agreement or through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan, and holders of options and performance shares granted under Hillhaven's benefit plans. This discussion does not address any consequences arising under the laws of any state, locality or foreign jurisdiction.

     Neither Hillhaven nor Vencor has requested a ruling from the Internal Revenue Service ("IRS") with regard to any of the federal income tax consequences of the Merger, and the opinions of counsel as to such federal income tax consequences set forth below will not be binding on the IRS.

TAX OPINION

     Fried, Frank, Harris, Shriver & Jacobson ("Fried Frank"), special counsel to Hillhaven, and Sullivan & Cromwell, special counsel to Vencor, are of the opinion that the Merger should constitute a reorganization pursuant to Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. The foregoing opinions are based upon
(i) representations of Hillhaven, Vencor, and certain stockholders of Hillhaven customarily given in transactions of this type, and (ii) the assumption that the Merger will be consummated in accordance with its terms. The consummation of the Merger is conditioned on (i) the receipt by Vencor of an opinion of Sullivan & Cromwell confirming that the Merger will qualify as a reorganization within the meaning of

Section 368(a) of the Code, and (ii) the receipt by Hillhaven of an opinion of Fried Frank confirming that the Merger should qualify as a reorganization within the meaning of Section 368(a) of the Code.


     The discussion below summarizes the material federal income tax consequences of the Merger and reflects the opinions of Fried Frank and Sullivan & Cromwell, assuming that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.


CONSEQUENCES TO HILLHAVEN STOCKHOLDERS

     Under the reorganization provisions of the Code, no gain or loss will be recognized by holders of Hillhaven Common Stock with respect thereto as a result of the conversion of their shares of Hillhaven Common Stock into shares of Vencor Common Stock pursuant to the Merger (except to the extent cash is received in lieu of fractional shares). The tax basis of the shares of Vencor Common Stock received in the Merger will be the same as the tax basis of the shares of Hillhaven Common Stock exchanged therefor in the Merger (including any fractional shares of Vencor Common Stock deemed received). The holding period of the shares of Vencor Common Stock received will include the holding period of shares of Hillhaven Common Stock exchanged therefor.

FRACTIONAL SHARES

     If a holder of shares of Hillhaven Common Stock receives cash in lieu of a fractional share of Vencor Common Stock in the Merger, such cash amount will be treated as received in redemption of the fractional share of Vencor Common Stock. Gain or loss recognized as a result of that exchange will be equal to the cash amount received for the fractional share of Vencor Common Stock reduced by the proportion of the holder's tax basis in shares of Hillhaven Common Stock exchanged and allocable to the fractional share of Vencor Common Stock.

CONSEQUENCES TO HILLHAVEN, VENCOR AND VENCOR SUB

     None of Hillhaven, Vencor, Vencor Sub, or the holders of Vencor Common Stock will recognize gain or loss as a result of the Merger.


     THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. THUS, HILLHAVEN STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

                               SECURITY OWNERSHIP


     The following table sets forth certain information with respect to all stockholders known by Vencor and Hillhaven, based upon filings publicly available as of July , 1995, who would have been beneficial owners of more than 5% of the outstanding Vencor Common Stock if the Merger had occurred on that date.


                                                                  ESTIMATED NUMBER OF
                                                                  SHARES BENEFICIALLY       PERCENT
             NAME AND ADDRESS OF BENEFICIAL OWNER               OWNED AFTER THE MERGER      OF CLASS
- --------------------------------------------------------------  -----------------------     --------
Tenet Healthcare Corporation..................................               --                 --
  2700 Colorado Avenue
  Santa Monica, CA 90404
Putnam Investments, Inc.......................................               --                 --
  One Post Office Square
  Boston, MA 02109
Wellington Management Company.................................               --                 --
  75 State Street
  Boston, MA 02109

                      DESCRIPTION OF VENCOR CAPITAL STOCK

     The following description of certain terms of the capital stock of Vencor does not purport to be complete and is qualified in its entirety by reference to Vencor's Certificate of Incorporation incorporated herein by reference and to the Relative Rights, Preferences and Limitations of the Series A Participating Preferred Stock which are incorporated herein by reference.

     The authorized capital stock of Vencor currently consists of 60,000,000 shares of Vencor Common Stock, par value $.25 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share, of which 65,000 shares are designated Series A Preferred Stock ("Vencor Series A Preferred Stock") and 300,000 shares are designated Series A Participating Preferred Stock ("Vencor Series A Participating Preferred Stock" and, together with the Vencor Series A Preferred Stock, the "Vencor Preferred Stock"). Each share of Vencor Common Stock trades with an associated participating preferred stock purchase right. See "Vencor Preferred Stock -- Description of Vencor Rights." As of March 31, 1995, there were outstanding 27,869,980 shares of Vencor Common Stock, with an additional 2,137,352 shares issued and held in treasury. In addition, as of April 21, 1995, an aggregate of 2,370,305 shares of Vencor Common Stock were reserved for issuance pursuant to various option plans. There are no shares of Vencor Preferred Stock outstanding. The Charter Amendment would, if approved, increase the number of authorized shares of Vencor Common Stock from 60,000,000 shares to 180,000,000 shares.

VENCOR COMMON STOCK

     The holders of Vencor Common Stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders and are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. As a Delaware corporation, Vencor is subject to statutory limitations on the declaration and payment of dividends. In the event of a liquidation, dissolution or winding up of Vencor, holders of Vencor Common Stock have the right to a ratable portion of assets remaining after payment of all liabilities and the aggregate liquidation preferences of any outstanding shares of Vencor Preferred Stock. The holders of Vencor Common Stock have no preemptive rights. All outstanding shares of Vencor Common Stock are, and the shares of Vencor Common Stock to be issued in the Merger will be, fully paid and non-assessable. As of April 30, 1995, there were 1,129 holders of record of Vencor Common Stock.

VENCOR PREFERRED STOCK

     The Vencor Board may, without further action by the stockholders of Vencor, designate and issue preferred stock in one or more series and fix the rights and preferences thereof, including the voting rights, dividend rights and rates, redemption rights (including sinking fund provisions), conversion rights, liquidation rights, priority as to other series of preferred stock and any other powers, preferences, privileges and relative participating, optional or other special rights of the series and the qualifications, limitations or restrictions thereof.

     The rights of the holders of Vencor Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any shares of preferred stock that may be issued in the future. Issuance of shares of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of Vencor. See "-- Description of Vencor Rights." Vencor has no present plans to issue any shares of preferred stock.

  Description of Vencor Rights

     On July 20, 1993, the Vencor Board declared a dividend of one right to purchase Vencor Series A Participating Preferred Stock (a "Vencor Right") (currently 0.667 of a Vencor Right as adjusted for Vencor's three-for-two stock split effected October 25, 1994) for each outstanding share of Vencor Common Stock. Each Vencor Right entitles the holder to purchase from Vencor one-hundredth of a share of Vencor Series A Participating Preferred Stock at a purchase price of $73.33, subject to future adjustment (currently and as so adjusted, the "Vencor Purchase Price"). The dividend was paid to holders of record as of August 1, 1993 (the "Vencor Record Date"). Vencor Rights are also issued with shares of Vencor Common Stock issued after the initial dividend distribution and before the occurrence of certain specified events (which have not occurred as of the date hereof). Until a Vencor Right is exercised, the holder thereof, as such, has no rights as a stockholder of Vencor, including, without limitation, the right to vote or to receive dividends.

     The description and terms of the Vencor Rights are set forth in a Rights Agreement dated as of July 20, 1993 (the "Vencor Rights Agreement"), between Vencor and National City Bank of Cleveland, Ohio, as Rights Agent. The Vencor Rights Agreement has been filed with the Commission as an exhibit to Vencor's Registration Statement on Form 8-A filed on July 21, 1993. The existence of the Vencor Rights may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of Vencor. The following summary description of the Vencor Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is hereby incorporated herein by reference.

     The Vencor Rights are currently attached to all Vencor Common Stock certificates representing outstanding shares and no separate Vencor Rights certificates have been distributed. Until the earlier to occur of (i) the first date (the "Vencor Stock Acquisition Date") of a public announcement that, without the prior approval of Vencor (which approval is prohibited under certain circumstances as described below), a person or group of affiliated or associated persons (a "Vencor Acquiring Person") has acquired, or obtained the right to acquire beneficial ownership of securities having 15% or more of the voting power of all outstanding voting securities of Vencor or (ii) ten days (unless such date is extended by the Vencor Board) following the commencement of (or a public announcement of an intention to make) a tender offer or exchange offer which would result in any person or group of related persons becoming a Vencor Acquiring Person (the earlier of such dates being called the "Vencor Rights Distribution Date"), the Vencor Rights will continue to be evidenced by the Vencor Common Stock certificates. Until the Vencor Rights Distribution Date, the Vencor Rights will be transferred only with Vencor Common Stock certificates. New Vencor Common Stock certificates issued after the Vencor Record Date upon transfer or new issuance of the Vencor Common Stock contain a notation incorporating the Vencor Rights Agreement by reference. Until the Vencor Rights Distribution Date (or earlier redemption, exchange, or expiration of the Vencor Rights), the surrender for transfer of any certificates for Vencor Common Stock will also constitute the transfer of the Vencor Rights associated with the Vencor Common Stock represented by such certificate. As soon as practicable following

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

the Vencor Rights Distribution Date, separate certificates evidencing the Vencor Rights ("Vencor Rights Certificates") will be mailed to holders of record of the Vencor Common Stock as of the close of business on the Vencor Rights Distribution Date, and the separate Vencor Rights Certificates alone will evidence the Vencor Rights.

     The Vencor Rights will not be exercisable until the Vencor Rights Distribution Date. The Vencor Rights will expire on the earliest of (i) the close of business on July 19, 2003; (ii) consummation of a merger transaction with a person or group who acquired Vencor Common Stock pursuant to a Vencor Permitted Offer (as defined below), and is offering in the merger the same form of consideration, and not less than the price per share, paid pursuant to the Vencor Permitted Offer; (iii) redemption by Vencor as described below; or (iv) or exchange by Vencor as described below.

     The Vencor Purchase Price payable, and the number of shares of Vencor Series A Participating Preferred Stock or other securities issuable, upon exercise of the Vencor Rights will be subject to an adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Vencor Series A participating Preferred Stock, (ii) upon the grant to holders of the Vencor Series A Participating Preferred Stock, certain convertible securities or securities having rights, privileges and preferences the same as, or more favorable than, the Vencor Series A Participating Preferred Stock at less than the current market price of the Vencor Series A Participating Preferred Stock or (iii) upon the distribution to holders of the Vencor Series A Participating Preferred Stock of evidences of indebtedness, cash (excluding regular quarterly cash dividends out of earnings or retained earnings), assets (other than a dividend payable in Vencor Series A Participating Preferred Stock) or of subscription rights or warrants (other than those referred to above).

     In the event that, after the first date of public announcement by Vencor or a Vencor Acquiring Person that a Vencor Acquiring Person has become such, Vencor is involved in a merger or other business combination transaction in which the Vencor Common Stock is exchanged or changed (other than a merger with a person or group who acquired Vencor Common Stock pursuant to a Vencor Permitted Offer and is offering in the merger not less than the price paid pursuant to the Vencor Permitted Offer and the same form of consideration paid in the Vencor Permitted Offer), or 50% or more of Vencor's assets or earning power are sold (in one transaction or a series of transactions), proper provision shall be made so that each holder of a Vencor Right (other than such Vencor Acquiring Person) shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Vencor Right, that number of shares of common stock of the acquiring company (or, in the event that there is more than one acquiring company, the acquiring company receiving the greatest portion of the assets or earning power transferred) which at the time of such transaction would have a market value of two times the exercise price of the Vencor Right (such right being called the "Flip-over Right"). "Vencor Permitted Offer" means a tender offer or exchange offer for all outstanding shares of Vencor Common Stock at a price and on terms determined, prior to the purchase of shares under such tender offer or exchange offer, by at least a majority of the members of the Vencor Board who are not officers of Vencor to be both adequate and otherwise in the best interests of Vencor, its stockholders (other than the person on whose behalf the offer is being made) and other relevant constituencies.

     In the event that a Vencor Acquiring Person becomes such, proper provision shall be made so that each holder of a Vencor Right will for a 60 day period thereafter have the right to receive upon exercise that number of shares of Vencor Common Stock having a market value of two times the exercise price of the Vencor Right, to the extent available, and then (after all authorized and unreserved shares of Vencor Common Stock have been issued) a common stock equivalent (such as Vencor Series A Participating Preferred Stock or another equity security with at least the same economic value as the Vencor Common Stock) having a market value of two times the exercise price of the Vencor Right, with Vencor Common Stock to the extent available being issued first (such right being called the "Flip-in Right").

     The holder of a Vencor Right will continue to have the Flip-over Right whether or not such holder exercises the Flip-in Right. Upon the occurrence of any of the events giving rise to the exercisability of the

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

Flip-over Right or the Flip-in Right, any Vencor Rights that are or were at any time owned by an Acquiring Person shall become void insofar as they relate to the Flip-over Right or the Flip-in Right.

     With certain exceptions, no adjustments in the Vencor Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Vencor Purchase Price. No fractions of shares will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Vencor Common Stock on the last trading date prior to the date of exercise.

     At any time prior to the earlier to occur of (i) a person becoming a Vencor Acquiring Person or (ii) the expiration of the Vencor Rights, Vencor may redeem the Vencor Rights in whole, but not in part, at a price of $.0067 in cash per Vencor Right (the "Vencor Rights Redemption Price"), which redemption shall be effective upon the action of the Vencor Board in the exercise of its sole discretion. Additionally, Vencor may, following the Stock Acquisition Date, redeem the then outstanding Rights in whole, but not in part, at the Vencor Rights Redemption Price, following an event giving rise to, and the expiration of the exercise period for, the Flip-in Right, provided that redemption is (i) in connection with a merger or other business combination transaction or series of transactions involving Vencor in which all holders of Vencor Common Stock are treated alike but not involving a Vencor Acquiring Person or any person who was a Vencor Acquiring Person or (ii) if and for as long as no person beneficially owns securities representing 15% or more of the voting power of Vencor's voting securities. Upon the effective date of the redemption of the Vencor Rights, the right to exercise the Vencor Rights will terminate and the only right of the holders of Vencor Rights will be to receive the Vencor Rights Redemption Price.


     The Vencor Board may, at its option, at any time after any person becomes a Vencor Acquiring Person, exchange all or part of the then outstanding and exercisable Vencor Rights for shares of Vencor Common Stock at an exchange ratio of one share of Vencor Common Stock per Vencor Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the Vencor Rights Record Date. Notwithstanding the foregoing, the Vencor Board is not empowered to effect such exchange at any time after any person (other than Vencor, any subsidiary of Vencor, any employee benefit plan of Vencor or any such subsidiary, or any entity holding Vencor Common Stock for or pursuant to the terms of any such plan), together with all affiliates and associates of such person, becomes the beneficial owner of 50% or more of the Vencor Common Stock then outstanding. Immediately upon the action of the Vencor Board ordering the exchange of any Vencor Rights, and without any further action and without any notice, the right to exercise such Vencor Rights shall terminate and the only right thereafter of a holder of such Vencor Rights shall be to receive that number of shares of Vencor Common Stock equal to the number of such Vencor Rights held by such holder.


     Any of the provisions of the Vencor Rights Agreement may be amended by the Vencor Board prior to a person becoming a Vencor Acquiring Person. After such time, the provisions of the Vencor Rights Agreement may only be amended by the Vencor Board to make changes which do not adversely affect the interests of holders of Vencor Rights.

     The Vencor Series A Participating Preferred Stock purchasable upon exercise of the Vencor Rights will be nonredeemable and junior to any other series of preferred stock Vencor may issue (unless otherwise provided in the terms of such stock). Each share of Vencor Series A Participating Preferred Stock will have a preferential quarterly dividend in an amount equal to 100 times the dividend declared on each share of Vencor Common Stock, but in no event less than $1.00. In the event of liquidation, the holders of Vencor Series A Participating Preferred Stock will receive a preferred liquidation payment equal to $100 per share, plus an amount equal to accrued and unpaid dividends thereon to the date of such payment. Each share of Vencor Series A Participating Preferred Stock will have 100 votes, voting together with the shares of Vencor Common Stock. In the event of any merger, consolidation or other transaction in which shares of Vencor Common Stock are exchanged, each share of Vencor Series A Participating Preferred Stock will be entitled to receive 100 times the amount and type of consideration received per share of Vencor Common Stock. Vencor shall not be required to issue fractions of a share of Vencor Series A Participating Preferred Stock.

     Until a Vencor Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Vencor, including, without limitation, the right to vote or to receive dividends. Vencor shall not be required to issue fractions of Vencor Rights.

     The Vencor Rights may have certain anti-takeover effects. The Vencor Rights will cause substantial dilution to a person or group that attempts to acquire Vencor without conditioning the offer on the Vencor Rights being redeemed or a substantial number of Vencor Rights being acquired. However, the Vencor Rights should not interfere with any tender offer or merger approved by Vencor (other than with a Vencor Acquiring Person) because the Vencor Rights (i) do not become exercisable in the event of a Vencor Permitted Offer and expire automatically upon the consummation of a merger in which the form of consideration is the same as, and the price is not less than the price paid in, the Vencor Permitted Offer and (ii) are redeemable and exchangeable in connection with an approved merger in which all holders of Vencor Common Stock are treated alike.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN BYLAW PROVISIONS


     Vencor is a Delaware corporation and consequently is subject to certain anti-takeover provisions of Delaware Law. The business combination provision contained in Section 203 of Delaware Law ("Section 203") defines an interested stockholder of a corporation as any person that (i) owns, directly or indirectly, or has the right to acquire, 15% or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and the associates of such person. Under Section 203, a Delaware corporation may not engage in any business combination with any interested stockholder for a period of three years following the date such stockholder became an interested stockholder, unless (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for determining the number of shares outstanding, (a) shares owned by persons who are directors and officers and (b) employee stock plans, in certain instances), or (iii) on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders by at least
66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. The restrictions imposed by Section 203 will not apply to a corporation if (i) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by this section or
(ii) the corporation, by the action of its stockholders holding a majority of outstanding stock, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by Section 203 (such amendment will not be effective until 12 months after adoption and shall not apply to any business combination between such corporation and any person who became an interested stockholder of such corporation on or prior to such adoption).


     Vencor has not elected out of Section 203, and the restrictions imposed by
Section 203 apply to Vencor. Section 203 could, under certain circumstances, make it more difficult for a third party to gain control of Vencor.

     Vencor's Restated Bylaws include several provisions which may deter an unsolicited acquisition of control of Vencor. These provisions require: (a) special meetings of stockholders be called by the Chairman of the Vencor Board;
(b) advance notice of stockholder proposals; (c) consent of 80% of stockholders to take written action (which is also included in the Vencor Certificate); (d) record dates be set by the Vencor Board for the purpose of determining stockholders entitled to consent to corporate action in writing without a meeting; and (e) approval of bylaw amendments by the Vencor Board or the holders of two-thirds of the Vencor's Common Stock.

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

TRANSFER AGENT

     The transfer agent and registrar for Vencor Common Stock is National City Bank, Cleveland, Ohio.

                  COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS
                            OF VENCOR AND HILLHAVEN

GENERAL

     As a result of the Merger, holders of Hillhaven Common Stock will become holders of Vencor Common Stock and the rights of all such former holders of Hillhaven Common Stock will thereafter be governed by the Vencor Certificate of Incorporation (the "Vencor Certificate"), the Vencor Bylaws and Delaware Law. The rights of the holders of Hillhaven Common Stock are presently governed by the Articles of Incorporation of Hillhaven (the "Hillhaven Articles"), the Hillhaven Bylaws and Nevada Law. The following summary, which does not purport to be a complete statement of the general differences among the rights of the stockholders of Vencor and Hillhaven, sets forth certain differences between Delaware Law and Nevada Law, between the Vencor Certificate and the Hillhaven Articles and between the Vencor Bylaws and the Hillhaven Bylaws. This summary is qualified in its entirety by reference to the full text of each of such documents, Delaware Law and Nevada Law. For information as to how such documents may be obtained, see "Available Information."


SIZE AND CLASSIFICATION OF THE BOARD OF DIRECTORS; HILLHAVEN DESIGNATED
DIRECTORS


  Vencor

     The Vencor Bylaws provide that the number of directors of Vencor will be determined from time to time by a majority of the Vencor Board, but in no event can there be less than three or more than eleven. Pursuant to the Merger Agreement, at the Effective Time, Vencor must take all actions necessary to cause the number of directors comprising the full Vencor Board to be increased so that the three Hillhaven Designated Directors can be appointed to the Vencor Board to have terms expiring at the Vencor Annual Meeting to be held in 1996. In addition to Bruce L. Busby, the Chairman and Chief Executive Officer of Hillhaven, Hillhaven has advised Vencor that Walter F. Beran and Jack O. Vance will be selected for service on the Vencor Board. Under the Merger Agreement, Vencor also agreed to cause the Hillhaven Designated Directors to be nominated for election to the Vencor Board at the Vencor Annual Meeting of Stockholders to be held in 1996. See "Operations and Management After the Merger -- Directors After the Merger."

     Although the Delaware Law allows directors to be divided into three separate classes with staggered terms of office, neither the Vencor Certificate nor the Vencor Bylaws provide for the classification of directors.

  Hillhaven

     Nevada Law provides that a corporation's board of directors shall consist of at least one member and the authorized number of directors may be fixed or variable within a fixed minimum or maximum as provided in either the corporation's articles of incorporation or in the bylaws. The Hillhaven Articles provide that the authorized number of directors constituting the Hillhaven Board shall not be less than three or more than twenty-one, as fixed from time to time exclusively by the Hillhaven Board pursuant to a resolution adopted by a majority of the total number of authorized directors. The Hillhaven Board has fixed the number of directors comprising the Hillhaven Board at eight.


     The Hillhaven Articles also provide that the Hillhaven Board will be divided into three classes, and each class will generally serve for a term of three years. Each year the term of one class of directors expires, so it is only possible to elect one class of the Hillhaven Board of Directors (approximately one-third) in any one year, whereas the entire Vencor Board is elected at each annual meeting of stockholders.

REMOVAL OF DIRECTORS; FILLING VACANCIES ON THE BOARD OF DIRECTORS

  Vencor

     Pursuant to the Vencor Bylaws, any director or the entire Vencor Board may be removed with or without cause, at any time, by the affirmative vote of the holders of record of a majority of the outstanding shares of Vencor stock entitled to vote in the election of directors at a special meeting of the stockholders held for that purpose. The Vencor Bylaws provide that any vacancy occurring on the Vencor Board for any reason, including the resignation, removal or death of a director or an increase in the number of directors within the limits set forth above, may be filled by the vote of a majority of the directors remaining in office at such time although less than a quorum, with such successor to serve for the unexpired term and until his successor is elected and qualified.

  Hillhaven

     Under Nevada Law, a director may be removed by the vote of the holders of not less than two-thirds of the voting power of the voting stock, subject to certain restrictions concerning cumulative voting. However, a Nevada corporation may include in its articles of incorporation a provision requiring the approval of a larger percentage of the voting power to remove a director. Under Nevada Law, any vacancy in the board of directors may be filled by a majority of the remaining directors, though less than a quorum. The Hillhaven Articles provide that any director may be removed from office at any time, upon the vote of the stockholders representing not less than two-thirds of the outstanding voting stock of Hillhaven. The Hillhaven Articles further provide that the Hillhaven Board will fill all vacancies, including a vacancy created by an increase in the number of directors, by election of the Hillhaven Board with the director so elected to serve for the remainder of the term of the class to which the director has been assigned. All directors will continue in office until the election and qualification of their respective successors in office. The Hillhaven Bylaws provide that the affirmative vote of a majority of the remaining directors is required to fill a vacancy on the Hillhaven Board.

ACTION BY WRITTEN CONSENT

  Vencor


     Under Delaware Law, unless otherwise provided in the certificate of incorporation, stockholders may take action without a meeting, without prior notice and without a vote, upon the written consent of stockholders having not less than the minimum number of votes that would be necessary to authorize the proposed action at a meeting at which all shares entitled to vote were present and voted. However, the Vencor Certificate provides that action can be taken by stockholders without a meeting, without prior notice and without a vote only if a consent in writing, setting forth the actions so taken, is signed by the holders of at least 80% of all the issued and outstanding shares of stock of Vencor entitled to vote.


  Hillhaven

     Under Nevada Law, unless otherwise provided in the articles of incorporation or the bylaws, stockholders may take action without a meeting, without prior notice and without a vote, upon the written consent of stockholders having at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consent is required. The Hillhaven Articles provide, however, that all action required or permitted to be taken by stockholders must be taken at an annual or special meeting of the stockholders except for actions taken by unanimous written consent.

MEETINGS OF STOCKHOLDERS

  Vencor

     Pursuant to Vencor's Bylaws, a special meeting of stockholders, unless otherwise prescribed by statute, may be called at any time only by the Vencor Board or the chairman of the Vencor Board.

     The Vencor Bylaws provide that the presence in person or representation by proxy of a majority of the issued and outstanding shares of Vencor stock entitled to vote will constitute a quorum. When a quorum is present or represented at a meeting of Vencor stockholders, the vote of the holders of a majority of shares of stock having voting power present in person or represented by proxy will decide any question brought before the meeting, unless the question is one upon which by express provision of Delaware Law, Vencor's Certificate or Vencor's Bylaws a different vote is required, in which case such express provision will govern and control the decision of such question brought before the meeting. Delaware Law provides that quorum and voting requirements may be increased or decreased by amendment of the Vencor Certificate and the Vencor Bylaws (which bylaw amendment may be effected by the Vencor Board), so long as the requirement for a quorum does not fall below one-third of the shares entitled to vote and subject to provisions of Delaware Law setting forth voting requirements for certain specified actions, such as mergers.

  Hillhaven

     Under Hillhaven's Bylaws, except as otherwise required by law, a special meeting of stockholders may be called only by the Hillhaven Board pursuant to a resolution adopted by a majority of the total number of directors.

     Under Nevada Law, unless the articles of incorporation or the bylaws provide otherwise, stockholders holding at least a majority of the voting power are necessary to constitute a quorum for the transaction of business. The Hillhaven Bylaws provide that the presence in person or by proxy of a majority of the voting stock entitled to vote constitutes a quorum for the transaction of business.

STOCKHOLDER PROPOSALS

  Vencor

     The Vencor Bylaws establish procedures that must be followed for a stockholder to submit a proposal for a vote of the stockholders of Vencor at the annual meeting of stockholders. No business may be proposed by a stockholder at the annual meeting of stockholders without giving written notice to the Secretary of Vencor not less than 60 days nor more than 90 days prior to the scheduled date of the annual meeting. In the event, however, that less than 70 days' notice or prior public disclosure of the date of the annual meeting is given to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the earlier of
(i) the day on which such notice of the date of the meeting was mailed or (ii) the day on which such public disclosure was made. The stockholder's notice must set forth (i) a description, in 500 words or less, of the business desired to be brought before the annual meeting and the reasons for conducting the business at the annual meeting, (ii) the name and address of the stockholder making, as well as those stockholders known to be supporting, the proposal, (iii) the class and number of shares beneficially owned by the stockholder, (iv) a description, in 500 words or less, of any interest the stockholder has in the proposal and (v) a representation that the stockholder is a holder of record of stock of Vencor and intends to appear in person or by proxy to present the proposal at the meeting. If the chairman of an annual meeting determines that any such proposal was not made in accordance with these procedures or is otherwise not in accordance with law, the Chairman may so declare at the meeting and such defective proposal will be disregarded.

  Hillhaven


     The Hillhaven Bylaws also establish procedures that must be followed for a stockholder to submit a proposal to a vote of the stockholders of Hillhaven at the annual meeting of stockholders. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given notice to the Secretary of Hillhaven not less than 90 days in advance of the annual meeting. The stockholder's notice must state (i) a brief description of the proposal and the reasons for considering the proposal at the annual meeting,
(ii) the name and address of the stockholder, (iii) the class and number of shares of capital stock beneficially owned by the stockholder and (iv) any material interest the stockholder has in the proposal. If the officer presiding over the annual meeting determines that the proposal was not properly brought before the meeting in accordance with these procedures, the officer will so declare at the meeting and the proposal will not be considered.

REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN ACTIONS

  Vencor

     Under Delaware Law, the recommendation of the Vencor Board and the approval of a majority of the outstanding shares of Vencor entitled to vote thereon are required to effect a merger or consolidation or to sell, lease or exchange substantially all of Vencor's assets. Subject to the provisions of Section 203 of Delaware Law described below under "-- State Antitakeover Statutes," no vote of the stockholders of Vencor would be required if Vencor were the surviving corporation and (i) the merger agreement did not amend the Vencor Certificate,
(ii) each share of stock of Vencor outstanding immediately before the merger was an identical outstanding or treasury share of Vencor after the Merger and (iii) the number of shares of Vencor Common Stock to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) did not exceed twenty percent of the shares of Vencor Common Stock outstanding immediately before the merger.

  Hillhaven

     Under Nevada Law, the recommendation of the Hillhaven Board and, unless Nevada Law, the Hillhaven Articles or the Hillhaven Board requires a greater vote or a vote by class of stockholders, approval of a majority of the voting power is required to approve a plan of merger or exchange. Subject to the provisions of Hillhaven's Articles described below under "-- Fair Price and Anti-Greenmail Provisions" and NRS Section 78.454 of Nevada Law, no vote of the stockholders of Hillhaven is required if Hillhaven will be the surviving corporation and (i) the articles of incorporation of the surviving corporation will not differ from its articles before the merger, (ii) each stockholder of the surviving corporation whose shares were outstanding immediately before the merger will hold the same number of shares, with identical designations, preferences, limitations, and relative rights immediately after the merger and
(iii) the number of shares of Hillhaven Common Stock to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) will not exceed twenty percent of the shares of Hillhaven Common Stock outstanding immediately before the merger.

AMENDMENT OF CORPORATE CHARTER AND BYLAWS

  Vencor

     Under Delaware Law, an amendment to the certificate of incorporation generally requires the recommendation of the Board of Directors, the approval of a majority of all shares entitled to vote thereon, voting together as a single class, and the majority of the outstanding stock of each class entitled to vote thereon.


     Under Delaware Law, the Board of Directors may amend the bylaws if the certificate of incorporation contains a provision entitling the directors to amend the bylaws. Even if the certificate of incorporation contains such a provision, the stockholders also have the power to amend the bylaws. The Vencor Certificate states that the Board of Directors is expressly authorized to adopt, amend or repeal the Vencor Bylaws without the consent or vote of the stockholders. The Vencor Bylaws may also be amended or repealed by the affirmative vote of the holders of at least two-thirds of the voting power of all shares of Vencor entitled to vote generally in the election of directors, voting together as a single class. The Vencor Bylaws further state that any bylaw made by the Vencor Board may be amended or repealed by action of the stockholders at any annual or special meeting of stockholders.


  Hillhaven

     Under Nevada Law, the articles of incorporation may be amended by the vote of stockholders holding at least a majority of the voting power, unless a greater proportion of the voting power is required in the articles of incorporation. The Hillhaven Articles require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the voting stock voting together as a single class to alter, amend or repeal the articles relating to: (i) the composition, classification and number of directors, (ii) directors' and officers' liability, (iii) Related Persons Transactions as described below under "-- Fair Price and Anti-Greenmail Provisions," (iv) unanimous written consent for stockholder action without a meeting, (v) advance notice of stockholder nominations for directors, (vi) controlling interest acquisitions, (vii) bylaw amendments that reflect any of the foregoing and (viii) the vote required under the Hillhaven Articles to amend any of the foregoing.

     Nevada Law further provides that the board of directors may amend the bylaws if the bylaws so provide. Even if the bylaws confer such power on the board of directors, the stockholders also have the power to amend the bylaws. The Hillhaven Bylaws provide that the Hillhaven Board shall have the power to adopt, amend or repeal any of the bylaws by the affirmative vote of a majority of the directors present, except as otherwise required by the Hillhaven Articles as described above.

APPRAISAL AND DISSENTERS' RIGHTS

  Vencor

     Delaware Law provides appraisal rights for certain mergers and consolidations. Appraisal rights are not available to holders of (i) shares listed on a national securities exchange or held of record by more than 2,000 stockholders or (ii) shares of the surviving corporation of the merger, if the merger did not require the approval of the stockholders of such corporation, unless in either case, the holders of such stock are required pursuant to the merger to accept anything other than (A) shares of stock of the surviving corporation, (B) shares of stock of another corporation which are also listed on a national securities exchange or held by more than 2,000 holders or (C) cash in lieu of fractional shares of such stock. Appraisal rights are not available for a sale of assets or an amendment to the certificate of incorporation.

  Hillhaven


     Under Nevada Law, a stockholder is entitled to dissent from, and receive the fair value of shares owned in the event of a plan of merger or exchange, if the stockholder is entitled to vote on the transaction. However, there is no right to dissent to a plan of merger or exchange in favor of the holders of shares of any class or series which were either listed on a national securities exchange, designated as a national market security of an interdealer quotation system by the National Association of Securities Dealers, Inc. or held by at least 2,000 stockholders of record, unless the articles of incorporation provide otherwise or the holders are required to receive anything other than cash, shares or shares and cash of the surviving or acquiring corporation.


FAIR PRICE AND ANTI-GREENMAIL PROVISIONS

  Vencor

     The Vencor Certificate does not contain any such "Fair Price" or "Anti-Greenmail" provisions.

  Hillhaven

     Under the Hillhaven Articles, certain transactions, including a merger or consolidation, a sale, lease or exchange of a substantial portion of assets, issuing voting securities, voluntary dissolution, or reclassification or recapitalization of securities ("Transactions") involving "Related Persons" (defined generally to be holders of five percent or more of Hillhaven Common Stock, except for Hillhaven or its subsidiaries, Tenet or its subsidiaries, any successor to Tenet, any affiliates of Hillhaven or Tenet or any employee stock or benefit plan each of Hillhaven or Tenet or its subsidiaries), require approval by the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock voting together as a single class, unless the Transaction is approved by a majority of the Hillhaven Board and by a majority of the disinterested directors.


     Accordingly, holders of Hillhaven Common Stock who become holders of Vencor Common Stock after the Merger is consummated will no longer be afforded certain protections in the corporate charter with respect to Related Person Transactions.

STATE ANTITAKEOVER STATUTES

  Vencor

     Section 203 of the DGCL would prohibit a "business combination" (as defined in Section 203, generally including mergers, sales and leases of assets, issuances of securities and similar transactions) by Vencor or a subsidiary with an "interested stockholder" (as defined in Section 203, generally the beneficial owner of 15 percent or more of Vencor's voting stock) within three years after the person or entity becomes an interested stockholder, unless (i) prior to the person or entity becoming an interested stockholder, the business combination or the transaction pursuant to which such person or entity became an interested stockholder shall have been approved by the Vencor Board, (ii) upon the consummation of the transaction in which the person or entity became an interested stockholder, the interested stockholder holds at least 85 percent of the voting stock of Vencor (excluding for purposes of determining the number of shares outstanding, shares held by persons who are both officers and directors of Vencor and shares held by certain employee benefit plans) or (iii) the business combination is approved by the Vencor Board and by the holders of at least two-thirds of the outstanding voting stock of Vencor, excluding shares held by the interested stockholder.

  Hillhaven

     Control Share Acquisition Provision. Under Nevada Law, once a person has acquired or offers to acquire twenty percent, one-third or fifty percent of the stock of a corporation, a stockholders meeting must be held after delivery of the "offeror's statement," at the acquiror's expense, so the stockholders can vote on whether the control shares may exercise voting rights. Except as otherwise provided in the articles of incorporation, the approval of a majority of the outstanding stock not held by the acquiror is required for the stock held by the acquiror to receive voting rights. The Control Share Acquisition Provisions are applicable to any acquisition of a controlling interest unless the articles of incorporation or bylaws of the corporation in effect on the tenth day following the acquisition of a controlling interest by an acquiring person provide that the Control Share Acquisition Provisions do not apply.


     The Hillhaven Articles, however, state that any resolution of the stockholders granting voting rights to any or all Control Shares of an acquiring person must be approved by the holders of two-thirds of the outstanding shares of Hillhaven, excluding those shares held by any interested shareholder. The Hillhaven Articles further provide that all Control Shares are to be subject to redemption by Hillhaven at the average price paid for the Control Shares if an offeror's statement, as permitted by Section 3789 of Nevada Law, is not delivered within ten days of the acquisition of the controlling interest or if the Control Shares are not accorded full voting rights by the stockholders of Hillhaven. The Hillhaven Articles exclude from these rules regarding the acquisition of a controlling interest (i) Hillhaven or any of its subsidiaries,
(ii) Tenet or any of its subsidiaries, (iii) any affiliate or associate of Hillhaven or Tenet and (iv) any employee stock or benefit plan of Hillhaven, Tenet, or any subsidiary of Hillhaven or Tenet.


     Combination Moratorium Provision. Nevada Law provides that a resident domestic corporation may not engage in any "combination" (broadly defined to include a wide range of transactions with an interested stockholder or an affiliate or associate of an interested stockholder) with an interested stockholder (defined as the beneficial owner of ten percent or more of the outstanding voting power) for three years after the interested stockholder's date of acquiring shares, unless the combination or the purchase of shares made by the interested stockholder on the interested stockholder's date of acquiring shares is approved by the board of directors before that date or if the consideration to be paid by the interested stockholder is at least equal to the highest of: (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher, (ii) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, or (iii) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.



     Other Provisions. Under Nevada Law, the selection of a period for the achievement of corporate goals is the responsibility of the directors. In addition, the directors and officers, in exercising their respective powers with a view to the interests of the corporation, may consider (i) the interests of the corporation's employees, suppliers, creditors and customers, (ii) the economy of the state and nation,
(iii) the interests of the community and of society and (iv) the long-term as well as short-term interests of the corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the corporation. The directors also may resist a change or potential change in control of the corporation if the directors by a majority vote of a quorum determine that the change or potential change is opposed to or not in the best interests of the corporation "upon consideration of the interests of the corporation's stockholders" or for one of the other reasons described above. Finally, the directors may take action to protect the interests of the corporation and its stockholders by adopting or executing plans that deny rights, privileges, power or authority to a holder of a specified number of shares or percentage of share ownership or voting power.


     Thus, holders of Hillhaven Common Stock who become holders of Vencor Common Stock after the Merger is consummated will no longer be afforded certain statutory protection in connection with the acquisition of a controlling interest or other takeover activities.


RIGHTS PLANS

  Vencor

     On July 20, 1993, the Board of Directors of Vencor declared a dividend of one Vencor Right to purchase Vencor Participating Preferred Stock (0.667 of a Vencor Right as adjusted for Vencor's three-for-two stock split effected October 25, 1994) for each outstanding share of Vencor Common Stock. The Vencor Rights may have certain anti-takeover effects. See "Description of Vencor Capital
Stock -- Vencor Preferred Stock -- Description of Vencor Rights."

  Hillhaven

     On January 31, 1990, the Board of Directors of Hillhaven made a dividend distribution of one right (a "Hillhaven Right") for each share of Hillhaven Common Stock then outstanding and authorized the issuance of additional Hillhaven Rights for Hillhaven Common Stock issued after that date. Hillhaven may redeem the Hillhaven Rights at $.01 per Hillhaven Right at any time until they become exercisable. With certain exceptions, the Hillhaven Rights become exercisable ten business days, which may be extended under certain conditions to twenty business days by the Hillhaven Board, after an investor (a "Hillhaven Acquiring Person") has (i) commenced a tender or exchange offer for thirty percent or more of the general voting power of Hillhaven stock or (ii) made or is the subject of a public announcement that the investor has acquired twenty percent or more of the general voting power of Hillhaven stock. Upon the occurrence of such events, the Hillhaven Rights may be exchanged for one one-hundredth of a share of Hillhaven's Series A Preferred Stock at an exercise price of $10.00 per share, subject to certain adjustments. The Hillhaven Right holder as such will have no rights as a stockholder of Hillhaven, including no right to vote or to receive dividends or distributions.

     The Hillhaven Series A Preferred Stock is non-redeemable and ranks junior in preference as to dividends and distributions of assets to all other classes or series of Hillhaven Preferred Stock, unless the terms thereof provide otherwise. Each share of Series A Preferred Stock will have a minimum preferential quarterly dividend rate of $5.00 per share but will be entitled to an aggregate of 100 times the cash and non-cash (payable in kind) dividends and distributions (other than dividends and distributions payable in Hillhaven Common Stock) declared on Hillhaven Common Stock. Each share of Hillhaven Series A Preferred Stock has a liquidation preference equal to the greater of $1,000 per share or 100 times the payment made per share on the Hillhaven Common Stock, plus the amount of accrued and unpaid dividends and distributions. Each share of Hillhaven Series A Preferred Stock will have 100 votes.

     In the event that, on or after the date the Hillhaven Rights become exercisable, Hillhaven is acquired or merged, or more than 50% of the assets or earning power of Hillhaven and its subsidiaries, taken as a whole, are sold, each Hillhaven Right holder, excluding those Hillhaven Rights owned by a Hillhaven Acquiring Person, will be entitled to purchase, for the then-current exercise price of each Hillhaven Right, common stock of the surviving company having a market value equal to two times the exercise price of each Hillhaven Right. In the event that, on or after the date the Hillhaven Rights become exercisable, Hillhaven is the survivor of a merger or other business combination, a Hillhaven Acquiring Person engages in certain self-dealing transactions, a person becomes the beneficial owner of thirty percent or more of the general voting power of Hillhaven stock, or certain events occur which cause a Hillhaven Acquiring Person's ownership interest being increased by more than one percent, then each Hillhaven Right holder, excluding Hillhaven Rights beneficially held by a Hillhaven Acquiring Person, will be entitled to purchase, for the then-current exercise price of each Hillhaven Right, that number of shares of Series A Preferred Stock having a market value equal to two times the exercise price of each Hillhaven Right.

     The Hillhaven Rights could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of Hillhaven, even though such an attempt might be beneficial to Hillhaven and its stockholders. In addition, because the Hillhaven Rights may discourage accumulations of large blocks of Hillhaven Common Stock by purchasers whose objective is to take control of Hillhaven, the Hillhaven Rights could tend to reduce the likelihood of fluctuations in the market price of the Hillhaven Common Stock that might result from accumulations of large blocks of stock. Accordingly, stockholders could be deprived of certain opportunities to sell their shares of Hillhaven Commons Stock at a higher market price than otherwise might be the case.


     Pursuant to the Merger Agreement, Hillhaven has agreed to take all action necessary (including, if necessary, amending or terminating the Hillhaven Rights Agreement) so that the consummation of the Merger and the other transactions contemplated thereby will not result in the grant of any Hillhaven Rights to any person under the Hillhaven Rights Agreement or enable or require any outstanding Hillhaven Rights to be exercised, distributed or triggered. See "The
Merger -- Conduct of Business Prior to Effective Time; Certain Covenants; No Solicitations of Transactions."


LIMITATION ON DIRECTORS' LIABILITY

  Vencor


     Section 102 of Delaware Law allows a corporation to limit or eliminate the personal liability of directors to the corporation and its stockholders for monetary damages for breach of fiduciary duty as a director. However, this provision excludes any limitation on liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for intentional or negligent payment of unlawful dividends or stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit. The Vencor Certificate provides for the limitation on directors' liability as permitted by this statute.


  Hillhaven

     As permitted under Nevada Law, the Hillhaven Articles provide that a director or officer shall not be personally liable to Hillhaven or its stockholders for damages for breach of fiduciary duty as a director or officer, except for liability for acts or omissions which involve intentional misconduct, fraud, or a knowing violation of the law or for the unlawful payment of dividends.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

  Vencor


     Section 145 of Delaware Law provides that a corporation may indemnify its officers and directors who were or are a party to any action, suit or proceeding by reason of the fact that he or she was a director, officer, or employee of the corporation by, among other things, a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding; provided that such officers and directors acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. The Vencor Certificate provides for indemnification of officers and directors as permitted by Delaware Law. The Vencor Certificate also provides for the payment of expenses incurred by directors and officers in defending a proceeding in advance of the final disposition of such proceeding as authorized by the Vencor Board upon receipt of an undertaking by or on behalf of that person to repay such amounts unless it is ultimately determined that person is entitled to be indemnified under Delaware Law.

  Hillhaven

     Under Nevada Law, a corporation may, and in certain circumstances must, indemnify its officers, directors, employees or agents for expenses, judgments or settlements, actually and reasonably incurred by them in connection with suits and other legal proceedings, if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to criminal proceedings, had no reasonable cause to believe that their conduct was unlawful. A corporation may adopt procedures for advancing expenses to directors and officers prior to final adjudication, as long as they undertake to repay the amounts advanced if it is ultimately determined that they were not entitled to be indemnified. While the Hillhaven Articles are silent as to indemnification, the Hillhaven Bylaws mandate indemnification and, pursuant to certain procedures, mandate advancement of expenses to the fullest extent permitted by Nevada Law, unless the person seeking indemnification initiated the proceeding without the approval of the Hillhaven Board.

NO CUMULATIVE VOTING

     Neither Vencor nor Hillhaven permits cumulative voting.

CONFLICT-OF-INTEREST TRANSACTIONS

  Vencor

     Delaware Law generally permits transactions involving a Delaware corporation and an interested director or officer of that corporation if (i) the material facts are disclosed and a majority of disinterested directors consents,
(ii) the material facts are disclosed and a majority of shares entitled to vote thereon consents or (iii) the transaction is fair to the corporation at the time it is authorized by the board of directors, a committee, or the stockholders.

  Hillhaven

     Similar to Delaware Law, Nevada Law generally permits transactions involving a Nevada corporation and an interested director or officer of that corporation if (i) the fact of the common directorship, office or financial interest is known or disclosed to the board of directors and a majority of disinterested directors consents, (ii) the fact of the common directorship, office or financial interest is known or disclosed to the stockholders and a majority of shares entitled to vote thereon consents, (iii) the fact of the common directorship, office or financial interest is not disclosed or known to the director or officer at the time the transaction is brought before the board of directors for action or (iv) the contract or transaction is fair to the corporation at the time it is authorized or approved.

DIVIDENDS AND OTHER DISTRIBUTIONS

  Vencor

     Delaware Law generally allows dividends to be paid out of surplus of the corporation or, in case there is no surplus, out of the net profits of the corporation for the current fiscal year and/or the prior fiscal year. No dividends may be paid if it would result in the capital of the corporation being less than the capital represented by the preferred stock of the corporation.

  Hillhaven

     Under Nevada Law, a corporation may pay dividends or make other distributions with respect to its stock unless, after giving effect to the dividend or distribution, either the corporation would not be able to pay its debts as they become due in the usual course of business or, except as otherwise specifically allowed by its articles of incorporation, the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at that time, to satisfy the preferential rights of stockholders whose rights are superior to those stockholders receiving the dividend or distribution.

DUTIES OF DIRECTORS

  Vencor

     Delaware Law does not contain a specific provision elaborating on the duties of a board of directors with respect to the best interests of the corporation. Delaware courts have permitted directors to consider various constituencies provided that there be some rationally related benefit to the stockholders.

  Hillhaven

     Nevada Law permits a board of directors to consider, including in connection with a change or potential change in control of the corporation, (i) the interests of the corporation's employees, suppliers, creditors and customers, (ii) the economy of the state and nation, (iii) the interests of the community and of society and (iv) the long-term as well as short-term interests of the corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the corporation.

ISSUANCE OF RIGHTS OR OPTIONS TO PURCHASE SHARES TO DIRECTORS, OFFICERS AND EMPLOYEES

     Neither Delaware Law nor Nevada Law contains any provision requiring the issuance of rights or options to officers, directors and employees to be approved by a stockholder vote.

LOANS TO DIRECTORS

     Both Delaware Law and Nevada Law allow loans to and guarantees of obligations of officers and directors without any stockholder approval.

              AMENDMENT TO THE VENCOR CERTIFICATE OF INCORPORATION

     At the Vencor Meeting, the holders of Vencor Common Stock will consider and vote upon a proposal of the Vencor Board to amend Vencor's Certificate of Incorporation as set forth in Appendix D to this Joint Proxy Statement/Prospectus (the "Charter Amendment"). If adopted, the Charter Amendment will increase the number of authorized shares of Vencor Common Stock from 60,000,000 shares to 180,000,000 shares. See "The Special Meeting." The Charter Amendment will not be effected unless the Merger is consummated. Likewise, the Merger cannot be effected absent shareholder approval of the Charter Amendment.

     As of March 31, 1995, there were 27,869,980 shares of Vencor Common Stock outstanding. The number of shares of Vencor Common Stock issuable in exchange for the outstanding Hillhaven Common Stock shall be determined pursuant to the Merger Agreement. See "The Merger -- Terms of the Merger."

PURPOSE AND EFFECT OF THE CHARTER AMENDMENT

     Vencor's primary purpose for the Charter Amendment is to provide enough authorized shares of Vencor Common Stock to effect the exchange of Vencor Common Stock for Hillhaven Common Stock in the Merger and to make available additional authorized and unissued shares for future use. Without an increase in the number of authorized shares of Vencor Common Stock, Vencor would not have sufficient authorized shares to effect the Merger. See "The Merger -- Terms of the Merger."

     Vencor intends to use the remaining authorized and unissued shares of Vencor Common Stock for various corporate purposes, including, but not limited to, possible future financing and acquisition transactions, stock dividends, stock splits and other corporate purposes. Authorized and unissued shares of Vencor Common Stock may be issued for the foregoing purposes by the Vencor Board without further Vencor stockholder action unless the issuance is in connection with a transaction for which stockholder approval is otherwise required under applicable law or for compliance with any agreement with any stock exchange on which Vencor Common Stock is listed. In addition, under certain circumstances the Vencor Board may, at its option, exchange all or part of the then-outstanding Rights for Vencor Common Stock. See "Description of Vencor Capital Stock -- Vencor Preferred Stock -- Description of Vencor Rights."

     The proposed increase in the number of authorized shares of Vencor Common Stock will not alter the rights of the holders of Vencor Common Stock. Neither the presently authorized shares of Vencor Common Stock nor additional shares of Vencor Common Stock that may be authorized pursuant to the Charter Amendment carry preemptive rights.


     The Vencor Board is required to make any determination to issue shares of Vencor Common Stock based on its judgment as to the best interests of Vencor and its stockholders. Although the Vencor Board has no present intention of doing so, the authorized but unissued shares of Vencor Common Stock could be used to make it more difficult to effect a change in control of Vencor. Under such circumstances the availability of authorized and unissued shares of Vencor Common Stock may make it more difficult for stockholders to obtain an acquisition premium for their shares. Such shares could be used to create voting or other impediments or to frustrate persons seeking to gain control of Vencor by means of a merger, tender offer, proxy contest or other means. Such shares could be privately placed with purchasers who might cooperate with the Vencor Board in opposing such an attempt by a third party to gain control of Vencor. The issuance of new shares of Vencor Common Stock could be used to dilute the stock ownership of a person or entity seeking to obtain control of Vencor.



           AMENDMENT TO VENCOR'S 1987 INCENTIVE COMPENSATION PROGRAM



     At the Vencor Meeting, the holders of Vencor Common Stock will consider and vote upon the Compensation Program Amendment. If approved by the stockholders the number of shares authorized for issuance upon the exercise of stock options and pursuant to other stock and cash awards will be increased from 3,162,562 shares to 6,900,000 shares. The Compensation Program Amendment is contingent upon consummation of the Merger.



     The Vencor Compensation Program was approved by Vencor's Board and stockholders in 1987. The Vencor Compensation Program provides for the award of a variety of economic incentives (the "Incentives") to Vencor's employees, including stock options, stock appreciation rights, restricted stock and other stock and cash awards. The basic features of the Vencor Compensation Program, and the proposed amendment, are described below.



PURPOSE OF THE INCENTIVE COMPENSATION PROGRAM AMENDMENT



     The purpose of the Vencor Compensation Program is to increase stockholder value and advance the interests of Vencor by furnishing a variety of economic incentives designed to attract, retain and motivate employees. At June 1, 1995, Vencor had approximately 9,700 employees. Following the Merger the combined company will have approximately 48,000 employees. As of June 1, 1995, options to purchase 1,413,686 shares of Vencor Common Stock were outstanding, and 165,064 restricted and bonus shares had been issued, under the Vencor Compensation Program. At June 1, 1995, only 809,571 shares remained available for issuance under the Vencor Compensation Program. Vencor's primary purpose for the Compensation Program Amendment is to provide a sufficient number of shares which may be issued under the Vencor Compensation Program in light of the greater number of Vencor employees following the Merger.



ELIGIBILITY FOR PARTICIPATION



     Employees of Vencor are eligible to receive Incentives under the Vencor Compensation Program when designated by the committee responsible for administering the Vencor Compensation Program (the "Committee"). The Committee may designate employees individually or by groups or categories as the Committee deems appropriate. The Committee must individually approve participation by officers of Vencor and any performance objectives relating to such officers. Participation by, and any performance objectives relating to, other employees may be approved by groups or categories and the Committee may delegate authority to designate participants who are not officers and to set or modify such targets.

TYPES OF INCENTIVES



  Stock Options



     Under the Vencor Compensation Program, the Committee may grant incentive stock options ("ISOs") and non-qualified stock options ("NQSOs") to eligible employees to purchase shares of Vencor Common Stock. The Committee has the discretion to determine the number and purchase price of the shares of Vencor Common Stock subject to the option, the term of each option and the time or times during its term when the option becomes exercisable. The maximum number of options which may be awarded to any participant in any calendar year will be 100,000. No option may be exercised during the first six months of its term, except in the case of death or disability. In addition, the aggregate fair market value of the shares of Vencor Common Stock for which ISOs are exercisable for the first time by any participant during any calendar year may not exceed $100,000. The term of a non-qualified option and ISO may not exceed ten years from the date of grant. The term of any ISOs granted to an optionee who owns 10% or more of Vencor's outstanding Common Stock (a "10% Stockholder") may not exceed five years.



     The purchase price of NQSOs and ISOs is determined by the Committee. The purchase price for an ISO may not be less than the fair market value of the shares subject to the option on the date of the grant. For ISOs granted to a 10% Stockholder, the purchase price may not be less than 110% of fair market value on the date of the grant. The fair market value of the shares is determined by reference to the closing price on the NYSE on the date of grant.



     The Vencor Compensation Program permits the option price to be paid in cash, check, bank draft or by delivery of shares of Vencor Common Stock valued at their fair market value at the time of exercise, or as otherwise authorized by the Committee.



     The Committee has the authority to establish the time within which an unexercised stock option must be exercised or other Incentives expire following termination of an optionee's employment with Vencor for any reason, including death. The Committee has the authority to accelerate the exercisability of any option to a date no earlier than six months following the date it was granted. The Committee also has the power to approve the purchase by Vencor from a participant upon mutual agreement of an unexercised option for the difference between the exercise price and the fair market value of the shares of Vencor Common Stock covered by such option.



  Stock Appreciation Rights



     Stock appreciation rights ("SARs") constitute a right to receive, without payment to Vencor, a number of shares of Vencor Common Stock, cash or any combination thereof, with a value equal to the appreciation of the shares to which the SAR relates, determined in accordance with the terms of the Vencor Compensation Program. Under the Vencor Compensation Program, the Committee may grant an SAR in conjunction with any option granted under the Vencor Compensation Program, or alone, without reference to any option. The maximum number of SARs which may be awarded to any participant in any calendar year will be 100,000. An SAR granted in conjunction with any option may be granted concurrently with the grant of such option or at such later time as the Committee may determine and as to all or any portion of the shares of Vencor Common Stock subject to the option.



  Stock Awards, Performance Shares and Restricted Stock



     A stock award consists of the transfer by Vencor to an employee of shares of Vencor Common Stock, without other payment therefor, as additional compensation for services to Vencor. Performance shares are awards payable in shares of Vencor Common Stock, provided performance objectives are met. Restricted stock consists of shares of Vencor Common Stock which are sold or transferred by Vencor to an employee at a price which may be below their fair market value or for no payment, but subject to restrictions on their sale or other transfer by the employee. The Committee determines the number of shares to be granted, the sale price (if any) for the shares, any applicable performance objectives, and the specific restrictions on sale or transfer.

  Cash Bonuses



     Vencor may pay cash bonuses to employees pursuant to the Vencor Compensation Program as additional compensation for services to Vencor. The payment of a cash award may depend on the achievement of performance goals by Vencor or by individuals. The Committee determines the amount of any cash awards and applicable performance goals.



NON-TRANSFERABILITY OF INCENTIVES



     No option, SAR, performance share or restricted stock granted under the Vencor Compensation Program may be transferred, pledged or assigned by its holder, except in the event of the holder's death, by will or the laws of descent and distribution. During an employee's lifetime, an Incentive may be exercised only by the employee. The limitation on the transfer of restricted stock will lapse upon the expiration of the restrictions.



AMENDMENT OF THE VENCOR COMPENSATION PROGRAM



     The Vencor Board may amend or discontinue the Vencor Compensation Program at any time without stockholder approval. No such amendment or discontinuance, however, may (a) increase the number of shares of Vencor Common Stock which may be issued to all participants under the Vencor Compensation Program, (b) materially modify the requirements as to eligibility for participation under the Vencor Compensation Program or (c) materially increase the benefits accruing to participants, in the absence of stockholder approval.



EFFECT OF TERMINATION OF EMPLOYMENT OR DEATH



     If a participant ceases to be an employee of Vencor for any reason, including death, any Incentives may be exercised or shall expire at such times as may be determined by the Committee.



FEDERAL INCOME TAX CONSEQUENCES



     Because tax results may vary due to individual circumstances, participants in the Vencor Compensation Program are urged to consult their personal tax advisors regarding the tax consequences of an award of an Incentive or the sale of any shares received under the Vencor Compensation Program.



  Non-Qualified Stock Options



     The granting of NQSOs does not produce taxable income to the recipient or a tax deduction to Vencor. Taxable ordinary income will be recognized by the holder at the time of exercise in an amount equal to the excess of the fair market value of the shares of Vencor Common Stock purchased at the time of such exercise over the aggregate option price. Vencor will be entitled to a corresponding Federal income tax deduction. The tax basis for the shares acquired is the option price plus the taxable income recognized.



  Incentive Stock Options



     The grant of an ISO has no immediate tax consequences to Vencor or the employee. Furthermore, no income would be recognized by an employee at the time of exercise of the ISO. If the employee holds the shares acquired upon exercise of the ISO for at least two years from the date of the grant of the ISO and at least one year from the date of exercise, the employee would realize taxable long-term capital gain or long-term capital loss upon a subsequent sale of the shares at a price different from the option price. If the holding period described above is met, no deduction would be allowed to Vencor for Federal income tax purposes at any time. If, however, the employee disposes of the shares prior to satisfying the holding period described above, (i) the employee would realize ordinary income in the year of such disposition in an amount equal to the difference between (a) the fair market value of such shares on the date of exercise or (b) the sales price, whichever is less, and the option price;
(ii) Vencor would be entitled to a deduction for such year in the amount of the ordinary income so realized; (iii) the employee would realize capital gain, short-term or long-term (depending upon whether the shares have been held for more or less than one year), in an amount equal to the difference between (a) the amount realized upon such sale or exchange of the shares and (b) the option price paid, increased by the amount of ordinary income, if any, realized upon such disposition.



  Restricted Stock



     An employee who receives restricted stock or performance shares subject to restrictions which create a "substantial risk of forfeiture" (within the meaning of Section 83 of the Code) will normally recognize taxable income on the date the shares become transferable or no longer subject to substantial risk of forfeiture or on the date of their earlier disposition. The amount of such taxable income will be equal to the amount by which the fair market value of the shares on the date such restrictions lapse (or any earlier date on which the shares are disposed of) exceeds their purchase price, if any. An employee may, however, make a Section 83(b) Election to include in income in the year of purchase or grant the excess of the fair market value of the shares (without regard to any restrictions, other than non-lapse restrictions) on the date of purchase or grant over their purchase price. Vencor will be entitled to a deduction for compensation paid in the same year and in the same amount as income is recognized by the employee. An employee's basis for the shares will be the amount paid for the shares, if any, plus the ordinary income recognized, and the employee's holding period will commence on the day following the date on which income is recognized.



  Stock and Cash Awards



     An employee who receives a stock award will generally recognize ordinary income in an amount equal to the fair market value of the shares of Vencor Common Stock on the date of grant. Upon receipt of a cash award, an employee will recognize ordinary income in an amount equal to the cash award. Vencor will be entitled to a deduction for compensation paid in the same year and in the same amount as income is recognized by the employee.



OPTION GRANTS IN LAST FISCAL YEAR



     Future benefits under the Vencor Compensation Program are not currently determinable. The following table sets forth certain information concerning options to purchase shares of Vencor's Common Stock granted in 1994 to Vencor's executive officers and other employees.



                                                                                     OPTIONS
                                       NAME                                          GRANTED
- ----------------------------------------------------------------------------------  ----------
W. Bruce Lunsford.................................................................    60,000
Michael R. Barr...................................................................    22,500
W. Earl Reed, III ................................................................    22,500
Thomas T. Ladt....................................................................    10,500
All Executives as a Group.........................................................   115,500
All Employees (Excluding Executive Officers)......................................   194,625



     The exercise price for all options granted in 1994 under the Vencor Compensation Program was equal to the fair market value of Vencor Common Stock on the date of grant.


DURATION


     The Vencor Compensation Program will remain in effect until all incentives granted under the Vencor Compensation Program have either been satisfied by the issuance of shares of Vencor Common Stock or the payment of cash or have been terminated under the terms of the Vencor Compensation Program and all restrictions imposed on shares of Vencor Common Stock in connection with their issuance under the Vencor Compensation Program have lapsed. All ISOs must be granted before May 27, 1997, ten years from the date on which the Vencor Board adopted the Vencor Compensation Program. All other incentives must be granted prior to June 18, 1997, the tenth anniversary of the date the stockholders approved the Vencor Compensation Program.

                                    EXPERTS


     The consolidated financial statements of Vencor as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994 incorporated by reference in this Joint Proxy Statement/Prospectus have been audited by Ernst & Young LLP, independent auditors, as stated in their reports thereon. The financial statements audited by Ernst & Young LLP have been incorporated herein by reference in reliance upon their report given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Hillhaven as of May 31, 1994 and 1993 and for each of the three years in the period ended May 31, 1994 incorporated by reference in this Joint Proxy Statement/Prospectus have been audited by KPMG Peat Marwick LLP, independent auditors. The financial statements audited by KPMG Peat Marwick LLP have been incorporated herein by reference in reliance upon their report given upon their authority as experts in accounting and auditing.

     The report of KPMG Peat Marwick LLP covering the May 31, 1994 consolidated financial statements refers to a change in the methodology of providing income taxes by adopting Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."


     The financial statements of Nationwide Care, Inc. as of September 30, 1994 and 1993 and for each of the three years in the period ended September 30, 1994 incorporated by reference in this Joint Proxy Statement/Prospectus have been audited by Ernst & Young LLP, independent auditors, as stated in their report thereon. The financial statements audited by Ernst & Young LLP have been incorporated herein by reference in reliance upon their report given upon their authority as experts in accounting and auditing.


                               VALIDITY OF SHARES

     The validity of the Vencor Common Stock to be issued pursuant to the Merger will be passed upon for Vencor by Greenebaum Doll & McDonald PLLC, Louisville, Kentucky. William C. Ballard Jr., a director of Vencor, is of counsel to such firm and at May 5, 1995 beneficially owned 26,094 shares of Vencor Common Stock. In addition, at May 5, 1995 an attorney with Greenebaum Doll & McDonald who participated in the preparation of this Joint Proxy Statement/Prospectus beneficially owned approximately 5,700 shares of Vencor Common Stock.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

     Stockholders of Vencor may submit proposals to be considered for stockholder action at the Vencor Annual Meeting of Stockholders to be held in 1996 if they do so in accordance with the Vencor Certificate, the Vencor Bylaws and applicable regulations of the Commission. Any such proposals must be submitted to the Secretary of Vencor no later than November 30, 1995, in order to be considered for inclusion in Vencor's 1996 proxy materials.

     Hillhaven will hold a 1996 Annual Meeting of Stockholders only if the Merger is not consummated before the time of such meeting. The last date for the submission of stockholder proposals to Hillhaven for consideration for inclusion in Hillhaven's 1996 proxy materials was April 26, 1995.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                          AGREEMENT AND PLAN OF MERGER

                                  DATED AS OF

                                 APRIL 23, 1995

                                     AMONG

                           THE HILLHAVEN CORPORATION,

                                  VENCOR, INC.

                                      AND

                             VERITAS HOLDINGS CORP.

                               TABLE OF CONTENTS


                                                                                     PAGE
                                                                                     ----
ARTICLE I        THE MERGER........................................................   A-6
  SECTION 1.01.  The Merger........................................................   A-6
  SECTION 1.02.  Conversion of Shares..............................................   A-6
  SECTION 1.03.  Surrender and Payment.............................................   A-7
  SECTION 1.04.  Stock Options.....................................................   A-9
  SECTION 1.05.  Adjustments.......................................................  A-10
  SECTION 1.06.  Fractional Shares.................................................  A-10
ARTICLE II       THE SURVIVING CORPORATION; PARENT DIRECTORS.......................  A-10
  SECTION 2.01.  Certificate of Incorporation......................................  A-10
  SECTION 2.02.  Bylaws............................................................  A-10
  SECTION 2.03.  Directors and Officers............................................  A-10
  SECTION 2.04.  Parent Directors..................................................  A-10
ARTICLE III      REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................  A-11
  SECTION 3.01.  Corporate Existence and Power.....................................  A-11
  SECTION 3.02.  Corporate Authorization...........................................  A-11
  SECTION 3.03.  Governmental Authorization........................................  A-11
  SECTION 3.04.  Non-Contravention.................................................  A-11
  SECTION 3.05.  Capitalization....................................................  A-12
  SECTION 3.06.  Subsidiaries......................................................  A-13
  SECTION 3.07.  Reports...........................................................  A-13
  SECTION 3.08.  Financial Statements; No Undisclosed Liabilities..................  A-14
  SECTION 3.09.  Joint Proxy Statement/Prospectus; Registration Statement..........  A-14
  SECTION 3.10.  Absence of Certain Changes........................................  A-14
  SECTION 3.11.  Litigation........................................................  A-15
  SECTION 3.12.  Articles of Incorporation and Bylaws..............................  A-15
  SECTION 3.13.  ERISA.............................................................  A-15
  SECTION 3.14.  Taxes.............................................................  A-16
  SECTION 3.15.  Tax Matters; Pooling..............................................  A-16
  SECTION 3.16.  Finders and Investment Bankers....................................  A-17
  SECTION 3.17.  Opinion of Financial Advisor......................................  A-17
  SECTION 3.18.  Vote Required.....................................................  A-17
  SECTION 3.19.  Acquiring Person..................................................  A-17
  SECTION 3.20.  Medicare and Medicaid.............................................  A-17
  SECTION 3.21.  Takeover Statutes.................................................  A-18
ARTICLE IV       REPRESENTATIONS AND WARRANTIES OF PARENT..........................  A-18
  SECTION 4.01.  Corporate Existence and Power.....................................  A-18
  SECTION 4.02.  Corporate Authorization...........................................  A-18
  SECTION 4.03.  Governmental Authorization........................................  A-18
  SECTION 4.04.  Non-Contravention.................................................  A-19
  SECTION 4.05.  Capitalization....................................................  A-19
  SECTION 4.06.  Subsidiaries......................................................  A-20
  SECTION 4.07.  Reports...........................................................  A-20
  SECTION 4.08.  Financial Statements; No Undisclosed Liabilities..................  A-20
  SECTION 4.09.  Joint Proxy Statement/Prospectus; Registration Statement..........  A-21
  SECTION 4.10.  Absence of Certain Changes........................................  A-21
  SECTION 4.11.  Litigation........................................................  A-21
  SECTION 4.12.  Articles of Incorporation and Bylaws..............................  A-21
  SECTION 4.13.  ERISA.............................................................  A-22
  SECTION 4.14.  Taxes.............................................................  A-22

                                                                                     PAGE
                                                                                     ----
  SECTION 4.15.  Tax Matters; Pooling..............................................  A-22
  SECTION 4.16.  Finders and Investment Bankers....................................  A-22
  SECTION 4.17.  Opinion of Financial Advisor......................................  A-22
  SECTION 4.18.  Vote Required.....................................................  A-23
  SECTION 4.19.  No Change of Control..............................................  A-23
  SECTION 4.20.  Medicare and Medicaid.............................................  A-23
  SECTION 4.21.  Acquiring Person..................................................  A-23
ARTICLE V        COVENANTS OF THE COMPANY..........................................  A-23
  SECTION 5.01.  Conduct of the Company............................................  A-23
  SECTION 5.02.  Access to Information.............................................  A-25
  SECTION 5.03.  Other Offers......................................................  A-25
  SECTION 5.04.  Notices of Certain Events.........................................  A-25
  SECTION 5.05.  Tax Letters.......................................................  A-26
  SECTION 5.06.  Rights Agreement..................................................  A-26
  SECTION 5.07.  Financial Statements..............................................  A-26
ARTICLE VI       COVENANTS OF PARENT...............................................  A-26
  SECTION 6.01.  Conduct of Parent.................................................  A-26
  SECTION 6.02.  Access to Information.............................................  A-27
  SECTION 6.03.  Merger Subsidiary.................................................  A-27
  SECTION 6.04.  Director and Officer Liability....................................  A-28
  SECTION 6.05.  Stock Exchange Listing............................................  A-28
  SECTION 6.06.  Parent Acquisition Proposals......................................  A-28
  SECTION 6.07.  Notice of Certain Events..........................................  A-28
  SECTION 6.08.  Employee Benefits.................................................  A-29
ARTICLE VII      COVENANTS OF PARENT AND THE COMPANY...............................  A-29
  SECTION 7.01.  Best Reasonable Efforts...........................................  A-29
  SECTION 7.02.  Certain Filings...................................................  A-29
  SECTION 7.03.  Public Announcements..............................................  A-30
  SECTION 7.04.  Further Assurances................................................  A-30
  SECTION 7.05.  Stockholders Meetings.............................................  A-30
  SECTION 7.06.  Preparation of the Joint Proxy Statement/Prospectus and
                   Registration Statement..........................................  A-30
  SECTION 7.07.  State Takeover Laws...............................................  A-31
  SECTION 7.08.  Pooling...........................................................  A-31
  SECTION 7.09.  Consents..........................................................  A-31
  SECTION 7.10.  Affiliates........................................................  A-31
  SECTION 7.11.  Restructuring the Merger..........................................  A-31
ARTICLE VIII     CONDITIONS TO THE MERGER..........................................  A-32
  SECTION 8.01.  Conditions to the Obligations of Each Party.......................  A-32
  SECTION 8.02.  Conditions to the Obligations of Parent and Merger Subsidiary.....  A-32
  SECTION 8.03.  Conditions to the Obligations of the Company......................  A-33
ARTICLE IX       TERMINATION.......................................................  A-34
  SECTION 9.01.  Termination.......................................................  A-34
  SECTION 9.02.  Effect of Termination.............................................  A-35
ARTICLE X        MISCELLANEOUS.....................................................  A-35
  SECTION 10.01. Notices...........................................................  A-35
  SECTION 10.02. Survival..........................................................  A-36
  SECTION 10.03. Amendments; No Waivers............................................  A-36
  SECTION 10.04. Fees and Expenses.................................................  A-36
  SECTION 10.05. Successors and Assigns............................................  A-37

                                                                                     PAGE
                                                                                     ----
  SECTION 10.06. Governing Law.....................................................  A-37
  SECTION 10.07. Counterparts; Effectiveness.......................................  A-37
  SECTION 10.08. Entire Agreement..................................................  A-37
  SECTION 10.09. Headings..........................................................  A-37
  SECTION 10.10. Severability......................................................  A-38
  SECTION 10.11. Specific Performance..............................................  A-38
EXHIBITS
  Exhibit A      Form of Company Affiliate Agreement...............................
  Exhibit B      Form of Parent Affiliate Agreement................................
SCHEDULES
  Schedule 3.03  Company Governmental Authorization................................
  Schedule 3.04  Company Non-Contravention.........................................
  Schedule 3.05  Company Capitalization............................................
  Schedule 3.06  Company Subsidiaries..............................................
  Schedule 3.10  Absence of Certain Changes to Company.............................
  Schedule 3.11  Company Litigation................................................
  Schedule 3.13  Company ERISA.....................................................
  Schedule 3.20  Company Medicare and Medicaid.....................................
  Schedule 4.03  Parent Governmental Authorization.................................
  Schedule 4.05  Parent Capitalization.............................................
  Schedule 4.06  Parent Subsidiaries...............................................
  Schedule 4.10  Absence of Certain Changes to Parent..............................
  Schedule 4.11  Parent Litigation.................................................
  Schedule 4.19  No Change of Control..............................................
  Schedule 5.01  Conduct of the Company............................................
  Schedule 6.01  Conduct of Parent.................................................
  Schedule 6.09  Employee Benefits.................................................

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of April 23, 1995, among THE HILLHAVEN CORPORATION, a Nevada corporation (the "Company"), VENCOR, INC., a Delaware corporation ("Parent"), and VERITAS HOLDINGS CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Subsidiary").

     WHEREAS, the Boards of Directors of Parent, Merger Subsidiary and the Company deem it advisable and in the best interests of their respective stockholders to consummate, and have approved, the business combination transaction provided for herein in which the Company would merge with and into Merger Subsidiary, which would remain a wholly owned subsidiary of Parent (the "Merger");

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

SECTION 1.01.  The Merger.

     (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.01(b)), the Company shall be merged with and into Merger Subsidiary in accordance with (i) the General Corporation Law of the State of Delaware ("Delaware Law") and (ii) the corporation law of the State of Nevada ("Nevada Law"). As a result of the Merger, the separate existence of the Company shall cease and Merger Subsidiary shall be the surviving corporation (the "Surviving Corporation"). The name of the Surviving Corporation will be "The Hillhaven Corporation."

     (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions set forth in Article VIII to the Merger, the parties hereto shall cause (i) a certificate of merger in such form as is required by, and executed in accordance with, Delaware Law to be duly filed with the Secretary of State of the State of Delaware and (ii) articles of merger in such form as is required by, and executed in accordance with, Nevada Law to be duly filed with the Secretary of State of the State of Nevada. The Merger shall become effective at such time as both the certificate of merger is duly filed with the Secretary of State of the State of Delaware and the articles of merger are duly filed with the Secretary of State of the State of Nevada (the "Effective Time").

     (c) From and after the Effective Time, the Merger shall have the effects specified in Delaware Law and Nevada Law.

     (d) The closing of the Merger (the "Closing") will take place at 10:00 a.m. on the first business day on which all conditions set forth in Article VIII are satisfied or, to the extent permitted hereunder, waived at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, NY 10004, or on such other date or at such other place as the parties may agree.

SECTION 1.02.  Conversion of Shares.

     At the Effective Time:

          (a) each share of common stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and be unchanged by the Merger and shall constitute the only outstanding shares of capital stock of the Surviving Corporation;

          (b) each share of common stock, $.75 par value per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 1.02(e) and Section 1.06, be converted into the right to receive that number of fully paid and nonassessable shares of the common stock, par value $0.25 per share, of Parent (the "Parent Common Stock") equal to the "Conversion Number" (as defined below). The "Conversion

     Number" shall be determined by dividing $32.25 by the "Parent Average Price" (as defined below), rounded to three decimal places; provided that the Conversion Number shall not be less than .768 nor more than .977 (subject to Section 9.01(vii) hereof). The "Parent Average Price" means the average closing price on the New York Stock Exchange (the "NYSE") of Parent Common Stock (as reported in the New York Stock Exchange Composite Transactions reporting system as published in The Wall Street Journal or, if not published therein, in another authoritative source) for the 10 consecutive trading days ending with the second trading day immediately preceding the Effective Time;

          (c) each share of Series C Preferred Stock, par value $.15 per share, of the Company (the "Series C Preferred Stock") issued and outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 1.02(e), be converted into the right to receive in cash $900 per share, plus accrued and unpaid dividends to the Effective Time (the "Series C Merger Consideration");

          (d) each share of Series D Preferred Stock, par value $.15 per share, of the Company (the "Series D Preferred Stock") issued and outstanding prior to the Effective Time shall, except as otherwise provided in Section 1.02(e), be converted into the right to receive in cash $900 per share, plus accrued and unpaid dividends to the Effective Time (the "Series D Merger Consideration"); and

          (e) each outstanding share of the Company Common Stock, the Series C Preferred Stock and the Series D Preferred Stock (collectively, the "Company Stock") held by the Company as treasury stock or owned by Parent or any subsidiary of Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

SECTION 1.03.  Surrender and Payment.

     (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the "Exchange Agent") for the purpose of exchanging certificates representing shares of Company Stock. Parent shall deposit with the Exchange Agent for the benefit of the holders of Company Stock (other than the Company, Parent or any Subsidiary of Parent), for exchange in accordance with this Section 1.03 through the Exchange Agent, (i) as of the Effective Time, (x) certificates representing the shares of Parent Common Stock to be issued pursuant to Section 1.02 in exchange for outstanding shares of Company Common Stock and (y) cash in an amount equal to the sum of (A) the aggregate Series C Merger Consideration to be paid to the holders of the Series C Preferred Stock (including the aggregate amount of any accrued and unpaid dividends) and (B) the aggregate Series D Merger Consideration to be paid to the holders of the Series D Preferred Stock (including the aggregate amount of any accrued and unpaid dividends), and (ii) from time to time as necessary to make payments, cash to be paid in lieu of fractional shares pursuant to Section 1.06 (such certificates for shares of Parent Common Stock and such cash being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver Parent Common Stock (and any dividends or distributions related thereto) and/or cash in exchange for surrendered certificates representing Company Shares pursuant to Section 1.02 out of the Exchange Fund. Except as contemplated by Section 1.03(f), the Exchange Fund shall not be used for any other purpose.

     (b) Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Stock ("Certificates") a letter of transmittal and instructions for use in effecting such exchange of the Certificates for Parent Common Stock and/or cash. Provision also shall be made for holders of Certificates to procure a letter of transmittal and instructions and deliver such letter of transmittal and Certificates in exchange for Parent Common Stock and/or cash in person immediately after the Effective Time.

     (c) After the Effective Time, Certificates shall represent the right, upon surrender thereof to the Exchange Agent, together with a duly executed and properly completed letter of transmittal relating thereto, to receive in exchange therefor that number of whole shares of Parent Common Stock and/or cash which such holder has the right to receive pursuant to Sections 1.02 and 1.06 after giving effect to any required tax withholding, and the Certificate or Certificates so surrendered shall be canceled. No interest will be paid or will accrue on any cash amount payable upon the surrender of any such Certificates. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive upon such surrender the shares of Parent Common Stock and/or cash as contemplated by this Article I.

     (d) If any shares of Parent Common Stock are to be issued and/or cash to be paid to a Person other than the registered holder of the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such issuance that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such issuance shall pay to the Exchange Agent any transfer or other taxes required as a result of such issuance to a Person other than the registered holder or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. For purposes of this Agreement, "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

     (e) At and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Stock outstanding prior to the Effective Time. If, at or after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided for, and in accordance with the procedures set forth, in this Article I.

     (f) Any shares of Parent Common Stock and/or cash in the Exchange Fund that remain unclaimed by the holders of Company Stock six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his shares of Company Stock in accordance with this Section 1.03 prior to that time shall thereafter look only to Parent, as general creditors thereof, to exchange such shares or amounts to which they are entitled pursuant to
Section 1.02. If outstanding Certificates are not surrendered prior to six years after the Effective Time (or, in any particular case, prior to such earlier date on which shares of Parent Common Stock issuable in respect of such Certificates or the dividends and other distributions, if any, described below would otherwise escheat to or become the property of any governmental unit or agency), the shares of Parent Common Stock issuable in respect of such Certificates, and the amount of dividends and other distributions, if any, which have become payable and which thereafter become payable on Parent Common Stock evidenced by such Certificates as provided herein shall, to the extent permitted by applicable law, become the property of the Surviving Corporation (and, to the extent not in its possession, shall be paid over to it by Parent), free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, Parent shall not be liable to any holder of Company Stock for any amount paid, or any shares of Parent Common Stock, cash or dividends delivered, to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (g) No dividends or other distributions on shares of Parent Common Stock shall be paid to the holder of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until such Certificates are surrendered as provided in this Section 1.03. Following such surrender, there shall be paid, without interest, to the Person in whose name the certificates representing the shares of Parent Common Stock issued in exchange therefor are registered, (i) promptly all dividends and other distributions paid in respect of such Parent Common Stock with a record date on or after the Effective Time and theretofore paid, and (ii) at the appropriate date, all dividends or other distributions in respect of such Parent Common Stock with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender.

     (h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and/or cash and unpaid dividends and other distributions on shares of Parent Common Stock deliverable in respect thereof pursuant to this Agreement.

SECTION 1.04.  Stock Options.

     (a) At the Effective Time, (i) each outstanding option to purchase Company Common Stock, stock appreciation right or other similar right (each an "Option") granted under the Company's 1990 Stock Incentive Plan and the Company's Directors' Stock Option Plan (the "Company Option Plans"), whether or not exercisable, and whether or not vested, shall become fully exercisable and vested, (ii) each Option which is then outstanding shall be canceled and (iii) in consideration of such cancellation, Parent shall deliver to each Optionholder in respect of each Option held by such holder the number of shares of Parent Common Stock equal to the product of (x) the result of multiplying (A) the Conversion Number by (B) a fraction, the numerator of which is the excess, if any, of the Transaction Value (as defined below) over the exercise or strike price of such Option and the denominator of which is the Transaction Value and
(y) the number of shares of Company Common Stock subject to such Option. "Transaction Value" means the product of the Conversion Number and the Parent Average Price.

     (b) At the Effective Time, (i) each investment option to purchase PIP Convertible Debentures (as defined in Section 3.05) (the "PIP Options") granted pursuant to the Company's Performance Incentive Plan, whether or not exercisable, and whether or not vested, shall become fully exercisable and vested, (ii) each PIP Option which is then outstanding will be canceled and
(iii) in consideration of such cancellation, Parent shall deliver to each PIP Optionholder the number of shares of Parent Common Stock having a value equal to the value which a PIP Optionholder would realize had he exercised an option immediately prior to the Effective Time, which is equal to the number of shares of Parent Common Stock equal to the product of (x) the result of multiplying (A) the Conversion Number by (B) a fraction, the numerator of which is the excess, if any, of the Transaction Value over $15.7105 and the denominator of which is the Transaction Value and (y) the number of shares of Company Common Stock subject to such PIP Option (upon conversion of the underlying PIP Convertible Debentures (as defined below) and Series B Preferred Stock).

     (c) At the Effective Time, each restricted share representing a share of Company Common Stock granted under the Company Option Plans, whether or not vested, shall become fully vested and shall be entitled to receive the consideration in the Merger for shares of Company Common Stock specified in
Section 1.02(b).


     (d) Each performance share award under the Company Option Plans shall at the Effective Time be converted into a performance share award with respect to the number of full shares of Parent Common Stock equal to the product of (i) .75 times the Conversion Number, multiplied by (ii) the number of shares of Company Common Stock subject to such award (which represents the fair value of such awards as of the Effective Time).


     (e) Notwithstanding the foregoing, payments to award and Optionholders contemplated by this Section 1.04 may be withheld in respect of any award or Option until any necessary consent or release is obtained or any necessary amendment to any Option Plan has been made. Parent shall take all necessary action in order to effect the provisions of this Section 1.04 as of the Effective Time, including, if necessary, obtaining stockholder approval by the stockholders of Parent and amending existing stock option plans of Parent.

     (f) Any action taken by the Company to effect this Section 1.04 shall provide that such action shall be ineffective to the extent it would interfere with accounting for the Merger or the acquisition of Nationwide Care, Inc. and related entities as a "pooling of interests". The parties shall cooperate to restructure any of the actions taken pursuant to this Section 1.04 if the effect of such actions would prevent the Merger from qualifying as a "pooling of interests" for financial reporting purposes, provided that the parties will endeavor to ensure that such restructuring shall have substantially the same economic effect to the former Optionholders or holders of restricted or performance shares.

SECTION 1.05.  Adjustments.

     If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Parent Common Stock shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Conversion Number shall be appropriately adjusted.

SECTION 1.06.  Fractional Shares.

     No fractional shares of Parent Common Stock shall be issued in the Merger and fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent. All fractional shares of Parent Common Stock that a holder of Company Common Stock or a holder of Options or PIP Options would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying the Parent Average Price by the fraction of a share of Parent Common Stock to which such holder would otherwise have been entitled.

                                   ARTICLE II

                  THE SURVIVING CORPORATION; PARENT DIRECTORS

SECTION 2.01.  Certificate of Incorporation.

     The certificate of incorporation of Merger Subsidiary in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

SECTION 2.02.  Bylaws.

     The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

SECTION 2.03.  Directors and Officers.

     From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

SECTION 2.04.  Parent Directors.

     Parent shall take such action as shall be necessary so that, at the Effective Time, the number of directors comprising the full Board of Directors of Parent shall be increased so that 3 persons shall be selected prior to the Effective Time by the Company's Board of Directors from among the present directors of the Company two of whom are neither officers of the Company nor designees of any affiliate of the Company and the third of whom shall be Bruce
L. Busby (the "Designated Directors") to be appointed to the Board of Directors of Parent to fill the vacancies created by such newly created directorships to have terms expiring at the Company's annual meeting of stockholders to be held in 1996. Parent hereby agrees to cause the Designated Directors to be nominated for election to the Board of Directors of Parent at the 1996 annual meeting.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent that:

SECTION 3.01.  Corporate Existence and Power.

     The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business substantially as now conducted, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Company and its Subsidiaries (as defined in Section 3.06(a) hereof) taken as a whole (a "Company Material Adverse Effect"). The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.02.  Corporate Authorization.

     The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger and the transactions contemplated hereby by the Company, but excluding any amendments to any existing agreements with directors, officers and other employees of the Company required by this Agreement which require the consent of such persons, by the Company are within the Company's corporate power and authority and, except for any required approval by the Company's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by Parent and Merger Subsidiary, constitutes a legal, valid and binding agreement of the Company.

SECTION 3.03.  Governmental Authorization.

     The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger and the transactions contemplated hereby by the Company do not require any consent, approval, authorization or permit of or other action by, or filing with, any governmental body, agency, official or authority other than (i) as set forth on Schedule 3.03, (ii) the filing of appropriate merger documents in accordance with Delaware Law and Nevada Law and
(iii) compliance with applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Securities Act of 1933 and the rules and regulations promulgated thereunder (the "Securities Act"), the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the "Exchange Act"), and any applicable state securities or "blue sky" laws, except where the failure of any such action to be taken or filing to be made would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or prevent or delay consummation of the Merger.

SECTION 3.04.  Non-Contravention.

     The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger and the transactions contemplated hereby by the Company do not and will not (i) contravene or conflict with the Articles of Incorporation or By-Laws of the Company, (ii) assuming compliance with the matters referred to in Section 3.03, contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or any of its Subsidiaries, (iii) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any material agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by the Company or any of its Subsidiaries, or
(iv) result in the creation or imposition of any Lien on any material asset of the Company or any of its Subsidiaries, except as set forth in Schedule 3.04 and except for any occurrences or results referred to in clauses (ii), (iii), and
(iv) which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or prevent or delay consummation of the Merger. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance or right of another to or adverse claim of any kind in respect of such asset. Notwithstanding the foregoing, no representation is made with respect to any agreement or instrument individually relating to $5,000,000 or less in indebtedness or value ("Third Party Agreement") or assets individually having a value of $5,000,000 or less.

SECTION 3.05.  Capitalization.

     (a) The authorized capital stock of the Company consists of (i) 60,000,000 shares of Company Common Stock, of which, as of February 28, 1995: (A) 32,848,463 were issued and outstanding (of which up to 4,200,000 were held by the grantor trust established by the Company on January 16, 1995), (B) 472,356 were reserved for future issuance pursuant to outstanding Options granted pursuant to the Company Option Plans, (C) 1,067,325 shares were reserved for future issuance pursuant to performance shares awarded pursuant to the 1990 Stock Incentive Plan, (D) 3,500,750 shares were reserved for issuance upon conversion of the Company's Series B Preferred Stock pursuant to the terms of the Company's Performance Investment Plan, (E) 4,450,730 shares were reserved for issuance upon conversion of the Company's 7 3/4% Convertible Subordinated Debentures due 2002 (the "7 3/4% Convertible Debentures"), (F) 5,500,000 shares were reserved for issuance in connection with the proposed merger with Nationwide Care, Inc. and (G) except for 500,000 shares of Company Common Stock held in the COLI Trust none was issued and held in treasury, and (ii) 25,000,000 shares of preferred stock, par value $.15 per share, of which, as of February 28, 1995, the following series had been designated: (A) 3,000,000 shares of Series A Junior Participating Preferred Stock, of which no shares are issued and outstanding; (B) 950 shares of Series B Preferred Stock, of which no shares are issued or outstanding and of which 618 shares have been designated as Subseries 1 and are reserved for issuance upon the conversion of the Company's Convertible Debentures due May 29, 1999 (the "PIP Convertible Debentures") pursuant to the terms of the Company's Performance Investment Plan; (C) 35,000 shares of Series C Preferred Stock, all of which are issued and outstanding; and (D) 300,000 shares of Series D Preferred Stock, of which 61,467 are issued and outstanding. Except as described in this Section 3.05 or in Schedule 3.05, as of the date of this Agreement, no shares of capital stock of the Company are reserved for issuance for any other purpose. Since February 28, 1995, no shares of capital stock have been issued by the Company except pursuant to agreements for which shares are adequately reserved under subclause (B), (C), (D) or (E) of clause
(i) of this paragraph (a). Since February 28, 1995 the Company has not granted any options for, or other rights to purchase, any shares of capital stock of the Company except for the award of options to purchase 12,000 shares of Company Common Stock and awards of 24,000 restricted shares pursuant to the 1990 Stock Incentive Plan and the Directors' Option Plan. Each of the issued shares of capital stock of the Company is duly authorized, validly issued and fully paid and nonassessable, and has not been issued in violation of (nor are any of the authorized shares of capital stock subject to) any preemptive or similar rights created by statute, the Articles of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or is bound. The Company has no outstanding bonds, notes or other obligations the holders of which have the right to vote with the stockholders of the Company on any matter.

     (b) Except (i) as set forth in paragraph (a) above or as set forth on
Schedule 3.05, (ii) and the Company's obligations under a Purchase and Sale Agreements relating to Windsor Estates L.P. and Westfield Partnership L.P. or
(iii) pursuant to the terms of that certain Rights Agreement dated as of January 31, 1990 by and between the Company and Manufacturers Hanover Trust Company of California (the "Company Rights Agreement"), there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which the Company is a party relating to the issued or unissued capital stock of the Company or obligating the Company to grant, issue or sell any shares of the capital stock of the Company. Except in accordance with the terms of the Series C and Series D Preferred Stock and as set forth in Schedule 3.05, there are no obligations, contingent or otherwise, of the Company to (i) repurchase, redeem or otherwise acquire any shares of Company Common Stock or other capital stock of the Company, or the capital stock or other equity interests of any Subsidiary of the Company; or (ii) (other than advances to Subsidiaries in the ordinary course of business) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Subsidiary of the Company or any other Person.

     (c) The Company has delivered to Parent complete and correct copies of (i) the form of PIP Options to purchase PIP Convertible Debentures and (ii) the Company Option Plans and all forms of Options issued pursuant to the Company Option Plans, including all amendments thereto. The Company has previously delivered to Parent a complete and correct list setting forth as of the date set forth on such list, (i) the number of Options outstanding, and (ii) the exercise price of each outstanding Option.

SECTION 3.06.  Subsidiaries.

     (a) Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation or is a partnership duly constituted under its governing law, has all requisite corporate or partnership power and authority to own, lease and operate its properties and to carry on its business substantially as now conducted and is duly qualified to do business as a foreign corporation or partnership and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where failure to be so would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. For purposes of this Agreement, "Subsidiary" of any Person means (i) any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person, and (ii) any partnership of which such Person is a general partner.

     (b) Except for certain partnerships of which the Company is the general partner disclosed in the Company SEC Reports and except as set forth on Schedule 3.06, each Subsidiary of the Company is wholly-owned by the Company, directly or indirectly, free and clear of any Lien and free and clear of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Except as set forth in the Company SEC Reports or on Schedule 3.06, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any such Subsidiary of the Company, or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, and no other obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any such Subsidiary of the Company (the items in clauses
(i) and (ii) being referred to collectively as the "Company Subsidiary Securities"). There are no outstanding obligations of the Company or any of such Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Company Subsidiary Securities.

SECTION 3.07.  Reports.

     Since May 31, 1992, the Company and its Subsidiaries have filed (i) all forms, reports, statements and other documents required to be filed with (A) the Securities and Exchange Commission (the "SEC"), including without limitation (1) all Annual Reports on Form 10-K, (2) all Quarterly Reports on Form 10-Q, (3) all proxy statements relating to meetings of stockholders (whether annual or special), (4) all Current Reports on Form 8-K and (5) all other reports, schedules, registration statements or other documents (collectively referred to as the "Company SEC Reports"), and (B) any other applicable state securities authorities and (ii) all forms, reports, statements and other documents required to be filed with any other applicable federal or state regulatory authorities, including, without limitation, state insurance and health regulatory authorities, except where the failure to file any such forms, reports, statements or other documents would not be reasonably likely to have a Company Material Adverse Effect (all such forms, reports, statements and other documents in clauses (i) and (ii) of this Section 3.07 being referred to herein, collectively, as the "Company Reports"). The Company Reports (i) were prepared in all material respects in accordance with the requirements of applicable law (including, with respect to the Company SEC Reports, the Securities Act or the Exchange Act, as the case may be) and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

SECTION 3.08.  Financial Statements; No Undisclosed Liabilities.

     The audited consolidated financial statements and unaudited consolidated interim financial statements (including the related notes and schedules) of the Company and its consolidated Subsidiaries included or incorporated by reference in the Company SEC Reports, including reports on Forms 10-K and 10-Q, (the "Company Financial Statements") were prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments, none of which would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect). Neither the Company nor its Subsidiaries has any liabilities, whether or not accrued, contingent or otherwise, that individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect other than liabilities disclosed in the Schedules hereto or in the Company SEC Reports, or for which the Company has made adequate reserves as reflected in the Company Financial Statements.

SECTION 3.09. Joint Proxy Statement/Prospectus; Registration Statement.

     None of the information to be supplied by the Company for inclusion in (a) the joint proxy statement relating to the meetings of the Company's and Parent's stockholders to be held in connection with the Merger (also constituting the prospectus in respect of Parent Common Stock to be exchanged for shares of Company Common Stock in the Merger) (the "Joint Proxy Statement/Prospectus"), to be filed by the Company and Parent with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement on Form S-4 (the "Registration Statement") to be filed by Parent with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Joint Proxy Statement/Prospectus, at the time the Joint Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on approval and adoption of this Agreement and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

SECTION 3.10.  Absence of Certain Changes.

     Except as contemplated hereby or as described in any Company SEC Report filed prior to the date hereof or as disclosed in Schedule 3.10 or any other Schedule to this Agreement, since May 31, 1994 (a) the Company and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices (other than in connection with the proposal of Horizon Healthcare Corp. to acquire the Company, litigation relating thereto, and the Company's process of exploring strategic alternatives), (b) there has not been any change or development, or combination of changes or developments which, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect, (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company (other than any dividends on the Series C or Series D Preferred Stock in accordance with the terms thereof), or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries, (d) there has not been any amendment of any term of any outstanding security of the Company or any of its Subsidiaries, (e) there has not been any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

(f) there has not been any creation or assumption by the Company or any of its Subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices (including the sale, pledging or assignment of receivables); (g) there has not been any change in any method of accounting or accounting practice by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in generally accepted accounting principles or to conform a Subsidiary's accounting policies and practices to those of the Company; and (h) except for contractual obligations disclosed in any Company SEC Report filed prior to the date hereof or in any Schedule to this Agreement there has not been any (i) grant of any severance or termination pay to any director, executive officer or key employee of the Company or any of its Subsidiaries, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, executive officer or key employee of the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice and except for commitments to make loans to assist such persons in making tax payments in connection with stock-based compensation, which loans shall be on terms consistent with similar loans made in the past; provided that the maturity of any such loan shall be six months after the date on which Parent publishes financial results covering at least 30 days of combined operations of Parent and the Company, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements with any director, executive officer or key employee of the Company or any of its Subsidiaries or (iv) increase in compensation, bonus or other benefits payable to directors, executive, officers or key employees of the Company or any of its Subsidiaries.

SECTION 3.11.  Litigation.

     Except as disclosed in Schedule 3.11, there are no actions, suits, investigations or proceedings pending against the Company or any of its Subsidiaries or any of their respective properties before any court or arbitrator or any governmental body, agency or official which, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect.

SECTION 3.12.  Articles of Incorporation and Bylaws.

     The Company has heretofore furnished to Parent complete and correct copies of the Articles of Incorporation and the Bylaws or the equivalent organizational documents, in each case as amended or restated, of the Company and each of its Subsidiaries.

SECTION 3.13.  ERISA.

     (a) "Employee Plans" shall mean each "employee benefit plan," as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), which (i) is subject to any provision of ERISA and (ii) is maintained, administered or contributed to by the Company or any affiliate (as defined below) and covers any employee or former employee of the Company or any affiliate or under which the Company or any affiliate has any liability. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof and the most recent Forms 5500 required to be filed with respect thereto will be promptly furnished to Parent after the date of this Agreement. For purposes of this Section and Section 4.13, "affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the United States Internal Revenue Code of 1986, as amended (the "Code"). Except for the Supplemental Executive Retirement Plan, no Employee Plan individually or collectively constitutes a "defined benefit plan" as defined in Section 3(35) of ERISA.

     (b) No Employee Plan constitutes a "multiemployer plan," as defined in
Section 3(37) of ERISA, and no Employee Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code except for The Hillhaven Corporation Voluntary Participation Benefit Trust. Except as set forth on
Schedule 3.13, or in respect of no more than 5 individuals, no Employee Plan provides retiree medical or life insurance benefits. No Employee Plan is subject to Title IV of ERISA. Neither the Company nor any of its affiliates has incurred, nor has reason to expect to incur, any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan previously covered by Title IV of ERISA that would have, individually or in the aggregate, a Company Material Adverse Effect.

Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Plan has or will make the Company or any of its Subsidiaries or any officer or director of the Company or any of its Subsidiaries subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code that would have, individually or in the aggregate, a Company Material Adverse Effect.

     (c) Except to the extent it would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501 (a) of the Code, and (ii) each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, final rules and final regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan.

     (d) "Benefit Arrangement" shall mean each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for compensation, bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, which
(i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by the Company or any of its affiliates, and (iii) covers any employee or former employee or director or former director of the Company or any of its affiliates. Schedule 3.13 lists each Benefit Arrangement currently in effect (other than any immaterial arrangement available to employees or groups of employees generally or as disclosed in any Company SEC Report filed prior to the date hereof) provided to any director or executive officer of the Company or any former director or executive officer of the Company and sets forth each Benefit Arrangement with respect to which benefits will be accelerated or paid as a result of the transactions contemplated by this Agreement. Copies of all such Benefit Arrangements and all amendments thereto will be promptly furnished to Parent after the date of this Agreement. Except to the extent that it would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, each Benefit Arrangement has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Benefit Arrangement.

SECTION 3.14.  Taxes.

     Except for such matters that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries have timely filed all returns and reports required to be filed by them with any taxing authority with respect to taxes for all periods heretofore ended, taking into account any extension of time to file granted to or obtained on behalf of the Company and its Subsidiaries, (b) all taxes required to be paid with respect to the periods covered by such returns or reports that are due prior to the Effective Time have been paid or will be paid by the Effective Time, (c) as of the date hereof, no deficiency for any amount of tax has been asserted or assessed by a taxing authority against the Company or any of its Subsidiaries, except for amounts for which the Company has made an adequate reserve as reflected in the Company Financial Statements, (d) all liability for taxes of the Company or any of its Subsidiaries that are or will become due or payable with respect to periods covered by the financial statements referred to in Section 3.08 have been paid or adequately reserved for on such financial statements to the extent required by generally accepted accounting principles, and (e) the Company and its Subsidiaries are not liable for any taxes arising out of membership or participation in any consolidated, affiliated, combined or unitary group in which it or any of its Subsidiaries was at any time a member, other than such group the parent of which is the Company or for which the Company and its Subsidiaries have a right of indemnification pursuant to a Tax Sharing Agreement with National Medical Enterprises, Inc. entered into in 1990.

SECTION 3.15.  Tax Matters; Pooling.

     Neither the Company nor, to the knowledge of the Company, any of its affiliates has taken or agreed to take any action that would prevent (a) the Merger from constituting a reorganization qualifying under the provisions of
Section 368 of the Code or (b) the Merger from being treated for financial accounting purposes as a "pooling of interests" in accordance with generally accepted accounting principals and the rules, regulations and interpretations of the SEC (a "Pooling Transaction").

SECTION 3.16.  Finders and Investment Bankers.

     Except for Merrill Lynch & Co. ("Merrill Lynch"), whose fees will be paid by the Company, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

SECTION 3.17.  Opinion of Financial Advisor.

     The Company has received the opinion of Merrill Lynch to the effect that, as of the date of such opinion, the consideration to be received in the Merger by the holders of Company Common Stock is fair to such stockholders from a financial point of view.

SECTION 3.18.  Vote Required.

     The only votes of the holders of any class or series of Company capital stock necessary to approve the Merger are the affirmative votes on a class-by-class basis of the holders of a majority of the outstanding shares of the Company Common Stock and of 66 2/3% of the outstanding shares of each of the Series C Preferred Stock and the Series D Preferred Stock.

SECTION 3.19.  Acquiring Person.

     Neither Parent nor Merger Sub is an "Acquiring Person" (as defined in the Company Rights Plan) or will become an "Acquiring Person" as a result of any of the transactions contemplated by this Agreement. The Company has taken all necessary actions to ensure that, for the purposes of the Company Rights Plan, the execution of this Agreement does not, and the consummation of the Merger and the other transactions contemplated hereby will not, result in the grant of any rights to any person under the Company Rights Agreement or enable or require any outstanding rights to be exercised, distributed or triggered, and that the Rights (as defined in the Company Rights Plan) will expire without any further force or effect as of the Effective Time.

SECTION 3.20.  Medicare and Medicaid.

     The Company and its Subsidiaries have complied with all Medicare and Medicaid laws, rules and regulations and have filed all returns, cost reports and other filings in any manner prescribed, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All returns, cost reports and other filings made by the Company and its Subsidiaries to Medicare, Medicaid or any other governmental health or welfare related entity or third party payor are true and complete except where the failure to be so true and complete would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. No deficiency in any such returns, cost reports and other filings, including deficiencies for late filings, has been asserted or to the best of the Company's knowledge, after reasonable investigation, threatened by any Federal or state agency or instrumentality or other provider reimbursement entities relating to Medicare or Medicaid or third party payor claims, except as disclosed on Schedule 3.20, and to the best of the Company's knowledge, after reasonable investigation, there is no basis for any successful claims or requests for reimbursement from any such agency, instrumentality, entity or third party payor except for any deficiencies which would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as disclosed on Schedule 3.20, neither the Company nor any of its Subsidiaries has been subject to any audit relating to fraudulent Medicare or Medicaid procedure or practices and except audits which would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.21.  Takeover Statutes.

     No "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to the Company (including, without limitation, the Nevada Control Share Acquisition Act) is applicable to the Merger or the other transactions contemplated hereby. The Board of Directors of the Company has taken all appropriate action to exempt the transactions contemplated in this Agreement, from the Nevada Combination Moratorium Statute and Articles Twelfth and Fifteenth of the Company's Certificate of Incorporation.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent represents and warrants to the Company that:

SECTION 4.01.  Corporate Existence and Power.

     Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business substantially as now conducted, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of Parent and its Subsidiaries taken as a whole (a "Parent Material Adverse Effect"). Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not have, individually or in the aggregate, a Parent Material Adverse Effect. Merger Subsidiary has not engaged and will not engage in any activities other than in connection with or as contemplated by this Agreement and the transactions contemplated hereby.

SECTION 4.02.  Corporate Authorization.

     The execution, delivery and performance by each of Parent and Merger Subsidiary of this Agreement and the consummation of the Merger by Merger Subsidiary and the transactions contemplated hereby are within the corporate powers and authority of each of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Subsidiary, except for any required approval by Parent's stockholders of the issuance of Parent Common Stock in connection with the Merger. Parent, as sole stockholder of Merger Subsidiary has approved the Merger and no further corporate or stockholder action is required on the part of Merger Subsidiary in connection with the consummation of the Merger other than the filing of a certificate of merger as contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Subsidiary and, assuming the due authorization, execution and delivery thereof by the Company, constitutes a legal, valid and binding agreement of each of Parent and Merger Subsidiary.

SECTION 4.03.  Governmental Authorization.

     The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation of the Merger by Merger Subsidiary and the transactions contemplated hereby do not require any consent, approval, authorization or permit of or other action by or filing with, any governmental body, agency, official or authority other than (i) as set forth on Schedule 4.03, (ii) the filing of appropriate merger documents in accordance with Delaware Law and Nevada Law and (iii) compliance with any applicable requirements of the HSR Act, the Exchange Act, the Securities Act, any applicable state securities or "blue sky" laws, except where the failure of any such action to be taken or filing to be made would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect or prevent or delay consummation of the Merger.

SECTION 4.04.  Non-Contravention.

     The execution, delivery and performance by each of Parent and Merger Subsidiary of this Agreement and the consummation of the Merger by Merger Subsidiary and the transactions contemplated hereby do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of each of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of law, rule, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or any of its Subsidiaries, (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Parent or any of its Subsidiaries or to a loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any material agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by Parent or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any material asset of Parent or any of its Subsidiaries, except for any occurrences or results referred to in clauses (ii), (iii) and (iv) which would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect or prevent or delay consummation of the Merger.

SECTION 4.05.  Capitalization.

     (a) The authorized capital stock of Parent consists of (i) 60,000,000 shares of Parent Common Stock, of which, as of March 31, 1995, (A) 27,869,980 shares were issued and outstanding and (B) 2,137,352 shares were issued and held in treasury and, as of April 21, 1995, (C) 2,228,884 shares were reserved for future issuance pursuant to Parent's Non-Qualified Incentive Compensation Plan and ISO Incentive Compensation Plan and (D) 139,921 shares were reserved for future issuance pursuant to Parent's Non-Employee Directors Plan and (E) 1,500 shares were reserved for issuance pursuant to options outside the plans and (ii) 1,000,000 shares of Preferred Stock, of which, as of March 31, 1995, (A) no shares were issued and outstanding and (B) 300,000 shares had been designated as Series A Participation Preferred Stock with respect to the Parent Rights Agreement (as defined below). Except as described in this Section 4.05 or in
Schedule 4.05, as of the date of this Agreement, no shares of capital stock of Parent are reserved for issuance for any other purpose. Since March 31, 1995, no shares of capital stock have been issued by Parent except shares that are adequately reserved as described under subclauses (C), (D) and (E) of clause (i) of this paragraph (a). Since March 31, 1995, Parent has not granted any options for, or other rights to purchase, any shares of capital stock of Parent. Each of the issued shares of capital stock of Parent is duly authorized, validly issued and fully paid and nonassessable, and has not been issued in violation of (nor are any of the authorized shares of capital stock subject to) any preemptive or similar rights created by statute, the Certificate of Incorporation or Bylaws of Parent, or any agreement to which Parent is a party or is bound. Parent has no outstanding bonds, notes or other obligations the holders of which have the right to vote with the stockholders of the Parent on any matter.

     (b) Except (i) as set forth in paragraph (a) above, (ii) as set forth in
Schedule 4.05 or (iii) pursuant to the terms of that certain Rights Agreement dated as of July 20, 1993 by and between Parent and National City Bank, as Rights Agent (the "Parent Rights Agreement"), there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which Parent is a party relating to the issued or unissued capital stock of Parent or obligating Parent to grant, issue or sell any shares of its capital stock. Except as set forth in Schedule 4.05, there are no obligations, contingent or otherwise, of Parent to (i) repurchase, redeem or otherwise acquire any shares of Parent Common Stock or other capital stock of Parent, or the capital stock or other equity interests of any Subsidiary of Parent; or (ii) (other than advances to Subsidiaries in the ordinary course of business) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Subsidiary of Parent or any other Person.

     (c) Parent will deliver to the Company complete and correct copies of Parent's stock option plans and all forms of options issued pursuant thereto, including all amendments thereto. Parent has previously delivered to the Company a complete and correct list setting forth as of April 21, 1995, (i) the number of options outstanding, (ii) the exercise price of each outstanding option, and
(iii) the number of options exercisable.

     (d) The shares of Parent Common Stock to be exchanged for shares of Company Common Stock in the Merger have been duly authorized, except for any required approval by Parent's stockholders of the increase in the authorized Parent Common Stock and the issuance of Parent Common Stock in connection with the Merger, and when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

SECTION 4.06.  Subsidiaries.

     (a) Each Subsidiary of Parent is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation or is a partnership duly constituted under its governing law, has all requisite corporate or partnership power and authority to own, lease and operate its properties and to carry on its business substantially as now conducted and is duly qualified to do business as a foreign corporation or partnership and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where failure to be would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect.

     (b) Except as set forth on Schedule 4.06, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary of Parent is owned by Parent, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Except as set forth in any Parent SEC Report or on Schedule 4.06, there are no outstanding (i) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of Parent, or (ii) options or other rights to acquire from Parent or any of its Subsidiaries, and no other obligation of Parent or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary of Parent (the items in clauses (i) and (ii) being referred to collectively as the "Parent Subsidiary Securities"). There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Parent Subsidiary Securities.

SECTION 4.07.  Reports.

     Since December 31, 1992, Parent and its Subsidiaries have filed (i) all forms, reports, statements and other documents required to be filed with (A) the SEC, including without limitation (1) all Annual Reports on Form 10-K, (2) all Quarterly Reports on Form 10-Q, (3) all proxy statements relating to meetings of stockholders (whether annual or special), (4) all Current Reports on Form 8-K and (5) all other reports, schedules, registration statements or other documents (collectively referred to as the "Parent SEC Reports"), and (B) any other applicable state securities authorities and (ii) all forms, reports, statements and other documents required to be filed with any other applicable federal or state regulatory authorities, including, without limitation, state insurance and health regulatory authorities, except where the failure to file any such forms, reports, statements or other documents would not be reasonably likely to have a Parent Material Adverse Effect (all such forms, reports, statements and other documents in clauses (i) and (ii) of this Section 4.07 being referred to herein, collectively, as the "Parent Reports"). The Parent Reports (i) were prepared in all material respects in accordance with the requirements of applicable law (including, with respect to the Parent SEC Reports, the Securities Act or the Exchange Act, as the case may be) and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

SECTION 4.08.  Financial Statements; No Undisclosed Liabilities.

     The audited consolidated financial statements and unaudited consolidated interim financial statements (including the related notes and schedules) of Parent and its consolidated Subsidiaries included or incorporated by reference in the Parent SEC Reports, including reports on Forms 10-K and 10-Q (the "Parent Financial Statements"), were prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), and fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments, none of which would individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect). Except as disclosed in the Schedules hereto or in the Parent SEC Reports neither Parent nor its Subsidiaries has any liabilities, whether or not accrued, contingent or otherwise, that individually or in the aggregate are reasonably likely to have a Parent Material Adverse Effect.

SECTION 4.09.  Joint Proxy Statement/Prospectus; Registration Statement.

     None of the information to be supplied by Parent for inclusion in (a) the Joint Proxy Statement/Prospectus to be filed by the Company and Parent with the SEC and any amendments or supplements thereto, or (b) the Registration Statement to be filed by Parent with the SEC and any amendments or supplements thereto, will, at the respective times when such documents are filed, and, in the case of the Joint Proxy Statement/Prospectus, at the time the Joint Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of Parent, at the time such stockholders vote on approval and adoption of the proposals contained in the Joint Proxy Statement/Prospectus and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

SECTION 4.10.  Absence of Certain Changes.

     Except as contemplated hereby or as described in any Parent SEC Report filed prior to the date hereof or as disclosed in Schedule 4.10 or any other Schedule to this Agreement, since December 31, 1994, (a) Parent and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices, (b) there has not been any change or development, or combination of changes or developments which, individually or in the aggregate, are reasonably likely to have a Parent Material Adverse Effect, (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent, or any repurchase, redemption or other acquisition by Parent or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Parent or any of its Subsidiaries, (d) there has not been any amendment of any term of any outstanding security of Parent or any of its Subsidiaries, (e) there has not been any incurrence, assumption or guarantee by Parent or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;
(f) there has not been any creation or assumption by Parent or any of its Subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices (including the sale, pledging or assignment of receivables); and (g) there has not been any change in any method of accounting or accounting practice by Parent or any of its Subsidiaries, except for any such change required by reason of a concurrent change in generally accepted accounting principles or to conform a Subsidiary's accounting policies and practices to those of Parent.

SECTION 4.11.  Litigation.

     Except as described in Schedule 4.11, there are no actions, suits, investigations or proceedings pending against Parent or any of its Subsidiaries or any of their respective properties before any court or arbitrator or any governmental body, agency or official which, individually or in the aggregate are reasonably likely to have a Parent Material Adverse Effect.

SECTION 4.12.  Articles of Incorporation and Bylaws.

     Parent has heretofore furnished to the Company complete and correct copies of the Articles of Incorporation and the Bylaws of Parent and each of its Subsidiaries.

SECTION 4.13.  ERISA.

     (a) "Parent Employee Plans" shall mean each "employee benefit plan," as defined in Section 3(3) of ERISA, which (i) is subject to any provision of ERISA and (ii) is maintained, administered or contributed to by Parent or any affiliate (as defined in Section 3.13) and covers any employee or former employee of Parent or any affiliate or under which Parent or any affiliate has any liability. No Parent Employee Plan individually or collectively constitutes a "defined benefit plan" as defined in Section 3(35) of ERISA.

     (b) No Parent Employee Plan constitutes a multiemployer plan.

     (c) Except to the extent it would not have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each Parent Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code, and (ii) each Parent Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, final rules and final regulations, including but not limited to ERISA and the Code, which are applicable to such Parent Employee Plan.

SECTION 4.14.  Taxes.

     Except for such matters that would not have, individually or in the aggregate, a Parent Material Adverse Effect, (a) Parent and its Subsidiaries have timely filed all returns and reports required to be filed by them with any taxing authority with respect to taxes for all periods heretofore ended, taking into account any extension of time to file granted to or obtained on behalf of Parent and it Subsidiaries, (b) all taxes required to be paid with respect to the periods covered by such returns or reports that are due prior to the Effective Time have been paid or will be paid by the Effective Date, (c) as of the date hereof, no deficiency for any amount of tax has been asserted or assessed by a taxing authority against Parent or any of its Subsidiaries except for amounts for which the Parent has made an adequate reserve as reflected in the Parent Financial Statements, (d) all liability for taxes of Parent or any of its Subsidiaries that are or will become due or payable with respect to periods covered by the financial statements referred to in Section 4.08 of this Agreement have been paid or adequately reserved for on such financial statements to the extent required by generally accepted accounting principals, and (e) Parent and its Subsidiaries are not liable for any taxes arising out of membership or participation in any consolidated, affiliated, combined or unitary group in which it or any of its Subsidiary was at any time a member, other than such group the parent of which is Parent.

SECTION 4.15.  Tax Matters; Pooling.

     Neither Parent nor, to the knowledge of Parent, any of its affiliates has taken or agreed to take any action that would prevent (a) the Merger from constituting a reorganization qualifying under the provisions of Section 368 of the Code or (b) the Merger from being treated for financial accounting purposes as a Pooling Transaction.

SECTION 4.16.  Finders and Investment Bankers.

     Except for CS First Boston Corporation ("First Boston") whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

SECTION 4.17.  Opinion of Financial Advisor.

     Parent has received the opinion of First Boston to the effect that, as of the date of such opinion, the consideration to be paid by Parent in the Merger is fair to Parent from a financial point of view.

SECTION 4.18.  Vote Required.

     The increase in the authorized Parent Common Stock requires the affirmative vote of the holders of a majority of the shares of Parent Common Stock entitled to vote at a meeting of stockholders and the affirmative vote of a majority of the shares of Parent Common Stock voted at a meeting of stockholders is necessary pursuant to applicable rules of the NYSE to approve the issuance of Parent Common Stock pursuant to the Agreement and the increase in the number of shares authorized for issuance under, and any necessary amendment to the Parent's stock option plans to effect the transactions contemplated by this Agreement (the "Option Plan Amendment").

SECTION 4.19.  No Change of Control.

     Except as set forth on Schedule 4.19, the consummation of the Merger and the transactions contemplated by this Agreement will not constitute a change of control under any severance, employment or similar agreements of Parent or any of its Subsidiaries which will result in the acceleration of or payment of any benefits to participants under such agreements.

SECTION 4.20.  Medicare and Medicaid.

     Parent and its Subsidiaries have complied with all Medicare and Medicaid laws, rules and regulations and have filed all returns, cost reports and other filings in any manner prescribed, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All returns, cost reports and other filings made by Parent and its Subsidiaries to Medicare, Medicaid or any other governmental health or welfare related entity or third party payor are true and complete except where the failure to be so true and complete would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No deficiency in any such returns, cost reports and other filings, including deficiencies for late filings, has been asserted or to the best of Parent's knowledge, after reasonable investigation, threatened by any Federal or state agency or instrumentality or other provider reimbursement entities relating to Medicare or Medicaid or third party payor claims, and to the best of Parent's knowledge, after reasonable investigation, there is no basis for any successful claims or requests for reimbursement from any such agency, instrumentality, entity or third party payor except for any deficiencies which would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 4.21.  Acquiring Person.

     Neither the Company nor any stockholder of the Company is an "Acquiring Person" (as defined in the Parent Rights Plan) or will become an "Acquiring Person" as a result of any of the transactions contemplated by this Agreement. Parent has taken all necessary actions to ensure that, for the purposes of the Parent Rights Plan, the execution of this Agreement does not, and the consummation of the Merger and the other transactions contemplated hereby will not, result in the grant of any rights to any person under the Parent Rights Agreement or enable or require any outstanding rights to be exercised, distributed or triggered.

                                   ARTICLE V

                            COVENANTS OF THE COMPANY

     The Company agrees that:

SECTION 5.01.  Conduct of the Company.

     Except as expressly contemplated by this Agreement or, as disclosed on
Schedule 5.01 hereto or on the other Schedules hereto, from the date hereof until the Effective Time, the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and key employees. Except as otherwise approved in writing by Parent or as expressly contemplated by this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time:

          (a) the Company will not adopt or propose any change or amendment in its Articles of Incorporation or Bylaws or the Company Rights Agreement;

          (b) the Company will not, and will not permit any of its Subsidiaries to, merge, consolidate or enter into a share exchange with any other Person or acquire any stock or any material amount of assets of any other Person or sell, lease, license, mortgage, pledge or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments, (ii) in the ordinary course consistent with past practice or
     (iii) transfers between the Company and/or its wholly-owned Subsidiaries;

          (c) the Company will not declare, set aside, or pay any dividends or make any distributions on Company Common Stock or pay any dividends on Series C Preferred Stock or Series D Preferred Stock except in accordance with the terms thereof and in a form of consideration consistent with past practice;

          (d) the Company will not, and will not permit any of its Subsidiaries to, (i) issue, deliver, sell, encumber or authorize or propose the issuance, delivery, sale or encumbrance of, any capital stock or other securities of the Company or any Company Subsidiary Securities, other than the issuance of shares of Company Common Stock either upon the exercise of Options or to fulfill existing obligations to issue such shares in each case as described in Section 3.05 or in respect of performance share awards scheduled to vest prior to the Effective Time, (ii) split, combine or reclassify any Company Stock or Company Subsidiary Securities or (iii) except as required or permitted by this Agreement or as disclosed in
     Section 3.05, repurchase, redeem or otherwise acquire any Company Stock or any Company Subsidiary Securities;

          (e) except as otherwise expressly permitted hereby, the Company will not make any commitment or enter into any contract or agreement material to the Company and its Subsidiaries taken as a whole except in the ordinary course of business consistent with past practice and shall consult with Parent before making or committing to make any capital expenditure of $500,000 or more;

          (f) the Company will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing;

          (g) the Company will not, and will not permit any of its Subsidiaries to, take or agree to commit to take any action that would make any representation and warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time or which is reasonably likely to result in a delay in consummation of the Merger, including delaying the effectiveness of the Joint Proxy Statement/Prospectus and the mailing thereof;

          (h) except to the extent required by law, the Company will not increase in any manner the compensation or fringe benefits of any of its directors, officers and other key employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit or any employee, other than general increases in the compensation of key employees (excluding any officers of the Company) in the ordinary course of business consistent with past practice, or voluntarily accelerate the vesting of any compensation or benefit or take any action with respect to any Employee Plan or Benefit Arrangement which could prevent the Merger from being treated for financial accounting purposes as a Pooling Transaction; provided, however, that (i) the Company bonus payments typically paid as of May 31 may be paid consistent with past practice and (ii) the Company can increase the compensation of the one individual previously identified to Parent; or

          (i) the Company will not amend or waive any provision of the agreement relating to the acquisition of Nationwide Care, Inc., and related entities.

SECTION 5.02.  Access to Information.

     From the date hereof until the Effective Time, the Company will, upon reasonable notice, give Parent, its counsel, financial advisors, auditors and other authorized representatives access to the offices, properties, books and records of the Company and its Subsidiaries, will furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct the Company's employees, counsel and financial advisors to cooperate with Parent in its investigation of the business of the Company and its Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by the Company to Parent hereunder. All nonpublic information provided to, or obtained by, Parent in connection with the transactions contemplated hereby shall be "Information" for purposes of the Confidentiality Agreement dated March 23, 1995 between Parent and the Company. Notwithstanding the foregoing, the Company shall not be required to provide any information which it reasonably believes it may not provide to Parent by reason of applicable law, rules or regulations, which constitutes information protected by attorney/client privilege, or which the Company or any Subsidiary is required to keep confidential by reason of contract or, agreement with third parties.

SECTION 5.03. Other Offers.

     From the date hereof until the termination of this Agreement, the Company and its Subsidiaries will not, and will use their reasonable best efforts to cause their officers, directors, employees or other agents not to, directly or indirectly, (i) take any action to solicit or initiate any Company Acquisition Proposal (as defined below) or (ii) engage in negotiations with, or disclose any nonpublic information relating to the Company or any of its Subsidiaries or afford access to the properties, books or records of the Company or any of its Subsidiaries to any Person, unless with respect to the actions referred to in this clause (ii) otherwise required in accordance with the fiduciary duties of the Board of Directors under applicable law as advised by independent legal counsel to the Company, in response to a Person that has made a Company Acquisition Proposal in writing. (Nothing herein shall prohibit the Company from amending or waiving the provisions of confidentiality agreements it has entered into with third persons in respect of the ability of such persons to submit a Company Acquisition Proposal to the Company or its stockholders and the Company has done so.) The Company will promptly as reasonably practicable notify Parent after receipt of any Company Acquisition Proposal or any indication that any Person is considering making a Company Acquisition Proposal and identify the party with whom it has negotiated or to whom it has disclosed confidential information. For purposes of this Agreement, "Company Acquisition Proposal" means any good faith offer or proposal for a merger or other business combination involving the Company or any of its Subsidiaries or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

SECTION 5.04.  Notices of Certain Events.

     The Company shall promptly as reasonably practicable notify Parent of:

          (i) any notice or other communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement;

          (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

          (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.11 or which relate to the consummation of the transactions contemplated by this Agreement;

          (iv) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by the Company or any of its Subsidiaries subsequent to the date of this Agreement, under any material agreement; and

          (v) any Company Material Adverse Effect or the occurrence of any event which is reasonably likely to result in a Company Material Adverse Effect.

SECTION 5.05.  Tax Letters.

     If the parties hereto reasonably believe it appropriate, the Company will cooperate with Parent in requesting of its directors and officers and such other persons as Parent may reasonably request, at or before the Effective Time, a representation letter stating that such person has no present plan or intention to sell any of the shares of Parent Common Stock which such stockholder receives in the Merger. The refusal of any such person who is not a director or employee of the Company or one of its Subsidiaries to provide such a letter shall not be a breach by the Company of its obligations hereunder.

SECTION 5.06.  Rights Agreement.

     The Company shall take all action (including, if necessary, amending or terminating the Company Rights Agreement) so that the execution of this Agreement and any agreements between the Company and Parent or Merger Subsidiary and the consummation of the Merger and the other transactions contemplated hereby and do not and will not result in the grant of any rights to any person under the Company Rights Agreement or enable or require any outstanding rights to be exercised, distributed or triggered.

SECTION 5.07.  Financial Statements.

     The Company agrees to prepare, and to cause KPMG Peat Marwick to take appropriate action with respect to such consolidated financial statements of the Company and its Subsidiaries as are required to be included in or necessary for the preparation of the Joint Proxy Statement/Prospectus.

                                   ARTICLE VI

                              COVENANTS OF PARENT

     Parent agrees that:

SECTION 6.01.  Conduct of Parent.

     Except as expressly contemplated by this Agreement or as described on
Schedule 6.01 hereto, from the date hereof until the Effective Time, Parent and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and key employees. Except as otherwise approved in writing by the Company or as expressly contemplated by this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time:

          (a) Parent and Merger Subsidiary will not adopt or propose any change in its certificate of incorporation or bylaws;

          (b) Parent will not, and will not permit any of its Subsidiaries to, merge or consolidate with any other Person (other than another Subsidiary) or, acquire a material amount of stock or assets of any other Person; provided that Parent and its Subsidiaries may merge or consolidate with, or acquire the stock or assets of a Person primarily engaged in a business in which Parent or any of its Subsidiaries is presently engaged, provided that such transaction may not be undertaken if it would require the preparation of pro forma financial statements in accordance with applicable rules and regulations of the SEC or might reasonably be expected to delay the transactions contemplated by this Agreement;

          (c) Parent will not, and will not permit any of its Subsidiaries to sell, lease, license, mortgage, pledge or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments, (ii) in the ordinary course consistent with past practice or
     (iii) transfers between Parent and/or its wholly-owned Subsidiaries;

          (d) Parent will not declare or pay any dividends or make any distributions on Parent Common Stock;

          (e) Parent will not, and will not permit any of its Subsidiaries to
     (i) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any capital stock of Parent or Parent Subsidiary Securities, other than to increase the total number of authorized shares of Parent Common Stock up to 200,000,000 (the "Charter Amendment"), the Option Plan Amendment or the issuance of Parent Common Stock upon the exercise of employee stock options or convertible securities or to fulfill obligations to issue shares of Parent Common Stock in each case as described in Section 4.05, or to consummate a transaction permitted by Section 6.01(b) above or to the Vencor Foundation in accordance with past practice, (ii) split, combine or reclassify any capital stock of Parent or Parent Subsidiary Securities or (iii) repurchase, redeem or otherwise acquire any capital stock of Parent or Parent Subsidiary Securities;

          (f) Parent will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing;

          (g) Parent will not, and will not permit any of its Subsidiaries to, take or agree or commit to take any action that would make any representation and warranty of Parent hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time or which is reasonably likely to result in a delay in consummation of the Merger, including delaying the effectiveness of the Joint Proxy Statement/Prospectus and the mailing thereof; or

          (h) except to the extent required by law, Parent will not voluntarily accelerate the vesting of any compensation or benefit or take any action with respect to any Parent Employee Plan or Benefit Arrangement which could prevent the Merger from being treated for financial accounting purposes as a Pooling Transaction.

Section 6.02.  Access to Information.

     From the date hereof until the Effective Time, Parent will, upon reasonable notice, give the Company, its counsel, financial advisors, auditors and other authorized representatives access to the offices, properties, books and records of Parent and its Subsidiaries, will furnish to the Company, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct Parent's employees, counsel and financial advisors to cooperate with the Company in its investigation of the business of Parent and its Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by Parent to the Company hereunder. All nonpublic information provided to, or obtained by, the Company in connection with the transactions contemplated hereby shall be "Information" for purposes of the Confidentiality Agreement dated March 23, 1995 between Parent and the Company. Notwithstanding the foregoing, Parent shall not be required to provide any information which it reasonably believes it may not provide to the Company by reason of applicable law, rules or regulations, which constitutes information protected by attorney/client privilege, or which Parent or any Subsidiary is required to keep confidential by reason of contract or agreement with third parties.

SECTION 6.03.  Merger Subsidiary.

     Parent will take all action necessary (a) to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) to ensure that, prior to the Effective Time, Merger Subsidiary shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimus amount of cash paid to Merger Subsidiary for the issuance of its stock to Parent).

SECTION 6.04.  Director and Officer Liability.

     From and after the Effective Time, (a) Parent shall indemnify, defend and hold harmless the present and former officers and directors of the Company and its Subsidiaries against all losses, claims, damages and liability in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent that the Company or such Subsidiary would have been permitted under applicable law and the certificate of incorporation and by-laws of the Company or such Subsidiary in effect on the date hereof to indemnify such person and (b) the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers and directors of the Company and its Subsidiaries against all losses, claims, damages and liability in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent that the Company or such Subsidiary would have been permitted under applicable law and the certificate of incorporation and by-laws of the Company or such Subsidiary in effect on the date hereof to indemnify such person. Parent shall cause the Surviving Corporation (and its successors) to establish and maintain provisions in its Certificate of Incorporation and Bylaws concerning the indemnification and exoneration of the Company's former and present officers, directors, employees and agents that are no less favorable to those persons than the provisions of the Company's Articles of Incorporation and Bylaws in effect on the date hereof. For at least six years after the Effective Time, Parent will use its best efforts to, without any lapse in coverage, provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, that in no event shall Parent be required to pay more than 200% of the premium paid by the Company in its most recently ended fiscal year. Parent shall cause the Surviving Corporation to reimburse all expenses including reasonable attorney's fees, incurred by any person to enforce successfully the obligations of Parent and Surviving Corporation under this
Section 6.04.

SECTION 6.05.  Stock Exchange Listing.

     Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Effective Time.

SECTION 6.06.  Parent Acquisition Proposals.

     From the date hereof until the termination of this Agreement, Parent and its Subsidiaries will not, and will use their best efforts to cause their officers, directors, employees or the agents not to, directly or indirectly, (i) take any action to solicit or initiate any Parent Acquisition Proposal (as defined below) or (ii) engage in negotiations with, or disclose any nonpublic information relating to Parent or any of its Subsidiaries or afford access to the properties, books or records of Parent or any of its Subsidiaries to, any Person unless with respect to the actions referred to in this clause (ii) otherwise required in accordance with the fiduciary duties of the Board of Directors under applicable law as advised by independent legal counsel to Parent, in response to a Person that has made a Parent Acquisition Proposal in writing. Parent will promptly as reasonably practicable notify the Company after receipt of any Parent Acquisition Proposal and identify the party with whom it has negotiated and to whom it has disclosed confidential information. For purposes of this Agreement, "Parent Acquisition Proposal" means any good faith offer or proposal for a merger or proposal for, or combination involving Parent or any of its Subsidiaries or the acquisition of any equity interest in, or a substantial portion of the assets of Parent and its Subsidiaries taken as a whole, other than the transactions contemplated by this Agreement.

SECTION 6.07.  Notice of Certain Events.

     Each of Parent and Merger Subsidiary shall promptly as reasonably practicable notify the Company of:

          (i) any notice or other communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement;

          (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

          (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting it or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.12 or which relate to the consummation of the transactions contemplated by this Agreement;

          (iv) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by the Parent or any of its Subsidiaries subsequent to the date of this Agreement, under any material agreement; and

          (v) any Parent Material Adverse Effect or the occurrence of any event which is reasonably likely to result in a Parent Material Adverse Effect.

SECTION 6.08.  Employee Benefits.

     (a) It is the intention of Parent that, following the Effective Time through December 31, 1995, Parent will continue, to the extent practicable and appropriate, the existing level of employee benefits provided by the Company and its Subsidiaries (other than employee benefit plans based on Company capital stock) and thereafter to provide to officers and employees of the Company and its Subsidiaries benefits comparable to those provided to similarly situated employees of Parent and its Subsidiaries under the Parent's employee benefit plans; (b) Parent agrees to honor and perform, and to cause Merger Subsidiary to honor and perform, all severance, indemnification and similar agreements of the Company disclosed in Schedule 6.09 hereof (including the Directors' Retirement Plan with respect to the directors of the Company whether or not they continue as Designated Directors); provided that the Company shall use its best efforts to amend all severance agreements to eliminate, as a basis upon which severance benefits may be paid, all references to title; (c) For purposes of the Company's Supplemental Executive Retirement Plan, the Effective Time shall be deemed to be a change in control.

                                  ARTICLE VII

                      COVENANTS OF PARENT AND THE COMPANY

     The parties hereto agree that:

SECTION 7.01.  Best Reasonable Efforts.

     Subject to the terms and conditions of this Agreement, each party will use its best reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

SECTION 7.02.  Certain Filings.

     The Company and Parent shall cooperate with one another (a) in connection with the preparation of the Registration Statement and Joint Proxy Statement/Prospectus, (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Registration Statement and Joint Proxy Statement/Prospectus and seeking timely to obtain any such actions, consents, approvals or waivers. Parent and the Company shall each promptly file Notification and Report Forms under the HSR Act and each of Parent and the Company agrees to use its best reasonable efforts to respond as promptly as practicable to all inquiries received from the Antitrust Division of the United States Department of Justice or the Federal Trade Commission for additional information or documentation. Parent and the Company each shall consult with the other in connection with the foregoing and each shall use its best reasonable efforts to take any steps as may be necessary in order to obtain any consents, approvals, permits or authorizations required in connection with the Merger, including negotiating a resolution of disputes with governmental or regulatory authorities and performing the resolution as negotiated.

SECTION 7.03.  Public Announcements.

     Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with the NYSE, will not issue any such press release or make any such public statement prior to such consultation.

SECTION 7.04.  Further Assurances.

     At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger. None of Parent, Merger Subsidiary or the Company will knowingly take or agree to take any action that would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests.

SECTION 7.05.  Stockholders Meetings.

     Each of Parent and the Company shall cause a meeting of its stockholders (each, a "Stockholder Meeting") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger, in the case of the Company, or the issuance of Parent Common Stock, the Charter Amendment and the Option Plan Amendment. The Directors of Parent and the Directors of the Company shall, unless otherwise required in accordance with their fiduciary duties as advised by outside counsel, recommend such approval and adoption or issuance. In connection with such meetings, each of Parent and the Company will, subject to the foregoing, use its best efforts to obtain the necessary approvals by its stockholders of this Agreement, the transactions contemplated hereby and such other matters as are contemplated by the terms of this Agreement or required by Delaware Law or Nevada Law, as the case may be, and will otherwise comply with all legal requirements applicable to such meetings.

SECTION 7.06. Preparation of the Joint Proxy Statement/Prospectus and
              Registration Statement.

     Parent and the Company shall promptly prepare and file with the SEC a preliminary version of the Joint Proxy Statement/Prospectus and will use their best efforts to respond to the comments of the SEC in connection therewith and to furnish all information required to prepare the definitive Joint Proxy Statement/Prospectus. After receiving comments from the SEC, Parent shall promptly file with the SEC the Registration Statement containing the Joint Proxy Statement/Prospectus. Each of Parent and the Company shall use its best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any jurisdiction) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of shares of Company Stock as may be reasonably requested in connection with any such action. Promptly after the effectiveness of the Registration Statement, each party will cause the Joint Proxy Statement/Prospectus to be mailed to its stockholders, and if necessary, after the definitive Joint Proxy Statement/Prospectus shall have been mailed, promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, resolicit proxies.

SECTION 7.07.  State Takeover Laws.

     If any "fair price" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated by this Agreement, the Company, Parent and Acquisition and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of such statute or regulation on the transactions contemplated hereby.

SECTION 7.08.  Pooling.

     If it is determined at any time prior to the Effective Time that any action or inaction by any party hereto or one of its respective affiliates has had the effect of causing the condition set forth in Section 8.01(vii) to be unable to be satisfied, such party shall, consistent with the terms and conditions of this Agreement, use its best efforts to cause the condition set forth in Section 8.01(vii) to be satisfied.

SECTION 7.09.  Consents.

     The Company and Parent shall use their best efforts to obtain any approval, consent or waiver with respect to any Third Party Agreements or to refinance such agreements in order to facilitate consummation of the Merger ("Third Party Consents") necessary to consummate the transactions contemplated by the Merger prior to the Effective Time.

SECTION 7.10.  Affiliates.

     Prior to the Effective Time, the Company shall cause to be delivered to Parent a list identifying each person who might at the time of the meeting of the Company's stockholders be deemed to be an "affiliate" of the Company for purposes of (i) Rule 145 under the Securities Act or (ii) for purposes of the SEC's Accounting Series Releases concerning "pooling of interests" treatment for business combinations (each, a "Company Affiliate"). The Company shall use its best efforts to obtain from each person who is identified as a possible Company Affiliate prior to the Effective Time an agreement (a "Company Affiliate Agreement") in the form attached hereto as Exhibit A. Parent shall cause to be delivered to the Company a list identifying each person who might at the time of the meeting of the stockholders of the Parent be deemed an "affiliate" (each, a "Parent Affiliate"). Parent shall use its best efforts to obtain from each person who is identified as a possible Parent Affiliate from the Parent prior to the Effective Time an agreement (a "Parent Affiliate Agreement") in the form attached hereto as Exhibit B.

SECTION 7.11.  Restructuring the Merger.

     If requested by Parent within 30 days of the date of this Agreement, the parties hereto shall amend this Agreement in form reasonably satisfactory to both to provide for a transaction resulting in a newly formed holding company owning each of the Company and Parent as wholly owned subsidiaries and qualifying under the provisions of Section 351 of the Code and treated as a pooling of interests for financial accounting purposes. In such transactions, each share of Parent Common Stock shall be converted into one share of common stock of the holding company and each share of Company Common Stock shall be converted into the product of the Conversion Number and one share of common stock of the holding company. Notwithstanding the foregoing, the Agreement shall not be amended as aforesaid if such amendment would have a Parent Material Adverse Effect or Company Material Adverse Effect.

                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

SECTION 8.01.  Conditions to the Obligations of Each Party.

     The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

          (i) this Agreement and the Merger shall have been approved by the requisite vote of the stockholders of the Company in accordance with Nevada Law;

          (ii) the waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

          (iii) no provision of any applicable domestic law or regulation and no judgment, injunction, order or decree of a court or governmental agency or authority of competent jurisdiction which has the effect of making the Merger illegal or shall otherwise restrain or prohibit the consummation of the Merger is in effect (each party agreeing to use its best reasonable efforts, including appeals to higher courts, to have any judgment, injunction, order or decree lifted);

          (iv) there shall have been approved, by the requisite vote of Parent's stockholders, the issuance of Parent Common Stock in connection with the Merger in accordance with the rules of the NYSE and the Charter Amendment and the Option Plan Amendment;

          (v) the Registration Statement shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall have been initiated or threatened by the SEC;

          (vi) the shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance;

          (vii) receipt by Parent and the Company of an opinion, in form and substance reasonably satisfactory to Parent and the Company, dated the effective date of the Merger, from KPMG Peat Marwick and Ernst & Young to the effect that the Merger will qualify as a "pooling of interests" transaction under the relevant Accounting Principles Board guidelines and the SEC shall not have objected to such accounting treatment; and

          (viii) all consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for the filings in connection with the Merger contemplated by Section 1.01(b) and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not be reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, following the Effective Time or would render the Merger illegal or provide a reasonable basis to conclude that the parties hereto or their affiliates or any of their respective directors or officers will be subject to the risk of criminal liability.

          (ix) all Third Party Consents shall have been obtained except where the failure of the Company to obtain any Third Party Consents, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 8.02. Conditions to the Obligations of Parent and Merger Subsidiary.

     The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the further conditions:

          (i) that the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, the representations and warranties of the

     Company contained in this Agreement shall be true in all material respects at and as of the Effective Time as if made at and as of such time except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true as of such date, and Parent shall have received a certificate signed by an executive officer and by the chief financial officer of the Company to the foregoing effect;

          (ii) Parent shall have received from the Company "cold comfort" letters of KPMG Peat Marwick of the kind contemplated by the Statement of Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants (the "AICPA Statement") dated the date on which the Registration Statement shall become effective and the Effective Time, respectively, and addressed to Parent, in form and substance reasonably satisfactory to Parent, in connection with the procedures undertaken by them with respect to the financial statements of the Company and its Subsidiaries contained in the Registration Statement and the other matters contemplated by the AICPA Statement and customarily included in comfort letters relating to transactions similar to the Merger; and

          (iii) the Parent shall have received two opinions of Sullivan & Cromwell (or such other counsel selected by the Parent) in form and substance reasonably satisfactory to it, based, in each case, upon representation letters dated on or about the date of such opinions from persons reasonably requested to provide such letters, and such other assumptions and representations as counsel may reasonably deem relevant, to the effect that the Merger would qualify for federal income tax purposes as a reorganization within the meaning of Section 368 of the Code, the first of which shall be dated on or about the date that is two business days prior to the date of the Joint Proxy Statement/Prospectus and the second of which shall be dated as of the Effective Time.

SECTION 8.03.  Conditions to the Obligations of the Company.

     The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

          (i) Parent and Merger Subsidiary shall have performed in all material respects all of their respective obligations hereunder required to be performed by them at or prior to the Effective Time, the representations and warranties of Parent and Merger Subsidiary contained in this Agreement shall be true in all material respects at and as of the Effective Time as if made at and as of such time, and the Company shall have received a certificate signed by the chief financial officer of Parent to the foregoing effect;

          (ii) the Company shall have received two opinions of Fried, Frank, Harris, Shriver & Jacobson (or such other counsel selected by the Company) in form and substance reasonably satisfactory to it, based, in each case, upon representation letters dated on or about the dates of such opinions from persons reasonably requested to provide such letters and such other facts and representations as counsel may reasonably deem relevant, to the effect that the Merger should be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368 of the Code, the first of which shall be dated on or about the date that is two business days prior to the date of the Joint Proxy Statement/Prospectus and the second of which shall be dated as of the Effective Time;

          (iii) the Designated Directors shall have been elected to the Board of Directors of Parent effective as of the Effective Time;

          (iv) the Company shall have received from Parent "cold comfort" letters of Ernst & Young of the kind contemplated by the AICPA Statement dated the date on which the Registration Statement shall become effective and the Effective Time, respectively, and addressed to the Company, in form and substance reasonably satisfactory to the Company, in connection with the procedures undertaken by them with respect to the financial statements of Parent and the Parent Subsidiaries contained in the Registration Statement and the other matters contemplated by the AICPA Statement and customarily included in comfort letters relating to transactions similar to the Merger.

                                   ARTICLE IX

                                  TERMINATION

SECTION 9.01.  Termination.

     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company or Parent):

          (i) by mutual written consent of the Company and Parent, by action of their respective Boards of Directors;

          (ii) by action of the Board of Directors of either the Company or Parent, if the Merger has not been consummated by December 31, 1995 (provided that the right to terminate this Agreement under this clause (ii) shall not be available to any party who at such time is in material breach of any of its obligations under this Agreement);

          (iii) by action of the Board of Directors of either the Company or Parent, if there shall be any applicable domestic law, rule or regulation that makes consummation of the Merger illegal or if any judgment, injunction, order or decree of a court or governmental agency or authority of competent jurisdiction shall restrain or prohibit the consummation of the Merger, and such judgment, injunction, order or decree shall become final and nonappealable;

          (iv) by action of the Board of Directors of either the Company or Parent, if any of the stockholder approvals referred to in Section 8.01(i) or (iv) shall not have been obtained by reason of the failure to obtain the requisite vote upon a vote at a duly held meeting of stockholders or at any adjournment or postponement thereof;

          (v) by action of the Board of Directors of either the Company or Parent, if (x) there shall have been a material breach of any representation or warranty contained in this Agreement on the part of the other party which breach by its nature cannot be cured prior to the Effective Time and which breach is reasonably likely to have a Parent Material Adverse Effect or Company Material Adverse Effect, as the case may be, or (y) there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured or, if curable, is not cured within 30 days after written notice of such breach is given by the terminating party to the other party;

          (vi) (A) by action of the Board of Directors of Parent, if the Board of Directors of the Company does not publicly recommend in the Joint Proxy Statement/Prospectus that the Company's stockholders approve and adopt this Agreement and the Merger, or if it shall have withdrawn, modified or changed such recommendation in any manner adverse to Parent, or (B) by action of the Board of Directors of the Company, if the Board of Directors of Parent does not publicly recommend in the Joint Proxy Statement/Prospectus that Parent's stockholders approve the issuance of Parent Common Stock in connection with the Merger;

          (vii) by the Company, if the product of the Parent Average Price times the Conversion Number is less than $31.00 per share, provided, however, that the Company may not terminate this Agreement if it has been advised in writing by Parent that the Conversion Number shall be determined by dividing $31.00 by the Parent Average Price (without regard to any maximum imposed on the Conversion Number absent this clause by Section 1.02(b) hereof); or

          (viii) by the Company, if the Company receives an unsolicited written proposal with respect to a Company Acquisition Proposal that the Board of Directors of the Company determines in good faith, after consultation with its legal and financial advisors is reasonably likely to lead to a merger, acquisition, consolidation or similar transaction that is more favorable to the stockholders of the Company than this Agreement and the Merger and that failure to take such action would constitute a breach of the fiduciary duties of the Board of Directors of the Company and the Company accepts such Company Acquisition Proposal; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.01(viii) unless it has provided Parent and Merger Subsidiary with five business days prior written notice of its intent to so terminate this Agreement together with a detailed summary of the terms and conditions of such Company Acquisition Proposal; provided, further, that Purchaser shall receive the fees set forth in Section 10.04 immediately prior to any termination pursuant to this Section 9.01(viii) by wire transfer in same day funds.

SECTION 9.02.  Effect of Termination.

     If this Agreement is terminated and the Merger is abandoned pursuant to
Section 9.01, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party hereto except (a) as provided in Section 10.04, (b) that the agreements contained in Section 10.04 in the last sentence of Section 5.02 and the last sentence of Section 6.02 shall survive the termination hereof and (c) that nothing herein will relieve any party from liability for any breaches hereof.

                                   ARTICLE X

                                 MISCELLANEOUS

SECTION 10.01. Notices.

     All notices, requests and other communications to any party hereunder shall be in writing (including telecopy, telex or similar writing) and shall be given,

          if to Parent or Merger Subsidiary, to:

           Vencor, Inc.
           3300 Providian Center
           4000 West Market Street
           Louisville, KY 40202
           Telephone: (502) 569-7300
           Telecopy: (502) 569-1104
           Attention: Jill L. Force
                      General Counsel

        with a copy to:

           Joseph Frumkin, Esq.
           Sullivan & Cromwell
           125 Broad Street
           New York, NY 10004
           Telephone: (212) 558-4101
           Telecopy: (212) 558-3588

        if to the Company, to:

           1148 Broadway Plaza
           Tacoma, WA 98402
           Telephone: (206) 572-4901
           Telecopy: (206) 756-4845
           Attention: Richard P. Adcock
                      Senior Vice President
                      and General Counsel
        with a copy to:

           Peter Golden, Esq.
           Fried, Frank, Harris, Shriver & Jacobson
           1 New York Plaza
           New York, NY 10004
           Telephone: (212) 859-8112
           Telecopy: (212) 859-4000

or such other address or telex or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received or (ii) if given by any other means, when delivered at the address specified in this Section.

SECTION 10.02.  Survival.

     The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except Sections 6.04, 6.08, 6.09, 7.04 and Article I.

SECTION 10.03.  Amendments; No Waivers.

     (a) Subject to the applicable provisions of Delaware Law and Nevada Law any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Subsidiary or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that any waiver or amendment shall be effective against a party only if the Board of Directors of such party approves such waiver or amendment.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 10.04.  Fees and Expenses.

     (a) Subject to paragraphs (b) and (c) of this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, except that Parent and the Company shall each pay one-half of all printing, filing and mailing costs for the Registration Statement and the Joint Proxy Statement/Prospectus and all SEC and other regulatory filing fees.

     (b) If this Agreement is terminated (i) by the Company pursuant to Section 9.01(viii) or a Company Acquisition Proposal shall have been made and thereafter this Agreement is terminated pursuant to Section 9.01(ii) or 9.01(iv) because the stockholders of the Company shall have failed to approve this Agreement or a Company Acquisition Proposal shall have been made and thereafter this Agreement is terminated pursuant to Section 9.01(vi)(A) or (ii) a bonafide Parent Acquisition Proposal shall have been made and thereafter this Agreement is terminated pursuant to Section 9.01(ii) or 9.01(iv) because the stockholders of Parent shall have failed to approve the issuance of Parent Common Stock pursuant to this Agreement or a Company Acquisition Proposal shall have been made and thereafter this Agreement is terminated pursuant to Section 9.01(vi)(B), then, in the case of clause (i) above, the Company shall pay Parent and, in the case of clause (ii) above, Parent shall pay the Company, a cash fee of $35,000,000; provided, that, if the proposed Company Acquisition Transaction or Parent Acquisition Transaction, respectively, is intended to be accounted for as a "pooling of interests" for accounting purposes, then the amount of the cash fee shall be reduced to $13,500,000.

     The Company shall reimburse Parent for all of its out-of-pocket expenses and fees (subject to a maximum reimbursement obligation of $5,000,000) actually incurred by Parent or Merger Subsidiary in connection with the Transactions contemplated by this Agreement prior to the termination of this Agreement (including, without limitation, all fees and expenses of counsel, financial advisors, accountants, environmental and other experts and consultants to Parent and its affiliates, and all printing and advertising expenses) and in connection with the negotiation, preparation, execution, performance and termination of this Agreement, the structuring of the transactions contemplated by this Agreement, any agreements relating thereto and any filings to be made in connection therewith if this Agreement is terminated pursuant to Section 9.01(iv) because the stockholders of the Company shall have failed to approve this Agreement and no Business Combination Transaction Proposal involving the Company shall be outstanding at the time of such vote.

     Parent shall reimburse the Company for all of its out-of-pocket expenses and fees (subject to a maximum reimbursement obligation of $5,000,000) actually incurred by the Company in connection with the Transactions contemplated by this Agreement prior to the termination of this Agreement (including, without limitation, all fees and expenses of counsel, financial advisors, accountants, environmental and other experts and consultants to the Company and its affiliates, and all printing and advertising expenses) and in connection with the negotiation, preparation, execution, performance and termination of this Agreement, the structuring of the transactions contemplated by this Agreement, any agreements relating thereto and any filings to be made in connection therewith if this Agreement is terminated pursuant to Section 9.01(iv) because the stockholders of Parent shall have failed to approve this Agreement and no Parent Acquisition Proposal shall be outstanding at the time of such vote.

SECTION 10.05.  Successors and Assigns.

     The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

SECTION 10.06.  Governing Law.

     This Agreement shall be construed in accordance with and governed by the law of the State of Nevada without regard to principles of conflict of laws.

SECTION 10.07.  Counterparts; Effectiveness.

     This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

SECTION 10.08.  Entire Agreement.

     This Agreement and the Confidentiality Agreement dated March 23, 1995 between Parent and the Company constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder except for the provisions of
Section 6.04, which are intended for the benefit of the Company's former and present officers, directors, employees and agents and the provisions of Article I, which is intended for the benefit of the Company's stockholders, including holders of Company Options.

SECTION 10.09.  Headings.

     The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

SECTION 10.10.  Severability.

     If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

SECTION 10.11.  Specific Performance.

     The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                          THE HILLHAVEN CORPORATION

                                          By: /s/  Bruce L. Busby
                                            ------------------------------------
                                            Title: Chief Executive Officer

                                          VENCOR, INC.

                                          By: /s/  W. Earl Reed III
                                            ------------------------------------
                                            Title: Vice President -- Finance and
                                              Development

                                          VERITAS HOLDINGS CORP.

                                          By: /s/  W. Earl Reed III
                                            ------------------------------------
                                            Title: Vice President -- Finance and
                                              Development

                                                                      APPENDIX B

                     OPINION OF CS FIRST BOSTON CORPORATION

                                   [TO COME]

                                                                      APPENDIX C

         OPINION OF MERRILL, LYNCH, PIERCE, FENNER & SMITH INCORPORATED

                                   [TO COME]

                                                                      APPENDIX D

               AMENDMENT TO VENCOR'S CERTIFICATE OF INCORPORATION

                                   [TO COME]

                                                                      APPENDIX E

              SECTIONS 78.471 TO 78.502 OF NEVADA REVISED STATUTES

                                                                      APPENDIX E

                      [RIGHTS OF DISSENTING STOCKHOLDERS]

     78.471 [DEFINITIONS AS USED IN NRS 78.472 TO 78.479].  As used in NRS
78.471 to 78.502, inclusive, the words and terms defined in NRS 78.472 to 78.479, inclusive, have the meanings ascribed to them in those sections. (Added by Ch. 442, L. '91, eff. 10-1-91.)

     78.472 ["BENEFICIAL STOCKHOLDER" DEFINED]. "Beneficial stockholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record. (Added by Ch. 442, L. '91, eff. 10-1-91.)

     78.473 ["CORPORATION" DEFINED]. "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation of that issuer by merger or exchange of shares. (Added by Ch. 442, L. '91, eff. 10-1-91.)

     78.474 ["DISSENTER" DEFINED). "Dissenter" means a stockholder who is entitled to dissent from corporate action under NRS 78.481 and who exercises that right when and in the manner required by NRS 78.491 to 78.499. (Added by Ch. 442, L. '91, eff. 10-1-91.)

     78.476 ["FAIR VALUE" DEFINED]. "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. (Added by Ch. 422, L. '91, eff. 10-1-91.)

     78.477 ["INTEREST" DEFINED]. "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans, or, if none, at a rate that is fair and equitable under all of the circumstances. (Added by Ch. 442, L. '91, eff. 10-1-91.)

     78.478 ["STOCKHOLDER" DEFINED]. "Stockholder" means the stockholder of record or the beneficial stockholder. (Added by Ch. 442, L. '91, eff. 10-1-91.)

     78.479 ["STOCKHOLDER OF RECORD" DEFINED]. "Stockholder of record" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the corporation. (Added by Ch. 442, L. '91, eff. 10-1-91.)

     78.481 [STOCKHOLDER'S RIGHT TO DISSENT AND OBTAIN PAYMENT: CONDITIONS; CHALLENGE OF ACTION]. 1. Except as otherwise provided in NRS 78.482, a stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (a) Consummation of a plan of merger to which the corporation is a party:

             (1) If approval by the stockholders is required for the merger by section 11 of this act or the articles of incorporation and the stockholder is entitled to vote on the merger; or

             (2) If the corporation is a subsidiary and is merged with its parent under NRS 78.457.

          (b) Consummation of a plan of exchange to which the corporation is a party as the corporation whose shares will be acquired, if the stockholder is entitled to vote on the plan.

          (c) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

     2. A stockholder who is entitled to dissent and obtain payment under NRS
78.471 to 78.502 may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the stockholder or the corporation. (Added by Ch. 442, L. '91, eff. 10-1-91.)

     78.482 [RIGHT TO DISSENT WITH RESPECT TO PLAN OF MERGER OR SHARE EXCHANGE]. There is no right of dissent with respect to a plan of merger or exchange in favor of holders of shares of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

          1. The articles of incorporation of the corporation issuing the shares provide otherwise; or

          2. The holders of the class or series are required under the plan of merger or exchange to accept for such shares anything except:

             (a) Cash, shares or shares and cash in lieu of fraction shares of:

                  (1) The surviving or acquiring corporation; or

                  (2) Any other corporation which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by at least 2,000 stockholders of record; or

             (b) A combination of cash and shares of the kind described in subparagraphs (1) and (2) of paragraph (a). (Last amended by Ch. 337, L. '93, eff. 10-1-93.)

     78.483 [ASSERTING DISSENTER'S RIGHTS]. 1. A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

     2. A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:

          (a) He submits to the corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

          (b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote. (Added by Ch. 442, L. '91, eff. 10-1-91.)

     78.491 [DISSENTERS' RIGHTS: NOTICE OF STOCKHOLDERS' MEETING; PROPOSED CORPORATE ACTION TO CREATE RIGHTS]. 1. If the proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 78.471 to 78.502, inclusive, and be accompanied by a copy of those sections.

     2. If the corporate action creating dissenters' rights is taken without a vote of the stockholders, the corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 78.493. (Added by Ch. 422, L. '91, eff. 10-1-91.)

     78.492 [DISSENTERS' RIGHTS: NOTICE OF STOCKHOLDER'S MEETING; WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT OF SHARES]. 1. If the proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenters' rights:

          (a) Must deliver to the corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (b) Must not vote his shares in favor of the proposed action.

     2. A stockholder who does not satisfy the requirements of subsection 1 is not entitled to payment for his shares under this chapter. (Added by Ch. 422, L. '91, eff. 10-1-91.)

     78.493 [DISSENTERS' NOTICE: STOCKHOLDERS WHO SATISFIED REQUIREMENTS TO ASSERT RIGHTS]. 1. If the proposed corporate action creating dissenters' rights is authorized at a stockholders' meeting, the corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.

     2. The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

          (a) State where the demand for payment must be sent and where and when certificates for certificated shares must be deposited;

          (b) Inform the holders of uncertificated shares as to what extent the transfer of the shares will be restricted after the demand for payment is received;

          (c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed corporate action requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

          (d) Set a date by which the corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

          (e) Be accompanied by a copy of NRS 78.471 to 78.502, inclusive. (Added by Ch. 442, L. '91, eff. 10-1-91.)

     78.494 [DISSENTERS' NOTICE; DEMAND PAYMENT; DEPOSIT OF DISSENTER'S CERTIFICATES]. 1. A stockholder to whom a dissenter's notice was sent must:

          (a) Demand payment;

          (b) Certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

          (c) Deposit his certificates in accordance with the terms of the notice.

     2. The stockholder who demands payment and deposits his certificates retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

     3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under NRS 78.471 to 78.502, inclusive. (Added by Ch. 442, L. '01, eff. 10-1-91.)

     78.496 [RESTRICTION ON TRANSFER OF UNCERTIFICATED SHARES]. 1. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received.

     2. The person for whom dissenter's rights are asserted as to uncertificated rights retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action. (Added by Ch. 422, L. '91, eff. 10-1-91.)

     78.497 [PAYMENT TO DISSENTER AFTER RECEIPT OF DEMAND FOR PAYMENT OF AMOUNT ESTIMATED TO BE FAIR VALUE OF SHARES]. 1. Except as otherwise provided in NRS 78.498, within 30 days after receipt of a demand for payment, the corporation shall pay each dissenter who complied with NRS 78.494 the amount the corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the corporation under this subsection may be enforced by the district court:

          (a) Of the county where the corporation's registered office is located; or

          (b) At the election of any dissenter residing or having its registered office in Nevada, of the county where the dissenter resides or has its registered office.

     The Court shall dispose of the complaint promptly.

     2. The payment must be accompanied by:

          (a) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year, and the latest available interim financial statements, if any;

          (b) A statement of the corporation's estimate of the fair value of the shares;

          (c) An explanation of how the interest was calculated;

          (d) A statement of the dissenter's rights to demand payment under NRS
     78.499 ; and

          (e) A copy of NRS 78.471 to 78.502, inclusive. (Last amended by Ch. 337, L. '93, eff. 10-1-93.)

     78.498 [ELECTION BY CORPORATION TO WITHHOLD PAYMENT FROM A DISSENTER]. 1. A corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed corporate action.

     2. To the extent the corporation elects to withhold payment, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 78.499. (Added by. Ch. 442, L. '91, eff. 10-1-91.)

     78.499 [WRITTEN NOTIFICATION OF DISSENTER TO CORPORATION OF DISSENTER'S ESTIMATE OF FAIR VALUE OF HIS SHARES; WAIVER OF RIGHT TO DEMAND PAYMENT]. 1. A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 78.497, or reject the corporation's offer pursuant to NRS 78.498 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 78.497 or offered pursuant to NRS 78.498 is less than the fair value of his shares or that the interest due is incorrectly calculated.

     2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the corporation of his demand in writing within 30 days after the corporation made or offered payment for his shares. (Added by Ch. 442, L. '91, eff. 10-1-91.)

     78.501 [DEMAND FOR PAYMENT; PROCEEDING; VENUE; PARTIES TO PROCEEDING; JUDGMENT]. 1. If a demand for payment remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     2. A corporation shall commence the proceeding in the district court of the county where a corporation's registered office is located. If the corporation is a foreign corporation without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     3. The corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

          (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

          (b) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment pursuant to NRS 78.498. (Added by Ch. 442, L. '91, eff. 10-1-91.)

     78.502 [PROCEEDING TO DETERMINE FAIR VALUE; ASSESSMENT OF COSTS, FEES AND EXPENSES; EXCEPTIONS]. 1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

     2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

          (a) Against the corporation and in favor of all dissenters if the court finds the corporation did not substantially comply with the requirements of NRS 78.491 to 78.499, inclusive; or

          (b) Against either the corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 78.471 to 78.502, inclusive.

     3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

     4. In a proceeding commenced pursuant to subsection 1 of NRS 78.497, the court may assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

     5. This section does not preclude any party in a proceeding commenced pursuant to NRS 78.501 or subsection 1 of NRS 78.497 from applying the provisions of N.R.C.P. 68 or NRS 17.115. (Added by Ch. 442, L. '91 eff. 10-1-91.)

                                                                      APPENDIX F



           AMENDMENT TO VENCOR'S 1987 INCENTIVE COMPENSATION PROGRAM



                                   [TO COME]

                                  VENCOR, INC.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                                  VENCOR, INC.
                             3300 PROVIDIAN CENTER
                             400 WEST MARKET STREET
                           LOUISVILLE, KENTUCKY 40202

   The undersigned hereby (1) acknowledges receipt of the Notice of Special Meeting of Stockholders (the "Vencor Special Meeting") of Vencor, Inc., a Delaware corporation ("Vencor"), to be held at the [Hyatt Regency, 320 West Jefferson Street, Louisville, Kentucky] on August , 1995 at 1:00 p.m., local time, and the Joint Proxy Statement/Prospectus in connection therewith, and (2)
appoints [                    and                     ,] and each of them, his
or her proxies with full power of substitution for and in the name, place, and stead of the undersigned, to vote upon and act with respect to all of the shares of common stock, par value $.25 per share, of Vencor ("Vencor Common Stock") standing in the name of the undersigned, or with respect to which the undersigned is entitled to vote and act, at the Vencor Special Meeting and at any adjournments or postponements thereof.

   The undersigned directs that this proxy be voted as follows:

(1)  To adopt and approve an Agreement and Plan of Merger, dated as of April 23, 1995, as it may be amended, supplemented or modified from time to time (the "Merger Agreement"), among Vencor, Veritas Holdings Corp., a Delaware corporation and a wholly owned subsidiary of Vencor, and The Hillhaven Corporation, a Nevada corporation, and to approve the transactions contemplated by the Merger Agreement, including the issuance of shares of Vencor Common Stock pursuant to the Merger
     Agreement.
                               / / FOR                 / / AGAINST                 / / ABSTAIN
(2)  To amend Vencor's Certificate of Incorporation to increase the authorized number of shares of Vencor Common Stock from
     60,000,000 shares to 180,000,000 shares.
                               / / FOR                 / / AGAINST                 / / ABSTAIN
(3)  To amend Vencor's 1987 Incentive Compensation Program to increase the number of shares of Vencor Common Stock which may be issued upon the exercise of stock options and other stock and cash awards granted under the program from 3,162,562 shares to
     6,900,000 shares.
                               / / FOR                 / / AGAINST                 / / ABSTAIN
                                                                                                       (Continued on reverse side)

                                                                                                       (Continued from other side)
(4)  To adjourn and postpone of the Vencor Special Meeting to solicit additional proxies in favor of the proposal to approve and adopt the Merger Agreement in the event that there are not sufficient votes to approve the Merger Agreement at the Vencor
     Special Meeting.
                               / / FOR                 / / AGAINST                 / / ABSTAIN
(5)  In the discretion of the proxies, on such other business as may properly come before the meeting or any adjournments or postponements thereof.

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED ABOVE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

   NOTWITHSTANDING STOCKHOLDER APPROVAL OF THE FOREGOING PROPOSALS, VENCOR RESERVES THE RIGHT TO ABANDON THE MERGER AT ANY TIME PRIOR TO THE CONSUMMATION OF THE MERGER, SUBJECT TO THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT.

   HOLDERS OF VENCOR COMMON STOCK WILL NOT BE ENTITLED TO APPRAISAL OR DISSENTERS' RIGHTS IN CONNECTION WITH THE MERGER.

   THE UNDERSIGNED HEREBY REVOKES ANY PROXY HERETOFORE GIVEN TO VOTE OR ACT WITH RESPECT TO THE VENCOR COMMON STOCK AND HEREBY RATIFIES AND CONFIRMS ALL THAT THE PROXIES, THEIR SUBSTITUTES, OR ANY OF THEM MAY LAWFULLY DO BY VIRTUE HEREOF.

   PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

                                                  DATE:                   , 199
                                                       -------------------

                                                  ------------------------------
                                                     SIGNATURE OF STOCKHOLDER

                                                  ------------------------------
                                                   SIGNATURE OF STOCKHOLDER (IF
                                                          JOINTLY HELD)

                                                  PLEASE DATE THIS PROXY AND
                                                  SIGN YOUR NAME EXACTLY AS IT
                                                  APPEARS HEREON. WHERE THERE IS
                                                  MORE THAN ONE OWNER, EACH
                                                  SHOULD SIGN. WHEN SIGNING AS
                                                  AN ATTORNEY, ADMINISTRATOR,
                                                  EXECUTOR, GUARDIAN, OR
                                                  TRUSTEE, PLEASE ADD YOUR TITLE
                                                  AS SUCH. IF EXECUTED BY A
                                                  CORPORATION, THE PROXY SHOULD
                                                  BE SIGNED BY A DULY AUTHORIZED
                                                  OFFICER AND STATE THE FULL
                                                  NAME OF THE CORPORATION.

                           THE HILLHAVEN CORPORATION

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                           THE HILLHAVEN CORPORATION
                        SPECIAL MEETING OF STOCKHOLDERS

    The undersigned hereby (1) acknowledges receipt of the Notice of Special Meeting of Stockholders (the "Hillhaven Special Meeting") of The Hillhaven Corporation, a Nevada corporation ("Hillhaven"), to be held at the corporate headquarters of Hillhaven, 1148 Broadway Plaza, First Floor, Tacoma, Washington on August , 1995 at 10:00 a.m., local time, and the Joint Proxy
Statement/Prospectus in connection therewith, and (2) appoints [          and
          ,] and each of them, his or her proxies with full power of substitution for and in the name, place, and stead of the undersigned, to vote upon and act with respect to all of the shares of common stock, par value $.75 per share, of Hillhaven ("Hillhaven Common Stock") standing in the name of the undersigned, or with respect to which the undersigned is entitled to vote and act, at the Hillhaven Special Meeting and at any adjournments or postponements thereof.

   The undersigned directs that this proxy be voted as follows:

(1)  To approve and adopt an Agreement and Plan of Merger, dated as of April 23, 1995 (the "Merger Agreement"), by and among
     Vencor, Inc., a Delaware corporation, Veritas Holdings Corp., a Delaware corporation and a wholly owned subsidiary of Vencor, and Hillhaven and to approve the transactions contemplated thereby.
                               / / FOR                 / / AGAINST                 / / ABSTAIN
(2)  To adjourn or postpone of the Hillhaven Special Meeting to solicit additional proxies in favor of the proposal to approve and adopt the Merger Agreement in the event that there are not sufficient votes to approve the Merger Agreement at the Hillhaven
     Special Meeting.
                               / / FOR                 / / AGAINST                 / / ABSTAIN
(3)  In the discretion of the proxies, on such other business as may properly come before the Hillhaven Special Meeting or any adjournments or postponements thereof.

                                                     (Continued on reverse side)

                                                     (Continued from other side)

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED ABOVE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

   THE UNDERSIGNED HEREBY REVOKES ANY PROXY HERETOFORE GIVEN TO VOTE OR ACT WITH RESPECT TO THE HILLHAVEN COMMON STOCK AND HEREBY RATIFIES AND CONFIRMS ALL THAT THE PROXIES, THEIR SUBSTITUTES, OR ANY OF THEM MAY LAWFULLY DO BY VIRTUE HEREOF.

   PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

                                                  DATE:                   , 199
                                                       -------------------

                                                  ------------------------------
                                                     SIGNATURE OF STOCKHOLDER

                                                  ------------------------------
                                                   SIGNATURE OF STOCKHOLDER (IF
                                                          JOINTLY HELD)

                                                  PLEASE DATE THIS PROXY AND
                                                  SIGN YOUR NAME EXACTLY AS IT
                                                  APPEARS HEREON. WHERE THERE IS
                                                  MORE THAN ONE OWNER, EACH
                                                  SHOULD SIGN. WHEN SIGNING AS
                                                  AN ATTORNEY, ADMINISTRATOR,
                                                  EXECUTOR, GUARDIAN, OR
                                                  TRUSTEE, PLEASE ADD YOUR TITLE
                                                  AS SUCH. IF EXECUTED BY A
                                                  CORPORATION, THE PROXY SHOULD
                                                  BE SIGNED BY A DULY AUTHORIZED
                                                  OFFICER AND STATE THE FULL
                                                  NAME OF THE CORPORATION.

                           THE HILLHAVEN CORPORATION

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                           THE HILLHAVEN CORPORATION
                        SPECIAL MEETING OF STOCKHOLDERS

    The undersigned hereby (1) acknowledges receipt of the Notice of Special Meeting of Stockholders (the "Hillhaven Special Meeting") of The Hillhaven Corporation, a Nevada corporation ("Hillhaven"), to be held at the corporate headquarters of Hillhaven, 1148 Broadway Plaza, First Floor, Tacoma, Washington
on August   , 1995 at 10:00 a.m., local time, and the Joint Proxy
Statement/Prospectus in connection therewith, and (2) appoints [            and
            ,] and each of them, his or her proxies with full power of substitution for and in the name, place, and stead of the undersigned, to vote upon and act with respect to all of the shares of Series C Preferred Stock, par value $.15 per share, and Series D Preferred Stock, par value $.15 per share, of Hillhaven (together, "Hillhaven Preferred Stock") standing in the name of the undersigned, or with respect to which the undersigned is entitled to vote and act, at the Hillhaven Special Meeting and at any adjournments or postponements thereof.

    The undersigned directs that this proxy be voted as follows:

(1)  To approve and adopt an Agreement and Plan of Merger, dated as of April 23, 1995 (the "Merger Agreement"), by and among Vencor, Inc., a Delaware corporation, Veritas Holdings Corp., a Delaware corporation and a wholly owned subsidiary of Vencor, and Hillhaven and to approve the transactions contemplated thereby.

                           / / FOR                    / / AGAINST                    / / ABSTAIN
(2)  In the discretion of the proxies, on such other business as may be properly come before the Hillhaven Special
     Meeting or any adjournments or postponements thereof.

                                                     (Continued on reverse side)

                                                     (Continued from other side)

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED ABOVE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

    THE UNDERSIGNED HEREBY REVOKES ANY PROXY HERETOFORE GIVEN TO VOTE OR ACT WITH RESPECT TO THE HILLHAVEN PREFERRED STOCK AND HEREBY RATIFIES AND CONFIRMS ALL THAT THE PROXIES, THEIR SUBSTITUTES, OR ANY OF THEM MAY LAWFULLY DO BY VIRTUE HEREOF.

    PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

                                                  DATE:
                                                       --------------------, 199

                                                  ------------------------------
                                                     SIGNATURE OF STOCKHOLDER

                                                  ------------------------------
                                                   SIGNATURE OF STOCKHOLDER (IF
                                                          JOINTLY HELD)

                                                  PLEASE DATE THIS PROXY AND
                                                  SIGN YOUR NAME EXACTLY AS IT
                                                  APPEARS HEREON. WHERE THERE IS
                                                  MORE THAN ONE OWNER, EACH
                                                  SHOULD SIGN. WHEN SIGNING AS
                                                  AN ATTORNEY, ADMINISTRATOR,
                                                  EXECUTOR, GUARDIAN, OR
                                                  TRUSTEE, PLEASE ADD YOUR TITLE
                                                  AS SUCH. IF EXECUTED BY A
                                                  CORPORATION, THE PROXY SHOULD
                                                  BE SIGNED BY A DULY AUTHORIZED
                                                  OFFICER AND STATE THE FULL
                                                  NAME OF THE CORPORATION.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's Certificate of Incorporation provides that, to the fullest extent authorized by the Delaware General Corporation Law ("Delaware Law"), the Registrant shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding") because he is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, liabilities and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by him in connection with such Proceeding.

     Under Section 145 of Delaware Law, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed Proceeding (other than an action by or in the right of the corporation) if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of the corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of any threatened, pending or completed action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a court determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     The Registrant's Certificate of Incorporation also provide that expenses incurred by a person in his capacity as director of the Registrant in defending a Proceeding may be paid by the Registrant in advance of the final disposition of such Proceeding as authorized by the Board of Directors of the Registrant upon receipt of an undertaking by or on behalf of such person to repay such amounts unless it is ultimately determined that such person is entitled to be indemnified by the Registrant pursuant to Delaware Law. Under Section 145 of Delaware Law, a corporation must indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense of a Proceeding if he has been successful on the merits or otherwise in the defense thereof.

     The Registrant's Certificate of Incorporation provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for breach of a director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of Delaware Law for the willful or negligent unlawful payment of dividends, stock purchase or stock redemption or (iv) for any transaction from which a director derived an improper personal benefit.

     The Registrant maintains directors' and officers' liability insurance which insures against liabilities that directors and officers of the Registrant may incur in such capacities.

     If the proposed merger is consummated, the Registrant would continue to be governed by Delaware Law and the Registrant's Certificate of Incorporation.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (A) EXHIBITS


 2     --   Agreement and Plan of Merger (attached as Appendix A to the Joint Proxy
            Statement/Prospectus).
 3.1   --   Certificate of Incorporation, as amended, of the Registrant (filed as Exhibit 3.1 to the Registrant's Registration Statement on Form S-1 (Reg. No. 33-51372), and
            incorporated herein by reference).
 3.2   --   Certificate of Ownership and Merger (amending the Registrant's Certificate of
            Incorporation in connection with its corporate name change) filed as Exhibit 2.1 to the Registrant's Current Report on Form 8-K, dated September 10, 1993 (Commission
            File No. 1-10989), and incorporated herein by reference).
 3.3   --   Amended and Restated Bylaws of the Registrant (filed as Exhibit 4.2 to the
            Registrant's Form 8-K dated July 21, 1993 (Commission File No. 1-10989), and incorporated herein by reference).
 4.1   --   Specimen Common Stock Certificate (filed as Exhibit 4.1 to the Registrant's
            Registration Statement on Form S-3 (Reg. No. 33-71910), and incorporated herein by reference).
 4.2   --   Article IV of the Certificate of Incorporation of the Registrant (included in
            Exhibit 3.1).
 4.3   --   Indenture relating to the Registrant's 6% Convertible Subordinated Notes Due 2002
            (including form of Note) (filed as Exhibit 4(a) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1992 (Commission File No. 1-10989), and incorporated herein by reference).
 4.4   --   Fourth Amended and Restated Loan Agreement dated as of January 20, 1995 by and between National City Bank, Kentucky, NBD Bank, PNC Bank Kentucky, Inc., Bank One
            Columbus, N.A., NationsBank of Georgia, First Union National Bank of North Carolina,
            Mellon Bank, N.A., Wachovia Bank of Georgia, N.A. and the Registrant (filed as
            Exhibit 4.4 to the Registrant's Form 10-K for the fiscal year ended December 31,
            1994 (Commission File No. 1-10989), and incorporated herein by reference).
 4.5   --   Other Debt Instruments -- Copies of debt instruments for which the related debt is less than 10% of total assets will be furnished to the Commission upon request.
 4.6   --   Rights Agreement, dated July 20, 1993, between the Registrant and National City Bank of Cleveland, Ohio, as Rights Agent (filed as Exhibit 4.4 to the Registrant's
            Current Report on Form 8-K, dated July 20, 1993 (Commission File No. 1-10989), and incorporated herein by reference).
 5     --   Opinion of Greenebaum Doll & McDonald PLLC, regarding legality.*
 8.1   --   Opinion of Sullivan & Cromwell regarding tax matters.*
 8.2   --   Opinion of Fried, Frank, Harris, Shriver & Jacobson regarding tax matters.*
10.1   --   1987 Incentive Compensation Program (filed as Exhibit 10.9 to the Registrant's
            Registration Statement on Form S-1 (Reg. No. 33-30212) and incorporated herein by reference).
10.2   --   Amendment to the Registrant's 1987 Incentive Compensation Program dated May 15, 1991
            (filed as Exhibit 4.4 to the Registrant's Registration Statement of Form S-8 (Reg.
            No. 33-40949) and incorporated herein by reference).
10.3   --   Amendments to the Registrant's 1987 Incentive Compensation Program dated May 18,
            1994, (filed as Exhibit 10.13 to the Registrant's Annual Report on Form 10-K
            (Commission File No. 1-10989) and incorporated herein by reference).
10.4   --   Amendment to the Registrant's 1987 Incentive Compensation Program dated February 15,
            1995 (filed as Exhibit 10.14 to the Registrant's Annual Report on Form 10-K
            (Commission File No. 1-10989) and incorporated herein by reference).
23.1   --   Consent of Ernst & Young LLP.
23.2   --   Consent of KPMG Peat Marwick LLP.
23.3   --   Consent of Ernst & Young LLP.
23.4   --   Consent of Greenebaum Doll & McDonald PLLC (included in Exhibit 5).
23.5   --   Consent of Sullivan & Cromwell (included in Exhibit 8.1).
23.6   --   Consent of Fried, Frank, Harris, Shriver & Jacobson (included in Exhibit 8.2).
23.7   --   Consent of CS First Boston Corporation.*
23.8   --   Consent of Merrill, Lynch, Pierce, Fenner & Smith Incorporated.*
23.9   --   Consent of Bruce L. Busby.*
23.10  --   Consent of Walter F. Beran.*
23.11  --   Consent of Jack O. Vance.*
24     --   Power of Attorney (See page II-5).**


- ---------------

 * To be filed by amendment.

** Previously filed.

ITEM 22.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (2) That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by Form S-4 with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of Form S-4.

          (3) That every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

          (6) To supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, State of Kentucky, on the 5th day of July, 1995.


                                          VENCOR, INC.


                                          By:       /s/  JILL L. FORCE
                                            ------------------------------------
                                                       Jill L. Force
                                                      General Counsel
                                                       and Secretary



     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                  TITLE                     DATE
- ---------------------------------------------  ---------------------------------  --------------

                          *                    Chairman of the Board, President,  July 5, 1995
- ---------------------------------------------    Chief Executive Officer and
              W. Bruce Lunsford                  Director (Principal Executive
                                                 Officer)

                          *                    Vice Chairman of the Board and     July 5, 1995
- ---------------------------------------------    Director
                R. Gene Smith

                          *                    Vice President, Operations and     July 5, 1995
- ---------------------------------------------    Director
               Michael R. Barr

                          *                    Vice President, Finance and        July 5, 1995
- ---------------------------------------------    Development and Director
              W. Earl Reed, III                  (Principal Financial and
                                                 Accounting Officer)

                          *                    Director                           July 5, 1995
- ---------------------------------------------
             William H. Lomicka

                          *                    Director                           July 5, 1995
- ---------------------------------------------
           William C. Ballard Jr.

                          *                    Director                           July 5, 1995
- ---------------------------------------------
               Greg D. Hudson

                          *                    Director                           July 5, 1995
- ---------------------------------------------
               Donna R. Ecton

         *By: /s/  JILL L. FORCE
- ---------------------------------------------
                Jill L. Force
              Attorney-in-Fact

                               INDEX TO EXHIBITS


EXHIBITS                                        DESCRIPTION                                    PAGE
- --------       ------------------------------------------------------------------------------  ----
   2       --  Agreement and Plan of Merger (attached as Appendix A to the Joint Proxy
               Statement/ Prospectus)........................................................
   3.1     --  Certificate of Incorporation, as amended, of the Registrant (filed as Exhibit
               3.1 to the Registrant's Registration Statement on Form S-1 (Reg. No.
               33-51372), and incorporated herein by reference)..............................
   3.2     --  Certificate of Ownership and Merger (amending the Registrant's Certificate of
               Incorporation in connection with its corporate name change) filed as Exhibit
               2.1 to the Registrant's Current Report on Form 8-K dated September 10, 1993
               (Commission File No. 1-10989), and incorporated herein by reference)..........
   3.3     --  Amended and Restated Bylaws of the Registrant (filed as Exhibit 4.2 to the
               Registrant's Form 8-K dated July 21, 1993 (Commission File No. 1-10989), and incorporated herein by reference).............................................
   4.1     --  Specimen Common Stock Certificate (filed as Exhibit 4.1 to the Registrant's
               Registration Statement on Form S-3 (Reg. No. 33-71910), and incorporated herein by reference)..........................................................
   4.2     --  Article IV of the Certificate of Incorporation of the Registrant (included in
               Exhibit 3.1)..................................................................
   4.3     --  Indenture relating to the Registrant's 6% Convertible Subordinated Notes Due
               2002 (including form of Note) (filed as Exhibit 4(a) to the Registrant's
               Quarterly Report on Form 10-Q for the quarter ended September 30, 1992
               (Commission File No. 1-10989), and incorporated herein by reference)..........
   4.4     --  Fourth Amended and Restated Loan Agreement dated as of January 20, 1995 by and between National City Bank, Kentucky, NBD Bank, PNC Bank Kentucky, Inc., Bank
               One Columbus, N.A., Nationsbank of Georgia, First Union National Bank of North
               Carolina, Mellon Bank, N.A., Wachovia Bank of Georgia, N.A. and the Registrant
               (filed as Exhibit 4.4 to the Registrant's Form 10-K for the fiscal year ended
               December 31, 1994 (Commission File No. 1-10989), and incorporated herein by reference)....................................................................
   4.5     --  Other Debt Instruments -- Copies of debt instruments for which the related debt is less than 10% of total assets will be furnished to the Commission upon request.......................................................................
   4.6     --  Rights Agreement, dated July 20, 1993, between the Registrant and National
               City Bank of Cleveland, Ohio, as Rights Agent (filed as Exhibit 4.4 to the
               Registrant's Current Report on Form 8-K, dated July 20, 1993 (Commission File
               No. 1-10989), and incorporated herein by reference)...........................
   5       --  Opinion of Greenebaum Doll & McDonald PLLC, regarding legality.*..............
   8.1     --  Opinion of Sullivan & Cromwell regarding tax matters.*........................
   8.2     --  Opinion of Fried, Frank, Harris, Shriver & Jacobson regarding tax matters.*...
  10.1     --  1987 Incentive Compensation Program (filed as Exhibit 10.9 to the Registrant's
               Registration Statement on Form S-1 (Reg. No. 33-30212) and incorporated herein by reference).................................................................
  10.2     --  Amendment to the Registrant's 1987 Incentive Compensation Program dated May
               15, 1991 (filed as Exhibit 4.4 to the Registrant's Registration Statement on
               Form S-8 (Reg. No. 33-40949) and incorporated herein by reference)............
  10.3     --  Amendments to the Registrant's 1987 Incentive Compensation Program dated May
               18, 1994 (filed as Exhibit 10.13 to the Registrant's Annual Report on Form
               10-K (Commission File No. 1-10989) and incorporated herein by reference)......

EXHIBITS                                        DESCRIPTION                                    PAGE
- --------       ------------------------------------------------------------------------------  ----
  10.4     --  Amendment to the Registrants's 1987 Incentive Compensation Program dated
               February 15, 1995 (filed as Exhibit 10.14 to the Registrant's Annual Report on
               Form 10-K (Commission File No. 1-10989) and incorporated herein by reference)....................................................................
  23.1     --  Consent of Ernst & Young LLP..................................................
  23.2     --  Consent of KPMG Peat Marwick LLP..............................................
  23.3     --  Consent of Ernst & Young LLP..................................................
  23.4     --  Consent of Greenebaum Doll & McDonald PLLC (included in Exhibit 5)............
  23.5     --  Consent of Sullivan & Cromwell (included in Exhibit 8.1)......................
  23.6     --  Consent of Fried, Frank, Harris, Shriver & Jacobson (included in Exhibit
               8.2)..........................................................................
  23.7     --  Consent of CS First Boston Corporation.*......................................
  23.8     --  Consent of Merrill, Lynch, Pierce, Fenner & Smith Incorporated.*..............
  23.9     --  Consent of Bruce L. Busby.*...................................................
  23.10    --  Consent of Walter F. Beran.*..................................................
  23.11    --  Consent of Jack O. Vance.*....................................................
  24       --  Power of Attorney (See page II-5)**...........................................


- ---------------

 * To be filed by amendment.

** Previously filed.